    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 2000



                                            REGISTRATION STATEMENT NO. 333-46760

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       to

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             FLOWSERVE CORPORATION
             (Exact name of Registrant as specified in its charter)

                  NEW YORK                                        3561
      (State or other jurisdiction of                 (Primary Standard Industrial
       incorporation or organization)                 Classification Code Number)

                  NEW YORK                                     31-0267900
      (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification No.)

                             ---------------------

                            222 W. LAS COLINAS BLVD.
                                   SUITE 1500
                              IRVING, TEXAS 75039
                                 (972) 443-6500
  (Address, including zip code, and telephone number, including area code, of
              Flowserve Corporation's principal executive offices)

                             FLOWSERVE FINANCE B.V.
             (Exact name of Registrant as specified in its charter)

              THE NETHERLANDS                                     3561
      (State or other jurisdiction of                 (Primary Standard Industrial
       incorporation or organization)                 Classification Code Number)

              THE NETHERLANDS                                     NONE
      (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification No.)

                                 PARALLELWEG 6
                               ETTEN-LEUR 4870AA
                                THE NETHERLANDS
                               011 3176 502 8200
  (Address, including zip code, and telephone number, including area code, of
             Flowserve Finance B.V.'s principal executive offices)

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                               NEW YORK,NY 10011
                                 (212) 894-8700
 (Name, address, including zip code, and telephone number, including area code, of agent for process)

                             ---------------------

                                 with copies to

                           CHRISTOPHER C. PACI, ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10022
                                 (212) 848-8515

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    THESE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             FLOWSERVE CORPORATION
                        TABLE OF ADDITIONAL REGISTRANTS

                                                                                PRIMARY STANDARD
                                                                 STATE OF          INDUSTRIAL
                                                               INCORPORATION     CLASSIFICATION
NAME                                                          OR ORGANIZATION     CODE NUMBER
----                                                          ---------------   ----------------
Flowserve RED Corporation...................................  Delaware                3561
Flowserve FSD Corporation...................................  Delaware                3561
Flowserve FCD Corporation...................................  Delaware                3561
Flowserve International, Inc. ..............................  Delaware                3561
Flowserve Management Company................................  Delaware                3561
BW/IP-New Mexico, Inc. .....................................  Delaware                3561
Flowserve International, LLC................................  Delaware                3561
Flowserve Holdings, Inc.....................................  Delaware                3561
Durametallic Australia Holding Company......................  Michigan                3561
Flowserve International Limited.............................  United Kingdom          3561
Innovative Valve Technologies, Inc. ........................  Delaware                3561
Plant Maintenance, Inc. ....................................  Delaware                3561
Varco Valve, Inc. ..........................................  Delaware                3561
Colonial Equipment & Service Co., Inc. .....................  Delaware                3561
CECORP, Inc. ...............................................  Delaware                3561
DIVT Acquisition, LLC.......................................  Delaware                3561
DIVT Subsidiary, LLC........................................  Delaware                3561
IPSCO Holding, Inc. ........................................  Delaware                3561
Southern Valve Service, Inc. ...............................  Alabama                 3561
L.T. Koppl Industries, Inc. ................................  California              3561
Koppl Company...............................................  California              3561
Koppl Industrial Systems, Inc. .............................  California              3561
Harley Industries, Inc. ....................................  California              3561
Koppl Company of Arizona....................................  Arizona                 3561
Seeley & Jones, Incorporated................................  Connecticut             3561
GSV, Inc. ..................................................  Florida                 3561
IPSCO-Florida, Inc. ........................................  Florida                 3561
International Piping Services Company.......................  Illinois                3561
Cypress Industries, Inc. ...................................  Illinois                3561
DALCO, LLC..................................................  Kentucky                3561
Plant Specialties, Inc. ....................................  Louisiana               3561
Energy Maintenance, Inc. ...................................  Missouri                3561
Preventive Maintenance, Inc. ...............................  North Carolina          3561
Production Machine Incorporated.............................  Oklahoma                3561
ICE Liquidating, Inc. ......................................  Pennsylvania            3561
Valve Repair of South Carolina, Inc. .......................  South Carolina          3561
The Safe Seal Company, Inc. ................................  Texas                   3561
Flickinger-Benicia Inc. ....................................  Washington              3561
Puget Investments, Inc. ....................................  Washington              3561
Steam Supply & Rubber Co., Inc. ............................  Washington              3561
Flickinger Company..........................................  Washington              3561
Boyden Inc. ................................................  West Virginia           3561
Valve Actuation & Repair Co. ...............................  West Virginia           3561
Ingersoll-Dresser Pump Company..............................  Delaware                3561
IDP Alternate Energy Company................................  Delaware                3561
Energy Hydro, Inc. .........................................  Delaware                3561
Pump Investments, Inc. .....................................  Delaware                3561

     The address, including zip code, and telephone number, including area code, of the principal offices of the additional registrants listed above is: 222 W. Las Colinas Blvd., Suite 1500, Irving, Texas 75039; the telephone number at that address is (972) 443-6500.

PROSPECTUS


                                 FLOWSERVE LOGO

                               OFFER TO EXCHANGE

                                  any and all
             12 1/4% Senior Subordinated Notes due August 15, 2010
             ($290,000,000 aggregate principal amount outstanding)
                                      for
                          12 1/4% Senior Subordinated
                          Notes due August 15, 2010 of
                             FLOWSERVE CORPORATION

                                      and
             12 1/4% Senior Subordinated Notes due August 15, 2010
                  (E100,000,000 principal amount outstanding)
                                      for
                          12 1/4% Senior Subordinated
                          Notes due August 15, 2010 of
                             FLOWSERVE FINANCE B.V.
     Fully and Unconditionally Guaranteed on a Senior Subordinated Basis by

                             FLOWSERVE CORPORATION
                           -------------------------

                            TERMS OF EXCHANGE OFFER


     - Expires 12:00 p.m., New York time (5:00 p.m., London time) on November 28, 2000, unless extended


     - Not subject to any other condition other than that the Exchange Offer does not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

     - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged

     - Tenders of outstanding notes may be withdrawn by you any time prior to 12:00 p.m., New York time (5:00 p.m., London time), on the date of the expiration of the Exchange Offer

     - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes

     - We will not receive any proceeds from the Exchange Offer

     - The terms of the exchange notes to be issued are substantially similar to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes

     - We intend to list the exchange notes on the Luxembourg Stock Exchange

      SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is October 30, 2000.

     The Exchange Offer is not being made to, nor will we accept surrenders of or exchange from, holders of outstanding notes in any jurisdiction in which the Exchange Offer or the acceptance of outstanding notes would not be in compliance with the securities or blue sky laws of such jurisdiction.

     No dealer, salesperson or other individual has been authorized to give any information or make any representation not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or a solicitation in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus, nor any distribution of securities made using this prospectus, shall under any circumstances create any implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

     The securities may not be offered or sold in or into the United Kingdom except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulation 1995. All applicable provisions of the Financial Services Act 1986 must be complied with in respect of anything done in relation to securities in, from or otherwise involving the United Kingdom.

     Exchange notes may only be offered in The Netherlands or elsewhere to persons who trade or invest in securities in the conduct of their profession or trade within the meaning of the Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995) and its implementing regulations (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors, and commercial enterprises which as an ancillary activity regularly invest in securities).

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY......................    1
RISK FACTORS............................   22
SOURCES AND USES OF PROCEEDS............   33
THE EXCHANGE OFFER......................   34
CAPITALIZATION..........................   42
UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL STATEMENTS..................   43
SELECTED HISTORICAL FINANCIAL
  DATA..................................   53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS............................   55
BUSINESS................................   70
MANAGEMENT..............................   88
DESCRIPTION OF THE ACQUISITION..........   91
DESCRIPTION OF CERTAIN INDEBTEDNESS.....   93
DESCRIPTION OF THE NOTES................   95
CERTAIN TAX CONSIDERATIONS..............  144
PLAN OF DISTRIBUTION....................  152
LEGAL MATTERS...........................  153
EXPERTS.................................  153
WHERE YOU CAN FIND MORE INFORMATION.....  153
GENERAL LISTING INFORMATION.............  154
INDEX TO FINANCIAL STATEMENTS...........  F-1

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                             SERVICE OF PROCESS AND
                      ENFORCEABILITY OF CIVIL LIABILITIES

     Flowserve Finance B.V. is a company formed under the laws of The Netherlands and substantially all of its assets are located outside the United States. In addition, certain future members of Flowserve Finance's management board are residents of countries other than the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or Flowserve Finance judgments of courts of the United States based upon civil liabilities under the United States federal securities laws. We have been advised by our Netherlands counsel, De Brauw Blackstone Westbroek N.V., that a judgment rendered by a court in the United States will not be recognized and enforced by the Netherlands courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States which is enforceable in the United States and files his claim with the competent Netherlands court, the Netherlands court will generally give binding effect to such judgment insofar as it finds that the jurisdiction of the United States court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed and unless such judgment contravenes the public policy of The Netherlands.

     There can be no assurance that United States investors will be able to enforce against Flowserve Finance, or members of the management board, or certain experts named herein who are residents of The Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the U.S. federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on Flowserve Finance or on the members of the management board in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against Flowserve Finance or such members.

     Flowserve Finance is a besloten vennootschap (private company with limited liability) with its corporate seat at Amsterdam, The Netherlands and its principal place of business at Parallelweg 6, Etten-Leur 4870 AA, The Netherlands. Its telephone number is 011-31-76-502-8200.

                                 INDUSTRY DATA

     In this prospectus, we rely on and refer to information regarding the flow control products market and its segments and competitors from The Freedonia Group, Hydraulic Institute, Valve Manufacturers Association, Bloomberg, and Hydrocarbon Processing Magazine, market research reports, analyst reports and other publicly available information. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains various forward-looking statements and includes assumptions about future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are:

     - further changes in the already competitive environment for our products or competitors' responses to our strategies;

     - our ability to integrate Ingersoll-Dresser Pump Company ("IDP") and Innovative Valve Technologies, Inc. ("Invatec") into our management and operations and realize anticipated synergies and cost savings;

     - political risks or trade embargoes affecting important country markets;

     - the health of the petroleum, chemical and power generation industries;

     - economic conditions in areas outside the United States;

     - continued economic growth within the United States; and

     - the recognition of significant expenses associated with adjustments to realign our combined facilities and other capabilities with our strategic objectives and business conditions including, without limitation, expenses incurred in restructuring our operations to incorporate IDP's facilities and the cost of financing to acquire IDP.

     We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

     The following is a summary of the more detailed information contained elsewhere in this prospectus. Except where otherwise indicated and unless the context otherwise requires, (i) the terms "we", "us", "our" and "our company" refer collectively to Flowserve Corporation and its subsidiaries giving effect to the acquisition of Innovative Valve Technologies, Inc. and Ingersoll-Dresser Pump Company and their respective subsidiaries; (ii) the terms "Flowserve", "Flowserve Finance", "Invatec" and "IDP" refer to Flowserve Corporation, Flowserve Finance B.V., Innovative Valve Technologies, Inc. and Ingersoll-Dresser Pump Company, respectively, and their respective subsidiaries, as stand-alone companies; (iii) the term "Transactions" refers to our acquisition of IDP, the financing provided under new senior credit facilities entered into on August 8, 2000 to finance the acquisition, refinance outstanding indebtedness and pay transaction fees and expenses, and the offering of the notes on August 8, 2000 and the application of the proceeds, all as described in this prospectus; and (iv) the term "1999" refers to the year ended December 31, 1999 on a pro forma basis giving effect to the Transactions and the acquisition of Invatec as though they had occurred on January 1, 1999. Flowserve Finance issued the euro notes. It is an indirect wholly owned subsidiary of Flowserve and was formed for the purpose of issuing and selling securities and making the proceeds of those issuances available to us.

                               THE EXCHANGE OFFER

     On August 8, 2000:

     - we completed a private offering of $290,000,000 12 1/4% Senior Subordinated Notes due August 15, 2010, which are referred to in this prospectus as the outstanding dollar notes

     and

     - our wholly owned subsidiary, Flowserve Finance B.V., completed a private offering of E100,000,000 12 1/4% Senior Subordinated Notes due August 15, 2010, which are referred to in this prospectus as the outstanding euro notes, and we refer to the outstanding dollar notes and the outstanding euro notes collectively as the outstanding notes.

     On the same day, Flowserve and Flowserve Finance each entered into a separate registration rights agreement relating to the outstanding dollar notes and the outstanding euro notes, respectively, with the initial purchasers in the private offering of these securities in which Flowserve and Flowserve Finance each agreed, among other things, to deliver to you this prospectus and to complete this exchange offer within 180 days of the issuance of the outstanding dollar notes and the outstanding euro notes. The outstanding dollar notes and the outstanding euro notes can now be tendered for exchange. You should read the discussion under the heading "Summary Description of the Notes" and "Description of the Notes" for further information regarding the registered notes. We refer to the registered notes to be issued in the exchange offer as the notes or the exchange notes.

     We believe that the notes issued in the exchange offer may be resold by you under U.S. federal securities laws without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the notes.

                                    COMPANY

     We are the largest manufacturer and aftermarket service provider of comprehensive flow control systems in the world. We have been in the flow control industry for over 125 years. We develop and manufacture precision-engineered flow control equipment for critical service applications where high reliability is required. The flow control system components we produce include pumps, valves and mechanical seals. Our products and services are used in several industries, including petroleum, chemical, power generation and water treatment. We believe that our product portfolio is the most comprehensive and our scope of operations is the most geographically diversified in the industry. In 1999, we generated revenue of $2.1 billion.

     We sell our products and services to more than 1,000 companies including some of the world's leading engineering and construction firms, original equipment manufacturers ("OEMs"), distributors and end users. Our sales mix by industry in 1999 consisted of petroleum (39%), chemical (20%), power generation (14%), general industrial (14%), water treatment (6%) and other industries (7%). Some of our top customers include Asea Brown Boveri, Atlantic Richfield ("ARCO"), BASF, Bayer, Bechtel, BP Amoco, Dow Chemical, Duke Energy, DuPont, Eastman Chemical, ExxonMobil, Royal Dutch/Shell, Saudi Aramco, Texaco, TotalFinaElf, and the United States Navy. No single customer accounted for more than 3% of our total revenues in 1999. Our revenues by geographic region in 1999 consisted of North America (55%), Europe and the Middle East (28%), Latin America (9%) and Asia (8%). We have pursued a strategy of geographic diversity to mitigate the impact of an economic downturn in any one part of the world on our business.

     We believe we have an installed base of approximately 1,100,000 pumps worldwide, which we believe is the most extensive installed base of industrial pumps in the industry. A large installed equipment base is critical to securing future revenues as industry analysts suggest that approximately 86% of the total life-cycle cost of a pump consists of aftermarket products and services, such as replacement parts, mechanical seals and maintenance. When outsourced, a majority of replacement part orders and aftermarket service business is typically awarded to the original equipment manufacturer. Aftermarket parts and services have provided us with a steady source of revenues at higher margins than original equipment sales. In 1999, we generated approximately 49% of our revenues from aftermarket products and services.

     We believe we are the largest manufacturer of pumps used in the petroleum and chemical industries, with approximately 59% of our 1999 sales from companies operating in those industries. Due to the simultaneous decline in oil and chemical prices in 1998 and 1999, many of our key customers reduced their capital spending, which resulted in declines in our revenues, net income and EBITDA in those years. Additionally, the economic downturn in Asia in late 1997 and 1998 had a negative impact on our overall business in that region. With the strong recent recovery in oil prices to a year to date high of over $35.00 per barrel in 2000 from a low of $10.73 in December of 1998, higher expected chemical prices and renewed signs of economic growth in Asia, we are seeing renewed capital spending by our customers that should result in increasing bookings and revenues for us. In general, market improvements reflected in our bookings precede revenue growth by six to twelve months. We have already begun to see tangible signs of recovery in our petroleum and chemical end-markets as bidding activity and bookings are improving.

     On August 8, 2000, Flowserve acquired all of the equity interests of IDP from Ingersoll-Rand Company for a consideration of $775.0 million. IDP is a leading manufacturer of pumps with a diverse mix of pump products and customers with operations in 30 countries. As a result of the IDP acquisition, we expect to:

     - be the second largest pump manufacturer in the world (improving from fifth and seventh largest for IDP and Flowserve, respectively);

     - be the largest pump manufacturer for the petroleum, chemical and power generation industries;

     - offer a more comprehensive range of products and services at a time when our customers are seeking to lower costs by reducing supplier relationships;

     - expand our customer base in the water, general industrial, mining, paper, power and U.S. Navy sectors;

     - diversify our customer and geographic sales mix, reducing the impact of commodity price cycles and regional economic downturns; and

     - triple Flowserve's installed equipment base to an estimated 1,100,000 pumps worldwide, creating a significant opportunity to capture additional recurring aftermarket replacement parts and service revenue.

     Our acquisition of IDP also provides significant cost saving opportunities, which we estimate to be $75.0 million by mid-2002. We will incur significant cash integration costs to achieve these cost savings. We expect these cost savings to result from the execution of a number of actions including:

     - eliminating redundant administrative overhead;

     - reducing overlapping sales personnel; and

     - eliminating fixed costs by shifting manufacturing capacity to more economic facilities.

     In addition to the tangible and identified cost savings, we also expect to benefit from significant operating synergies from several initiatives, including:

     - capitalizing on the opportunities to cross-sell valves, mechanical seals and aftermarket services to IDP customers that are currently being serviced by our competitors;

     - realizing volume procurement savings; and

     - lowering unit variable costs due to larger scale and better capacity utilization.

     We believe we are well positioned to gain market share and increase revenues, net income and EBITDA by (i) leveraging our leading market position;
(ii) cross-selling our comprehensive product offerings; (iii) capitalizing on our customers' trend to outsource service and repair; (iv) realizing significant cost savings and operating synergies from the IDP acquisition; and (v) benefiting from the recent improvement of our end markets.

                                    INDUSTRY

     The flow control industry generates $54-57 billion per year in worldwide sales and includes pumps, valves, mechanical seals and aftermarket services. According to industry sources, engineered pumps account for approximately $23 billion, valves approximately $21 billion, seals approximately $2-3 billion and aftermarket services approximately $8-10 billion of annual worldwide sales. The pumps, seals, valves and aftermarket services segments are projected to grow annually at 3-4%, 3-4%, 3-4% and 7-8%, respectively, over the next several years. The engineered pump segment in which we operate excludes non-industrial applications, such as residential, which represents a market of approximately equivalent size to the industrial segment.

     Quality and reliability of equipment are critical in the industry as the failure of a pump, valve or seal may halt the flow process. Of the three product types, at the time of the original equipment purchase, pumps are generally the most expensive followed by valves then seals. During the replacement cycle, seals may have to be replaced every few hours in highly corrosive applications, while pumps can run for months or years before needing replacement. Products and services in the flow control industry are sold to engineering and construction firms, OEMs, distributors and end users throughout the world.

     Despite the consolidation trend over the past ten years, the industry remains highly fragmented. Competition for original equipment sales among the industry leaders is primarily against a select group of large companies operating on a global scale. Competition for original equipment sales is generally based on price, expertise, delivery times, breadth of product offerings, contractual terms, previous installation history and reputation for quality. In the pump segment, there are more than 500 companies, with the top ten pump companies accounting for less than 40% of total 1999 estimated worldwide annual pump sales. In the valve segment, we believe that the top ten domestic manufacturers generate less than 25% of domestic sales. The aftermarket service sector is extremely fragmented as many end users either use in-house resources or buy service from local operators, which are often very small.

                             COMPETITIVE STRENGTHS

     WORLDWIDE MARKET LEADER. We are the largest provider of comprehensive flow control systems in the world, offering an extensive range of pumps, valves, mechanical seals and aftermarket services. We are the largest pump manufacturer serving the petroleum, chemical and power generation industries and the second largest overall pump manufacturer in the world. We believe we are also the largest independent aftermarket product and service provider for the flow control industry. We have one of the most extensive global manufacturing and service networks in the industry, with 49 manufacturing facilities and more than 150 service and repair centers in 30 countries (after giving effect to planned facilities rationalization within the first twelve months after closing of the IDP acquisition). As the larger end users of flow control products continue to consolidate and operate globally, they seek providers that can offer a broad range of products and services on a global basis. Our widely recognized global brands, extensive breadth of product and service offerings and worldwide presence position us to serve our customers' flow control needs and capture additional business.

     AFTERMARKET SERVICES PROVIDE STABLE, CONSISTENT REVENUES. Industry analysts estimate that approximately 86% of the lifetime cost of a pump consists of aftermarket replacement parts, services and maintenance. We have a strong and growing aftermarket business, representing approximately 49% of our 1999 revenues. The consistent requirement for maintenance and installation of replacement parts provides us with a steady source of revenues from our aftermarket business at significantly higher margins than our original equipment business. As a result of Flowserve's historic focus on aftermarket services, we believe Flowserve has achieved approximately 50% higher aftermarket revenue per installed pump than IDP. The opportunity to leverage IDP's installed pump base to increase our aftermarket business provides us with significant potential for growth.

     LARGE INSTALLED EQUIPMENT BASE. We believe our global installed base of approximately 1,100,000 pumps is the largest in the industry and provides us with a unique platform to grow our aftermarket service business. When outsourced, a significant amount of replacement parts orders and aftermarket services business is awarded to the original equipment manufacturer, assuming they provide those parts and services. We are well positioned to capitalize on IDP's large installed equipment base which is significantly larger than Flowserve's installed base, by utilizing our extensive service network of more than 150 service and repair centers to cross-sell aftermarket products and services to IDP's pump customers.

     PROVEN ABILITY TO INTEGRATE ACQUISITIONS. Flowserve's management team has extensive experience in acquiring and integrating companies, having completed 23 acquisitions since 1990. We completed the integration of the merger of Durco International Inc. with BW/IP, Inc., which created Flowserve in 1997, approximately one year ahead of schedule and generated annual cost savings in excess of $37 million, which was approximately 10% greater than originally announced. We employ a systematic and decisive approach to integrating acquired companies by implementing best practices across our operations, rationalizing manufacturing capacity, eliminating overlapping sales and service coverage, reducing overhead costs, leveraging supply chain opportunities and developing additional cross-selling opportunities. Most of our key operating managers who led the integration of our predecessor companies, BW/IP and Durco, will be responsible for the integration of Flowserve and IDP. In order to integrate IDP, we have a team of specialists from Flowserve, IDP and third party consultants exclusively dedicated to the integration.

     GLOBAL MANUFACTURING AND SERVICE CAPABILITIES. After giving effect to planned facilities rationalization, we will have one of the most extensive global manufacturing and service networks in the industry, with 49 manufacturing facilities and more than 150 service and repair centers located in 30 countries. Our global operations help us serve our customers' manufacturing and aftermarket service needs on a 24-hour basis. Because of the critical nature of the applications in which our products are used, immediate response times are important to capturing and retaining our customer's business. Original equipment sales benefit from our global presence, as our customers often require real-time design and engineering assistance for new projects.

     DIVERSE CUSTOMER MIX. We sell our products and services to more than 1,000 companies globally including the world's leading engineering and construction firms, OEMs, distributors and end users. In 1999, no one customer accounted for more than 3% of our revenues, and our top ten customers accounted for approximately 11% of our revenues. Our customers operate in many industries throughout the world, including petroleum, chemical, power generation and water treatment. Our acquisition of IDP significantly increases our market share in the power and water industries, both of which are expected to continue to grow faster than the overall flow control industry.

     COMPREHENSIVE PRODUCT OFFERINGS WITH LEADING BRANDS. We believe we offer the most comprehensive array of products and services in the industry, providing a "one-stop shop" for our customers, who increasingly require comprehensive flow control solutions including pumps, valves, seals and services. Many of our brands have an extensive history within our industry and are well-known for their superior quality and high performance, including Flowserve(R), Byron Jackson(R), Durco(R), Atomac(TM), BW Seals(R), Durametallic(R), United Centrifugal(R), Stork(R), Worthington(R), Jeumont Schneider(R), Pleuger(R), Pacific Wietz(TM) and Scienco(R). Our brand identity has created customer loyalty and helps us capture additional business, as well as maintain existing business, particularly as our customers look to procure from fewer manufacturers.

     EXPERIENCED MANAGEMENT TEAM. Our senior management team has an average of over 25 years of experience in industrial manufacturing. In addition, this team has substantial experience in the integration of acquired businesses, supply chain management and lean manufacturing techniques. Our operating division managers are among the most experienced in the flow control industry, with an average of more than 20 years of experience.

                               BUSINESS STRATEGY

     EFFICIENTLY INTEGRATE IDP'S OPERATIONS AND CAPITALIZE ON OPPORTUNITIES FOR OPERATING SYNERGIES. We have begun to quickly integrate IDP's business in order to capitalize on the significant operating and financial benefits of the IDP acquisition. We have established a dedicated integration team comprised of representatives from Flowserve, IDP and third party consultants that has created a detailed plan to capture cost savings and achieve operating synergies through eliminating redundant administrative overhead, cutting overlapping sales personnel, shifting production to lower cost facilities, and realizing volume procurement savings and other opportunities.

     BECOME THE LOW COST PRODUCER AND INCREASE OPERATIONAL EFFICIENCY. We continue to lower costs, enhance product quality, reduce manufacturing inefficiency and increase product throughput. We have several initiatives in process to accomplish this, including:

     - FOCUS ON SUPPLY CHAIN MANAGEMENT. Supply chain management focuses on reducing procurement costs. We have implemented several initiatives, including creating alliances, standardizing procedures, negotiating more favorable contract terms and conditions and forming dedicated teams for procurement of raw materials on a company-wide basis.

     - INCREASE OPERATIONAL EFFICIENCY. In early 2000, Flowserve introduced a "lean" manufacturing program that is focused on optimizing the productivity and profitability of Flowserve's plants around the world. For example, in Flowserve's Kalamazoo, Michigan facility, Flowserve expects to experience in 2001 an approximate 25% increase in productivity, 25% reduction in work in process, 25% reduction in lead times and a significant increase in usable shop floor space.

     - IMPLEMENT 6 SIGMA. The 6 Sigma Value Analysis process has been launched within IDP to accelerate improvement of processes, products and services. This analytical process is focused on reducing product defects, improving product quality and streamlining manufacturing and transactional processes. We believe this process resulted in total cost savings for IDP of approximately $10 million in 1999.

     GROW AFTERMARKET SERVICE BUSINESS. Growing our aftermarket business is an essential aspect of our strategy which complements our manufacturing capabilities. Historically, many of our customers have utilized their in-house service capabilities and outsourced only the most technical portion of their service needs. Customers are increasingly utilizing third party aftermarket service providers like us to reduce their fixed costs and improve profitability. Our leading installed equipment base creates a powerful platform from which we can expand this business. Our aftermarket products and service business offers steady revenues with margins significantly higher than our original equipment sales and enables us to remain close to our customers and quickly address their requirements. We have significantly enhanced our aftermarket business with the acquisition of Invatec. Invatec focuses on valve service and repair, which complements Flowserve's pump and seal repair expertise, allowing us to expand the range of services offered to our customers.

     PURSUE CROSS-SELLING OPPORTUNITIES. Historically, IDP has focused on manufacturing pumps for the original equipment market. In contrast, Flowserve's strategy focuses on meeting the full range of end user needs from original equipment (pumps, valves and seals) to replacement parts and services. We plan to capitalize on the cross-selling opportunities created by Flowserve's comprehensive aftermarket business platform and IDP's extensive installed equipment base. In addition, significant opportunities exist to cross-sell valves and mechanical seals to IDP's pump customers, which are being primarily serviced by our competitors. Further, Invatec's expanded service center network provides an opportunity for us to extend pump repair coverage to Flowserve's and IDP's customer base.


RECENT DEVELOPMENTS



     On October 24, 2000, Flowserve reported its summary financial results for the third quarter of 2000. Bookings from comparable operations, excluding the impact of unfavorable currency translation, were virtually unchanged from the prior year period at $250.6 million. As anticipated, the integration of IDP and Flowserve sales forces created some disruption. Overall, Flowserve's bookings in the third quarter of 2000 increased 54% to $399.2 compared with the third quarter of 1999.



     Third quarter 2000 sales from comparable operations increased approximately 4% compared with the third quarter of 1999, excluding the impact of unfavorable currency translation. Including acquisitions, sales increased 62% to $412.1 million compared with $254.0 million in the third quarter of 1999.



     Consolidated operating income in the third quarter of 2000 increased 61% to $20.5 million compared with $12.7 million in the third quarter of 1999 when calculated on a comparable basis, which excludes the acquisitions of IDP and Invatec and special items. Including IDP and Invatec, consolidated operating income in the third quarter of 2000 increased 170% to $34.3 million compared with $12.7 million in the third quarter of 1999. As expected, interest costs and seasonality associated with the newly acquired IDP business offset the increase in operating income resulting in the third quarter of 2000. Currency translation had a 5% negative impact on third quarter 2000 operating income.



     Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items in both periods, were $48.0 million in the third quarter of 2000 compared with $19.7 million in the third quarter of 1999.



     In the third quarter of 2000, special items were one-time expenses related to the acquisition of IDP. These expenses included a restructuring charge of $17.1 million and integration expenses of $10.5 million. In the third quarter of 1999, special items were expenses of $2.9 million for our Flowserver process improvement initiative.

                                THE TRANSACTIONS

     We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the notes contemplated by this prospectus, we will receive in exchange the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our indebtedness.

     On August 8, 2000, Flowserve acquired IDP from Ingersoll-Rand Company for consideration of $775.0 million. In order to finance the IDP acquisition, refinance existing indebtedness of Flowserve and pay related transaction fees and expenses, we:

     - entered into and incurred initial borrowings of $750.0 million under new senior credit facilities (the "Senior Credit Facilities") which provide for borrowings of up to $1.05 billion; and

     - issued the outstanding dollar notes and, through our subsidiary Flowserve Finance, the outstanding euro notes.

     The following table sets forth the sources and uses of funds for the IDP acquisition as of June 30, 2000 on a pro forma basis, as though the Transactions had occurred at that date:

                             (DOLLARS IN MILLIONS)

SOURCES:
Cash and Cash Equivalents.............   $   22.0
Term Loan Facilities(1)...............      750.0
Senior Subordinated Dollar Notes(3)...      285.9
Senior Subordinated Euro Notes(3)(4)...      89.1
                                         --------
          Total Sources...............   $1,147.0
                                         ========
USES:
Purchase of IDP.......................   $  775.0
Refinance Existing Flowserve
Debt(2)...............................      315.4
Transaction Fees and Expenses.........       56.6
                                         --------
          Total Uses..................   $1,147.0
                                         ========

-------------------------

(1) Includes two facilities, Term Loan A and Term Loan B, which we collectively refer to as the Term Loan Facilities. The Term Loan A facility of $275.0 million will mature in six years and the Term Loan B facility of $475.0 million will mature in eight years.

(2) Includes debt incurred in connection with the Invatec acquisition, which closed on January 13, 2000.

(3) Reflects issuance of the senior subordinated dollar notes of $290.0 million and the senior subordinated euro notes of E100.0 million at 98.586% of face value.

(4) Utilizing a conversion rate of euro into U.S. dollars of E0.9033 to $1.00, which was the rate in effect on August 3, 2000.

                            CORPORATE STRUCTURE FOR
             FLOWSERVE CORPORATION/FLOWSERVE FINANCE B.V. OFFERINGS

     The following chart sets forth our corporate structure.

      CORPORATE STRUCTURE FOR FLOWSERVE CORPORATION/FLOWSERVE BV OFFERING

                                                                                         $290.0 million Senior Subordinated Notes
         $1.05 billion Senior Credit Facilities

                                                       FLOWSERVE CORPORATION
                                                                (a)

                                                                                                              E100.0 million
                                                                                                        Senior Subordinated Notes

       Flowserve               Innovative Valve               Ingersoll-Dresser
        Domestic              Technologies, Inc.                 Pump Company
      Subsidiaries               ("Invatec")                       ("IDP")                    Flowserve International, Inc.
       (b)(c)(d)                  (b)(c)(d)                       (b)(c)(d)                             (b)(c)(d)

                                   Invatec                           IDP
                                   Domestic                        Domestic                                        FLOWSERVE
                                 Subsidiaries                    Subsidiaries                Foreign(e)           FINANCE B.V.
                                  (b)(c)(d)                       (b)(c)(d)                 Subsidiaries             (b)(c)

---------------

(a) Guarantor (on a senior subordinated basis) of outstanding euro notes issued by Flowserve Finance B.V.

(b)   Guarantor (on a senior basis) of Senior Credit Facilities.

(c) Guarantor (on a senior subordinated basis) of dollar notes issued by Flowserve Corporation.

(d) Guarantor (on a senior subordinated basis) of euro notes issued by Flowserve Finance B.V.

(e) Intercompany loans to Flowserve's foreign subsidiaries out of proceeds of the offering of the euro notes issued by Flowserve Finance B.V., including loans made initially to Flowserve's subsidiaries in Germany and Italy to purchase the outstanding shares of IDP subsidiaries in Germany and Italy in connection with the closing of the IDP acquisition.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $290,000,000 aggregate principal amount of the outstanding 12 1/4% Senior Subordinated Notes due August 15, 2010 and up to E100,000,000 aggregate principal amount of the outstanding
12 1/4% Senior Subordinated Notes due August 15, 2010 for an equal aggregate principal amount of exchange notes. The exchange notes will be our obligations (and the obligation of Flowserve Finance in the case of the euro exchange notes) and are entitled to the benefits of the indentures relating to the outstanding notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act of 1933, and therefore contain no restrictive legends. The exchange notes are not entitled to the benefits of the registration rights granted under the registration rights agreements, executed as a part of the offering of the outstanding notes, each dated as of August 8, 2000, among, in the case of the outstanding dollar notes, Flowserve Corporation, the guarantors of the outstanding dollar notes and the initial purchasers of the outstanding dollar notes and, in the case of the outstanding euro notes, Flowserve Finance B.V., the guarantors of the outstanding euro notes and the initial purchasers of the outstanding euro notes.

REGISTRATION RIGHTS........  In August 2000, Flowserve Corporation and Flowserve
                             Finance and the initial purchasers agreed that you, as a holder of the outstanding notes, would be entitled to exchange your notes for registered notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

THE EXCHANGE OFFER.........  Flowserve Corporation is offering to exchange:

                             - $1,000 principal amount of 12 1/4% Senior
                               Subordinated Notes due 2010 which have been registered under the Securities Act of 1933 for each $1,000 principal amount of its outstanding 12 1/4% Senior Subordinated Notes due 2010, which were issued on August 8, 2000 in a private offering; and

                             Flowserve Finance B. V. is offering to exchange:

                             - E1,000 principal amount of 12 1/4% Senior
                               Subordinated Notes due 2010 which have been registered under the Securities Act of 1933 for each E1,000 principal amount of its outstanding 12 1/4% Senior Subordinated Notes due 2010 which were issued on August 8, 2000 in a private offering.

                             In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

                             As of this date, there are $290 million in aggregate principal amount of outstanding 12 1/4% Senior Subordinated Notes due 2010 and E100 million in aggregate principal amount of outstanding
                             12 1/4% Senior Subordinated Notes due 2010.

                             We will issue the exchange notes to you on or promptly after the expiration of the Exchange Offer.

RESALE OF THE NOTES ISSUED
    IN THE EXCHANGE OFFER..  Based on an interpretation by the staff of the
                             Securities and Exchange Commission set forth in no-action letters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13,

                             1988), "Morgan Stanley & Co. Incorporated"
                             (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991) and "Warnaco, Inc." (available October 11, 1991), we believe that the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you under U.S. federal securities laws without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:

                             - you are acquiring the notes issued in the
                               exchange offer in the ordinary course of business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the notes issued to you in the exchange offer;

                             - you are not a broker-dealer who purchased the
                               outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act of 1933; and

                             - you are not an "affiliate" of ours.

                             If our belief is inaccurate and you transfer any
                             note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against such liability, but we do not believe that any such liability should exist.

                             Each broker-dealer that is issued notes in the exchange offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, in connection with any resale of the notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. A broker-dealer may use this prospectus for an offer to resell or otherwise retransfer of the notes issued to it in the exchange offer. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales. We do not believe that any registered holder of the outstanding notes is an affiliate (as such term is defined in Rule 405 of Securities Act of 1933) of ours.

                             The exchange offer is not being made to, nor will we or Flowserve Finance accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


EXPIRATION OF EXCHANGE
OFFER......................  The exchange offer will expire at 12:00 p.m., New
                             York City time (5:00 p.m., London time), for the outstanding notes, on November 28, 2000, unless we decide to extend the expiration date.

ACCRUED INTEREST ON THE
  NOTES ISSUED IN THE
  EXCHANGE OFFER AND THE
  OUTSTANDING NOTES........  The notes issued in the exchange offer will bear interest from August 8, 2000. Holders of outstanding notes whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such outstanding notes accrued from August 8, 2000 to the date of the issuance of the exchange notes. Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on February 15, 2001 (the first interest payment date with respect to the outstanding notes and the notes issued in the exchange offer) that they would have received had they not accepted the exchange offer.

TERMINATION OF THE EXCHANGE
  OFFER....................  We may terminate the exchange offer if we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Securities and Exchange Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of outstanding notes will have certain rights against our company under the registration rights agreements executed as part of the offering of the outstanding notes should we fail to consummate the exchange offer.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES........  If you are a holder of an outstanding dollar note and you wish to tender your note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, at its New York office as exchange agent for the dollar notes, on or prior to the expiration date a letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the outstanding dollar notes you wish to exchange and any other required documentation, to The Bank of New York, which is acting as exchange agent. Its address appears on the letter of transmittal. However, if you hold outstanding dollar notes through The Depositary Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with DTC's Automated Tender Offer Program procedures, by which you will agree to be bound by the letter of transmittal.

                             If you are a holder of an outstanding euro note and you wish to tender your note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, at its London office as exchange agent for the euro notes, on or prior to the expiration date:

                             - a computer-generated message transmitted in
                               accordance with Euroclear's or Clearstream,
                               Luxembourg's, as the case may be, standard operating procedures for electronic tenders and received by Euroclear or Clearstream, Luxembourg and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal which accompanies this prospectus; and

                             - a timely confirmation of book-entry transfer of
                               your outstanding euro notes to either Euroclear or Clearstream, Luxembourg, as the case may be, pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Procedure for Tendering," must be received by the exchange agent in London on or prior to the expiration date.

                             By agreeing to the terms of the letter of transmittal which accompanies this prospectus, each holder will represent to us that, among other things, (i) the notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such notes whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution or such notes and (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, of ours.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes in the exchange offer, you should contact such person whose name your notes are registered promptly and instruct such person to tender on your behalf. If you, as such beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES FOR OUTSTANDING
  NOTES....................  If you wish to tender your outstanding dollar notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your outstanding dollar notes pursuant to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange
                             Offer -- Guaranteed Delivery Procedure for
                             Outstanding Dollar Notes." The guaranteed delivery procedures are not available for euro notes.


WITHDRAWAL RIGHTS..........  You may withdraw the tender of your outstanding notes at any time prior to 12:00 p.m., New York City time (5:00 p.m. London time), on November 27, 2000, the business day prior to the expiration date, unless your outstanding notes were previously accepted for exchange.


ACCEPTANCE OF OUTSTANDING
NOTES AND DELIVERY OF NOTES
  TO BE ISSUED IN THE
  EXCHANGE OFFER...........  Subject to the conditions summarized above in
                             "Termination of the Exchange Offer" and described more fully under the "The Exchange
                             Offer -- Termination," we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer prior to 12:00 p.m., New York City time (5:00 p.m. London time), on the expiration date. The notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

CERTAIN U.S. FEDERAL INCOME
  TAX CONSEQUENCES.........  The exchange of the notes will generally not be a taxable exchange for United States federal income tax purposes.

USE OF PROCEEDS............  We will not receive any proceeds from the issuance of notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

EXCHANGE AGENT FOR
  OUTSTANDING NOTES........  The Bank of New York is serving as exchange agent in connection with the outstanding notes. The exchange agent with respect to matters concerning the outstanding dollar notes can be reached at 101 Barclay Street, New York, N.Y. 10286. The exchange agent with respect to matters concerning the outstanding euro notes can be reached at 30 Common Street, London EC4M 6XH. For more information with respect to the exchange of outstanding dollar notes, the telephone number of the exchange agent in New York is (212) 815-6331 and the facsimile number is (212) 815-6339. For more information with respect to the exchange of outstanding euro notes, the telephone number is 011 44 207 964-7284 or 011 44 207 964-7235 and the facsimile number is 011 44 207 964-6369 or 011 44 207 964-7294.

          DESCRIPTION OF THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER

ISSUER

  Dollar Notes.............  Flowserve Corporation

  Euro Notes...............  Flowserve Finance B.V., an indirect wholly owned subsidiary of Flowserve

SECURITIES OFFERED

  Dollar Notes.............  $290,000,000 aggregate principal amount of 12 1/4%
                             Senior Subordinated Notes Due 2010, which we refer to as dollar notes, of Flowserve.

  Euro Notes...............  E100,000,000 aggregate principal amount of 12 1/4%
                             Senior Subordinated Notes Due 2010, which we refer to as euro notes, of Flowserve Finance. We refer to the euro notes and the dollar notes, collectively, as the notes or the exchange notes.

MATURITY DATE

  Dollar Notes.............  August 15, 2010

  Euro Notes...............  August 15, 2010

INTEREST PAYMENTS

  Dollar Notes.............  12 1/4% per year, payable February 15, and August
                             15 of each year, commencing February 15, 2001.

  Euro Notes...............  12 1/4% per year, payable February 15, and August
                             15 of each year, commencing February 15, 2001.

OPTIONAL REDEMPTION........  We (in the case of the dollar notes) and Flowserve
                             Finance (in the case of the euro notes) cannot redeem the notes issued by each of them prior to August 15, 2005 except as discussed below. Until August 15, 2003, we (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) can choose to redeem the applicable notes in an amount not to exceed 35.0% of the sum of the original principal amount of the applicable notes with money we receive from certain equity offerings, as long as:

                                  - we (in the case of the dollar notes) and
                                    Flowserve Finance (in the case of the euro notes) pay the holders of the applicable notes a redemption price of 112.25% (in the case of the dollar notes) and 112.25% (in the case of the euro notes) of the principal amount of the applicable notes, plus accrued but unpaid interest to the date of redemption; and

                                  - at least 65.0% of the original aggregate
                                    principal amount of the respective dollar notes and the euro notes remains outstanding after each such redemption.

                             On or after August 15, 2005, we (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) can redeem some or all of the notes issued by each of them at the redemption prices listed in the "Description of the Notes -- Optional Redemption" section of this prospectus, plus accrued but unpaid interest to the date of redemption.

PAYMENTS OF ADDITIONAL
  AMOUNTS..................  All payments of principal and interest with respect to the euro notes will be made free and clear of, and without withholding or deduction for and on account of, any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of The Netherlands or any successor jurisdiction or any political subdivision or taxing authority thereof or therein having power to tax, unless such withholding or deduction is required by law or by regulation or governmental policy of general application. In the event that any such withholding or deduction is so required, subject to certain exceptions, Flowserve Finance will pay such additional amounts as will result in receipt by holders of the euro notes of such amounts as would have been received by them had no such withholding or deduction been required. See "Description of the Notes -- Withholding Taxes".

REDEMPTION FOR TAX
   REASONS.................  Upon the occurrence of certain changes in or amendments to The Netherlands tax law requiring the payment of additional amounts, Flowserve Finance may redeem the euro notes at 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption. See "Description of the Notes -- Withholding Taxes".

EXCESS CASH FLOW
  REPURCHASE OFFER.........  If we have excess cash flow for any fiscal year
                             (commencing with the fiscal year ending December 31, 2001), we will be required, subject to certain exceptions and limitations, to make an offer to purchase, on a pro rata basis, dollar notes and euro notes with 50% of such excess cash flow (reduced by the amount of any similar payments we elect or are required to make to our senior lenders or other holders of senior indebtedness) at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The term "Excess Cash Flow" is defined in the "Description of the Notes -- Certain Definitions" section of this prospectus.

CHANGE OF CONTROL OFFER....  If we experience a change of control, subject to certain conditions, we (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) must give holders of the respective notes an opportunity to sell to them their notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest. The term "Change of Control" is defined in the "Description of the Notes -- Change of Control" section of this prospectus.

RANKING....................  The dollar notes will be senior subordinated unsecured obligations of ours and the euro notes will be senior subordinated unsecured obligations of Flowserve Finance. They will rank ahead in right of payment of any of our (in the case of the dollar notes) and Flowserve Finance's (in the case of the euro notes) future subordinated obligations, equal in right of payment with any of our (in the case of the dollar notes) and Flowserve Finance's (in the case of the euro notes) existing and future senior subordinated indebtedness and behind in right of payment to any of our (in the case of the dollar notes) and Flowserve Finance's (in the case of the euro notes) existing and future senior indebtedness. As of June 30, 2000, on a pro forma basis after giving effect to the Transactions, we would have had approximately

                             $750.0 million in the aggregate of senior indebtedness outstanding (which would have represented indebtedness under our Senior Credit Facilities), and Flowserve Finance would have had no senior indebtedness outstanding except its senior guaranty under our Senior Credit Facilities. We would have had additional availability of approximately $270.0 million, net of issued letters of credit, for revolving credit facility borrowings under our Senior Credit Facilities, all of which would be senior indebtedness, if borrowed. We and Flowserve Finance may incur additional senior indebtedness in the future, subject to restrictions. The terms "Senior Indebtedness", "Senior Subordinated Indebtedness" and "Subordinated Obligations" are defined in the "Description of the Notes -- Certain Definitions"
                             section in this prospectus.

GUARANTIES.................  Upon consummation of the exchange offer, Flowserve
                             Finance, Flowserve International Limited
                             ("Flowserve International") and our material domestic subsidiaries will guarantee the dollar notes, and we, Flowserve International and our material domestic subsidiaries will guarantee the euro notes.

                             Each guarantor will provide a full and
                             unconditional guarantee of the payment of the principal, premium and interest on the notes on a senior subordinated unsecured basis.

                             The guaranty by each guarantor will be subordinated to all existing and future senior indebtedness of such guarantor. See "Description of the Notes -- Guaranties".

                             A substantial portion of our business is conducted through our foreign operating subsidiaries, none of which will be guarantors of the notes other than Flowserve International (in the case of the dollar notes and the euro notes) and Flowserve Finance (in the case of the dollar notes).

RESTRICTIVE COVENANTS......  The indentures governing the dollar notes and the euro notes will each contain covenants that limit our ability and the ability of certain of our subsidiaries (including Flowserve Finance) to:

                             - incur or guarantee additional indebtedness;

                             - pay dividends and make distributions;

                             - make investments and other restricted payments;

                             - permit payment or dividend restrictions on our
                               subsidiaries;

                             - transfer or sell assets;

                             - engage in transactions with affiliates; and

                             - consolidate or merge.

                             The indenture governing the euro notes will also restrict Flowserve Finance from engaging in business activities other than those incident to the issuance and payment of the euro notes, the issuance of guaranties of the Senior Credit Facilities and the dollar notes and the lending of intercompany loans to other Flowserve subsidiaries, and will require that Flowserve Finance remain a wholly owned subsidiary of ours.

                             All these restrictions and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the
                             Notes -- Certain Covenants".

LISTING....................  We intend to list the euro exchange notes on the
                             Luxembourg Stock Exchange. We do not intend to list the dollar exchange notes on any exchange.

CONSEQUENCES OF FAILURE TO
  EXCHANGE.................  Untendered outstanding notes will remain restricted securities and will continue to be subject to the following restrictions on transfer:

                               (i) outstanding notes may be resold only if
                             registered pursuant to the Securities Act of 1933, if an exemption from registration is available, or if neither such registration nor such exemption is required by law,

                               (ii) outstanding notes shall bear a legend
                             restricting transfer in the absence of registration or an exemption therefrom, and

                               (iii) a holder of outstanding notes who desires
                             to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act of 1933, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available. See "Risk Factors -- Consequences of failure to exchange your outstanding notes for exchange notes."

     For more complete information about the notes, see "Description of the Notes".

                                  RISK FACTORS

     Investing in the notes involves substantial risks. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should carefully consider before exchanging your outstanding notes.

                             ADDITIONAL INFORMATION

     Flowserve is incorporated under the laws of the State of New York. Our principal executive offices are located at 222 W. Las Colinas Blvd., Suite 1500, Irving, Texas 75039. Our telephone number is (972) 443-6500. Flowserve Finance is a company formed under the laws of The Netherlands. Its corporate seat is at Amsterdam, The Netherlands and its principal executive offices are located at Parallelweg 6, Etten-Leur 4870 AA, The Netherlands, and its telephone number is 011-31-76-502-8200.

                     SUMMARY UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     The following summary unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial statements of Flowserve Corporation, Innovative Valve Technologies, Inc. and Ingersoll-Dresser Pump Company included elsewhere in this prospectus, adjusted to give effect to the acquisition of Invatec and the Transactions.

     The unaudited pro forma consolidated statement of operations data for the year ended December 31, 1999 and the six months ended June 30, 1999 and June 30, 2000 give effect to the acquisition of Invatec and the Transactions as if they had occurred on January 1, 1999. The unaudited pro forma consolidated balance sheet data give effect to the Transactions as if they had occurred as of June 30, 2000.

     The following summary unaudited pro forma condensed consolidated financial information should be read in conjunction with "Summary Historical Consolidated Financial Information of Flowserve Corporation," "Summary Historical Consolidated Financial Information of Ingersoll-Dresser Pump Company," "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements of Flowserve Corporation, Innovative Valve Technologies, Inc. and Ingersoll-Dresser Pump Company included elsewhere in this prospectus.

                                                                               SIX MONTHS ENDED
                                                       YEAR ENDED       -------------------------------
                                                    DECEMBER 31, 1999   JUNE 30, 1999    JUNE 30, 2000
                                                    -----------------   --------------   --------------
                                                                   (DOLLARS IN MILLIONS)
Net sales.........................................      $2,060.7           $1,031.2          $947.9
Cost of sales.....................................       1,433.8              715.3           662.4
Gross profit......................................         626.8              315.8           285.5
Operating income..................................          87.4               56.0            53.0
Loss before income taxes..........................         (35.4)              (9.4)           (7.4)
Benefit for income taxes..........................         (12.7)              (3.4)           (2.7)
Net loss..........................................      $  (22.7)          $   (6.0)         $ (4.7)
                                                        ========           ========          ======

               SUMMARY OF HISTORICAL AND PRO FORMA EBITDA RESULTS

     You should read the following summary historical calculation of EBITDA, as defined, in conjunction with the consolidated financial statements and other financial information of Flowserve included elsewhere in this prospectus. The definition of EBITDA, used herein, may differ from the definition of EBITDA used by other companies and should not be considered as an alternative to net income, cash flows or any other items calculated in accordance with generally accepted accounting principles or as an indicator of Flowserve's operating performance.

                               HISTORICAL EBITDA
                                  (AS DEFINED)

                                                             YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                     1995     1996     1997     1998     1999
                                                    ------   ------   ------   ------   ------
Flowserve Corporation(1)..........................  $142.9   $157.7   $175.0   $167.7   $113.2
IDP(2)............................................  $ 46.1   $ 72.9   $ 84.3   $ 94.5   $ 87.1

                              PRO FORMA EBITDA(3)

                                                                  PRO                        IDP
                               HISTORICAL          INVATEC       FORMA      HISTORICAL   ACQUISITION/
                           -------------------   ACQUISITION   FLOWSERVE/   ----------    FINANCING       PROFORMA
                           FLOWSERVE   INVATEC   ADJUSTMENTS    INVATEC        IDP       ADJUSTMENTS    CONSOLIDATED
                           ---------   -------   -----------   ----------   ----------   ------------   ------------
For the year ended
  December 31, 1999......   $113.2      $11.5       $1.6         $126.3       $87.1         $10.2          $223.6
For the six months ended
  June 30, 1999..........   $ 65.8      $ 6.6       $ --         $ 72.4       $35.8         $ 4.5          $112.7
For the six months ended
  June 30, 2000..........   $ 68.2         --(4)      --(4)          --(4)    $22.1         $ 5.3          $ 95.6

---------------

(1) EBITDA means net income before interest, taxes, depreciation, amortization, other income, net (excluding commission and royalty income) and other non-recurring items. For Flowserve, other non-recurring items consist of merger transaction and restructuring expense, merger integration expense and, for the year ended December 31, 1999 non-cash charges of $5.8 million related to executive severance and facility closures and $5.1 million related to inventory and fixed asset impairment. Such definition of EBITDA may differ from the definition of EBITDA used by other companies and should not be considered as an alternative to net income, cash flows or any other items calculated in accordance with generally accepted accounting principles or as an indicator of Flowserve's operating performance.

(2) EBITDA means net income before interest, taxes, depreciation, amortization, other income, net (excluding commission and royalty income) and other non-recurring items. For IDP, other non-recurring items consist of restructuring expense and, in 1999, $3.1 million of non-recurring consultant expense and $0.9 million of severance expense.

(3) Pro forma EBITDA means net income (loss) before interest, taxes, depreciation, amortization, other income, net (excluding commission and royalty income) and other non-recurring items, on a pro forma basis.

    For Flowserve, other non-recurring items consist of merger transaction and restructuring expense, merger integration expense and, for the year ended December 31, 1999, non-cash charges of $5.8 million related to executive severance and facility closures and $5.1 million related to inventory and fixed asset impairment.

    For IDP, other non-recurring items consist of restructuring expense and, for the year ended December 31, 1999, $3.1 million of non-recurring consultant expense and $0.9 million of severance expense.

    For Invatec, other non-recurring items in 1999 included $39.1 million of goodwill impairment, $3.8 million of loss on assets held for sale and $2.0 million of merger transaction costs.

(4) Flowserve historical includes the results of Invatec from January 13, 2000.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                            OF FLOWSERVE CORPORATION

     You should read the following summary historical consolidated financial information in conjunction with the consolidated financial statements and the other financial information of Flowserve included elsewhere in this prospectus.

                                                                  HISTORICAL
                                             ----------------------------------------------------
                                                           YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------
                                               1995       1996       1997       1998       1999
                                             --------   --------   --------   --------   --------
                                                            (DOLLARS IN MILLIONS)
RESULTS OF OPERATION:
NET SALES..................................  $  983.9   $1,097.6   $1,152.2   $1,083.1   $1,061.3
COST OF SALES..............................     591.6      668.7      703.3      667.7      697.9
                                             --------   --------   --------   --------   --------
GROSS PROFIT...............................     392.3      428.9      448.9      415.4      363.4
  Selling and administrative expense.......     264.4      283.4      285.9      265.6      275.9
  Research, engineering and development
     expense...............................      24.6       24.5       26.9       26.4       25.6
  Merger transaction and restructuring
     expense...............................       5.1        5.8       44.5         --       15.9
  Merger integration expense...............        --         --        7.0       38.3       14.2
                                             --------   --------   --------   --------   --------
OPERATING INCOME...........................      98.2      115.2       84.6       85.1       31.8
  Interest expense.........................      12.3       12.1       13.3       13.2       15.5
  Other income, net........................      (2.5)      (5.2)     (18.5)      (1.3)      (2.0)
                                             --------   --------   --------   --------   --------
EARNINGS BEFORE INCOME TAXES...............      88.4      108.3       89.8       73.2       18.3
  Provision for income taxes...............      34.4       37.2       38.2       25.5        6.1
  Cumulative effect of change in accounting
     principle.............................        --         --         --       (1.2)        --
                                             --------   --------   --------   --------   --------
NET INCOME.................................  $   54.0   $   71.1   $   51.6   $   48.9   $   12.2
                                             ========   ========   ========   ========   ========
PER COMMON SHARE:
  Net earnings (basic and diluted).........  $   1.30   $   1.72   $   1.26   $   1.23   $   0.32
  Dividends paid...........................       .51        .57        .65        .56        .56
  Book value(1)............................      9.01       9.40       9.74       9.15       8.23
OTHER FINANCIAL DATA:
  Bookings.................................  $1,013.9   $1,141.6   $1,172.4   $1,082.5   $1,039.3
  Depreciation and amortization............      34.5       36.7       38.9       39.3       39.6
  Capital expenditures, net................      39.9       35.7       39.6       38.2       40.5
BALANCE SHEET DATA (AS OF END OF PERIOD):
  Working capital..........................  $  251.8   $  280.0   $  284.2   $  268.2   $  258.1
  Total assets.............................     801.1      829.8      880.0      870.2      838.2
  Long-term debt...........................     125.9      144.0      128.9      186.3      198.0
  Shareholders' equity.....................     375.2      388.6      395.3      344.8      308.3

-------------------------

(1) Calculated as shareholders' equity as of the end of the period divided by common shares issued, less amounts held in treasury.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                       OF INGERSOLL-DRESSER PUMP COMPANY

     You should read the following summary historical consolidated financial information in conjunction with the consolidated financial statements and the other financial information of IDP included elsewhere in this prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                      1995        1996     1997     1998     1999
                                                   -----------   ------   ------   ------   ------
                                                   (UNAUDITED)         (DOLLARS IN MILLIONS)
NET SALES........................................    $793.1      $856.3   $865.1   $907.2   $838.4
COST OF SALES....................................     607.5       641.2    637.2    661.1    610.7
                                                     ------      ------   ------   ------   ------
GROSS PROFIT.....................................     185.6       215.1    227.9    246.1    227.7
  Selling and administrative expense.............     162.5       163.2    163.1    168.9    162.1
  Research, engineering and development
     expense.....................................       1.6         2.8      3.6      3.8      3.0
  Restructuring expense..........................        --         4.5     19.5      3.6      0.2
                                                     ------      ------   ------   ------   ------
OPERATING INCOME.................................      21.5        44.6     41.7     69.8     62.4
  Interest expense...............................       1.7         1.5      1.3      1.6      1.4
  Other income, net..............................     (13.0)       (5.0)    (4.1)    (7.1)    (7.5)
                                                     ------      ------   ------   ------   ------
EARNINGS BEFORE INCOME TAXES.....................      32.8        48.1     44.5     75.3     68.5
  Provision for income taxes.....................       6.8        11.8     13.2     16.6     19.0
                                                     ------      ------   ------   ------   ------
NET INCOME.......................................    $ 26.0      $ 36.3   $ 31.3   $ 58.7   $ 49.5
                                                     ======      ======   ======   ======   ======
OTHER FINANCIAL DATA:
  Bookings.......................................    $827.8      $855.0   $919.7   $925.9   $840.0
  Depreciation and amortization..................      21.6        20.5     20.1     19.0     18.3
  Capital expenditures, net......................      17.3        17.0     16.3     20.3     18.2
BALANCE SHEET DATA (AS OF END OF PERIOD):
  Working capital................................    $261.4      $329.6   $215.9   $197.5   $174.9
  Total assets...................................     630.2       690.0    725.9    800.6    796.4
  Partners' equity...............................     362.8       401.0    416.4    479.1    492.5

                                  RISK FACTORS

     You should carefully consider the risks described below in addition to the other information set forth in this prospectus before making an investment in the notes.

                          RISKS RELATING TO THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH, MAKE US VULNERABLE TO ADVERSE ECONOMIC AND INDUSTRY CONDITIONS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES

     We have a significant amount of indebtedness. The following chart sets forth important credit information, assuming we had completed the Transactions as of the date specified below and applied the proceeds as described in the unaudited pro forma consolidated financial information contained in this prospectus:

                                                        PRO FORMA
                                                      JUNE 30, 2000
                                            ---------------------------------
                                            (UNAUDITED, DOLLARS IN MILLIONS)
Total indebtedness....................                   $1,125.0
Shareholders' equity..................                      314.4

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage relative to our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

     Furthermore, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

DESPITE THE CURRENTLY EXPECTED LEVELS OF INDEBTEDNESS, WE STILL MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE EFFECT OF ANY OF THE CONSEQUENCES DESCRIBED ABOVE

     We may be able to incur substantial additional indebtedness in the future, subject to the terms of the indentures governing the notes and the Senior Credit Facilities. Our Senior Credit Facilities permit us to borrow up to approximately an additional $270.0 million, net of issued letters of credit, under the revolving credit facility portion of the Senior Credit Facilities. All of these borrowings will be secured by substantially all of the assets of our domestic subsidiaries and pledges of the stock of our subsidiaries. The addition of new debt to our current debt levels could intensify the leverage-related risks that we now face. See "Description of Certain Indebtedness" and "Description of the Notes."

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES RANKS BEHIND OUR AND FLOWSERVE FINANCE'S SENIOR INDEBTEDNESS AND POSSIBLY ALL OF OUR AND FLOWSERVE FINANCE'S FUTURE BORROWINGS. FURTHER, THE GUARANTIES OF THE NOTES RANK BEHIND ALL OF THE GUARANTORS' EXISTING SENIOR INDEBTEDNESS AND POSSIBLY ALL OF THEIR FUTURE BORROWINGS

     The notes will be unsecured senior subordinated obligations of Flowserve (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes). Therefore, your right to receive payments on these notes will rank behind Flowserve's and Flowserve Finance's respective existing senior debt (including borrowings and guarantees under the Senior Credit Facilities) and any future senior debt Flowserve or Flowserve Finance may incur. Further, the guaranties of the notes by the guarantors (including Flowserve with respect to its guaranty of the euro notes) will rank behind those guarantors' existing senior debt and all of their future senior debt. As a result, upon any distribution to Flowserve's, Flowserve Finance's or the guarantors' creditors, as applicable, in a bankruptcy, liquidation or reorganization or similar proceeding or upon the distribution of Flowserve's, Flowserve Finance's or the guarantors' property, the holders of the senior debt of these entities, including the lenders under the Senior Credit Facilities, will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guaranties.

     In addition, all payments on the notes and the guaranties will be blocked in the event of a payment default on certain of our senior indebtedness (including borrowings under the Senior Credit Facilities) and may be blocked for specified periods in the event of certain non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the guarantors, holders of the notes will participate with other creditors in the assets remaining after the guarantors have paid all of their senior indebtedness. Similarly, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Flowserve (in the case of the dollar notes) or Flowserve Finance (in the case of the euro notes), holders of the notes will participate with other creditors in the assets remaining after Flowserve (in the case of the dollar notes) or Flowserve Finance (in the case of the euro notes) have paid all of their senior indebtedness. However, because the indentures governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive ratably less than holders of trade payables in any such proceeding. In any of these cases, Flowserve, Flowserve Finance and the guarantors may not have sufficient funds to pay all of their respective creditors and holders of the notes may receive ratably less than holders of senior indebtedness.

     Assuming we had completed the Transactions and used the proceeds from these offerings as described in this prospectus, in each case on June 30, 2000, the notes and the guaranties would have been subordinated to approximately $750.0 million of senior indebtedness (consisting of debt (and guaranties thereof) outstanding under the term loan facilities portion of the Senior Credit Facilities) and approximately $270.0 million would have been available for additional borrowings under our revolving credit facility, all of which would be senior indebtedness, if borrowed. All of our subsidiaries that guarantee the notes are also guarantors of our Senior Credit Facilities. Obligations under such guaranties constitute senior indebtedness.

THE SENIOR CREDIT FACILITIES AND THE INDENTURES GOVERNING THE DOLLAR NOTES AND THE EURO NOTES CONTAIN VARIOUS COVENANTS WHICH LIMIT MANAGEMENT'S DISCRETION IN THE OPERATION OF OUR BUSINESS

     The Senior Credit Facilities and the indentures governing the dollar notes and the euro notes contain various provisions that limit management's discretion in operating our (including our subsidiaries') businesses by restricting their ability to:

     - incur additional debt;

     - pay dividends and make other distributions;

     - prepay subordinated debt, make investments and other restricted payments;

     - enter into sale and leaseback transactions;

     - create liens;

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

     - sell assets; and

     - enter into transactions with affiliates.

     The indenture governing the euro notes also restricts Flowserve Finance from engaging in business activities other than those incident to the issuance and payment of the euro notes, the issuance of guaranties of the Senior Credit Facilities and the dollar notes and the lending of intercompany loans to other Flowserve subsidiaries, and requires that Flowserve Finance remain a wholly owned subsidiary of Flowserve.

     In addition, the Senior Credit Facilities require us to maintain certain financial ratios, which will become more restrictive over time.

     If we fail to comply with the restrictions contained in the Senior Credit Facilities, the indentures governing the dollar notes and the euro notes or any other subsequent financing agreements, a default may occur. This default may allow some creditors, if their respective agreements so provide, to accelerate payments owed on such debt as well as any other indebtedness as to which a cross-acceleration or cross-default provision applies. In addition, our lenders may be able to terminate any commitments they had made to supply us with further funds. See "Description of Certain Indebtedness" and "Description of the Notes."

FLOWSERVE FINANCE IS A FINANCE VEHICLE WITH LIMITED ASSETS, NO OPERATIONS OF ITS OWN AND A LIMITED SOURCE OF FUNDS FROM WHICH TO REPAY THE EURO NOTES

     Flowserve Finance is a finance vehicle which has limited assets and no operations of its own. Following the closing of the offering of the euro notes, Flowserve Finance loaned all of the proceeds of that offering to our European operating subsidiaries, which applied those proceeds, to purchase all of the capital stock of IDP's operating subsidiaries in Germany and Italy. Flowserve Finance's assets consist solely of the intercompany notes entered into by our European operating subsidiaries evidencing their obligation to repay the loans made to them by Flowserve Finance from time to time. Flowserve Finance's only source of funds will be payments of interest and principal due to it by those subsidiaries pursuant to such intercompany notes. The ability of Flowserve Finance to make payments of principal and interest on the euro notes is dependent on the ability of the European operating subsidiaries that are obligors on the intercompany notes to make payments under those notes. In the event of a default in payment by those European operating subsidiaries under the intercompany notes, absent a loan or capital contribution from us or one of our other subsidiaries, Flowserve Finance would be unable to make payments under the euro notes.

CERTAIN SUBSIDIARIES ARE NOT INCLUDED AS SUBSIDIARY GUARANTORS

     The guarantors of the notes (other than Flowserve and Flowserve International in the case of the euro notes and Flowserve Finance and Flowserve International in the case of the dollar notes) include only material domestic subsidiaries of Flowserve. Additionally, immediately after the consummation of the closing of the IDP acquisition, IDP and its material domestic subsidiaries became subsidiary guarantors of the dollar notes and the euro notes. However, the historical consolidated financial information (including the consolidated financial statements of Flowserve, Invatec and IDP included elsewhere in this prospectus) and the pro forma consolidated financial information included in this prospectus are presented on a consolidated basis, including both domestic and foreign subsidiaries of Flowserve, Invatec and IDP. The aggregate net sales, EBITDA and total assets for the twelve months ended December 31, 1999 of Flowserve's subsidiaries which are not subsidiary guarantors were $472.6 million, $63.4 million and $36.1 million, respectively.

     Because a substantial portion of both Flowserve's operations and IDP's operations is conducted by foreign subsidiaries, our cash flow and our ability to service debt, including our and the subsidiary guarantors' ability to pay the interest on and principal of the dollar notes when due and the subsidiary guarantors' ability and our ability under our guaranty to pay the interest on and principal of the euro notes when due, are dependent to a significant extent upon interest payments, cash dividends and distributions or

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

other transfers from our foreign subsidiaries. In addition, any payment of interest, dividends, distributions, loans or advances by our foreign subsidiaries to us, to Flowserve Finance and to the subsidiary guarantors, as applicable, could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which those foreign subsidiaries operate. Moreover, payments to us, Flowserve Finance and the subsidiary guarantors by the foreign subsidiaries will be contingent upon these subsidiaries' earnings.

     Our foreign subsidiaries are separate and distinct legal entities and (except to the extent of Flowserve Finance's guaranty of the dollar notes and Flowserve International's guaranties of the dollar notes and the euro notes) have no obligation, contingent or otherwise, to pay any amounts due pursuant to the dollar notes, the euro notes, our guaranty or the subsidiary guaranties or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of dollar notes or euro notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt of that subsidiary. See Flowserve and IDP unaudited consolidated financial statements contained elsewhere in this prospectus.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURES GOVERNING THE NOTES

     If we undergo a change of control (as defined in the indentures governing the notes) we may need to refinance large amounts of our debt, including the notes and borrowings under the Senior Credit Facilities. If a change of control occurs, we (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) must offer to buy back the notes for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) to make any required repurchases of the notes upon a change of control. In addition, our Senior Credit Facilities will prohibit us (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) from repurchasing the notes until we first repay the Senior Credit Facilities in full. If we (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) fail to repurchase the notes in that circumstance, we (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) will go into default under both the indenture governing the applicable notes and the Senior Credit Facilities. Any future debt which we incur may also contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we (in the case of the dollar notes) and Flowserve Finance (in the case of the euro notes) will have sufficient funds to satisfy all of our debt obligations. The buyback requirements may also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not constitute a change of control under the indentures governing the notes. See "Description of Certain Indebtedness" and "Description of the Notes -- Change of Control."

FEDERAL OR STATE LAWS ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID DEBTS, INCLUDING GUARANTIES, AND REQUIRE HOLDERS OF NOTES TO RETURN PAYMENTS RECEIVED FROM US AND THE DOMESTIC GUARANTORS

     If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the dollar notes and the guaranties of the dollar notes and the euro notes by our domestic subsidiaries could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the dollar notes or guaranties of the dollar notes or euro notes could be voided, or claims in respect of the dollar note or guaranties of the dollar notes or euro notes could be subordinated to all other debts of the debtor or guarantor if, among other things, the debtor or guarantor at the time it incurred the indebtedness evidenced by such notes or guaranties:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guaranty; and

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

     - one of the following applies:

      - it was insolvent or rendered insolvent by reason of such incurrence;

      - it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

      - it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that debtor or guarantor under the dollar notes or guaranties of the dollar notes or euro notes could be voided and required to be returned to the debtor or guarantor, as the case may be, or to a fund for the benefit of the creditors of the debtor or guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair salable value of all of its assets;

     - if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

DUTCH INSOLVENCY LAWS MAY ADVERSELY AFFECT A RECOVERY BY THE HOLDERS OF THE EURO NOTES

     Flowserve Finance, the issuer of the euro notes, is a Dutch company. Dutch insolvency laws differ significantly from insolvency proceedings in the United States and may make it more difficult for holders of the euro notes to effect a restructuring of Flowserve Finance or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in the United States. There are two primary insolvency regimes under Dutch law: the first, moratorium of payment (surseance van betaling), is intended to facilitate the reorganization of a debtor's debts and enable the debtor to continue as a going concern. The second, bankruptcy (faillissement), is primarily designed to liquidate and distribute the assets of a debtor to its creditors.

     Should Flowserve Finance not comply with certain Netherlands rules issued pursuant to the Wet toezicht kredietwezen 1992 (the 1992 Act on the supervision of the credit system), then instead of the faillissement and surseance van betaling rules mentioned above, the specific insolvency regime of this act, the noodregeling (emergency regulation), will apply.

     Upon commencement of moratorium of payment proceedings, the court will grant a provisional moratorium. The definitive moratorium will generally be granted upon the approval of a qualified majority of the unsecured creditors. In both cases, certain creditors will be precluded from attempting to recover their claims from the assets of the debtor. This moratorium is subject to exceptions, the most important of which excludes certain secured and certain preferential creditors (such as tax and social security authorities) from the protection of the moratorium. Unlike Chapter 11 proceedings under U.S. bankruptcy law, during which both secured and unsecured creditors are generally barred from seeking to recover on their claims, during Dutch moratorium of payment proceedings, certain secured creditors may proceed against the assets that secure their claims to satisfy their claims. A recovery under Dutch law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Dutch insolvency laws could preclude or inhibit the ability of the holders of the euro notes to effect a restructuring of Flowserve Finance and could reduce the recovery in a Dutch insolvency proceeding.

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

     In connection with Dutch bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor's creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the euro notes. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Generally, claims of holders of euro notes which were not due and payable by their terms on the date of a bankruptcy of Flowserve Finance will be accelerated and become due and payable as of that date. Each of these claims will have to be submitted to the receiver of Flowserve Finance to be verified by the receiver. "Verification" under Dutch law means that the receiver determines the value of the claim and whether and to what extent it will be admitted in the bankruptcy proceedings. The valuation of claims that otherwise would not have been payable at the time of the bankruptcy proceedings may be based on a net present value analysis. Creditors that wish to dispute the valuation of their claims by the receiver will need to commence a court proceeding. These verification procedures could cause holders of euro notes to recover less than the principal amount of their notes or less than they could recover in a U.S. liquidation. Such verification procedures could also cause payments to the holders of euro notes to be delayed compared with holders of undisputed claims.

YOUR RIGHTS UNDER THE GUARANTY BY ONE OF OUR ENGLISH SUBSIDIARIES MAY BE IMPAIRED UNDER INSOLVENCY LAWS IN ENGLAND

     One of the guarantors of the dollar notes and the euro notes, Flowserve International, is incorporated in England. Any insolvency proceedings by or against Flowserve International would likely be based on English insolvency laws. The procedural and substantive provisions of English insolvency laws generally are more favorable to secured creditors than comparable provisions of U.S. law and afford debtors and unsecured creditors only limited protection from secured creditors. Due to the nature of English insolvency laws and the unsecured nature of the claims of holders of the notes against Flowserve International, the ability of holders of the notes to protect their interests will be more limited than would be the case under U.S. bankruptcy laws. In addition, under English insolvency law, in the event of a winding up of Flowserve International, its liabilities under its guaranty will be paid only after certain of its other debts which are entitled to priority under English law, such as money owed to the U.K. Inland Revenue for income tax deducted at source, value added tax and certain other taxes and duties owed to the U.K. Customs and Excise, social security contributions, occupational pension scheme contributions and salaries owed to employees. In addition, in any insolvency proceedings by or against Flowserve International, its guaranty will rank behind all of its current and future senior indebtedness.

     Under English insolvency law, the liquidator or administrator of a subsidiary guarantor incorporated in England may, among other things, apply to the court under Section 238 of the U.K. Insolvency Act 1986 to rescind the issuance of its guaranty, if that subsidiary guarantor was unable to pay its debts (within the meaning of Section 123 of the U.K. Insolvency Act 1986) at the time of the issuance of its guaranty or became unable to pay its debts (within the meaning of that section) in consequence thereof and there occurs in relation to that subsidiary the onset of insolvency (as defined in Section 240 of the U.K. Insolvency Act 1986) within two years after the guaranty is issued. The guaranty might be subject to such recision (or other competent order of a court under Section 241 of the U.K. Insolvency Act 1986) if it involved a gift by the subsidiary guarantor or if the subsidiary guarantor received consideration of significantly less value than the consideration given by it. A court, however, cannot make an order under Section 238 if it is satisfied that the subsidiary guarantor entered into the transaction in good faith for the purpose of carrying on its business and that at the time it did so that there were reasonable grounds for believing that the transaction would benefit such guarantor.

     We believe that the guaranty to be issued by Flowserve International will not be provided in a transaction at less than fair value or for inadequate consideration and that the guaranty will be provided in good faith for the purposes of carrying on the business of the guarantor and that there are reasonable grounds for believing that the transaction will benefit that guarantor. We cannot assure you, however, that a person entitled to apply to a court pursuant to Section 238 or 242 or the relevant English court would concur with our analysis.

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

     In addition, under English insolvency law any debt payable in the liquidation of a company in a currency other than pounds sterling (such as euros in the case of the euro notes and dollars in the case of the dollar notes) must be converted into pounds sterling in the case of a company incorporated in England, at the "official exchange rate" prevailing on the date when the debtor went into liquidation for the purpose of proving in the liquidation. The "official exchange rate" for these purposes is the middle market rate at the Bank of England as published for the date in question or, if no such rate is published, the court determines the rate. Accordingly, in the event of an insolvency of Flowserve International, holders of notes may be subject to exchange rate risk between the date that Flowserve International went into liquidation and the date of receipt of any amounts to which the holders of notes may become entitled.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES

     Prior to this exchange offer, there has been no public market for the notes. We do not intend to apply for listing of the dollar notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. We have made application to list the euro exchange notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. Both the liquidity and the market price quoted for the dollar notes and the euro notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active or stable trading market will develop for the notes.

CONSEQUENCES OF FAILURE TO EXCHANGE YOUR OUTSTANDING NOTES FOR EXCHANGE NOTES

     If you do not tender your outstanding notes to be exchanged in this exchange offer, your notes will remain restricted securities and will be subject to certain transfer restrictions. As restricted securities, your outstanding notes:

     - may be resold only if registered pursuant to the Securities Act of 1933, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law; and

     - shall bear a legend restricting transfer in the absence of registration or an exemption therefrom.

     In addition, a holder of outstanding notes who desires to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act of 1933, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

                         RISKS RELATING TO OUR BUSINESS

WE MAY NOT BE ABLE TO INTEGRATE THE BUSINESS OF IDP AND INVATEC

     Our future success will depend in part on our ability to effectively integrate the businesses of IDP and Invatec into Flowserve's operations. The combination of Flowserve, Invatec and IDP involves the integration of companies that have previously operated independently. The integration process may be disruptive to the businesses and may cause an interruption of, or a loss of momentum in, the businesses as a result of a number of obstacles such as:

     - loss of key employees or customers;

     - failure to maintain the quality of customer service that such companies have historically provided;

     - the need to coordinate geographically diverse organizations;

     - retooling and reprogramming of equipment; and

     - the resulting diversion of management's attention from our day-to-day business and the need to hire additional management personnel to address integration obstacles.

     If we are not successful in this combination, if the combination takes longer than anticipated, or if our integrated product and service offering fails to achieve market acceptance, our business could be adversely affected.

WE MAY NOT BE ABLE TO REALIZE THE ANTICIPATED COST SAVINGS, SYNERGIES OR REVENUE ENHANCEMENTS FROM COMBINING FLOWSERVE, INVATEC AND IDP AND WE WILL INCUR SIGNIFICANT CASH INTEGRATION COSTS TO ACHIEVE THESE COST SAVINGS

     Even if we are able to integrate the operations of the companies successfully, we cannot assure you that we will realize the cost savings, synergies or revenue enhancements that we anticipate from such integration or that we will realize such benefits within the time frame that we currently expect.

     - Whether we can effectively eliminate redundant administrative overhead and overlapping sales personnel, rationalize manufacturing capacity and shift production to more economic facilities is difficult to predict. Accordingly, the amount and timing of the resulting cost savings are inherently difficult to estimate.

     - Any cost savings and other synergies from the transactions may be offset by costs incurred in integrating the companies.

     - The cost savings and other synergies may also be offset by increases in other expenses, by operating losses or by problems unrelated to the transactions.

     - Labor cost savings depend on the avoidance of labor disruptions in connection with the integration of the businesses.

     - We will incur significant cash integration costs to achieve these cost savings.

WE HAVE LIMITED INFORMATION CONCERNING IDP AND INVATEC, AND THEY MAY HAVE LIABILITIES OR OBLIGATIONS THAT ARE NOT REFLECTED IN THEIR HISTORICAL FINANCIAL STATEMENTS

     In connection with the acquisitions of Invatec and IDP, we conducted a review of information available to us regarding Invatec and IDP; however, we have been unable to perform a complete review of the past activities and financial performance of the two companies. Prior to our acquisition of their businesses, Invatec and IDP may have incurred contractual, financial or other obligations and liabilities that may impact us in the future and that are not currently reflected in their historical financial statements or otherwise known to us. In addition, with respect to the IDP acquisition we have received limited warranties with respect to these obligations and liabilities from Ingersoll-Rand. Any such obligation or liability could have a material adverse effect on our business, financial condition and results of operations.

IF ACTUAL RESULTS DIFFER FROM THE ESTIMATES UNDERLYING SOME OF THE COST SAVINGS INFORMATION, OUR RESULTS MAY BE LESS FAVORABLE THAN ANTICIPATED

     Certain information contained within this prospectus is based on anticipated cost savings that our management believes are reasonable, including cost savings resulting from plant closures and certain cost savings anticipated in connection with the Transactions and the Invatec acquisition. We cannot assure you that the anticipated cost savings will be achieved. If our savings are less than our estimates or adversely affect our revenues or operations, our results will be less than we anticipate and less than the amounts set forth in this prospectus.

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

ALTHOUGH WE HAVE ENTERED INTO A CONSENT DECREE WITH THE U.S. DEPARTMENT OF JUSTICE ADDRESSING ITS ANTITRUST CONCERNS RELATED TO THE IDP ACQUISITION, WE MAY NOT OBTAIN A FINAL COURT ORDER APPROVING THE IDP ACQUISITION

     In connection with the IDP acquisition, we entered into a consent decree with the U.S. Department of Justice to resolve its antitrust concerns related to the acquisition. This consent decree provides for a post-closing divestiture of certain product lines, a manufacturing facility and two service and repair centers. The consent decree was filed with the United States District Court for the District of Columbia on July 28, 2000. The provisions of the consent decree are described in more detail in "Business -- Regulatory Divestitures."

     On September 13, 2000, after the filing of the consent decree, the Department of Justice published the consent decree in the Federal Register. Under the Antitrust Procedures and Penalties Act, the general public will have 60 days from the date of publication in the Federal Register to comment on the adequacy of the consent decree. The federal district court will only issue a final order approving the IDP acquisition after the public has had the opportunity to comment on the adequacy of the consent decree, the Department of Justice has responded to such comments, and the federal district court has determined that the consent decree is in the public interest. We cannot assure you that we will obtain the final order from the federal district court approving the acquisition. The issuance of the final order by the federal district court is not a condition to the closing of the acquisition, although the failure of the court to issue such a final order could result in the restructuring or unwinding of the acquisition.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS

     Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales outside North America, as a percentage of our total sales, was 45% in 1999. Accordingly, our future results could be harmed by a variety of factors, including:

     - changes in foreign currency exchange rates;

     - changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

     - trade protection measures and import or export licensing requirements;

     - potentially negative consequences from changes in tax laws;

     - difficulty in staffing and managing widespread operations;

     - differing labor regulations;

     - differing protection of intellectual property; and

     - unexpected changes in regulatory requirements.

OUR OPERATING RESULTS COULD BE HARMED DURING ECONOMIC DOWNTURNS

     The businesses of most of our industrial customers, particularly refineries, chemical companies and power plants, are, to varying degrees, cyclical and have historically experienced periodic downturns. Margins in those industries are highly sensitive to demand cycles, and our customers in those industries historically have tended to delay large capital projects, including expensive maintenance and upgrades, during economic downturns. For example, due to the simultaneous decline in oil and chemical prices in 1998 and 1999, many of our key customers significantly reduced their capital spending, which resulted in declines in revenues and EBITDA during those years. These industry downturns have been characterized by diminished product demand, excess manufacturing capacity and subsequent accelerated erosion of average selling prices in the flow control industry. Therefore, any significant downturn in our customers' markets or in general economic conditions could result in a reduction in demand for our products and services and could harm our business.

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

WE FACE INTENSE COMPETITION

     We encounter intense competition in all areas of our business. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to reduce the size and diversity of their inventory. To remain competitive, we will need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We anticipate that we may have to adjust the prices of some of our products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position.

ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     Our operations and properties are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. Such laws and regulations can impose substantial fines and sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these laws, and adapt to regulatory requirements in all countries as these requirements change. In connection with the IDP acquisition, we believe that we may be required to incur costs to bring the former IDP properties into compliance with applicable requirements.

     We use and generate hazardous substances and wastes in our manufacturing and foundry operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we are conducting investigation and remediation activities at several on-site and off-site locations. We also may be subject to potentially material liabilities relating to the investigation and clean-up of contaminated properties and to claims alleging personal injury.

     We have experienced, and expect to continue to experience, operating costs to comply with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS

     As of December 31, 1999, we had approximately 12,000 employees, of whom approximately 18% are represented by unions. Our operations in the following countries are unionized: Argentina, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Mexico, The Netherlands, Spain and the United Kingdom. Each of our material collective bargaining agreements with such unions expires from November 2000 to December 2002. Although we believe that our relations with our employees are good and we have not experienced any strikes or work stoppages since the strike at IDP's Phillipsburg facilities in the mid 1990s, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations. In addition, our planned closures of certain facilities may create the risk of strikes or work stoppages at those and other facilities.

THIRD PARTIES MAY INFRINGE OUR INTELLECTUAL PROPERTY, AND WE MAY EXPEND SIGNIFICANT RESOURCES ENFORCING OUR RIGHTS OR SUFFER COMPETITIVE INJURY

     Our success depends in part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We may be required to spend significant resources to monitor and police our intellectual property rights.

OUR SUCCESS WILL CONTINUE TO DEPEND TO A SIGNIFICANT EXTENT ON OUR EXECUTIVES AND OTHER KEY PERSONNEL

     Our future success depends to a significant degree on the skills, experience and efforts of our senior management and other key personnel. The loss of the services of any of these individuals could adversely affect our ability to implement our business strategy, including integrating IDP and Invatec, and our results of operations.

WE ARE DEPENDENT ON THE AVAILABILITY OF RAW MATERIALS

     We require substantial amounts of raw materials and substantially all raw materials we require are purchased from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Any change in the supply of, or price for, these raw materials could materially affect our operating results.

WE ARE SUBJECT TO THE EFFECTS OF FLUCTUATIONS IN FOREIGN EXCHANGE RATES

     We are exposed to fluctuations in foreign currencies as a significant portion of our revenue, and certain of our costs, assets and liabilities, are denominated in currencies other than U.S. dollars. Principal and interest on the dollar notes will be payable in U.S. dollars. Our ability to pay interest and principal on the dollar notes when due is dependent on the then current exchange rates between U.S. dollars, on the one hand, and the euro and other European as well as Asian currencies, on the other hand, which rates are and will be subject to fluctuation. Approximately 45% of our revenue during 1999 was from sales outside of North America. Our share of revenue in non-dollar denominated currencies may continue to increase in future periods. We can offer no assurance, however, that exchange rate fluctuations will not have a material adverse effect on our results of operations and financial condition and therefore on our ability to make principal and interest payments on our indebtedness, including the dollar notes, when due.

WE CANNOT GUARANTEE THAT JUDGMENTS OBTAINED IN A U.S. COURT WILL BE ENFORCEABLE AGAINST FLOWSERVE FINANCE

     All of Flowserve Finance's assets will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Flowserve Finance. In addition, it may not be possible for investors to enforce judgments obtained in a U.S. court against its assets, including in order to foreclose upon such assets. See "Service of Process and Enforceability of Civil Liabilities."

                          SOURCES AND USES OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the notes contemplated by this prospectus, we will receive in exchange the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our indebtedness.

     The following table sets forth the sources and uses of funds for the IDP acquisition as of June 30, 2000 on a pro forma basis, as though the Transactions had occurred at that date:

                             (DOLLARS IN MILLIONS)

SOURCES:
Cash and Cash Equivalents............   $   22.0
Term Loan Facilities(1)..............      750.0
Senior Subordinated Dollar
  Notes(3)...........................      285.9
Senior Subordinated Euro
  Notes(3)(4)........................       89.1
                                        --------
          Total Sources..............   $1,147.0
                                        ========
USES:
Purchase of IDP......................   $  775.0
Refinance Existing Flowserve
Debt(2)..............................      315.4
Transaction Fees and Expenses........       56.6
                                        --------
          Total Uses.................   $1,147.0
                                        ========

-------------------------

(1) Includes two facilities, Term Loan A and Term Loan B, which we collectively refer to as the Term Loan Facilities. The Term Loan A facility of $275.0 million will mature in six years and the Term Loan B facility of $475.0 million will mature in eight years.

(2) Includes debt incurred in connection with the Invatec acquisition, which closed on January 13, 2000.

(3) Reflects issuance of the senior subordinated dollar notes of $290.0 million and senior subordinated euro notes of E100.0 million at 98.586% of face value.

(4) Assuming a conversion rate of euro into U.S. dollars of E0.9033 to $1.00, which was the rate in effect on August 3, 2000.

                               THE EXCHANGE OFFER

GENERAL

     In connection with the exchange offer, Flowserve and the guarantors of the outstanding dollar notes entered into a registration rights agreement with Credit Suisse First Boston Corporation, Bank of America Securities LLC, ABN AMRO Incorporated, Banc One Capital Markets, Inc. (the "Dollar Notes Initial Purchasers") relating to the outstanding dollar notes and Flowserve Finance and the guarantors of the outstanding euro notes entered into a registration rights agreement with Credit Suisse First Boston (Europe) Limited, Bank of America International Limited, ABN AMRO Bank N.V. and First Chicago Limited (the "Euro Notes Initial Purchasers," and together with the Dollar Notes Initial Purchasers, the "Initial Purchasers") relating to the outstanding euro notes (the "Registration Rights Agreements"). Under the Registration Rights Agreements, Flowserve and Flowserve Finance agreed to file within 90 days of the date of the original issuance of the outstanding notes a registration statement (the "Exchange Offer Registration Statement") of which this prospectus is a part with respect to a registered offer to exchange the outstanding notes for the notes with terms identical in all material respects to the outstanding notes (the "Exchange Offer"). We further agreed to use our reasonable best efforts to
(i) cause the Exchange Offer Registration Statement to become effective and commence the Exchange Offer on or prior to the 150th day after the Issue Date,
(ii) keep the Exchange Offer open for 30 days (or longer if required by applicable law) (the last day of such period, the "Expiration Date") and (iii) exchange the notes to be issued in the Exchange Offer for all outstanding notes validly tendered and not withdrawn pursuant to the Exchange Offer on or prior to the fifth day following the Expiration Date.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 12:00 p.m., New York City time (5:00 p.m. London time) on November 28, 2000 (the "Expiration Date"). Flowserve will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding dollar notes accepted in the exchange offer. Flowserve Finance will issue E1,000 principal amount of exchange notes in exchange for each E1,000 principal amount of outstanding euro notes accepted in the Exchange Offer. Holders may tender some or all of their outstanding dollar notes and outstanding euro notes pursuant to the Exchange Offer in denominations of $1,000 and E1,000, respectively and integral multiples thereof.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "SEC") to third parties, we believe that the notes issued pursuant to the Exchange Offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any holder thereof under U.S. federal securities laws (other than (i) a broker-dealer who purchased such outstanding notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") or (ii) a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the notes issued in the Exchange Offer in its ordinary course of business and is not participating and does not intend to participate, and has no arrangements or understanding with any person to participate, in the distribution of the notes issued in the Exchange Offer. Holders of outstanding notes wishing to accept the exchange offer must represent to us that such conditions have been met.

     Each broker-dealer that receives notes in exchange for outstanding notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of notes received in exchange for outstanding notes. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     As of the date of this prospectus, $290 million aggregate principal amount of the outstanding dollar notes and E100 million aggregate principal amount of the outstanding euro notes are outstanding. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes initially purchased by Qualified Institutional Buyers and certain eligible persons in "offshore transactions" (within the meaning of Regulation S under the Securities Act) pursuant to Regulation S under the Securities Act of 1933 to be issued and transferable in book-entry form through the facilities of, with respect to the dollar notes, the Depositary Trust Company ("DTC") and, with respect to the euro notes, Euroclear or Clearstream, Luxembourg, acting as depositary for the outstanding euro notes. The dollar notes and the euro notes to be issued in the Exchange Offer will also be issuable and transferable in book-entry form through DTC or Euroclear or Clearstream, Luxembourg, as the case may be, respectively.

     This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders as of October 15, 2000 (the "Record Date").

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving notes to be issued in the Exchange Offer from us and delivering such notes to such holders.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted outstanding notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of outstanding notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean November 28, 2000 unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of outstanding notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

     We reserve the right (i) to delay acceptance of any outstanding notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by us to be advantageous to the holders of the outstanding notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the outstanding notes of such amendment.

     Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than making a timely release to a financial news service.

INTEREST ON THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER

     The notes to be issued in the Exchange Offer will bear interest from August 8, 2000, payable semiannually in arrears on February 15 and August 15 of each year, commencing on February 15, 2001, at the rate of 12 1/4% per annum, in the case of both the dollar notes and the euro notes. Holders of outstanding notes whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the outstanding notes accrued from August 8, 2000 until the date of the issuance of the notes to be issued in the Exchange Offer. Consequently, holders who exchange their outstanding notes for notes to be issued in the Exchange Offer will receive the same interest payment on February 15, 2001 (the first interest payment date with respect to the outstanding notes and the notes to be issued in the Exchange Offer) that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING

  Procedures for Tendering Outstanding Dollar Notes

     To tender outstanding dollar notes in the Exchange Offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or otherwise deliver the letter of transmittal or facsimile to the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     - the Exchange Agent must receive any corresponding certificate or certificates representing outstanding dollar notes along with the letter of transmittal; or

     - the Exchange Agent must receive, before expiration of the Exchange Offer, a timely confirmation of book-entry transfer of outstanding dollar notes into the Exchange Agent's account at DTC according to DTC's Automated Tender Offer Program described below and a properly transmitted agent's message described below; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the Exchange Agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" before expiration of the Exchange Offer. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

     Any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the Exchange Agent, transmit their acceptance of the Exchange Offer electronically. They may do so by causing DTC to transfer the outstanding dollar notes to the Exchange Agent in accordance with its procedures for transfer. DTC will then send an agent's message to the Exchange Agent. The term "agent's message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation which states that:

     - DTC has received an express acknowledgment from the participant that is tendering outstanding dollar notes; and

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery.

  Procedures for Tendering Outstanding Euro Notes

     To tender outstanding euro notes in the Exchange Offer, a holder must effect such tender pursuant to the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, for book-entry transfers, prior to 5:00 p.m., London time, on the Expiration Date.

     Any financial institution that is a participant in the Euroclear or Clearstream, Luxembourg system, as the case may be, may make book-entry delivery of the outstanding euro notes to Euroclear or Clearstream, Luxembourg in accordance with Euroclear's or Clearstream, Luxembourg's standard procedures for such transfer. In lieu of delivering a letter of transmittal to the Exchange Agent, a computer-generated message, in which the holder of the outstanding euro notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted and received or confirmed by Euroclear or Clearstream, Luxembourg, as the case may be, prior to 5:00 p.m., London time, on the Expiration Date.

     The tender by a holder of outstanding euro notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

  Procedures for Tendering applicable to all Outstanding Notes

     Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of outstanding notes and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

     Only a holder of outstanding notes may tender such outstanding notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name outstanding notes are registered on our books or the books of any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC, Euroclear or Clearstream, Luxembourg, who desires to deliver such outstanding notes by book-entry transfer at DTC, Euroclear or Clearstream, Luxembourg, as the case may be.

     Any beneficial holder whose outstanding notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" (an "Eligible Institution") within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless the outstanding notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, such outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Outstanding Notes unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

     In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     By tendering, each holder of outstanding notes will represent to us that, among other things, the notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of such notes and that neither the holder nor any such other person is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

GUARANTEED DELIVERY PROCEDURES FOR OUTSTANDING DOLLAR NOTES

     Holders who wish to tender their outstanding dollar notes and (i) whose outstanding dollar notes are not immediately available, or (ii) who cannot deliver their outstanding dollar notes, the letter of transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:


          (a) the tender is made through an Eligible Institution or pursuant to DTC's standard operating procedures;



          (b) prior to the Expiration Date (i) the Exchange Agent receives from such Eligible Institution a properly completed and duly executed "notice of guaranteed delivery" in the form accompanying this prospectus (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the outstanding dollar notes, the certificate number or numbers of such outstanding dollar notes and the principal amount of outstanding dollar notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the outstanding dollar notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent, or (ii) in lieu of "notice of guaranteed delivery" DTC receives an electronic transmission which contains the character by which the participant acknowledges its receipt of and agrees to be bound by the guaranteed delivery procedures set forth herein; and

          (c) such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered outstanding dollar notes in proper form for transfer (or to DTC of outstanding dollar notes delivered electronically) and all other documents required by the letter of transmittal are received by the Exchange Agent within five business days after the Expiration Date.


WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 12:00 p.m., New York City time (5:00 p.m., London time) on the Expiration Date unless previously accepted for exchange.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "-- Exchange Agent";

     - for DTC participants, (with respect to the dollar notes only) holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system and the exchange agent must receive an electronic notice of withdrawal from DTC and any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility; or

     - with respect to the euro notes, a notice of withdrawal must be transmitted to Euroclear and Clearstream, Luxembourg, as the case may be, in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, prior to 12:00 p.m., New York City time (5:00 p.m., London time), on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by Flowserve Finance.

     Any written or facsimile notice of withdrawal for outstanding notes must
(i) specify the name of the person having deposited the outstanding notes to be withdrawn (the "Depositor"), (ii) identify the outstanding notes to be withdrawn (including the certificate number or numbers and principal amount of such outstanding notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the outstanding notes to register the transfer of such outstanding notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such outstanding notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly tendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn outstanding notes may be tendered by following the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes not therefore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such outstanding notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC or court of competent jurisdiction in a manner, which, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer.

     If we determine that we may terminate the Exchange Offer, as set forth above, we may (i) refuse to accept any outstanding notes and return any outstanding notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all outstanding notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered outstanding notes to withdraw their tendered outstanding notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered outstanding notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Bank of New York, has been appointed as Exchange Agent for the exchange of the outstanding notes (the "Exchange Agent"). Questions and requests for assistance relating to the exchange of the outstanding dollar notes should be directed to the Exchange Agent in New York addressed as follows:


          By Mail:                                The Bank of New York
                                                  Reorganization Section
                                                  101 Barclay Street, Floor 7 East
                                                  New York, New York 10286
                                                  Attention: Carolle Montreuil
          By Hand Delivery:                       The Bank of New York
                                                  101 Barclay Street
                                                  Corporate Trust Services Window
                                                  Ground level
                                                  New York, New York 10286
                                                  Attention: Carolle Montreuil
          Facsimile Transmission:                 (212) 815-6339
          Confirm by Telephone:                   (212) 815-6331


     Questions and requests for assistance relating to the exchange of the outstanding euro notes should be directed to the Exchange Agent in London addressed as follows:


          By Mail or Hand Delivery:               The Bank of New York
                                                  Lower Ground Floor
                                                  30 Cannon Street
                                                  London
                                                  EC4m 6XH
                                                  Attention: Linda Read or Emma Wilkes
          Facsimile Transmission:                 011 44 207 964-6369 or
                                                  011 44 207 964-7294
          Confirm by Telephone:                   011 44 207 964-7284 or
                                                  011 44 207 964-7235


     Banque Internationale a Luxembourg has been appointed as Luxembourg Paying Agent for the exchange of the outstanding euro notes.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the Exchange Offer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Flowserve and its affiliates in person, by telegraph or telephone.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustees and accounting and legal fees.

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the Exchange Offer. If, however, certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of June 30, 2000 (i) on an actual basis and (ii) on a pro forma basis as adjusted to give effect to the Transactions as if they had occurred on such date. The information set forth in the table below should be read in conjunction with the consolidated financial statements and the notes thereto of Flowserve and IDP and the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus. Except as set forth in this prospectus, there has been no material change in our capitalization on a consolidated basis since June 30, 2000.

                                                                         PRO FORMA
                                                              ACTUAL    AS ADJUSTED
                                                              -------   ------------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $ 14.5      $   16.1
                                                              ======      ========
Current portion of long-term debt...........................      --           6.0
Long-term debt:
  Other long-term debt......................................    52.4            --
     Existing credit facilities.............................   263.0            --
     New senior credit facilities:
       Revolving credit facility(1).........................      --            --
       Term loan facilities.................................      --         744.0
     Dollar notes offered hereby(2).........................      --         285.9
     Euro notes offered hereby(2)(3)........................      --          89.1
                                                              ------      --------
          Total current and long-term debt..................  $315.4      $1,125.0
                                                              ------      --------
Shareholders' equity:
  Serial preferred stock, $1.00 par value:
     No shares issued.......................................      --            --
  Common shares, $1.25 par value:
     Shares authorized -- 120,000;
     Shares issued and outstanding -- 41,484................    51.9          51.9
  Capital in excess of par value............................    67.7          67.7
  Retained earnings.........................................   368.8         366.6
  Treasury stock............................................   (93.2)        (93.2)
  Accumulated other comprehensive income....................   (78.7)        (78.6)
                                                              ------      --------
          Total shareholders' equity........................   316.5         314.4
                                                              ------      --------
          Total capitalization..............................  $631.9      $1,439.4
                                                              ======      ========

-------------------------

(1) Borrowings of up to $300.0 million will be available under the revolving credit facility for six years. We had approximately $30.0 million in undrawn letters of credit issued under the revolving credit facility at the closing of the IDP acquisition. As a result, under our revolving credit facility immediately after the closing of the IDP acquisition we had unused borrowing capacity, net of issued letters of credit, of approximately $270.0 million.

(2) Reflects issuance of the senior subordinated dollar notes of $290.0 million and senior subordinated euro notes of E100.0 million at 98.586% of face value.

(3) Assuming a conversion rate of euro into U.S. dollars of E0.9033 to $1.00, which was the rate in effect on August 3, 2000.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements (the "Unaudited Pro Forma Financial Statements") are based on the historical consolidated financial statements of Flowserve, Invatec and IDP included elsewhere in this prospectus, adjusted to give effect to the transactions described herein.

     The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1999 and six months ended June 30, 1999 and June 30, 2000, respectively, give effect to the Transactions and the acquisition of Invatec as if they had occurred on January 1, 1999. The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the Transactions as if they had occurred as of June 30, 2000.

     The Transactions and the acquisition of Invatec and the related adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. In our opinion, all adjustments that are necessary to present fairly the pro forma data have been made. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what our results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project our results of operations or financial condition for any future period or date. The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of Flowserve, Invatec and IDP included elsewhere in this prospectus and Management's Discussion and Analysis of Financial Condition and Results of Operations.

     The unaudited pro forma consolidated financial statements do not include the impact of any post-closing regulatory divestitures required under our consent decree with the U.S. Department of Justice in connection with the IDP acquisition. See "Business -- Regulatory Divestitures." These divestitures would affect less than three percent of the combined 1999 revenues of Flowserve and IDP. In the opinion of management, the impact of these divestiture actions will not be material to our overall pro forma financial position or results of operations.

     The unaudited pro forma information with respect to the Invatec acquisition and the IDP acquisition is based on the historical financial statements of Flowserve, Invatec and IDP. The Invatec acquisition and the IDP acquisition have been accounted for under the purchase method of accounting. The total purchase price for the Invatec acquisition and the IDP acquisition has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired businesses based upon our preliminary estimates of their fair value with the remainder allocated to goodwill. The purchase price allocations for the Invatec acquisition and the IDP acquisition are subject to refinement when additional information concerning asset and liability valuations is obtained.

     The historical consolidated financial statements of Flowserve, Invatec and IDP were prepared in accordance with accounting principles generally accepted in the United States.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                                           PRO                         IDP
                                    HISTORICAL            INVATEC         FORMA      HISTORICAL    ACQUISITION/
                               ---------------------    ACQUISITION     FLOWSERVE/   ----------     FINANCING       PRO FORMA
                               FLOWSERVE    INVATEC    ADJUSTMENTS(1)    INVATEC        IDP       ADJUSTMENTS(1)   CONSOLIDATED
                               ----------   --------   --------------   ----------   ----------   --------------   ------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales....................  $1,061,272   $160,991      $     --     $1,222,263     $838,390      $      --       $2,060,653
Cost of sales................     697,928    115,956            --        813,884      610,745         (1,400)(f)    1,433,842
                                                                                                        6,112(g)
                                                                                                        4,884(k)
                                                                                                         (383)(p)
                               ----------   --------      --------     ----------     --------      ---------       ----------
Gross profit.................     363,344     45,035            --        408,379      227,645         (9,213)         626,811
  Selling and administrative
    expense..................     275,884     40,368        (1,554)(a)    314,642      162,047           (600)(f)      480,472
                                                               (56)(b)                                 (3,600)(h)
                                                                                                       (4,200)(i)
                                                                                                        9,134(j)
                                                                                                        3,049(k)
  Research, engineering and
    development expense......      25,645         --            --         25,645        2,984             --           28,629
  Merger transaction and
    restructuring
    expense(2)...............      15,860         --            --         15,860          200             --           16,060
  Merger integration
    expense(3)...............      14,207         --            --         14,207           --             --           14,207
                               ----------   --------      --------     ----------     --------      ---------       ----------
Operating income.............      31,748      4,667         1,610         38,025       62,414        (12,996)          87,443
  Interest (income)
    expense..................      15,504     12,724        (6,928)(c)     21,300        1,362        105,993(l)       128,655
  Loss on assets held for
    sale.....................          --      3,810            --          3,810           --             --            3,810
  Impairment of goodwill.....          --     39,073       (39,073)(d)         --           --             --               --
  Other income, net..........      (2,001)      (174)           --         (2,175)      (7,446)            --           (9,621)
                               ----------   --------      --------     ----------     --------      ---------       ----------
Earnings (loss) before income
  taxes......................      18,245    (50,766)       47,611         15,090       68,498       (118,989)         (35,401)
  Provision (benefit) for
    income taxes.............       6,068      6,372        (7,234)(e)      5,206       18,965        (36,915)(m)      (12,744)
                               ----------   --------      --------     ----------     --------      ---------       ----------
  Net income (loss)..........  $   12,177   $(57,138)     $ 54,845     $    9,884     $ 49,533      $ (82,074)      $  (22,657)
                               ==========   ========      ========     ==========     ========      =========       ==========
PER COMMON SHARE:
Net loss per share (basic and diluted)..........................................................................    $     (.60)
                                                                                                                    ==========
Average shares outstanding......................................................................................        37,856
OTHER FINANCIAL DATA:
Depreciation and
  amortization...............  $   39,599   $  4,851      $    (56)     $  44,394     $ 18,251      $  23,179       $   85,824
Cash interest expense(n)........................................................................................       122,215
Ratio of earnings to fixed charges(o)...........................................................................            --

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

                                                                                                       IDP
                                      HISTORICAL          INVATEC      PRO FORMA     HISTORICAL    ACQUISITION/
                                  -------------------   ACQUISITION    FLOWSERVE/    ----------     FINANCING       PRO FORMA
                                  FLOWSERVE   INVATEC   ADJUSTMENTS    INVATEC(1)       IDP       ADJUSTMENTS(1)   CONSOLIDATED
                                  ---------   -------   -----------   ------------   ----------   --------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
Net sales.......................  $544,583    $87,103                   $631,686      $399,490       $     --       $1,031,176
Cost of sales...................   353,903     60,902                    414,805       295,575           (700)(f)      715,345
                                                                                                        3,056(g)
                                                                                                        2,442(k)
                                                                                                          167(p)
                                  --------    -------     -------       --------      --------       --------       ----------
Gross profit....................   190,680     26,201          --        216,881       103,915         (4,965)         315,831
  Selling and administrative
    expense.....................   133,314     22,062     $   (28)(b)    155,348        79,847           (300)(f)      237,303
                                                                                                       (1,800)(h)
                                                                                                       (1,884)(i)
                                                                                                        4,567(j)
                                                                                                        1,525(k)
  Research, engineering and
    development expense.........    13,199         --          --         13,199         1,470             --           14,669
  Merger integration
    expense(3)..................     7,838         --          --          7,838            --             --            7,838
                                  --------    -------     -------       --------      --------       --------       ----------
Operating income................    36,329      4,139          28         40,496        22,598         (7,073)          56,021
  Interest (income) expense.....     7,203      6,197      (3,464)(c)      9,936           765         53,627(l)        64,328
  Loss on assets held for
    sale........................                3,810                      3,810                                         3,810
  Other (income) expense, net...       525        (60)                       465        (3,167)            --           (2,702)
                                  --------    -------     -------       --------      --------       --------       ----------
Earnings (loss) before income
  taxes.........................    28,601     (5,808)      3,492         26,285        25,000        (60,700)          (9,415)
  Provision (benefit) for income
    taxes.......................     9,724       (547)       (109)(e)      9,068        10,005        (22,462)(m)       (3,389)
                                  --------    -------     -------       --------      --------       --------       ----------
  Net income (loss).............  $ 18,877    $(5,261)    $ 3,601       $ 17,217      $ 14,995       $(38,238)      $   (6,026)
                                  ========    =======     =======       ========      ========       ========       ==========
PER COMMON SHARE:
Net loss per share (basic and diluted)..........................................................................    $     (.16)
                                                                                                                    ==========
Average Shares Outstanding......................................................................................        37,771

OTHER FINANCIAL DATA:
Depreciation and amortization...................................................................................    $   45,134
Cash interest expense(n)........................................................................................        61,108

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000

                                    HISTORICAL                                IDP
                              -----------------------   FLOWSERVE/   ACQUISITION/FINANCING     PRO FORMA
                              FLOWSERVE(A)     IDP         IDP          ADJUSTMENTS(1)        CONSOLIDATED
                              ------------   --------   ----------   ---------------------    ------------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...................    $584,462     $363,409    $947,871          $     --             $947,871
Cost of sales...............     382,070      279,792     661,862              (700)(f)          662,378
                                                                              1,573(g)
                                                                                193(k)
                                                                               (550)(p)
                                --------     --------    --------          --------             --------
Gross profit................     202,392       83,617     286,009              (516)             285,493
  Selling and administrative
     expense................     142,220       76,362     218,582              (300)(f)          218,789
                                                                             (1,800)(h)
                                                                             (1,944)(i)
                                                                              2,899(j)
                                                                              1,352(k)
  Research, engineering and
     development expense....      12,353        1,310      13,663                --               13,663
                                --------     --------    --------          --------             --------
Operating income............      47,819        5,945      53,764              (723)              53,041
  Interest expense..........      13,576          530      14,106            50,222(l)            64,328
  Other (income) expense,
     net....................      (3,161)        (712)     (3,873)               --               (3,873)
                                --------     --------    --------          --------             --------
Earnings (loss) before
  income
     taxes..................      37,404        6,127      43,531           (50,945)              (7,414)
  Provision (benefit) for
     income taxes...........      12,905        8,591      21,496           (24,165)(m)           (2,669)
                                --------     --------    --------          --------             --------
  Net income (loss).........    $ 24,499     $ (2,464)   $ 22,035          $(26,780)            $ (4,745)
                                ========     ========    ========          ========             ========
PER COMMON SHARE:
Net loss per share (basic and diluted)....................................................      $  (0.13)
                                                                                                ========
Average shares outstanding................................................................        37,810

OTHER FINANCIAL DATA:
Depreciation and amortization.............................................................      $ 41,302
Cash interest expense(n)..................................................................        61,108
Ratio of earnings to fixed charges(o).....................................................            --

-------------------------

(A) Includes the results of Invatec from January 13, 2000.

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT
                                 OF OPERATIONS

NOTE 1: PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been applied to the accompanying historical consolidated statements of operations of Flowserve, Invatec and IDP to give effect to the Invatec acquisition and the IDP acquisition (see note 1 to the unaudited pro forma consolidated balance sheet) and the financing transactions as if they had all occurred on January 1, 1999.

(a) Represents reduction in Invatec selling and administrative costs for non-recurring items associated with pre-acquisition bank fees and other credit facility related expenses.
(b) Represents incremental decrease in annual goodwill amortization based on decrease of $4.3 million of estimated goodwill originating from the Invatec acquisition and reduction of amortization period from 40 to 20 years.
(c) Represents the net reduction in consolidated interest expense related to Invatec debt financing.
(d)  Represents reversal of Invatec goodwill impairment charge.
(e) Represents income tax adjustments required to arrive at the expected pro forma effective tax rate of 34.5% after Flowserve's acquisition of Invatec.
(f) Represents actuarially determined adjustment to retiree pension and post-retirement benefits expense for hourly and salaried personnel of IDP that, pursuant to the IDP purchase agreement, were retained by Ingersoll-Rand, IDP's predecessor parent, net of the pension benefits provided to IDP employees under the Flowserve plans.
(g) Represents incremental increase in depreciation expense in cost of sales based on estimated fair market value of property, plant and equipment over estimated useful lives of 3 to 40 years.
     This adjustment is based on a preliminary allocation of the purchase price for the IDP acquisition. The final allocation of the purchase price is contingent upon valuations that have not been completed. See note 1 to the unaudited pro forma consolidated balance sheet for further discussion on the purchase price allocation related to the IDP acquisition.
(h) Represents the elimination of corporate overhead expenses allocated by Ingersoll-Rand to IDP. Pursuant to the IDP purchase agreement, this allocation was eliminated upon closing of the IDP acquisition on August 8, 2000. Flowserve will assume and provide services with no significant incremental cost above what it cost Flowserve to provide such services prior to the acquisition for tax services, information technology support, pensions and benefits administration and other overhead costs.
(i) Represents the elimination of expense recorded by IDP related to a phantom stock incentive plan that was eliminated upon consummation of the Acquisition. IDP personnel losing these previous incentives may be eligible to participate in Flowserve's established stock option incentive scheme, which generally does not result in any compensation charge.
(j) Represents incremental increase in annual goodwill amortization based on $225.7 million of estimated goodwill over an estimated useful life of 40 years related to the IDP acquisition.
(k) Represents incremental increase in amortization expense based on estimated fair value of other intangible assets acquired over their estimated useful lives of approximately
     17 years.

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT
                          OF OPERATIONS -- (CONTINUED)

                                                                                       SIX MONTHS      SIX MONTHS
                                                                   FOR YEAR ENDED         ENDED           ENDED
                                                                  DECEMBER 31, 1999   JUNE 30, 1999   JUNE 30, 2000
                                                                  -----------------   -------------   -------------
                                                                                (DOLLARS IN MILLIONS)
(l)  Represents the following:
     Interest on Term Loan A ($275.0 @ 9.4%).....................      $ 25.9             $12.9           $12.9
     Interest on Term Loan B ($475.0 @ 10.1%)....................        48.0              24.0            24.0
     Interest expense associated with notes offered hereby
     ($380.3 @ 12.25%)...........................................        46.5              23.3            23.3
     Letter of credit fee ($110.0 @ 1.64% weighted average,
     including $30.0 under the Revolving Credit Facility)........         1.8               0.9             0.9
                                                                       ------             -----           -----
       Cash interest expense.....................................       122.2              61.1            61.1
     Non-cash increase in amortization associated with $46.5
     million in deferred financing costs and $5.4 million
     discount on the note offerings incurred in connection with entering into the Senior Credit Facilities and issuance of the notes offered hereby, amortized over terms ranging from
     6 to 10 years. .............................................         6.5               3.2             3.2
                                                                       ------             -----           -----
       Sub-total interest expense................................       128.7              64.3            64.3
     Elimination of interest and associated fees on borrowings
     repaid in connection with the financings....................       (22.7)            (10.7)          (14.1)
                                                                       ------             -----           -----
       Net Adjustment............................................      $106.0             $53.6           $50.2
                                                                       ======             =====           =====



     For each 0.125% change in the interest rates payable on the outstanding balance under the Senior Credit Facilities and the notes offered hereby, annual interest expense would change by $1.4 million before the effect of income taxes.

(m) Represents income tax adjustment required to arrive at the expected pro forma effective tax rate of 36.0% and to provide U.S. taxes on IDP partnership earnings.

(n) Cash interest expense is total interest expense less amortization of deferred financing costs and discount of notes offered hereby. For purposes of determining the ratio of earnings to fixed charges, earnings

(o) consist of income (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing fees and the estimated interest portion of rental expense estimated to be attributable to interest. For the year ended December 31, 1999 and the six months ended June 30, 2000, earnings were insufficient to cover fixed charges by $34.5 million and $7.9 million, respectively.

(p) Represents estimated rental expense for the Phillipsburg plant for Flowserve's planned usage prior to the shutdown of the facility, net of direct costs related to the facility historically incurred by IDP which are not incremental costs to Flowserve as the Phillipsburg plant was not acquired under the terms of the Agreement.

NOTE 2: MERGER TRANSACTION AND RESTRUCTURING EXPENSE

     Represents non-recurring merger transaction and restructuring expenses. In 1999, $15.9 million for Flowserve represents facility closure and personnel reductions of 9% to reduce excess capacity and $0.2 million for IDP relates to additional costs incurred in regards to a foundry closure initiated in 1996.

NOTE 3: MERGER INTEGRATION EXPENSES

     Represents non-recurring expenses related to the merger of BW/IP and Durco in order to achieve the planned merger synergies. These expenses were principally for costs for consultants and costs related to integration team members including salaries, benefits and training.

                              UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 2000

                                     ASSETS

                                                     HISTORICAL
                                                --------------------     PRO FORMA          PRO FORMA
                                                FLOWSERVE    IDP(1)    ADJUSTMENTS(2)      CONSOLIDATED
                                                ---------   --------   --------------      ------------
                                                                (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents...................  $ 14,495    $ 23,566     $ (21,963)(a)      $   16,098
  Accounts receivable, net....................   246,331     178,848            --             425,179
  Inventories.................................   210,617     122,117            --             332,734
  Prepaids and other current assets...........    37,094      26,746        22,598(b)           86,438
                                                --------    --------     ---------          ----------
          Total current assets................   508,537     351,277           635             860,449
Property, plant and equipment, net............   221,336     164,863        27,701(c)          413,900
Goodwill, net.................................   145,155     139,675       225,676(d)          510,506
Intangibles assets, net.......................     6,197      75,622        63,478(e)          145,297
Other assets..................................    80,851      17,162        44,301(f)          142,314
                                                --------    --------     ---------          ----------
     Total assets.............................  $962,076    $748,599     $ 361,791          $2,072,466
                                                ========    ========     =========          ==========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt and notes
     payable..................................  $    575    $     --     $   5,956(g)       $    6,531
  Accounts payable............................    76,802     187,420            --             264,222
  Income taxes................................     8,904          --                             8,904
  Accrued expenses and other liabilities......    96,957       3,458        54,646(h)          155,061
                                                --------    --------     ---------          ----------
          Total current liabilities...........   183,238     190,878        60,602             434,718
                                                --------    --------     ---------          ----------
Noncurrent liabilities........................        --          90            --                  90
Post-retirement benefits and deferred items...   146,963      92,477       (35,088)(i)         204,352
Long-term debt due after one year.............   315,348          --       803,604(g)        1,118,952
Shareholders' equity:
  Serial preferred stock
  Common stock................................    51,856     414,558      (414,558)             51,856
  Capital in excess of par value..............    67,697          --            --              67,697
  Retained earnings...........................   368,754      89,982       (92,155)            366,581
  Treasury stock, at cost.....................   (93,226)         --            --             (93,226)
  Accumulated other comprehensive income......   (78,554)    (39,386)       39,386             (78,554)
                                                --------    --------     ---------          ----------
     Total shareholders' equity...............   316,527     465,154      (467,327)(j)         314,354
                                                --------    --------     ---------          ----------
          Total liabilities and shareholders'
            equity............................  $962,076    $748,599     $ 361,791          $2,072,466
                                                ========    ========     =========          ==========

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET

     The following pro forma adjustments have been applied to the accompanying historical balance sheets of Flowserve and IDP to give effect to the IDP acquisition and the financing transactions as if they had occurred on June 30, 2000.

NOTE 1. ACQUISITIONS

     On August 8, 2000 Flowserve acquired IDP. The IDP acquisition will be accounted for as a purchase, with the excess of the purchase price over the fair value of net assets acquired allocated to goodwill.

     A summary of the purchase price and related preliminary purchase price allocation follows:

                                                               (DOLLARS IN THOUSANDS)
                                                               ----------------------
Cash paid at closing........................................         $ 775,000
Cash paid for direct acquisition costs, including financial
  advisory, accounting and legal costs......................            10,049
                                                                     ---------
  Aggregate purchase price..................................           785,049
Book value of IDP net assets acquired.......................          (505,242)
                                                                     ---------
Excess of cost over net book value of assets acquired.......           279,807
Adjustments to record assets and liabilities at fair market
  values(a)
  Prepaid rent on Phillipsburg Plant........................            (1,839)
  Property and equipment....................................           (27,701)
  Elimination of Phantom Stock Incentive Plan...............            (3,018)
  Intangible assets, including patents, trademarks and trade
     names..................................................           (63,478)
  Deferred income taxes related to IDP acquisition..........             5,000
  Severance, facility closing expenses and other exit costs
     to be incurred in connection with the Acquisition, net
     of taxation(b).........................................            36,905
                                                                     ---------
          Net adjustment to goodwill........................         $ 225,676
                                                                     =========

-------------------------

(a) Upon completion of appraisals of the fair values of the acquired assets and liabilities, our allocation of the purchase price may differ from that presented above, and we may identify other assets to which a portion of the purchase price will be allocated. We believe that the depreciation and amortization periods for such identifiable other assets will be approximately 17 years.

(b) Reflects exit costs to be incurred in connection with the Acquisition in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

                          NOTES TO UNAUDITED PRO FORMA
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

NOTE 2: PRO FORMA ADJUSTMENTS TO CONSOLIDATED BALANCE SHEET

     The Unaudited Pro Forma Consolidated Balance Sheet reflects the IDP acquisition and related financing transactions, as if they had occurred as of June 30, 2000. The application of the proceeds from borrowings under the Senior Credit Facilities and the issuance of the notes offered by this offering occurred concurrently with the closing of this offering.

                                                                      (DOLLARS IN THOUSANDS)
                                                                      ----------------------
(a)  Changes in cash and cash equivalents are:
     Cash proceeds from initial borrowings under the Senior Credit
       Facilities..................................................        $   750,000
     Cash proceeds from issuance of the notes ($380.3 million)
     offered hereby................................................            374,952
                                                                           -----------
     Proceeds from these borrowings................................          1,124,952
     Payment to Ingersoll-Rand for purchase of IDP.................           (775,000)
     Repayment of existing Flowserve debt..........................           (315,392)
     Transaction fees and expenses.................................            (56,523)
                                                                           -----------
          Uses of cash.............................................         (1,146,915)
                                                                           -----------
            Total adjustment to cash...............................        $   (21,963)
                                                                           ===========
(b)  To record prepaid asset associated with free rental period provided by Ingersoll-Rand in accordance with contractual
     terms of the Agreement based on the planned usage of the
     facility by Flowserve prior to shut-down......................        $     1,839
     Deferred taxes resulting from restructuring costs associated
     with IDP......................................................             20,759
                                                                           -----------
            Total adjustment to prepaids and other current
            assets.................................................        $    22,598
                                                                           ===========
(c)  To record property and equipment acquired from IDP at
     estimated fair value, excluding the Phillipsburg Plant which
     was not acquired under the terms of the Agreement.............        $    27,701
(d)  To record goodwill resulting from the IDP acquisition.........        $   225,676
(e)  To reflect adjustments to record fair value of intangible
     assets acquired from the IDP acquisition......................        $    63,478
(f)  To reflect adjustments to record the following:
     To record deferred financing costs in connection with entering into the Senior Credit Facilities and issuing the notes
     offered hereby................................................        $    46,474
     Write-off of deferred financing fees related to existing
     Flowserve credit facility.....................................             (2,173)
                                                                           -----------
            Total adjustment to other assets.......................        $    44,301
                                                                           ===========

                          NOTES TO UNAUDITED PRO FORMA
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

NOTE 2: PRO FORMA ADJUSTMENTS TO CONSOLIDATED BALANCE SHEET -- (CONTINUED)

                                                                      (DOLLARS IN THOUSANDS)
                                                                      ----------------------
(g)  Reflects the issuance of the notes offered hereby and initial borrowings under the Senior Credit Facilities, net of
     repayment of existing indebtedness:
     Issuance of the notes offered herein..........................        $   374,952
     Initial borrowings under the Senior Credit Facilities.........            750,000
                                                                           -----------
                                                                             1,124,952
     Less: repayment of Flowserve long-term debt...................           (315,348)
     Less: reclassification of long-term to current for initial
     principal payment due June 30, 2001...........................             (6,000)
                                                                           -----------
     Net adjustment to long-term debt..............................        $   803,604
                                                                           ===========
     Adjustment to current portion of long-term debt:
            Current portion of Term Loan A and Term Loan B due
            June 30, 2001..........................................        $     6,000
     Less: repayment of existing current portion of long-term
           debt....................................................                (44)
                                                                           -----------
     Net adjustment to current portion of long-term debt...........        $     5,956
                                                                           ===========
(h)  To reflect adjustments to record integration related
     restructuring costs associated with the Acquisition in
     accordance with EITF 95-3 "Recognition of liabilities in
     connection with a Purchase Business Combination"..............        $    57,664
     Represents elimination of liability recorded by IDP related to a phantom stock incentive plan that ceased at the date of the
     IDP acquisition...............................................             (3,018)
                                                                           -----------
     Total adjustments.............................................        $    54,646
                                                                           ===========
(i)  Pension and post-retirement health care liabilities retained
     by Ingersoll-Rand, IDP's predecessor parent...................        $   (40,088)
     Deferred income taxes related to IDP acquisition..............              5,000
                                                                           -----------
     Net adjustment to Post-retirement benefits and deferred
     items.........................................................        $   (35,088)
                                                                           ===========
(j)  Represents adjustments to reflect the following:
     Elimination of IDP contributed capital........................        $   414,558
     Elimination of IDP accumulated earnings.............   $89,982
     Write-off of pre-existing deferred financing costs
     related to existing Flowserve debt..................   2,173
                                                            -------
     Sub-total, retained/accumulated earnings
     adjustments.........................................                       92,155
     Elimination of IDP accumulated other comprehensive
     income........................................................            (39,386)
                                                                           -----------
     Total adjustments.............................................        $   467,327
                                                                           ===========

                       SELECTED HISTORICAL FINANCIAL DATA

FLOWSERVE CORPORATION

     The following selected historical financial data of Flowserve as of and for each of five fiscal years in the period ended December 31, 1999 have been derived from Flowserve's audited consolidated financial statements and the notes thereto. The following selected historical financial data as of and for the six months ended June 30, 1999 and June 30, 2000 have been derived from Flowserve's unaudited consolidated financial statements included elsewhere within this prospectus. This selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Flowserve" and the consolidated financial statements of Flowserve included elsewhere in this prospectus.

                                                          YEAR ENDED DECEMBER 31,                   SIX MONTHS      SIX MONTHS
                                            ----------------------------------------------------       ENDED           ENDED
                                              1995       1996       1997       1998       1999     JUNE 30, 1999   JUNE 30, 2000
                                            --------   --------   --------   --------   --------   -------------   -------------
                                                                           (DOLLARS IN MILLIONS)
Net sales.................................  $  983.9   $1,097.6   $1,152.2   $1,083.1   $1,061.3      $544.6          $584.5
Cost of sales.............................     591.6      668.7      703.3      667.7      697.9       353.9           382.1
                                            --------   --------   --------   --------   --------      ------          ------
Gross profit..............................     392.3      428.9      448.9      415.4      363.4       190.7           202.4
  Selling and administrative expense......     264.4      283.4      285.9      265.6      275.9       133.3           142.2
  Research, engineering and development
    expense...............................      24.6       24.5       26.9       26.4       25.6        13.2            12.4
  Merger transaction and restructuring
    expense...............................       5.1        5.8       44.5         --       15.9
  Merger integration expense..............        --         --        7.0       38.3       14.2         7.9              --
                                            --------   --------   --------   --------   --------      ------          ------
Operating income..........................      98.2      115.2       84.6       85.1       31.8        36.3            47.8
  Interest expense........................      12.3       12.1       13.3       13.2       15.5         7.2            13.6
  Other (income) expense, net.............      (2.5)      (5.2)     (18.5)      (1.3)      (2.0)         .5            (3.2)
                                            --------   --------   --------   --------   --------      ------          ------
Earnings before income taxes..............      88.4      108.3       89.8       73.2       18.3        28.6            37.4
  Provision for income taxes..............      34.4       37.2       38.2       25.5        6.1         9.7            12.9
  Cumulative effective of change in
    accounting principle..................        --         --         --       (1.2)        --          --              --
                                            --------   --------   --------   --------   --------      ------          ------
Net income................................  $   54.0   $   71.1   $   51.6   $   48.9   $   12.2      $ 18.9          $ 24.5
                                            ========   ========   ========   ========   ========      ======          ======
PER COMMON SHARE:
  Net earnings (basic and diluted)........  $   1.30   $   1.72   $   1.26   $   1.23   $   0.32      $ 0.50          $ 0.65
  Dividends...............................       .51        .57        .65        .56        .56        0.28              --
  Book value(1)...........................      9.01       9.40       9.74       9.15       8.23        9.23            8.46
OTHER FINANCIAL DATA:
  Depreciation and amortization...........      34.5       36.7       38.9       39.3       39.6        21.2            20.4
  Capital expenditures, net...............      39.9       35.7       39.6       38.2       40.5        20.2            12.4
  Ratio of earnings to fixed charges(2)...       6.3        7.3        5.9        5.2        1.8         3.6             3.1
BALANCE SHEET DATA (AS OF END OF PERIOD):
  Working capital.........................  $  251.8   $  280.0   $  284.2   $  268.2   $  258.1      $267.6          $325.3
  Total assets............................     801.1      829.8      880.0      870.2      838.2       845.0           962.1
  Long-term debt..........................     125.9      144.0      128.9      186.3      198.0       192.9           315.3
  Shareholders' equity....................     375.2      388.6      395.3      344.8      308.3       345.3           316.5

-------------------------

(1) Calculated as shareholders' equity as of the end of the period divided by common shares issued, less amounts held in Treasury.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing fees and the estimated interest portion of rental expense attributable to interest.

INGERSOLL-DRESSER PUMP COMPANY

     The following selected historical financial data of IDP as of and for the years ended December 31, 1996, 1997, 1998 and 1999 have been derived from its audited consolidated financial statements and the notes thereto. The selected historical financial data as of and for the year ended December 1995 is unaudited. The following selected historical financial data as of and for the six months ended June 30, 1999 and June 30, 2000 have been derived from IDP's unaudited consolidated financial statements included elsewhere in this prospectus. This selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Ingersoll-Dresser Pump Company" and the consolidated financial statements of Ingersoll-Dresser Pump Company included elsewhere in this prospectus.

                                                                                                          SIX MONTHS   SIX MONTHS
                                                                    YEAR ENDED DECEMBER 31,                 ENDED        ENDED
                                                        -----------------------------------------------    JUNE 30,     JUNE 30,
                                                           1995        1996     1997     1998     1999       1999         2000
                                                        -----------   ------   ------   ------   ------   ----------   ----------
                                                        (UNAUDITED)               (DOLLARS IN MILLIONS)
Net sales.............................................    $793.1      $856.3   $865.1   $907.2   $838.4     $399.5       $363.4
Cost of Sales.........................................     607.5       641.2    637.2    661.1    610.7      295.6        279.8
                                                          ------      ------   ------   ------   ------     ------       ------
Gross profit..........................................     185.6       215.1    227.9    246.1    227.7      103.9         83.6
  Selling and administrative expense..................     162.5       163.2    163.1    168.9    162.1       79.8         76.4
  Research, engineering and development expense.......       1.6         2.8      3.6      3.8      3.0        1.5          1.3
  Restructuring expense...............................        --         4.5     19.5      3.6      0.2         --           --
                                                          ------      ------   ------   ------   ------     ------       ------
Operating income......................................      21.5        44.6     41.7     69.8     62.4       22.6          5.9
  Interest expense....................................       1.7         1.5      1.3      1.6      1.4         .8          0.5
  Other income, net...................................     (13.0)       (5.0)    (4.1)    (7.1)    (7.5)      (3.2)        (0.7)
                                                          ------      ------   ------   ------   ------     ------       ------
Earnings before income taxes..........................      32.8        48.1     44.5     75.3     68.5       25.0          6.1
Provision for income taxes............................       6.8        11.8     13.2     16.6     19.0       10.0          8.6
                                                          ------      ------   ------   ------   ------     ------       ------
Net income............................................    $ 26.0      $ 36.3   $ 31.3   $ 58.7   $ 49.5     $ 15.0       $ (2.5)
                                                          ======      ======   ======   ======   ======     ======       ======
OTHER FINANCIAL DATA:
  Depreciation and amortization.......................    $ 21.6      $ 20.5   $ 20.1   $ 19.0   $ 18.3     $  9.9       $ 14.9
  Capital expenditures................................      17.3        17.0     16.3     20.3     18.2        5.9          4.8
BALANCE SHEET DATA (AS OF END OF PERIOD):
  Working capital.....................................    $261.4      $329.6   $215.9   $197.5   $174.9      429.6       $160.4
  Total assets........................................     630.2       690.0    725.9    800.6    796.4      748.9        748.6
  Partners' equity....................................     362.8       401.0    416.4    479.1    492.5      474.4        465.2

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements of Flowserve and IDP appearing elsewhere in this prospectus. For information regarding our pro forma financial condition, see "Unaudited Pro Forma Consolidated Financial Statements" included in this prospectus.

OVERVIEW

     On February 9, 2000, Flowserve announced it had reached a definitive agreement to acquire Ingersoll-Dresser Pump Company from Ingersoll-Rand for $775 million in cash. The acquisition closed August 8, 2000. The transaction was financed with a combination of new bank facilities and senior subordinated notes. In connection with the acquisition, all of Flowserve's existing indebtedness was refinanced. Flowserve also announced suspension of dividend payments.

     We believe we are the largest manufacturer and aftermarket service provider of comprehensive flow control systems in the world. Our customers include the world's leading engineering and construction firms, OEMs, distributors and end users, including Asea Brown Boveri, ARCO, BASF, Bayer, Bechtel, BP Amoco, Dow Chemical, Duke Energy, DuPont, Eastman Chemical, ExxonMobil, Royal Dutch/Shell, Saudi Aramco, Texaco, TotalFinaElf and the United States Navy. Our ability to provide the full spectrum of products and services in our markets in a time critical manner is key to increasing our market share.

     The principal elements comprising cost of sales are raw materials, labor and manufacturing overhead. During 1999, raw materials accounted for approximately half of cost of sales. Principal raw materials we use include bar stock and structural steel, castings, fasteners, gaskets, motors, silicon faces and carbon faces and teflon(R). We expect to reduce our overall cost of raw materials through increased negotiating leverage and improvements in manufacturing efficiency. Although we often purchase raw materials from one supplier, we have multiple sources from which we can procure raw materials. Labor costs include employee costs of salaried and hourly employees. We have reduced labor costs over the last few years through productivity improvements and restructuring efforts. Manufacturing overhead includes lease costs, depreciation on property, plant and equipment, utilities, property taxes and repairs and maintenance.

     Operating expenses include selling, general and administrative expenses and research, engineering and development expenses. Selling expenses primarily include salaries and benefits to the sales force and commissions to independent sales representatives. Our sales force is paid a commission on recurring sales. General and administrative expenses include corporate overhead relating to employee costs, rent expense, professional fees and information system costs. Research, engineering and development expenses are incurred for the development of new products and the enhancement of existing products. We have reduced our engineering, design and development costs through, among other things, the use of common designs and components.

FLOWSERVE

  OVERVIEW

     Flowserve was created on July 22, 1997, through a merger of equals between BW/IP, Inc. and Durco International Inc., which was accounted for under the "pooling of interests" method of accounting. Accordingly, all historical information for Flowserve has been restated giving effect to the transaction as if the two companies had been combined at the beginning of all periods presented.

     Flowserve produces engineered pumps, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services worldwide, primarily for the process industries. Flowserve's products are used in industries which process difficult to handle and often corrosive fluids, in environments with extreme temperature and pressure and wherever process leakage cannot be tolerated. Flowserve's businesses are affected by economic conditions in the United States and other countries where its products are sold and serviced, by the relationship of the U.S. dollar to other currencies, and by the demand and pricing for customers' products. The impact of these conditions is somewhat mitigated by the strength and diversity of Flowserve's product lines and geographic coverage.

  RESULTS OF OPERATIONS

     The following table sets forth summary categories of statements of operations data as a percentage of net sales:

                                                   FISCAL YEAR ENDED       SIX MONTHS
                                                     DECEMBER 31,        ENDED JUNE 30,
                                                 ---------------------   ---------------
                                                 1997    1998    1999     1999     2000
                                                 -----   -----   -----   ------   ------
Net sales......................................  100.0%  100.0%  100.0%  100.0%   100.0%
Cost of goods sold.............................   61.0    61.6    65.8    65.0     65.4
Gross profit...................................   39.0    38.4    34.2    35.0     34.6
Selling and administrative expenses............   24.8    24.5    26.0    24.5     24.3
Operating income...............................    7.3     7.9     3.0     6.7      8.2
Interest expense...............................    1.2     1.2     1.5     1.3      2.3
Earnings before income taxes...................    7.8     6.8     1.7     5.3      6.4
Net income.....................................    4.5     4.5     1.1     3.5      4.2

     In general, results for the first half of 2000 were higher than the corresponding period of the previous year due to Flowserve's acquisition of Invatec on January 13, 2000 and 1999 results were lower than the two previous years due to trends in the global markets in which Flowserve participates. The economic turmoil that started in Asia in the second half of 1997 spread to other parts of the world, including Latin America. The profitability of Flowserve's chemical and petroleum customers, which collectively represent about 71% of the business, was negatively impacted by the economic weakness. This economic weakness contributed to a supply/demand imbalance of chemical products, and an oil price that fell to as low as $10.73 per barrel in December 1998 compared with $17.78 per barrel in December 1997. At the end of 1999, the price per barrel increased to $25.60 and, as a result, Flowserve began to see an increase in bid activity in the petroleum and chemical markets. This increase did not have a significant positive effect on 1999 results as any market upturn generally precedes an increase in shipments by six to twelve months.

  SALES AND BOOKINGS

     Bookings, or incoming orders for which there are purchase commitments, for the first six months of 2000, were $620.1 million, 23.0% higher than the first half of 1999 when bookings were $504.2 million. Excluding Invatec, bookings also showed year-on-year improvement of 5.3%. Sales increased 7.3% to $584.5 million for the six months ended June 30, 2000, compared with $544.6 million for the same period in 1999. Sales for the first half of 2000 would have been $501.2 million without the acquisition of Invatec, 8% below the first half of 1999.

     Bookings were lower in 1999 at $1,039.3 million, compared with $1,082.5 million in 1998 and $1,172.4 million in 1997. Sales decreased to $1,061.3 million in 1999 from $1,083.1 million in 1998 and $1,152.2 million in 1997. Bookings and sales declines in 1999 were largely a result of the economic and market factors previously discussed.

     There were several other factors that affected the comparison of 1999 to 1998 and 1998 to 1997. A stronger U.S. dollar, in relation to other currencies in which Flowserve conducts its business, had the effect of reducing both bookings and sales when compared with the prior year. The negative translation effect reduced 1999 bookings and sales by about 1% and 1998 bookings and sales by about 2%. The negative translation impact on net earnings was about 7% in 1999 and 2% in 1998.

     Comparisons are also impacted by the divestitures of several businesses in 1997 that contributed about $18 million to both bookings and sales in 1997. Several acquisitions affected the comparability as well. Acquisitions made in late 1998 and 1999 added over $12 million to 1999 bookings and sales, compared with 1998. In addition, acquisitions made in 1998 added about $14 million to 1998 bookings and sales, compared with 1997.

  BUSINESS SEGMENTS

     Flowserve manages its operations through three business segments: Rotating Equipment Division ("RED") for pumps (prospectively to be known as Flowserve Pump Division); Flow Control Division ("FCD") for automated and manual quarter-turn valves, control valves and valve actuators; and Flow Solutions Division ("FSD") for precision mechanical seals and aftermarket services. Each division's results include aftermarket sales of spare parts.

     Sales and operating income before special items, as defined below, for each of the three business segments are:

                                                    ROTATING EQUIPMENT DIVISION
                                            --------------------------------------------
                                               FISCAL YEAR ENDED       SIX MONTHS ENDED
                                                  DECEMBER 31,             JUNE 30,
                                            ------------------------   -----------------
                                             1997     1998     1999     1999      2000
                                            ------   ------   ------   -------   -------
                                                       (DOLLARS IN MILLIONS)
Sales.....................................  $412.8   $371.5   $353.2   $189.7    $155.7
Operating income, before special items....    51.0     39.1     23.1     11.5      10.1

     The sales decrease in 2000 was generally due to a reduced opening backlog of highly engineered pumps. Unfavorable currency translation also reduced sales by about 3%.

     Sales of pumps and pump parts for the Rotating Equipment Division decreased to $353.2 million in 1999 from $371.5 million in 1998 and $412.8 million in 1997. The sales decline was generally due to reduced demand for chemical process pumps as Flowserve's chemical industry customers lowered their capital and maintenance spending in response to over-capacity in their industry. RED sales were also lower due to unfavorable pricing. RED sales decreased in 1998 compared with 1997 due to the same factors.

     Operating income before special items, as a percentage of sales, increased to approximately 6.5% in first half of 2000 from about 6.1% in the comparable prior-year period. The operating income margin increased due to an improved gross margin resulting from an improved product mix and ongoing cost reduction efforts.

     Operating income, before restructuring expenses and other special items, as a percentage of RED sales, declined to 6.5% in 1999 from 10.5% in 1998 and 12.4% in 1997. The decline was due to the lower volume of more profitable chemical process and vertical pumps, nuclear products and other parts and replacement business that more than offset the benefits of the merger integration program. The decline was also impacted by unfavorable pricing.

                                                       FLOW CONTROL DIVISION
                                            --------------------------------------------
                                               FISCAL YEAR ENDED       SIX MONTHS ENDED
                                                  DECEMBER 31,             JUNE 30,
                                            ------------------------   -----------------
                                             1997     1998     1999     1999      2000
                                            ------   ------   ------   -------   -------
                                                       (DOLLARS IN MILLIONS)
Sales.....................................  $317.2   $313.2   $295.3   $151.7    $135.2
Operating income, before special items....    47.0     43.8     25.1     15.1      16.2

     The decrease in sales was due to reduced backlog at the beginning of the year and lower book-to-build volume during the period. Unfavorable currency translation also reduced sales by about 4%.

     Sales of valves and valve automation products for the Flow Control Division declined to $295.3 million in 1999 from $313.2 million in 1998 and $317.2 million in 1997. The decrease was primarily due to increased price competition for valves and accessories and a decline in business levels of control valve products and a weaker chemical market that reduced demand and placed downward pressure on selling prices. The sales decrease between 1998 and 1997 was partly offset by the acquisition of Valtek Engineering (United Kingdom licensee) in July 1998.

     Operating income before special items, as a percentage of sales, was 12.0% in the first half of 2000, compared with 10.0% in 1999. The improved operating margin in 2000 was generally due to improved gross margins and lower operating expenses. These improvements were generally due to a favorable product mix and reduced costs principally related to the Company's restructuring program initiated in the fourth quarter of 1999.

     Operating income, before restructuring expenses and other special items, as a percentage of FCD sales was 8.5% in 1999, compared with 14.0% in 1998 and 14.8% in 1997. The decline in 1999 was primarily due to severe price erosion, an unfavorable product mix and lower sales volume. The decline in 1998 from 1997 was generally due to the lower sales volume. Operating income in 1998 was also affected by lower selling prices and a reduced volume of higher profit spare parts.

                                                      FLOW SOLUTIONS DIVISION
                                            --------------------------------------------
                                               FISCAL YEAR ENDED       SIX MONTHS ENDED
                                                  DECEMBER 31,             JUNE 30,
                                            ------------------------   -----------------
                                             1997     1998     1999     1999      2000
                                            ------   ------   ------   -------   -------
                                                       (DOLLARS IN MILLIONS)
Sales.....................................  $430.1   $428.5   $438.5   $217.9    $308.4
Operating income, before special items....    62.7     65.1     56.1     27.9      35.4

     Sales were higher than the prior-year period generally due to the acquisition of Invatec. The increase in sales was offset slightly by an unfavorable currency translation which reduced sales by about 2%.

     Sales of seal products and services for the Flow Solutions Division increased to $438.5 million in 1999, compared with $428.5 million in 1998 and $430.1 million in 1997. The sales increase primarily resulted from the addition of new service and repair centers while seal sales remained stable as a result of increased market share.

     Operating income before special items, as a percentage of sales, decreased to 11.5% from 12.8% in the first half of 1999. The lower margins were generally due to the acquisition of Invatec, as Invatec's gross margins are historically lower than the balance of FSD operations, and period integration expenses relating to the Company's 1999 restructuring program.

     Operating income, before restructuring expenses and other special items, as a percentage of FSD sales, decreased to 12.8% in 1999 from 15.2% in 1998 and 14.6% in 1997. The decrease in 1999 from 1998 was due to lower margins in the service group that was impacted by competition and facility underutilization in certain markets. The improved margin in 1998 compared to 1997 is due to the leveraging of a higher volume of sales and the benefits of the merger integration program, partly offset by a seal mix change to lower-margin products.

  OPERATIONS

     Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     The gross profit margin was 34.6% for the six months ended June 30, 2000, compared with 35.0% for the same period in 1999. The slight decrease was due to the lower margins associated with Invatec. Excluding Invatec, margins were 0.7 percentage points above the prior year.

     Selling and administrative expense as a percentage of net sales was 24.3% for the six-month period ended June 30, 2000, compared with 24.5% for the corresponding 1999 period. The slight decrease was due to the Company's cost reduction initiatives which more than offset period costs incurred as a result of the Company's 1999 restructuring program and costs associated with Flowserver, the Company's global business process improvement initiative. Flowserver expenses totaled $2.5 million in the first half of 2000. In 1999, Flowserver expenses were $7.8 million and were identified and disclosed separately as merger integration expense.

     Research, engineering and development expense was $12.4 million for the first six months of 2000, compared with $13.2 million during the same period last year. The lower level of spending was generally the result of cost control initiatives and the reallocation of resources to assist in project engineering.

     Interest expense during the first half of 2000 was $13.6 million, up $6.4 million from the same period in 1999 due to higher interest rates and the increased borrowing levels required to acquire Invatec stock and retire debt obtained in the acquisition.

     The Company recorded other income of $3.2 million during the six months ended June 30, 2000 primarily as a result of two factors. Income of $1.1 million was realized due to the quarterly mark-to-market adjustments requirement under the provisions of EITF No. 97-14 "Accounting for Deferred Compensation Agreements Where Amounts Earned Are Held in a Rabbi Trust and Invested". In addition, $1.0 million of income was recorded as a result of the Company reaching an agreement and receiving payment on an outstanding promissory note which had previously been fully reserved.

     The Company's effective tax rate for the first half of 2000 was 34.5% compared to 34.0% in the first half of 1999. The increase was due to the acquisition of Invatec.

     Net earnings for the first half of 2000 were $24.5 million or $0.65 per share. This was 30.0% above net earnings of $18.9 million, or $0.50 per share, for the same period in 1999. Excluding special items, net earnings for the first half of 1999 were $24.1 million or $0.64 per share.

     1999 compared to 1998 and 1997

     Gross profit margin, or gross profit as a percentage of sales, declined to 34.2% in 1999 from 38.4% in 1998 and 39.0% in 1997. The 1999 margin included
$5.1 million in one-time costs relating to inventory and fixed asset impairments. The lower margin in 1999 related to these impairments along with underabsorption variances due to lower sales, lower selling prices and a less favorable product mix. These reductions were partly offset by savings related to Flowserve's merger integration program that reduced cost of sales by approximately $5 million. The lower margin in 1998 was generally related to valve price discounting and a product mix change toward lower margin products. These factors and lower sales contributed to a decline in gross profit dollars to $363.4 million in 1999 from $415.4 million in 1998 and $448.9 million in 1997.

     Selling and administrative expense was $275.9 million in 1999 compared with $265.6 million in 1998 and $285.9 million in 1997. Selling and administrative expense in 1999 included $5.8 million in costs for executive separation contracts and certain costs relating to fourth-quarter 1999 facility closures while 1998 included $3.8 million in costs associated with an obligation under an executive employment agreement. As a percentage of sales, selling and administrative expense was 26.0% (25.5% when adjusted for the special items), compared with 24.5% (24.2% when adjusted for the executive employment agreement) in 1998 and 24.8% in 1997. The increase in 1999 was generally due to expenses related to the implementation of a consolidated benefit program and other personnel related costs as well as lower sales. Reductions in selling and administrative expense in 1998 compared to 1997 were generally due to savings from merger integration activities of about $12 million and lower sales.

     Research, engineering and development expense was $25.6 million in 1999, compared with $26.4 million in 1998 and $26.9 million in 1997. The decline in these expenses in 1999 is related to reallocation of some resources to assist in project engineering and cost controls.

     Interest expense was $15.5 million in 1999, compared with $13.2 million in 1998 and $13.3 million in 1997. The increase in 1999 is primarily due to higher interest rates and increased average borrowings due to the share repurchase program initiated in the second quarter of 1998.

     The effective tax rate, excluding special items, was 33.3% in 1999, compared with 34.9% in 1998 and 36.9% in 1997. The decrease in 1999 was due to the geographic mix of earnings while the decrease in 1998 was due to the geographic mix of earnings and post-merger restructuring of operations. The effective tax rate after special items in both 1999 and 1998 was the same as the effective tax rate excluding special items. In 1997, the effective tax rate was 42.6% due to the nondeductibility of certain merger transaction expenses, partly offset by certain tax benefits realized from the sale of a subsidiary.

     Earnings after special items were $12.2 million in 1999, compared with $48.9 million in 1998 and $51.6 million in 1997. Special items include restructuring charges, merger integration expense, merger transaction expense, inventory and fixed asset impairments, costs associated with obligations under executive employment and separation agreements, a gain on the sale of a subsidiary and the cumulative effect of a change in accounting principle. Earnings before special items were $39.5 million in 1999, compared with $74.9 million in 1998 and $82.1 million in 1997. The decline in earnings in 1999 was largely due to the decline in sales and a lower gross profit margin.

     The restructuring charge of $15.9 million in 1999 was related to the closure of 10 facilities and a corresponding reduction in workforce at those locations while the restructuring charge of $32.6 million in 1997 was related to Flowserve's merger integration program. Merger integration expense was $14.2 million in 1999, $38.3 million in 1998 and $7.0 million in 1997. Merger integration expense in 1999 related solely to Flowserve's business process improvement initiative, "Flowserver". Merger integration expense in 1998 and 1997 was principally related to the consolidation of the business units and headquarters, plant closures and the formation of the Services Group of the Flow Solutions Division. Merger transaction expense of $11.9 million in 1997 was for severance and other expenses triggered by the merger of BW/IP and Durco, and investment banking fees, legal fees and other costs required to effect the merger. In 1999, Flowserve recorded special items of $5.1 million for inventory and fixed asset impairments in cost of sales and special items of $5.8 million for executive separation contracts and certain costs relating to fourth-quarter 1999 facility closures in selling and administrative expense. In 1998, Flowserve recognized an obligation under an executive employment agreement of $3.8 million recorded in selling and administrative expense. In 1997, Flowserve sold its Metal Fab subsidiary and realized a pre-tax gain of $11.4 million. The change in accounting principle resulted in a one-time cumulative net of tax benefit of $1.2 million in 1998. The accounting change was due to the required adoption of EITF 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested."

  RESTRUCTURING

     In the fourth quarter of 1999, Flowserve initiated a restructuring program designed to streamline Flowserve for better value and improve asset utilization. This $26.7 million program consists of a one-time charge of $15.9 million recorded as restructuring expense and $10.8 million of other special items. The restructuring charge related to the planned closure of 10 facilities and a corresponding reduction in workforce at those locations, as well as at other locations that are part of the restructuring. The other special items relate to inventory impairments and a fixed asset impairment totaling $5.1 million, and executive separation contracts and certain costs related to fourth-quarter 1999 facility closures of $5.8 million. The inventory impairments relate to the rationalization of certain low-margin product lines and the related inventory writedown. The fixed asset impairment relates primarily to the reduction in fair market value of a facility. The impairment amounts are included in cost of goods sold while the remaining items are recorded as selling and administrative expenses.

     Flowserve expects to realize ongoing annual operating income benefits of approximately $20 million per year effective in 2001. Approximately $10 million in savings is expected to be realized in selling and administrative expenses while the remainder is expected in costs of sales.

     In 2000, period integration costs related to the implementation of the program are expected to offset any potential benefit to operating income. Current estimates are that planned savings of approximately $10 million will be offset by period integration costs.

     Additionally, in 2000, a majority of the costs associated with the restructuring program will be incurred and charged against the remaining restructuring reserve.

     The restructuring program is expected to result in a net reduction of approximately 300 employees. As of June 30, 2000, the program has resulted in a net reduction of 149 employees. Expenditures charged to the restructuring reserve as of June 30, 2000 were:

                                                                         OTHER
                                                           SEVERANCE   EXIT COSTS   TOTAL
                                                           ---------   ----------   -----
                                                               (DOLLARS IN MILLIONS)
Balance at December 24, 1999.............................    $12.9       $ 3.0      $15.9
Cash expenditures........................................     (0.1)         --       (0.1)
                                                             -----       -----      -----
Balance at December 31, 1999.............................     12.8         3.0       15.8
Cash expenditures........................................     (1.7)       (0.6)      (2.3)
                                                             -----       -----      -----
Balance at March 31, 2000................................     11.1         2.4       13.5
Cash expenditures........................................     (1.3)       (1.0)      (2.3)
                                                             -----       -----      -----
Balance at June 30, 2000.................................    $ 9.8       $ 1.4      $11.2
                                                             =====       =====      =====

  MERGER INTEGRATION PROGRAM

     In 1997, Flowserve developed a program designed to achieve the synergies planned for the merger of BW/IP and Durco. The program included facility rationalizations in North America and Europe, organizational realignments at the corporate and division levels, procurement initiatives, investments in training and support for service operations. In the fourth quarter of 1997, Flowserve recognized a one-time restructuring charge of $32.6 million, excluding Flowserver, in connection with this program. Other non-recurring expenses related to the merger (merger integration expense) were incurred in 1998 and 1997 in order to achieve the planned synergies. These expenses of $33.2 million and $7.0 million, respectively were principally for costs for consultants, relocation and training.

     As of June 30, 1999, the restructuring portion of the merger integration had been completed. Flowserve paid severance to approximately 331 employees at a cost of $22.4 million.

     In 1999, Flowserve realized approximately $37.3 million in operating income benefit related to the merger compared with about $21.3 million in 1998. By 2001, Flowserve expects to achieve $45 million to $55 million of annual operating income benefit from this program. The benefits are expected to result from eliminating cost redundancies, capturing procurement savings and realizing earnings increases from sales synergies.

     In the week following Flowserve's acquisition of IDP, the Company announced its progress in making facility consolidations and reducing employment levels by approximately 1,100 positions as part of working to realize the estimated $75 million in annual synergies expected by December 2001. The majority of these reductions are planned to occur before December 31, 2000. The Company expects to complete all consolidation actions within 15 months.

     Flowserve also will divest eight pump lines, and the repair and service centers in Batavia, Ill., and La Mirada, Calif., and its manufacturing facility in Tulsa, Okla., as part of its antitrust agreement with the U.S. Department of Justice.

  BUSINESS PROCESS IMPROVEMENT INITIATIVE

     In 1998, Flowserve's Board of Directors approved a $120.0 million expenditure for "Flowserver." This business process improvement program was planned to have costs and benefits incremental to the initial merger integration program. Effective January 1, 1999, merger integration costs relate solely to Flowserver. Flowserver includes the standardization of Flowserve's processes and the implementation of a global information system to facilitate common practices. In 1999, Flowserve incurred costs associated with this project of $14.2 million recorded as merger integration expense and $11.4 million as capital expenditures.

In 1998, these costs were $5.1 million recorded as merger integration expense and $1.5 million as capital expenditures.

     Flowserve has re-evaluated the Flowserver project and its 2000 investment in Flowserver is expected to be approximately one-half the 1999 level. In addition, the overall duration of the program will extend beyond its originally planned five years and the scope will be scaled back significantly. Costs prior to 2000 related to the development of a common business model. Costs in 2000 generally relate to implementation and will no longer be identified separately as merger integration expense. Instead, beginning with the first quarter of 2000, Flowserver costs are classified as selling and administrative expense.

INGERSOLL-DRESSER PUMP COMPANY

  OVERVIEW

     IDP was formed in October 1992 when Ingersoll-Rand Company and Dresser Industries merged their respective pump divisions to form Ingersoll-Dresser Pump Company, a 51%/49% partnership. IDP is considered an industry leader with over 150 years of experience and expertise as one of the world's leading pump designers, engineers and specialists. Ingersoll-Dresser Pump Company, headquartered in Liberty Corner, New Jersey, is a leading full service pump manufacturer providing a broad array of pump products and services to various worldwide markets. IDP's product portfolio is among the most diverse in the industry with 40 product families and over 90 discrete product types serving twelve broad end-market segments.

     In September 1998, Dresser Industries, IDP's 49% holder, completed its merger with Halliburton Company, which resulted in Halliburton Company acquiring Dresser Industries' 49% interest in IDP. In August 1999, Ingersoll-Rand announced its intention to terminate the IDP partnership and exit the industry due to changes in Ingersoll-Rand's strategic direction. As provided for in the IDP partnership agreement, Halliburton Company sold its interest in IDP to Ingersoll-Rand Company, at which point IDP became a wholly owned business unit of Ingersoll-Rand Company in December 1999.

  RESULTS OF OPERATIONS

     The following table sets forth summary categories of statements of operations data as a percentage of net sales:

                                                                           SIX MONTHS ENDED
                                       FISCAL YEAR ENDED DECEMBER 31,          JUNE 30,
                                       -------------------------------     -----------------
                                        1997        1998        1999       1999        2000
                                       -------     -------     -------     -----       -----
Net sales............................   100.0%      100.0%      100.0%     100.0%      100.0%
Cost of sales........................    73.7        72.9        72.8       74.0        77.0
Gross profit.........................    26.3        27.1        27.2       26.0        23.0
Selling and administrative
  expenses...........................    18.9        18.6        19.3       20.0        21.0
Operating income.....................     4.8         7.7         7.4        5.7         1.6
Interest expense.....................     0.2         0.2         0.2        0.2         0.1
Earnings before income taxes.........     5.1         8.3         8.2        6.3         1.7
Net income (loss)....................     3.6         6.5         5.9        3.8        (0.7)

     In general, IDP's results for the six months ended June 30, 2000 reflect the weakness of bookings encountered during mid-1999 and the impact of additional costs recognized as a result of the December 1999 purchase of the partnership interest from Halliburton by Ingersoll-Rand. As a result of applying pushdown accounting for the December 1999 purchase for the six months ended June 30, 2000, IDP has recorded additional depreciation and amortization and higher cost of sales for inventory on hand at December 31, 1999. IDP's 1999 results were lower than the prior years due to trends in the global markets in which IDP participates. Historically low oil prices reduced capital spending by the major oil and chemical companies. This was further compounded by, among other things, significant strategic combinations of oil companies, such as BP Amoco and ExxonMobil, resulting in volume reductions which reduced IDP's overall performance below expectations. The economic turmoil that started in Asia in the second half of 1997 spread to other parts of the world, including Latin America. In addition, IDP's operations were negatively affected by reduced spending in the North American agricultural market.

  SALES AND BOOKINGS

     First half 2000 bookings at $453.3 million were $50.1 million, or 12%, above the $403.2 million bookings level experienced in 1999. The year over year growth occurred in both the engineered pump and industrial pump product areas, with the most significant increase appearing in the industrial water markets served by IDP's European businesses. There was also evidence of strengthening in the North American general industrial and power industries, though to a lesser extent than in the water treatment segment. In addition, there was noticeable improvement in the South American and Asia Pacific regions, which appear to be recovering from the depressed levels of business experienced last year.

     Complete pumps bookings of $279.2 million were $35.5 million, or 15%, greater than the $243.7 million booked in the first half last year. Parts bookings of $115.7 million increased by $11.0 million, or 10.5%, while repairs and service bookings of $58.4 million increased by $3.4 million, or 6.2%, when compared with the prior year.

     Sales for the first half of 2000 totaled $363.4 million, down $36.1 million, or 9% from sales of $399.5 million in the comparable period in the prior year. The decline in sales was experienced within both the engineered and the industrial pumps product areas. The decline in engineered pump sales is directly related to entering the year with a lower level of shippable backlog for the hydrocarbon processing industry, whereas prior years' bookings were negatively impacted by the low world oil price. The decline in industrial pump sales was primarily due to the scheduled timing of backlog, where significant order volumes are scheduled for shipment later in the year. In addition, the decline in the value of the euro relative to the dollar had a significant negative impact on sales in IDP's European markets.

     Bookings were lower in 1999 at $826.6 million, compared with $925.9 million in 1998 and $919.7 million in 1997. Sales totaled $838.4 million in 1999, down from $907.2 million in 1998 and down from $865.1 million in 1997. Bookings and sales declines in 1999 were largely the result of reduced activity within the hydrocarbon processing industry that was adversely affected by the low oil prices throughout most of the year.

     The substantial decline in spending by the American farming industry, resulting from depressed agricultural commodity prices, negatively affected one of IDP's most profitable product areas. The financial crisis in Brazil, which spread throughout Latin America, reduced the normal sales volume in that geographic region below the prior years' levels.

     In total, sales outside the United States were $484.6 million, $562.2 million and $574.0 million in 1999, 1998 and 1997, respectively. Foreign sales have declined during the past two years. The decline was primarily due to the deteriorating economic conditions throughout the Asia Pacific region, which began in late 1997 and continued through the end of 1999. In addition, the Brazilian currency crisis, which began in early 1999, had a depressing impact on all of the neighboring Latin American economies, resulting in a reduction in our bookings and sales within that geographic region.

  BUSINESS SEGMENTS

     IDP manages its operations through two business segments: engineered pumps and industrial pumps. Though there is some cross-over as each end user market is not exclusively tied to these two business segments, the engineered pump markets primarily include hydrocarbon processing, marine and navy, oil and gas production, pipeline, power generation and water resources, while the industrial pump markets primarily include agriculture, chemical processing, general industrial, mining, primary metals, pulp and paper and water resources.

     Sales and operating income before special items, as described below, for the two business segments were as follows:

                                                FISCAL YEAR ENDED        SIX MONTHS ENDED
                                                   DECEMBER 31,              JUNE 30,
                                             ------------------------   ------------------
                                              1997     1998     1999     1999       2000
                                             ------   ------   ------   -------    -------
                                                         (DOLLARS IN MILLIONS)
Engineered pumps
  Sales....................................  $534.0   $577.1   $569.7   $ 262.5    $ 235.6
  Operating income.........................    31.1     47.5     48.4      15.3        5.9

     Sales of engineered pumps decreased by $26.9 million to $235.6 million in the first half of 2000 from $262.5 million in the first half of 1999. The sales decline consisted almost entirely of reduced sales volume within two business units and were primarily related to the adverse impact on shipments of depressed conditions in the hydrocarbon processing industry.

     Operating income as a percentage of sales declined to 2.5% in the first half of 2000 from 5.8% in the comparable period in the prior year, due principally to lower sales volumes, as well as less favorable sales mix, and less weighting toward spare parts and repair compared with the prior year and the impact of pushdown accounting.

     Sales of engineered pumps decreased slightly to $569.7 million in 1999 from $577.1 million in 1998, but were 6.7% greater than the $534.0 million of sales in 1997. The sales decline in 1999 was primarily attributable to reduced spare parts shipments resulting from curtailment of oil and gas plant maintenance spending due to low oil prices and volume decreases resulting from significant strategic combinations of oil companies such as BP Amoco and ExxonMobil.

     Operating income as a percentage of sales improved to 8.5% in 1999 from 8.2% in 1998 and 5.8% in 1997. The improvement in operating margin experienced in 1999 was accomplished despite the moderate sales decrease, as manufacturing cost improvements were realized and expense controls were maintained.

                                               FISCAL YEAR ENDED       SIX MONTHS ENDED
                                                  DECEMBER 31,             JUNE 30,
                                            ------------------------   -----------------
                                             1997     1998     1999     1999      2000
                                            ------   ------   ------   -------   -------
                                                       (DOLLARS IN MILLIONS)
Industrial pumps
  Sales...................................  $331.1   $330.1   $268.7   $137.0    $127.8
  Operating income........................    34.0     30.3     11.9      7.7       3.5

     Sales of industrial pumps decreased $9.2 million, to $127.8 million in the first half of 2000, from $137.0 million in the first half of 1999. The sales decline was due principally to the negative impact of currency translation.

     Operating income as a percentage of sales declined to 2.7% for the first half of 2000 from 5.6% in the comparable period in the prior year, primarily due to the reduced shipment volume within these business units servicing the agriculture and chemical industries and the impact of pushdown accounting. In addition, the weakness of the European currency negatively impacted the sector's financial performance.

     Sales of industrial pumps decreased to $268.7 million in 1999 from $330.1 million in 1998 and $331.1 million in 1997. The sales decline was generally due to the decline of the North American agriculture industry, the Brazilian financial crisis and its negative impact on most of the Latin American economies, and the downturn in both the chemical and water resources markets in the United Kingdom.

     Operating income as a percentage of industrial pump sales declined to 4.4% in 1999 from 9.2% in 1998 and 10.3% in 1997. The decline in operating margin was directly related to the same negative factors impacting the sales volume noted above.

  OPERATIONS

     Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     Gross profit margin for the first quarter of 2000 declined to 23.0% from 26.0% in the comparable period in the prior year. This decline is the combined result of a less favorable sales mix of spare parts versus complete pumps, sales volumes, and the impact of pushdown accounting on cost of sales.

     Selling, general and administrative expense was $76.4 million, or 20.9% of sales, in 2000 compared with $79.8 million, or 20.0% of sales in 1999. The decline in costs relates to reduced sales volumes and cost control efforts, net of the impact of pushdown accounting.

     Research, engineering and development expense was $1.3 million for the six months ended June 30, 2000, compared with $1.5 million for the same period in 1999. The decline in these costs in 2000 related to cost control efforts previously put in place.

     Interest expense was $0.5 million in 2000 compared to $0.8 million for the first half of 1999.

     The effective tax rate was 140.0% in the first half of 2000, compared with 40.0% in the first half of 1999. The increase was due primarily to losses in the US that can not be offset against income generated in foreign jurisdictions. No U.S. federal or state taxes were paid by IDP because it is a partnership for U.S. tax purposes. Under U.S. tax law, such taxes are levied upon the partners rather than the partnership.

     Earnings before income taxes as a percentage of sales were 1.7% in the first half of 2000 down from 6.3% in the comparable period in the prior year.

     1999 Compared to 1998 and 1997

     Gross profit margin remained relatively unchanged at 27.2% in 1999 compared with 27.1% in 1998, while reflecting an improvement when compared with 26.3% in 1997. While gross profit margin in 1999 was relatively unchanged from 1998, IDP experienced an improving trend in standard margins for complete pumps, spare parts and repairs and services, as a result of a change in sales mix. Higher margin spare parts sales contributed a reduced share of total sales in 1999 compared to 1998.

     Selling and administrative expense was $162.1 million in 1999 compared with $168.9 million in 1998 and $163.1 million in 1997. Selling and administrative expense in 1999 included $3.1 million of non-recurring consultant expenses and $0.9 million of severance expense. The decreased spending level in 1999 was primarily attributable to the combined impact of reduced commission expense and reductions in expense spending levels throughout the selling and administrative areas. As a percentage of sales, selling and administrative expense was 19.3% in 1999 due to reduced sales, compared with 18.6% in 1998 and 18.9% in 1997. Selling and administrative expense increased by $5.8 million from 1997 to 1998 principally due to increased commissions on higher sales volume and due to higher expenses related to consultants, marketing initiatives and operational improvement initiatives.

     Research, engineering and development expense was $3.0 million in 1999, compared with $3.8 million in 1998 and $3.6 million in 1997. The decline in spending during 1999 was the result of overall expense reductions necessitated by the reduced business volume.

     Interest expense was $1.4 million in 1999, compared with $1.6 million in 1998 and $1.3 million in 1997.

     The effective tax rate was 27.7% in 1999, compared with 22.0% in 1998 and 29.7% in 1997. The increase in 1999 was due to greater earnings in the higher taxed foreign entities compared with 1998. No U.S. federal or state taxes are paid by IDP because it is a partnership for U.S. tax purposes. Under U.S. tax law, such taxes are levied upon the partners rather than the partnership.

     Earnings were $49.5 million in 1999, compared with $58.7 million in 1998 and $31.3 million in 1997. Special items include restructuring charges. Earnings before special items were $49.7 million in 1999, compared with $62.3 million in 1998 and $50.8 million in 1997. The decline in earnings in 1999 was

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primarily due to reduced sales volume. Sales declined under the pressure of low world oil prices, the downturn in the Asia Pacific and Latin American economies and reduced spending in the North American agriculture industry.

OUR LIQUIDITY AND CAPITAL RESOURCES FOLLOWING THE TRANSACTIONS

     Following the Transactions, our debt capitalization consists of $375.0 million aggregate principal amount of the notes and $750.0 million under our Senior Credit Facilities. Under our Revolving Credit Facility we had unused borrowing capacity, net of issued letters of credit, of approximately $270.0 million, on a pro forma basis, as of June 30, 2000. The borrowings under the Senior Credit Facilities and the notes will increase debt service costs. The notes mature in 2010. The Senior Credit Facilities and the indentures under which the notes are issued will limit our ability, among other things, to incur additional debt, to pay dividends, to redeem capital stock and to sell certain assets. We may incur additional indebtedness under the indenture as long as our Consolidated Coverage Ratio, as defined, is greater than certain minimum levels or if such additional indebtedness fits within certain exceptions. Loans under the Senior Credit Facilities mature from 2006 to 2008. We believe that based on current financial performance and anticipated growth, cash flow from operations, together with the available sources of funds including borrowings under the Senior Credit Facilities, will be adequate to make required payments of interest on our indebtedness, to fund anticipated capital expenditures and working capital requirements and to enable us to comply with the terms of our debt agreements. Our actual capital requirements may change, particularly as a result of acquisitions we may make, although no acquisitions are currently contemplated. We expect that our capital expenditures (exclusive of acquisitions) in 2000 will be approximately $40 million. We believe that these capital expenditures will be sufficient to maintain our equipment and to provide additional planned manufacturing capabilities and upgrades. Our future operating performance and ability to service or refinance the notes and to extend or refinance the Senior Credit Facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES OF FLOWSERVE

     Cash flows from operations and financing available under existing credit agreements are Flowserve's primary sources of short-term liquidity. Cash flows from operating activities for the first six months of 2000 were significantly below the same period in 1999. The decrease in cash flows in 2000 was primarily due to payments relating to the restructuring program and Invatec acquisition. Cash flows from operating activities in 1999 increased to $81.9 million, compared with $54.1 million in 1998 and $90.0 million in 1997. The increase in cash flows in 1999 was primarily due to Flowserve's increased focus on capital utilization and reduced merger integration costs. The decrease in cash flows in 1998 compared to 1997 was primarily due to cash expended for restructuring and lower operating profits.

     Capital expenditures, net of disposals, were $12.4 million during the first six months of 2000, compared with $20.2 million in the first six months of 1999. The reduction reflects a concerted effort by the Company to reduce capital spending. Capital expenditures were funded primarily by operating cash flows.

     On January 13, 2000, Flowserve acquired Invatec, a company which is principally engaged in providing comprehensive maintenance, repair, replacement and value-added distribution services for valves, piping systems, instrumentation and other process-system components for industrial customers.

     The purchase involved acquiring all of the outstanding stock of Invatec and assuming Invatec's existing debt and related obligations. The transaction was accounted for under the purchase method of accounting and was financed through the borrowings under the revolving credit facility. The results of operations for Invatec are included in Flowserve consolidated financial statements from the date of acquisition. The purchase price was approximately $18.3 million in cash. Liabilities of $94.9 million were simultaneously paid through borrowing under Flowserve's revolving credit agreement.

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     The purchase price has been allocated to the net assets acquired based primarily on information furnished by management of the acquired company. The preliminary estimated fair value of net identifiable assets acquired exceeded the purchase price by $4.3 million, which resulted in net additional goodwill of $48.6 million at the time of the purchase. The final allocation of the purchase price will be determined in a reasonable time and will be based on a complete evaluation of assets acquired and the liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation.

     During the second quarter of 1998, Flowserve initiated a $100.0 million share repurchase program. In 1998, Flowserve spent approximately $64.5 million to repurchase approximately 2.8 million, or 7.1%, of its outstanding shares. During 1999, Flowserve spent approximately $5.3 million to purchase an additional 325,300 shares. Flowserve generally used credit facilities to fund the purchases. Future repurchases may be restricted under the notes and the Senior Credit Facilities.

     In October 1999, Flowserve entered into a revolving credit agreement that replaced its then-existing agreement. At June 30, 2000, Flowserve had borrowings outstanding of $263.0 million and $4.0 million in issued letters of credit, and availability of $193.0 million under the revolving credit agreement. At June 30, 2000, total debt was 50.0% of Flowserve's capital structure compared with 39.6% at December 31, 1999. At December 31, 1999, total debt was 39.6% of Flowserve's capital structure, compared with 37.2% at December 31, 1998. The ratio at December 31, 1999 increased due to Flowserve's 1999 restructuring charge and the negative currency translation effect. The interest coverage ratio of Flowserve's indebtedness was 5.3 times interest at June 30, 2000, compared with 4.3 times interest at December 31, 1999, compared with 9.5 times interest at December 31, 1998.

     During October 1999, Flowserve purchased certain assets and liabilities of Honeywell's industrial control-valve product line and production equipment located near Frankfurt, Germany. Flowserve completed the phased move of this operation to its existing control-valve manufacturing facilities in Europe by June 30, 2000. In October 1999, Flowserve also acquired R&C Valve Service, Inc. The assets of this company were integrated into Flowserve's existing services and repair center network during the fourth quarter of 1999.

     On February 9, 2000, the Company announced it had reached a definitive agreement to acquire Ingersoll-Dresser Pump Company (IDP) from Ingersoll-Rand Company for $775 million in cash. On August 8, 2000, the Company announced the completion of the acquisition. The transaction, which was accounted for as a purchase, was financed with a combination of bank financing and senior subordinated notes. Upon closing of the transaction, the existing Flowserve debt was repaid. Flowserve has received $1,425 million of financing to pay for the acquisition and pay off existing debt as well as provide for a $300 million revolving credit facility in connection with the acquisition. The financing consists of approximately $375 million of 12.25% Senior Subordinated Notes due in ten years and $1.05 billion of senior credit facilities. The credit facilities consist of a $275 million term loan with a final maturity of six years and an initial interest rate of LIBOR plus 2.75%, a $475 million term loan with a final maturity of eight years and an initial interest rate of LIBOR plus 3.50%, and a $300 million revolving credit facility with a term of six years and an initial interest rate of LIBOR plus 2.75%. During the first quarter of 2000, the Company also announced it was suspending the payment of its cash dividend which is required by the financing. The Company believes that internally generated funds, including synergies from the IDP acquisition, will be adequate to service the debt.

     At June 30, 2000, total debt was 50.0% of the Company's capital structure, compared with 39.6% at December 31, 1999. The interest coverage ratio of the Company's indebtedness was 5.3 times interest at June 30, 2000, compared with
4.3 times interest at December 31, 1999.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES OF IDP

     Generally, IDP's primary source of short-term liquidity is through cash flows from operations. Cash flows from operations were $53.5 million in 1999, $77.4 million in 1998 and $63.3 million in 1997. The decrease in cash flows in 1999 was primarily due to a decrease in accounts payable and accruals as
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compared to the year ended December 31, 1998. Cash flows from operations for the first half of 2000 were a net outflow of $1.7 million, primarily as a result of a higher level of receivables at June 30, 2000 as compared with the end of 1999.

     Capital expenditures have remained fairly consistent at $18.2 million in 1999, $20.2 million in 1998 and $16.3 million in 1997. Capital expenditures for the first six months of 2000 were $4.8 million compared to $5.8 million in the first six months of 1999.

     As a partnership, IDP provides excess cash to the partners. Amounts transferred to the partners increased from $43.0 million in 1997 to $69.8 million in 1998. The increase in amounts transferred results primarily from the increase in cash flow provided by operations. At December 31, 1999, the amount due from the partners, other than amounts relating to trade receivables and payables, was transferred to equity, as a result of the acquisition by Ingersoll-Rand of Halliburton's 49% interest in IDP and thereby IDP becoming a wholly owned entity of Ingersoll-Rand. In addition, at December 31, 1999, there were loans from IDP foreign subsidiaries to Halliburton that had matured late in 1999 of $36.2 million. The IDP foreign subsidiaries retained the cash received on these matured loans in 1999, resulting in an increase in cash and cash equivalents at December 31, 1999. These amounts, or portions thereof, were provided to Ingersoll-Rand in the first quarter of 2000.

INFLATION AND FOREIGN CURRENCY TRANSLATION

     Inflation during the past three years had little impact on Flowserve's consolidated financial performance. Foreign currency translation had the effect of reducing sales by 1% and earnings by 7% in 1999 and both sales and earnings by 2% in 1998.

MARKET RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS OF FLOWSERVE

     Flowserve has certain market-sensitive financial instruments, including long-term debt and investments in foreign subsidiaries. To evaluate the risks associated with these instruments, Flowserve considered the impact of unfavorable changes in the rates or values of these instruments as of December 31, 1999. The market changes, assumed to occur as of December 31, 1999, to measure potential risk are a 100-basis-point increase in market interest rates, a 10% adverse change in all foreign currency exchange rates and a 10% decline in the value of its net investment in foreign subsidiaries.

     Flowserve considered the impact of a 100-basis-point increase in interest rates and determined such an increase would not materially affect its earnings.

     Flowserve employs a foreign currency hedging strategy to minimize potential losses in earnings or cash flows from unfavorable foreign currency exchange rate movements. Foreign currency exposures arise from transactions, including firm commitments and anticipated transactions, denominated in a currency other than an entity's functional currency and from foreign-denominated revenues and profits translated back into U.S. dollars. The primary currencies to which Flowserve has exposure are the German mark; British pound; Dutch guilder and other European currencies; the Canadian dollar; the Mexican peso; the Japanese yen; the Singapore dollar; and the Australian dollar.

     Exposures are hedged primarily with foreign currency forward contracts that generally have maturity dates of less than one year. Flowserve's policy allows foreign currency coverage only for identifiable foreign currency exposures and, therefore, Flowserve does not enter into foreign currency contracts for trading purposes where the objective is to generate profits. The potential loss in fair value at December 31, 1999, based on year-end positions of outstanding foreign currency contracts resulting from a hypothetical 10% adverse change in all foreign currency exchange rates, would not be material. The potential loss would exclude hedges of existing balance sheet exposures as losses in these contracts would be offset by exchange gains in the underlying net monetary exposures for which the contracts are designated as hedges.

     As a rule, Flowserve generally views investments in foreign subsidiaries from a long-term perspective, and therefore, does not hedge these investments. Flowserve uses capital structuring techniques to manage investment in foreign subsidiaries as deemed necessary. Net investment in foreign subsidiaries and
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affiliates, translated into U.S. dollars using year-end exchange rates, was
$113.8 million at December 31, 1999. A potential loss in value of net investment in foreign subsidiaries resulting from a hypothetical 10% adverse change in quoted foreign exchange rates at the end of 1999 would approximate $11.4 million.

     There have been no material changes in reported market risk since the end of 1999.

MARKET RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS OF IDP

     IDP managed exposure to changes in foreign currency exchange rates through its normal operating and financing activities, as well as through the use of financial instruments. Generally, the only financial instruments IDP used were forward exchange contracts. IDP used sensitivity analysis to assess the market risk associated with its foreign currency transactions. Market risk is defined here as the potential change in fair value resulting from an adverse movement in foreign currency exchange rates. A 10% adverse movement in foreign currency rates would have resulted in a net loss of $7.0 million in 1999 on IDP's foreign currency forward contracts. The purpose of IDP's hedging activities was to mitigate the impact of changes in foreign currency exchange rates. IDP attempted to hedge transaction exposures through natural offsets. To the extent this was not practicable, major exposure areas considered for hedging included foreign currency denominated receivables and payables, intercompany loans, firm committed transactions, anticipated sales and purchases, and dividends relating to foreign subsidiaries.

     IDP maintained significant operations in foreign countries. A 10% adverse movement in foreign currency rates would have resulted in an unrealized loss of $18.0 million in 1999 on its net investment in foreign subsidiaries. However, since IDP viewed these investments as long term, they would not expect such a loss to be realized in the near term.

EURO CONVERSION

     On January 1, 1999, 11 European Union member states (Germany, France, the Netherlands, Austria, Italy, Spain, Finland, Ireland, Belgium, Portugal and Luxembourg) adopted the euro as their common national currency. Until January 1, 2002, either the euro or a participating country's national currency will be accepted as legal tender. Beginning on January 1, 2002, euro-denominated bills and coins will be issued, and by July 1, 2002, only the euro will be accepted as legal tender. Flowserve does not expect future balance sheets, statements of earnings or statements of cash flows to be materially impacted by the euro conversion.

ACCOUNTING DEVELOPMENTS

     In 1999, Flowserve adopted Financial Accounting Standards Board (FASB) Statement of Position (SOP) No. 98-1, "Accounting for Costs of Software Developed or Obtained for Internal Use." SOP 98-1 is effective for fiscal periods beginning after December 15, 1998 and establishes guidelines to determine whether software-related costs should be capitalized or expensed.

     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements". As amended in June 2000, this bulletin will become effective in the fourth quarter of 2000. SAB 101 expresses the SEC staff's view regarding the application of generally accepted accounting principles to revenue recognition in financial statements. Management is still evaluating the impact of SAB 101 on reported financial position, results of operations and cash flows.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement will become effective beginning January 1, 2001. SFAS No. 133 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in the fair value of derivatives will be recognized in earnings or other comprehensive income, depending on the designated purpose of the derivative.

     During June 2000, FASB issued statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment to SFAS No.
133. SFAS No. 138 is to be adopted concurrently with SFAS No. 133. These standards are not expected to materially impact Flowserve's reported financial position, results of operations or cash flows.
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                                    BUSINESS

GENERAL

     We are the largest manufacturer and aftermarket service provider of comprehensive flow control systems in the world. We have been in the flow control industry for over 125 years. We develop and manufacture precision-engineered flow control equipment for critical service applications where high reliability is required. The flow control system components we produce include pumps, valves and mechanical seals. Our products and services are used in several industries, including petroleum, chemical, power generation and water treatment. We believe that our product portfolio is the most comprehensive and our scope of operations is the most geographically diversified in the industry. For the year ended December 31, 1999, we generated revenue of $2.1 billion.

     We sell our products and services to more than 1,000 companies including some of the world's leading engineering and construction firms, OEMs, distributors and end users. Our sales mix by industry in 1999 consisted of petroleum (39%), chemical (20%), power generation (14%), general industrial (14%), water treatment (6%) and other industries (7%). Some of our top customers include Asea Brown Boveri, ARCO, BASF, Bayer, Bechtel, BP Amoco, Dow Chemical, Duke Energy, DuPont, Eastman Chemical, ExxonMobil, Royal Dutch/Shell, Saudi Aramco, Texaco, TotalFinaElf and the United States Navy. No single customer accounted for more than 3% of our total revenues in 1999. Our revenues by geographic region in 1999 consisted of North America (55%), Europe and the Middle East (28%), Latin America (9%) and Asia (8%). We have pursued a strategy of geographic diversity to mitigate the impact of an economic downturn in any one part of the world on our business.

     We believe we have an installed base of approximately 1,100,000 pumps worldwide, which we believe is the most extensive installed base of industrial pumps in the industry. A large installed equipment base is critical to securing future revenues as industry analysts suggest that approximately 86% of the total life-cycle cost of a pump consists of aftermarket products and services, such as replacement parts, mechanical seals and maintenance. When outsourced, a majority of replacement part orders and aftermarket service business is typically awarded to the original equipment manufacturer. Aftermarket parts and services have provided us with a steady source of revenues at higher margins than original equipment sales. In 1999, we generated approximately 49% of our revenues from aftermarket products and services.

     We believe we are the largest manufacturer of pumps used in the petroleum and chemical industries, with approximately 59% of our 1999 sales from companies operating in those industries. Due to the simultaneous decline in oil and chemical prices in 1998 and 1999, many of our key customers reduced their capital spending, which resulted in declines in our revenues and EBITDA in those years. Additionally, the economic downturn in Asia in late 1997 and 1998 had a negative impact on our overall business in that region. With the strong recent recovery in oil prices to a year to date high of over $35.00 per barrel in 2000 from a low of $10.73 in December of 1998, higher expected chemical prices and renewed signs of economic growth in Asia, we are seeing renewed capital spending by our customers that should result in increasing bookings and revenues for us. In general, market improvements reflected in our bookings precede revenue growth by six to twelve months. We have already begun to see tangible signs of recovery in our petroleum and chemical end-markets as bidding activity and bookings are improving.

     We believe we are well positioned to gain market share and increase revenues and EBITDA by (i) leveraging our leading market position; (ii) cross-selling our comprehensive product offerings; (iii) capitalizing on our customers' trend to outsource service and repair; (iv) realizing significant cost savings and operating synergies from the Acquisition; and (v) benefiting from the recent improvement of our end markets.

ACQUISITION RATIONALE

     On February 9, 2000, Flowserve agreed to acquire all of the equity interests of IDP from Ingersoll-Rand for a consideration of $775.0 million. The acquisition was consummated August 8, 2000. IDP is a

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leading manufacturer of pumps with a diverse mix of pump products and customers with operations in 30 countries. As a result of the IDP acquisition, we expect to:

     - be the second largest pump manufacturer in the world (improving from fifth and seventh largest for IDP and Flowserve, respectively);

     - be the largest pump manufacturer for the petroleum, chemical and power generation industries;

     - offer a more comprehensive range of products and services at a time when our customers are seeking to lower costs by reducing supplier relationships;

     - expand our customer base in the water, general industrial, mining, paper, power and U.S. Navy sectors;

     - diversify our customer and geographic sales mix, reducing the impact of commodity price cycles and regional economic downturns; and

     - triple Flowserve's installed equipment base to an estimated 1,100,000 pumps worldwide, creating a significant opportunity to capture additional recurring aftermarket replacement parts and service revenue.

     The IDP acquisition also provides significant cost saving opportunities, which we estimate to be approximately $75.0 million by mid-2002. We will incur significant cash integration costs to achieve these cost savings. We expect these cost savings to result from the execution of a number of actions including:

     - eliminating redundant administrative overhead;

     - eliminating fixed costs by shifting overlapping sales personnel to more economic facilities; and

     - rationalizing manufacturing capacity.

     In addition to the tangible and identified cost savings, we also expect to benefit from significant operating synergies from several initiatives including:

     - capitalizing on the opportunities to cross-sell valves, mechanical seals and aftermarket services to IDP customers that are currently being serviced by our competitors;

     - realizing volume procurement savings; and

     - lowering unit variable costs due to larger scale and better capacity utilization.

COMPETITIVE STRENGTHS

     WORLDWIDE MARKET LEADER. We are the largest provider of comprehensive flow control systems in the world, offering an extensive range of pumps, valves, mechanical seals and aftermarket services. We are the largest pump manufacturer serving the petroleum, chemical and power generation industries and the second largest overall pump manufacturer in the world. We believe we are also the largest independent aftermarket product and service provider for the flow control industry. We have one of the most extensive global manufacturing and service networks in the industry, with 49 manufacturing facilities and more than 150 service and repair centers in 30 countries (after giving effect to planned facilities rationalization within the first twelve months after closing of the IDP acquisition). As the larger end users of flow control products continue to consolidate and operate globally, they seek providers that can offer a broad range of products and services on a global basis. Our widely recognized global brands, extensive breadth of product and service offerings and worldwide presence position us to serve our customers' flow control needs and capture additional business.

     AFTERMARKET SERVICES PROVIDE STABLE, CONSISTENT REVENUES. Industry analysts estimate that approximately 86% of the lifetime cost of a pump consists of aftermarket replacement parts, services and maintenance. We have a strong and growing aftermarket business, representing approximately 49% of our 1999 revenues. The consistent requirement for maintenance and installation of replacement parts provides
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us with a steady source of revenues from our aftermarket business at significantly higher margins than our original equipment business. As a result of Flowserve's historic focus on aftermarket services, we believe Flowserve has achieved approximately 50% higher aftermarket revenue per installed pump than IDP. The opportunity to leverage IDP's installed pump base to increase our aftermarket business provides us with significant potential for growth.

     LARGE INSTALLED EQUIPMENT BASE. We believe our global installed base of approximately 1,100,000 pumps is the largest in the industry and provides us with a unique platform to grow our aftermarket service business. When outsourced, a significant amount of replacement parts orders and aftermarket services business is awarded to the original equipment manufacturer, assuming they provide those parts and services. We are well positioned to capitalize on IDP's large installed equipment base which is significantly larger than Flowserve's installed base, by utilizing our extensive service network of more than 150 service and repair centers to cross-sell aftermarket products and services to IDP's pump customers.

     PROVEN ABILITY TO INTEGRATE ACQUISITIONS. Flowserve's management team has extensive experience in acquiring and integrating companies, having completed 23 acquisitions since 1990. We completed the integration of the merger of Durco with BW/IP, which created Flowserve in 1997, approximately one year ahead of schedule and generated annual cost savings in excess of $37 million, which was approximately 10% greater than originally announced. We employ a systematic and decisive approach to integrating acquired companies by implementing best practices across our operations, rationalizing manufacturing capacity, eliminating overlapping sales and service coverage, reducing overhead costs, leveraging supply chain opportunities and developing additional cross-selling opportunities. Most of our key operating managers who led the integration of our predecessor companies, BW/IP and Durco, will be responsible for the integration of Flowserve and IDP. In order to integrate the IDP acquisition, we have a team of specialists from Flowserve, IDP and third party consultants exclusively dedicated to the integration.

     GLOBAL MANUFACTURING AND SERVICE CAPABILITIES. After giving effect to planned facilities rationalization, we will have one of the most extensive global manufacturing and service networks in the industry, with 49 manufacturing facilities and more than 150 service and repair centers located in 30 countries. Our global operations help us serve our customers' manufacturing and aftermarket service needs on a 24-hour basis. Because of the critical nature of the applications in which our products are used, immediate response times are important to capturing and retaining our customer's business. Original equipment sales benefit from our global presence, as our customers often require real-time design and engineering assistance for new projects.

     DIVERSE CUSTOMER MIX. We sell our products and services to more than 1,000 companies globally including the world's leading engineering and construction firms, OEMs, distributors and end users. In 1999, no one customer accounted for more than 3% of our revenues and our top ten customers accounted for approximately 11% of our revenues. Our customers operate in many industries throughout the world, including petroleum, chemical, power generation and water treatment. The IDP acquisition significantly increases our market share in the power and water industries, both of which are expected to continue to grow faster than the overall flow control industry.

     COMPREHENSIVE PRODUCT OFFERINGS WITH LEADING BRANDS. We believe we offer the most comprehensive array of products and services in the industry, providing a "one-stop shop" for our customers, who increasingly require comprehensive flow control solutions including pumps, valves, seals and services. Many of our brands have an extensive history within our industry and are well-known for their superior quality and high performance, including Flowserve(R), Byron Jackson(R), Durco(R), Atomac(TM), BW Seals(R), Durametallic(R), United Centrifugal(R), Stork(R), Worthington(R), Jeumont Schneider(R), Pleuger(R), Pacific Wietz(TM) and Scienco(R). Our brand identity has created customer loyalty and helps us capture additional business, as well as maintain existing business, particularly as our customers look to procure from fewer manufacturers.

     EXPERIENCED MANAGEMENT TEAM. Our senior management team has an average of over 25 years of experience in industrial manufacturing. In addition, this team has substantial experience in the integration of acquired businesses, supply chain management and lean manufacturing techniques. Our operating
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division managers are among the most experienced in the flow control industry, with an average of more than 20 years of experience.

BUSINESS STRATEGY

     EFFICIENTLY INTEGRATE THE ACQUISITION AND CAPITALIZE ON OPPORTUNITIES FOR OPERATING SYNERGIES. We have begun to quickly integrate IDP's business in order to capitalize on the significant operating and financial benefits of the IDP acquisition. We have established a dedicated integration team comprised of representatives from Flowserve, IDP and third party consultants that has created a detailed plan to capture cost savings and achieve operating synergies through:
(i) eliminating redundant administrative overhead, (ii) cutting overlapping sales personnel, (iii) shifting production to lower cost facilities, and (iv) realizing volume procurement savings and other opportunities.

     BECOME THE LOW COST PRODUCER AND INCREASE OPERATIONAL EFFICIENCY. We continue to lower costs, enhance product quality, reduce manufacturing inefficiency and increase product throughput. We have several initiatives in process to accomplish this, including:

     - FOCUS ON SUPPLY CHAIN MANAGEMENT. Supply chain management focuses on reducing procurement costs. We have implemented several initiatives, including creating alliances, standardizing procedures, negotiating more favorable contract terms and conditions and forming dedicated teams for procurement of raw materials on a company-wide basis.

     - INCREASE OPERATIONAL EFFICIENCY. In early 2000, Flowserve introduced a "lean" manufacturing program that is focused on optimizing the productivity and profitability of Flowserve's plants around the world. For example, in Flowserve's Kalamazoo, Michigan facility, Flowserve expects to experience in 2001 an approximate 25% increase in productivity, 25% reduction in work in process, 25% reduction in lead times and a significant increase in usable shop floor space.

     - IMPLEMENT 6 SIGMA. The 6 Sigma Value Analysis process has been launched within IDP to accelerate improvement of processes, products and services. This analytical process is focused on reducing product defects, improving product quality and streamlining manufacturing and transactional processes. We believe this process resulted in total cost savings for IDP of approximately $10 million in 1999.

     GROW AFTERMARKET SERVICE BUSINESS. Growing our aftermarket business is an essential aspect of our strategy which complements our manufacturing capabilities. Historically, many of our customers have utilized their in-house service capabilities and outsourced only the most technical portion of their service needs. Customers are increasingly utilizing third party aftermarket service providers like us to reduce their fixed costs and improve profitability. Our leading installed equipment base creates a powerful platform from which we can expand this business. Our aftermarket products and service business offers steady revenues with margins significantly higher than our original equipment sales and enables us to remain close to our customers and quickly address their requirements. We have significantly enhanced our aftermarket business with the acquisition of Invatec. Invatec focuses on valve service and repair, which complements Flowserve's pump and seal repair expertise, allowing us to expand the range of services offered to our customers.

     PURSUE CROSS-SELLING OPPORTUNITIES. Historically IDP has focused on manufacturing pumps for the original equipment market. In contrast, Flowserve's strategy focuses on meeting the full range of end user needs from original equipment (pumps, valves and seals) to replacement parts and services. We plan to capitalize on the cross-selling opportunities created by Flowserve's comprehensive aftermarket business platform and IDP's extensive installed equipment base. In addition, significant opportunities exist to cross-sell valves and mechanical seals to IDP's pump customers, which are being primarily serviced by our competitors. Further, Invatec's expanded service center network provides an opportunity for us to extend pump repair coverage to Flowserve's and IDP's customer base.

OPERATIONS

     We conduct our operations through three segments that encompass our primary product types: (i) Rotating Equipment Division (pumps); (ii) Flow Control Division (valves); and (iii) Flow Solutions Division (mechanical seals, repairs and service). Through our Flow Solutions Division, we provide aftermarket services. Through each of our segments, we provide aftermarket replacement parts.

                [1999 SALES BY DIVISION 1999 EBITDA BY DIVISION]

   YEAR ENDED DECEMBER 31, 1999      YEAR ENDED DECEMBER 31, 1999
         SALES BY DIVISION           OPERATING INCOME BY DIVISION
  Flow        Flow      Rotating    Flow        Flow      Rotating
  Solutions   Control   Equipment   Solutions   Control   Equipment
  29%         14%       57%         35%         15%       50%

Note: Amounts are pro forma for the IDP and Invatec acquisitions and exclude elimination of intercompany sales and corporate allocations.

  ROTATING EQUIPMENT DIVISION ("RED"; 57% OF REVENUE)

     Through our Rotating Equipment Division, we design, manufacture and distribute engineered pump systems, replacement parts and related equipment principally to industrial markets. Following the Acquisition, all of IDP's operations will be integrated into RED. The sales price for a RED product can range from $1,000 to $2.5 million. RED's products and services are primarily used by companies that operate in the petroleum, chemical processing, power generating, water treatment and general industrial markets. Following the facilities rationalization contemplated in connection with the Acquisition, we will manufacture our pump systems and components at eight plants in the United States, four in Latin America, ten in Europe and the Middle East and one in Asia. We also manufacture a small portion of our pumps through several foreign joint ventures. We market our RED products, which are primarily sold to end users and engineering and construction companies, through our worldwide sales force, regional services and repair centers, independent distributors and sales representatives.

     RED Summary Segment Financials(1)

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                                           PRO FORMA(2)
                                                 1997     1998     1999        1999
                                                ------   ------   ------   ------------
                                                         (DOLLARS IN MILLIONS)
Sales.........................................  $412.8   $371.5   $353.2     $1,191.6
Operating income before all special items.....    51.0     39.1     23.1         80.2
Bookings......................................   420.2    371.6    331.5      1,171.5
Backlog.......................................   167.7    164.2    143.1        506.3
Identifiable assets...........................   301.2    285.6    223.0      1,333.4

-------------------------

     (1) Summary segment financials are before corporate headquarters costs and certain intercompany eliminations. These amounts are not discussed in "Business -- Operations" and therefore the amounts for each of our three segments will not agree in total to the consolidated figures found elsewhere in this prospectus. See note 13 of Flowserve's Audited Consolidated Financial Statements and note 7 of Flowserve's unaudited Interim Consolidated Financial Statements contained in this prospectus for additional segment information.

     (2) Combines the historical results of Flowserve and IDP giving effect to the Pro Forma adjustments anticipated to be realized from the Acquisition. See note (1) to "Unaudited Pro Forma Consolidated Statement of Operations."

     RED Products

     We manufacture more than 350 different pump models, of which approximately 60-70% are highly engineered and designed for customized applications. These high horsepower engineered pumps are manufactured with a wide range of metal alloys and in a variety of configurations including pumps that utilize seals (sealed) and pumps that do not (sealless). We continually update our pump designs and materials for new technologies.

     The following is a summary list of RED's general product types and globally recognized brands:

PRODUCT TYPES                                BRAND NAMES
-------------                                -----------
- Chemical Process ANSI and ISO             - Byron Jackson(R)
- Petroleum Process API 610                 - Durco(R)
- Horizontal Between Bearing Single-stage   - United Centrifugal(R)
- Horizontal Between Bearing Multi-stage    - Wilson-Snyder(R)
- Vertical                                  - Flowserve(R)
- Submersible Motor                         - Stork(R)
- Specialty
- Nuclear

                                 ENGINEERED HIGH PRESSURE DOUBLE CASE PUMP. This highly
                                 engineered double case pump is utilized in the power
[PICTURE]                        industry for boiler feed water service in central power
                                 stations and in the hydrocarbon industry for high pressure charge and water injection applications.

                                 DURCO(R)CHEMICAL PROCESS PUMPS. We offer a broad line of
                                 Durco(R) chemical pumps which are widely recognized in the chemical and related process industries for their materials, expertise, engineering and ability to handle tough
[PICTURE]                        applications. Durco(R) process pumps are used in all areas of a chemical or petrochemical plant to move fluids through the facilities and have performed successfully in hundreds of thousands of applications involving corrosive and toxic substances in plants throughout the world.

                                 BARREL TYPE PUMPS USED AS JET PUMP IN DECOKING
                                 SYSTEM. Barrel type pumps are critical for our decoker
[PICTURE]                        systems. Our decoker systems were developed by IDP. These
                                 pumps are responsible for breaking up coke deposits that
                                 form during the petroleum refinery process.

     RED New Product Developments

     Our investments in new product research and development have consistently led to producing longer lasting and more efficient pumps. The majority of our new products and enhancements are driven by our customers' needs to achieve higher throughput at lower costs with increased time between failure. Our research and development efforts are solutions based and performed both by dedicated personnel and throughout our manufacturing facilities. As a result, we continually work with our customers to develop better products to improve their operations. Some examples of our latest pump innovations, currently in production, include:

     - POLYCHEM SEALED AND SEALLESS PUMPS. A range of fluoropolymer PFA lined, sealed and sealless pumps is being developed to American, European and Japanese standards. Many common components are included in the range of pump sizes, some of which are manufactured with proprietary technology. Applications in the worldwide chemical and pharmaceutical industries include pumping of highly corrosive and toxic fluids.

     - GENERAL INDUSTRIAL SUMP PUMP. A line of vertical sump pumps for a variety of general industrial applications including coolant, lube oil, filtration, paint, industrial waste, sump, spray and pickling.

     - GLOBAL WATER PUMP. This is an integrated product platform encompassing horizontal (coupled and close-coupled), vertical sump and vertical cantilevered pumps utilizing common hydraulic components. The new product line will be based on a globally transportable design and will replace multiple legacy products manufactured at four of our locations.

     - SEALLESS CANNED AXIAL FIELD MOTOR PUMP. This innovative product embodies a unique design that effectively makes the pump an integral part of the motor. The design employs "built in" variable speed. The technology is a platform for a variety of pump applications and product variants including small sealless pumps for the process industries; specialty OEM applications (i.e., CO(2) dry cleaning); marine/navy applications where compact size and performance are important; and large pump applications.

     RED Customers

     RED sells its products to more than 1,000 customers including leading engineering and construction firms, OEMS, distributors and end users. RED's sales are diversified across several industries including the petroleum (38%), power (16%), chemical (13%), water treatment (8%) and other industries (25%). Our sales mix of original equipment products (61%) and aftermarket replacement parts (39%) diversifies our business and mitigates somewhat the impact on us of an economic downturn on our business.

     Some of RED's top customers include: ARCO, Bechtel, BP Amoco, Dow Chemical, Duke Power, DuPont, Eastman Chemical, ExxonMobil, Fluor, PEMEX, Royal Dutch/Shell, Saudi Aramco and the United States Navy.

     RED Competition

     The industry is highly fragmented with more than 500 competitors. The top ten pump companies accounted for less than 40% of total 1999 estimated worldwide pump sales. We compete, however, primarily against a limited number of large companies operating on a global scale. Competition is generally based on price, expertise, delivery times, breadth of product offerings, contractual terms, previous installation history and reputation for quality. Price competition for original equipment tends to be more intense than for aftermarket services. Some of the largest pump industry competitors include ITT Industries, Ebara, KSB, Weir, Sulzer and Textron.

     The pump industry has undergone a significant amount of consolidation in recent years. For example, in the last 24 months, ten acquisitions of pump companies with annual sales of at least $40.0 million each have been announced. This trend can be illustrated by the mergers announced in 1999 including Weir Group acquiring Warman, United Technologies acquiring Sundstrand and Eaton acquiring Aeroquip-Vickers. The three primary causes for this consolidation trend are: (1) the need to lower costs through reduction of excess capacity in the market, (2) the desire among the leading players to solidify their market positions in terms of both product offering and geographic coverage, and (3) customers' preference to align with global full service suppliers and simplify their supplier base. Despite the consolidation activity, the market remains highly fragmented.

  FLOW CONTROL DIVISION ("FCD"; 14% OF REVENUE)

     Through our Flow Control Division, we design, manufacture and distribute valves, actuators and related equipment. FCD's valve products are an integral part of a flow control system and are used to control the flow of liquids and gases. Substantially all of FCD's valves are specialized and engineered to perform specific functions within a flow control system. The sales price for an FCD product can range from $200 to $750,000. FCD's products are primarily used by companies that operate in the petroleum, chemical, and power generation industries. We manufacture valves and actuators through 4 plants in the United States, 6 in Europe and 3 in other regions. We also manufacture a small portion of our valves through a foreign joint venture. Manual valve products and valve actuators are distributed through our sales force personnel and a network of distributors. Automatic control valves are marketed through sales engineers and service and repair centers or on a commission basis through sales representatives in our principal markets. We increased FCD's manufacturing capacity with the purchase of Honeywell Inc.'s European industrial control-valve product line in September 1999 and with the purchase of the Valtek Engineering division of Allen Power Engineering, Limited from Rolls Royce plc in July 1998.

     FCD Summary Segment Financials(1)

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1997     1998     1999
                                                             ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
Sales......................................................  $317.2   $313.2   $295.3
Operating income before all special items..................    47.0     43.8     25.1
Bookings...................................................   302.4    318.9    293.1
Backlog....................................................    69.8     71.3     67.6
Identifiable assets........................................   219.1    233.1    213.3

-------------------------
     (1) Summary segment financials are before corporate headquarters costs and certain intercompany eliminations. These amounts are not discussed in "Business -- Operations" and therefore the amounts for each of our three segments will not agree in total to the consolidated figures found elsewhere in this prospectus. See note 13 of Flowserve's Consolidated Financial Statements and note 7 of Flowserve's unaudited Interim Consolidated Financial Statements contained in this prospectus for additional segment information.

     FCD Products

     We manufacture approximately 50 different valves, actuators and automated valve accessories, of which 65% are highly engineered and designed for customized applications. Our valves are used in a wide variety of applications from general service to highly corrosive environments as well as in environments experiencing extreme temperatures and/or pressures and applications requiring zero leakage. In addition to traditional valves, we also produce valves under the Valtek(R) brand that incorporate "smart" valve technologies. "Smart" valve technology packages integrate high technology sensors, microprocessor controls and digital positioners into a high performance control valve, which permits real time system analysis, system warnings and remote services. We were the first company to introduce "smart" valve technologies in response to demands for increased plant automation, more efficient process control and digital communications. Through our technology alliance with Honeywell Inc., FCD's "smart" and control valve technologies are being incorporated in Honeywell's distributed control systems. We offer a growing line of digital products and are incorporating digital technologies into existing products to upgrade performance.

     The following is a summary list of FCD's general product types and globally recognized brands:

PRODUCT TYPES                               BRAND NAMES
-------------                               -----------
- Actuator Accessories                      - Accord(R)
- Control Valve                             - Anchor/Darling
- Digital Communications                    - Atomac(TM)
- Manual Quarter-turn Valves                - Automax(R)
- Valve Automation Systems                  - Battig
- Valve/Actuator Software                   - Durco(R)
- Nuclear Valves                            - Kammer(R)
- Quarter-Turn Actuators                    - Sereg(TM)
                                            - Valtek(R)

[PICTURE]
                     DURCO(R) 1/4-TURN VALVE UNDER AUTOMAX(TM) ACTUATOR SUPPORTED BY ACCORD(R) POSITIONER. Our product line of Durco(R) 1/4-Turn Valves consist of manually operated plug, ball and butterfly valves which are widely used in the petroleum refining, chemical processing, paper and pharmaceutical industries. Automax(R) actuators and accessories are available as separate components or as part of an integrated 1/4-turn valve automation package.

[PICTURE]
                     SMART VALVE PRODUCTS. We offer the Valtek(R) intelligent system for control valves -- in our opinion, the only true "smart valve" package available today that includes process sensors, a micro processor-based controller and a highly accurate digital positioner mounted on a high performance control valve.

     FCD New Product Developments

     Our investments in new product research and development are focused on maintaining our technological leadership position and differentiating our product offering. When necessary, we invest in the redesign of existing products in an effort to improve their performance and continually meet customer needs. Some examples of our latest product innovations include:

     - LOGIX DIGITAL POSITIONER. This enhances performance, speed and accuracy of pneumatic control valves and provides for quick calibration and setup due to its revolutionary circuitry. This positioner is available in both standard digital and advanced "smart" versions. The Logix digital positioner keeps Flowserve on the leading edge of technology in the control valve industry.

     - BUSWITCH. This enables control and monitoring of automated on/off quarter-turn valves through FOUNDATION fieldbus technology. The BUSwitch technology is the first of its kind in the marketplace for on/off applications. Customers will realize greater ability to perform predictive and preventative maintenance, thus saving on installation and operating costs. Due to this enhancement FCD expects to gain additional business for quarter-turn valve and actuation products due to the market potential of this product.

     FCD Customers

     FCD's customer mix is diversified within several industries including chemical (51%), petroleum (16%), power (12%) and other industries (21%). We benefit from a mix of original equipment sales (81%) and aftermarket parts (19%).

     Some of FCD's top customers include: Air Liquide, Air Products, Celanese, Dow Chemical, DuPont, Eastman Chemical, Formosa Plastics, Merck and Royal Dutch/Shell.

     FCD Competition

     Like the industrial pump market, the industrial valve market is highly fragmented and has undergone a significant amount of consolidation in recent years. According to a study done by the Freedonia Group, the leading six public companies account for less than 25% of the market for standard industrial valves. Beyond these six public companies, there are hundreds of private companies with the largest three accounting for a combined 4% of the market. Within the valves segment, we believe that the top ten domestic manufacturers generate less than 25% of domestic sales.

  FLOW SOLUTIONS DIVISION ("FSD"; 29% OF REVENUE)

     Through our Flow Solutions Division, we design, manufacture and distribute mechanical seals and sealing systems and provide parts, repair and services for flow control equipment used in process industries. Flow control products require mechanical seals to be replaced throughout the products' useful lives. The replacement of mechanical seals is an integral part of aftermarket services. The sales price for an FSD product can range from $3 to $140,000. Our mechanical seals are used on a variety of pumps, mixers, compressors, steam turbines and specialty equipment, primarily in the petroleum, chemical processing, power generation, water treatment industries and general industrial end-markets. Through FSD's global network of more than 150 service and quick response centers in more than 30 countries we provide service, repair and diagnostic services for maintaining flow control system components.

     FSD Summary Segment Financials(1)

                                                        YEAR ENDED DECEMBER 31,
                                                ----------------------------------------
                                                                            PRO FORMA(2)
                                                 1997     1998     1999         1999
                                                ------   ------   -------   ------------
                                                         (DOLLARS IN MILLIONS)
Sales.........................................  $430.1   $428.5   $438.5       $599.5
Operating income before all special items.....    62.7     65.1     56.1         62.4
Bookings......................................   439.5    430.5    436.0        597.0
Backlog.......................................    68.2     64.2     50.4         50.4
Identifiable assets...........................   257.5    266.5    292.0        403.0

-------------------------

     (1) Summary segment financials are before corporate headquarters costs and certain intercompany eliminations. These amounts are not discussed in "Business -- Operations" and therefore the amounts for each of our three segments will not agree in total to the consolidated figures found elsewhere in this prospectus. See note 13 of Flowserve's Consolidated Financial Statements and note 7 of Flowserve's unaudited Interim Consolidated Financial Statements contained in this prospectus for additional segment information.

     (2) Combines the historical results of Flowserve and Invatec giving effect to the Pro Forma adjustments anticipated to be realized from the acquisition of Invatec. See note (1) "Unaudited Pro Forma Consolidated Statement of Operations."

     We manufacture mechanical seals through three plants in the United States, two in Europe, three in Latin America and three in Asia. We also manufacture our mechanical seals through foreign joint ventures. Our mechanical seal products are primarily marketed through our sales force directly to end users. A portion of our mechanical seal products is sold directly to OEMs for incorporation into pumps, compressors, mixers or other rotating equipment requiring mechanical seals. Distributors and sales agents are also used in the sale of mechanical seals.

     FSD Products and Services

     MECHANICAL SEALS. Mechanical seals accounted for approximately 51% of 1999 FSD sales. We design, manufacture and distribute approximately 180 different models of mechanical seals and sealing systems, of which approximately 65% are highly engineered and designed for customized applications. We believe our ability to turn around new seal product orders within 72 hours from the customer's request, through design, engineering, manufacturing, testing and delivery provides us with a competitive advantage. The mechanical seal is critical to the smooth operation of pumps, compressors and mixers for prevention of leakage and emissions of hazardous substances and the reduction of shaft wear. We also manufacture a gas lubricated mechanical seal used in high-speed compressors for gas transmission and oil and gas production markets. We continually update our mechanical seals and sealing systems for new technologies.

     The following is a summary list of FSD's general product types and globally recognized brands:

PRODUCT TYPES                               BRAND NAMES
-------------                               -----------
- Cartridge                                 BW Seals(R)
- Dry-running                               Durametallic(R)
- Metal bellow                              Five Star Seal(R)
- Elastomeric                               GASPAC(R)
- Split                                     Pacific Wietz(TM)
- Gas barrier                               Pac-Seal(R)
- Service and repair

[PICTURE]

                                 FSD SEAL GROUP. FSD manufactures and markets
                            highly engineered mechanical shaft seals for containing corrosive, volatile, abrasive, precious or flammable fluids. Our mechanical seals are used on pumps, compressors, mixers, steam turbines and other rotating-motion equipment. Flowserve seals offer innovative designs, responsiveness, and development of new technologies that aim to produce lower maintenance and operating costs. Flowserve seals can be found in nearly every process fluid industry, including petroleum refining, oil and gas production and pipelines, chemical processing, power generation, pharmaceutical, mining and ore processing, and pulp and paper. Major manufacturing locations are in Michigan, The Netherlands and Germany. FSD also has a worldwide network of quick response centers, conveniently located for immediate delivery of factory parts and complete seal assemblies.

     SERVICE. Service accounted for approximately 49% of 1999 FSD sales. We provide aftermarket services through our global network of 575 service personnel operating through more than 150 service and quick response centers in 30 countries, after giving effect to Flowserve's integration of Invatec. Our service personnel provide a comprehensive set of equipment maintenance services for flow control systems, including repair, advanced diagnostics, installation, commissioning, re-rate and retrofit programs and full machining capabilities. A large portion of our service work is performed on a quick response basis, and we offer 24-hour service in all of our major markets. In 1998, we expanded our service network with the acquisition of two valve repair companies in Belgium and the Netherlands and a Canadian pump service repair facility. In October 1999, we acquired a valve repair company in Southern California. In January, 2000, we acquired Econ, another valve service business located in the Netherlands.

     Invatec Acquisition

     On January 13, 2000, Flowserve completed the acquisition of Invatec. Invatec provides repair, service and distribution of parts to many of the same end users that we serve, but with a focus on valve products. The purchase involved acquiring all of the outstanding stock of Invatec and assuming Invatec's existing debt and related obligations. The purchase price was approximately $18.3 million in cash. Liabilities of $94.9 million were simultaneously paid through borrowing under Flowserve's revolving credit agreement. Prior to Flowserve's acquisition, Invatec had approximately 500 service technicians, operating through 64 domestic locations and 2 UK locations. We have identified 19 facilities that we are closing and consolidating with our existing locations. Invatec significantly enhances our service capabilities and helps us stay closer to end users on a day-to-day basis. This acquisition builds on our plan to continue strengthening our aftermarket service and repair business, which offers revenues that are recurring in nature with margins significantly higher than original equipment sales.

     Invatec is a single-source provider of comprehensive maintenance, repair, replacement and value added distribution services for industrial valves, piping systems and other flow control system components. For valves, Invatec services a wide range of equipment including control, safety relief, manual and automated valves both off site or on-line as needed. Invatec also provides field machining services for turning, milling, drilling and severing/beveling work. Large portable machining equipment and mobile machine shops are fully equipped for cleaning, machining, welding, lapping and testing of equipment. Invatec offers all these on-site services for a faster, more cost-efficient solution than conventional repair methods. Invatec also provides on-call valve leak service and utilizes its leakseal technology for volatile organic chemical and hydrocarbon leaks. Safeseal technology for on-line valve restoration provides a permanent solution for leaking rising stem valves. Invatec also provides additional field services including routine and turnaround maintenance services, site evaluations, cost evaluations, proactive maintenance programs for pumps and valves, shutdown planning and mechanical repair.

     Invatec Summary Financials

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1997     1998     1999
                                                             ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
Sales......................................................  $ 58.6   $154.6   $161.0
Operating income before all special items(1)...............     2.0      6.6      6.7
EBITDA(2)..................................................     3.2     11.1     11.5
Total assets...............................................   105.4    183.7    132.3

---------------

    (1) Special items in 1997 consisted of $7.6 million in special non-cash compensation expenses, in 1998 consisted of $2.2 million in the write-off of capitalized costs and $2.0 million of merger transaction costs in 1999.

    (2) EBITDA means net income before interest, taxes, depreciation, amortization, other income, net (excluding commission and royalty income) and other non-recurring items. Other non-recurring items in 1997 consisted of $7.6 million in special non-cash compensation expenses in 1998 consisted of $2.2 million in the write-off of capitalized costs and $39.1 million of goodwill impairment, $3.8 million loss on assets held for sale and $2.0 million of merger transaction costs in 1999. Such definition of EBITDA may differ from the definition of EBITDA used by other companies and should not be considered as an alternative to net income, cash flows or any other items calculated in accordance with generally accepted accounting principles or as an indicator of Invatec's operating performance.

     FSD New Product Developments

     Our investments in new product research and development are focused on developing products that last longer and work more efficiently. Approximately 30% of our original equipment mechanical seal sales for 1999 were sales of products developed within the past five years. The following are examples of our latest mechanical seal and seal system innovations:

     - Innovative Standard Cartridge

     - GX2000 Double Gas Seal

     - Gaspac(R) HP High Pressure Compressor Seal

     - Gas Steam Turbine Seal

     - LS-300 Cartridge Seal

     - SLC Flushless, Heavy Duty Slurry Seal

     FSD Customers

     Our mechanical seal products are sold to OEMs for incorporation into pumps, compressors, mixers or other rotating equipment requiring mechanical seals, and directly to end-users. FSD's mix of mechanical seal sales is approximately 23% for original equipment and 77% for aftermarket replacement and parts. FSD's mechanical seal sales in 1999 were diversified among several industries including petroleum (42%), chemical (36%), power generation (3%) and other industries (19%).

     We have established alliances with over 200 customers including BP Amoco, Chevron, Dow Chemical, DuPont, Eastman Chemical, ExxonMobil and Royal Dutch/Shell. In approximately 70% of our alliances, we have been selected as the primary supplier and service provider. These alliances provide significant benefits to us, as well as to our customers by creating a more efficient supply chain through the reduction of procurement costs and increased communication with our customers. Our alliances enable us to provide products and services to our customers in a timely and cost-effective manner. We plan to capture an increasing share of our current alliance partners' business as well as expand these types of arrangements to new customers.

     FSD Competition

     In the aftermarket segment, we often compete against the customers' in-house maintenance departments. An estimated 86% of the total costs of pump ownership are attributable to maintenance, replacement parts and ongoing service. The aftermarket service business is highly fragmented and there are no other large independent competitors offering comprehensive services for flow control products. Customers frequently use in-house resources or buy services from small and local operations. Delivery speed and the proximity of services and repair centers are particularly important in the aftermarket segment, with customers more likely to rely on top tier, rather than smaller, providers for more complex servicing needs.

REGULATORY DIVESTITURES

     In connection with the IDP acquisition, we have entered into a consent decree with the U.S. Department of Justice to resolve its antitrust concerns related to the acquisition. The consent decree was filed with the United States District Court for the District of Columbia on July 28, 2000 and published in the Federal Register on September 13, 2000. See "Risk Factor -- Risks Relating to our Business -- Although we have entered into a consent decree with the U.S. Department of Justice addressing its antitrust concerns related to the Acquisition, we may not obtain a final court order approving the Acquisition".

     Pursuant to this consent decree, we have committed to divest the following assets:

     - certain designated models of highly engineered pumps in four product lines serving the oil refinery and power industry markets;

     - Flowserve's Tulsa manufacturing facility; and

     - on-site plant and equipment at two IDP service and repair centers located in the United States

     In the divestures of product lines, we will be able to retain certain overlapping models in all of the product lines. In addition, we will be required to grant the purchaser of the divested product line(s) the exclusive right to sell such product line(s) for installation within the United States and a non-exclusive right to sell such product line(s) for installation outside the United States, except for special provisions permitting sales in the U.S. to two major alliance customers of equipment and parts on certain product lines for specified periods of time from the date of entry of the consent decree.

     With respect to the divestiture of the Tulsa manufacturing facility, Flowserve must leave all production equipment and related assets used to manufacture the pump product lines to be divested.

     We must make the above divestitures within 150 calendar days after the filing of the consent decree, subject to one 30-day extension by the Department of Justice, in its sole discretion. If we have not divested these assets within that time period, a trustee will be appointed by the federal district court, who shall have the sole right to divest the assets following such appointment.

     The above divestitures would affect less than three percent of the combined 1999 revenues of Flowserve and IDP. In the opinion of management, the impact of these divestitures will not be material to our overall pro forma financial position or results of operations.

SALES AND MARKETING

     We sell our products through a direct sales force totaling over 700 sales and marketing personnel, distributors and commissioned sales agents in 70 countries. A significant percentage of our direct sales force has technical backgrounds, including degrees in engineering. We believe that our worldwide sales and distribution presence enables us to provide timely and responsive support and service to our customers, many of which operate internationally, and to capitalize on growth opportunities in both developed and emerging markets around the world.

INTERNET AND E-COMMERCE INITIATIVES

     Our Internet site (www.flowserve.com) provides information to existing and potential customers, detailed information about our three divisions' products and services, as well as supporting internal data sharing and exchange. We are establishing several customer specific extranets through which we will share and communicate information related to individual projects or distribution activities, which will be implemented during 2000. The core of our e-commerce strategy is to: (1) work closely with our major customers in identifying opportunities to electronically integrate our work processes; (2) extend our traditional lines of marketing and distribution using Web-based technologies; and (3) reduce product lead time and supplier costs by sharing and leveraging planning, scheduling and purchasing information on a global basis.

PROPERTIES

     Our corporate headquarters are located in Irving, Texas encompassing approximately 34,000 square feet of leased space. Information on the principal manufacturing facilities, by segment, after giving effect to the Transactions and the Invatec acquisition and eight announced facility closings, is as follows:

                                           RED                        FSD                        FCD
                                 ------------------------   ------------------------   ------------------------
                                 NUMBER OF                  NUMBER OF                  NUMBER OF
                                 FACILITIES   SIZE(FT(2))   FACILITIES   SIZE(FT(2))   FACILITIES   SIZE(FT(2))
                                 ----------   -----------   ----------   -----------   ----------   -----------
Domestic.......................       8        1,129,000        3          172,500         4          528,400
International..................      15        1,991,000        8          286,400         9          398,850

     Most of our principal manufacturing facilities are owned and our leased facilities are subject to long-term lease agreements.

     We estimate that we utilize approximately 55%-65% of our manufacturing capacity. Pursuant to a restructuring program announced in December 1999, we expect to close one of the FSD manufacturing plants in the United States and a number of smaller U.S. and foreign facilities. In addition, in connection with our integration of IDP's operations, we intend to shut down a number of additional Flowserve and IDP plants and service and repair centers in order to realize the opportunities for cost savings and synergies presented by the IDP acquisition. Management believes that after giving affect to the planned rationalization of our facilities we will have sufficient capacity to meet increased customer demand as our market recovers.

     We maintain a substantial network of domestic and foreign service and repair centers and sales offices, most of which are leased.

     In connection with the IDP acquisition, we have entered into a consent decree with the U.S. Department of Justice to resolve its antitrust concerns related to the acquisition. This consent decree requires us to divest certain product lines, our manufacturing facility in Tulsa, Oklahoma, and on-site plant and equipment at two IDP service and repair centers located in the United States that would affect less than three percent of the combined 1999 revenues of Flowserve and IDP. See "-- Regulatory Divestitures."

RESEARCH AND DEVELOPMENT

     We conduct research and development at various facilities. In 1999, 1998 and 1997, we spent approximately $28.6 million, $30.1 million, and $30.5 million, respectively, on company-sponsored research and development, primarily for new product development and extensions of existing products.

     Our research and development group consists of engineers involved in new product development as well as the support and improvement of existing products. Additionally, we sponsor consortium programs for research with various universities and conduct limited development work jointly with certain of our vendors, licensees and customers. We believe current expenditures are adequate to sustain ongoing research and development activities.

RAW MATERIALS

     The principal raw materials we use in manufacturing our products are readily available. The main raw materials we use include bar stock and structural steel, castings, fasteners, gaskets, motors, silicon and carbon faces and teflon(R). While substantially all raw materials are purchased from outside sources, we have been able to obtain an adequate supply of raw materials and no shortage of such materials is currently anticipated. We intend to expand our use of worldwide sourcing to capitalize on low cost sources of purchased goods. Certain corrosion-resistant castings for our pumps and quarter-turn valves are manufactured at our Dayton, Ohio foundries, and other metal castings are manufactured at three other foundries or purchased from outside sources. We also produce most of our highly-engineered corrosion resistant plastic parts for certain pump and valve product lines. This includes rotomolding, as well as injection and compression molding, of a variety of fluorocarbon and other plastic materials. Suppliers of raw materials for nuclear markets must be qualified by the American Society of Mechanical Engineers and, accordingly, are limited in number. However, to date we have experienced no significant difficulty in obtaining such materials.

EMPLOYEES AND LABOR RELATIONS

     We employ approximately 12,000 persons of whom approximately 47% work in the United States. Our hourly employees at five principal U.S. pump manufacturing plants, plus those at our valve manufacturing plant in Williamsport, Pennsylvania and at our foundries in Dayton, Ohio are represented by unions. Our operations in the following countries are unionized: Argentina, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Mexico, The Netherlands, Spain and United Kingdom. We have a highly educated technical workforce, many of whom have engineering degrees. We believe relations with our employees throughout our operations are satisfactory, including with those employees represented by unions.

TRADEMARKS AND PATENTS

     We own a number of trademarks and patents relating to the name and design of our products. We consider our trademarks Flowserve(R), Byron Jackson(R), Durco(R), Atomac(TM), BW Seals(R), Durametallic(R), United Centrifugal(R), Stork(R), Worthington(R), Jeumont Schneider(R), Pleuger(R), Pacific Wietz(TM) and Scienco(R) to be important to our business. The patents underlying much of the technology for our products have been in the public domain for many years. Surviving patents are not considered, either individually or in the aggregate, to be material to our business. However, our pool of proprietary information, consisting of know-how and trade secrets relating to the design, manufacture and operation of our products and their use, is considered particularly important and valuable. Accordingly, we protect such proprietary information. In general, we are the owner of the rights to the products which we manufacture and sell, and we are not dependent in any material way upon any license or franchise to operate.

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

ENVIRONMENTAL MATTERS

     We are subject to environmental laws and regulations in all jurisdictions in which we have operating facilities. We periodically make capital expenditures for pollution abatement and control to meet environmental requirements. At present, we have no plans for any material capital expenditures for environmental control facilities. However, we have experienced and continue to experience operating costs relating to environmental matters, although certain costs have been offset by our successful waste minimization programs.

     We are also currently investigating and remediating several contaminated properties, including several properties that we recently obtained through the Acquisition that Ingersoll-Rand is responsible for remediating pursuant to the IDP purchase agreement. While we believe that Ingersoll-Rand will honor its contractual remediation obligations in this regard, we cannot assure you of this. In the event that Ingersoll-Rand were to successfully dispute its remediation obligations or our operations were to cause additional contamination, we could incur clean up costs or other liabilities in connection with these properties.

     Based on information currently available, we believe that future environmental compliance expenditures will not have a material adverse effect on our financial position and have established allowances which we believe to be adequate to cover potential environmental liabilities. See "Risk
Factors -- Environmental compliance costs and liabilities could adversely affect our financial condition."

LEGAL PROCEEDINGS

     We are involved in ordinary routine litigation incidental to our business, none of which we believe to be material to our financial condition.

     In addition, we are involved as a "potentially responsible party" at five former public waste disposal sites that may be subject to remediation under pending government procedures. Under certain environmental laws, we could be held jointly and severally liable for all investigation and remediation costs at these sites, as well as related natural resources damages, without regard to fault. The sites are in various stages of evaluation by federal and state environmental authorities. The projected cost of remediating these sites, as well as our alleged "fair share" allocation, is uncertain and speculative until all studies have been completed and parties have either negotiated an amicable resolution or the matter has been judicially resolved. At each site, there are many other parties who have similarly been identified, and the identification and location of additional parties is continuing under applicable federal or state law. Based on our preliminary information about the waste disposal practices at these sites and the environmental regulatory process in general, we believe that it is likely that ultimate remediation liability costs for each site will be apportioned among all parties, including site owners and waste transporters, according to the volumes and/or toxicity of the wastes shown to have been disposed of at the sites.

     We also have been named as one of a number of defendants in numerous lawsuits involving approximately 70,000 claims (of which approximately 35,000 have been settled or dismissed) that seek to recover damages for alleged personal injury claimed to result from exposure to asbestos-containing products formerly manufactured and distributed by us. All such products were used within self-contained process equipment, and management does not believe that there was any emission of ambient asbestos fiber during the use of this equipment. We have successfully resolved virtually all closed cases without payment or with a nominal payment. We believe that the open cases are without merit, that we have adequate insurance to pay most of the costs and liabilities in connection therewith and that the ongoing costs and liabilities associated with current and future asbestos-related litigation will not adversely affect us. Nevertheless, unexpected adverse future events, such as a significant increase in the number of new cases or changes in our current insurance arrangements, could result in liabilities that could have a material adverse effect on our business, financial condition or results of operations.

INDUSTRY

     The flow control industry generates $50-55 billion per year in worldwide sales and includes pumps, valves, mechanical seals and aftermarket services. According to industry sources, engineered pumps account for approximately $23 billion, valves approximately $21 billion, seals approximately $2-3 billion and aftermarket services approximately $8-10 billion of annual world-wide sales. The pump, valves and aftermarket service segments are projected to grow annually at 3-4%, 3-4% and 7-8%, respectively, over the next several years. The engineered pump segment in which we operate excludes non-industrial applications, such as residential, which represents a market of approximately equivalent size to the industrial segment.

     Quality and reliability of equipment are critical as the failure of a pump, valve or seal may halt the flow process. Of the three product types, at the time of the original equipment purchase, pumps are generally the most expensive followed by valves then seals. During the replacement cycle, seals may have to be replaced every few hours in highly corrosive applications, while pumps can run for months or years before needing replacement. Products and services in the flow control industry are sold to engineering and construction firms, OEMs, distributors and end users throughout the world.

     Despite the consolidation trend over the past ten years, the industry remains highly fragmented. Competition for original equipment sales among the industry leaders is primarily against a select group of large companies operating on a global scale. Competition for original equipment sales is generally based on price, expertise, delivery times, breadth of product offerings, contractual terms, previous installation history and reputation for quality. In the pump segment, there are more than 500 companies, with the top ten pump companies accounting for less than 40% of total 1999 estimated worldwide annual pump sales. In the valves segment, we believe that the top ten domestic manufacturers generate less than 25% of domestic sales. The aftermarket service sector is extremely fragmented as many end users either use in-house resources or buy service from local operators, which are often very small.

COMPETITION

     The industry is highly fragmented, although for original equipment sales the industry leaders primarily compete against a selected number of large companies operating on a global scale. In the pump segment, there are more than 500 companies, with the top ten pump companies accounting for less than 40% of total 1999 estimated worldwide annual pump sales. In the valves segment, we believe that the top ten domestic manufacturers generate less than 25% of domestic sales. The aftermarket service sector is extremely fragmented as customers either use in-house resources or buy service from local operators, which are often times very small. Competition for original equipment sales is generally based on price, expertise, delivery times, breadth of product offerings, contractual terms, previous installation history and reputation for quality.

END MARKET SEGMENTS

     The following end market discussions address the primary segments we serve.

  HYDROCARBON PROCESSING (PETROLEUM) INDUSTRY

     Capital spending in the hydrocarbon processing (petroleum) industry fell by approximately 20% in consecutive years in 1998 and 1999 as a result of historically low oil prices. The depressed oil prices caused many planned projects to become uneconomical. With the strong recent recovery in oil prices to a year-to-date high of over $35.00 per barrel in 2000, from a low of $10.73 in December of 1998, industry analysts project HPI expenditures in the petroleum and chemical sectors to begin to sustain growth momentum over the next several years. Additionally, the recent consolidation among some of the oil industry's largest competitors also impacted capital spending levels as those companies sought to rationalize the combined entities' assets. Growth in capital spending is expected to be driven by new projects, reinstated projects and deferred maintenance work.

  CHEMICAL

     The chemical industry appears to be in the early stages of recovery driven by improved markets in Europe, Latin America and Asia. Industry analysts are forecasting higher sales, volumes and capital investments for chemical companies in 2000 and into 2001. Chemical producers' margins are expected to increase in 2000 and 2001 as price increases outpace raw material cost increases. This trend appeared to be somewhat offset by higher feed stock prices in 2000, but this imbalance is expected to reverse in 2001 as prices for most chemical products have been rising in response to the continued strength of the U.S. economy and the economic recovery in Asia.

  POWER

     The U.S. power generation market is expected to require increasing levels of capital spending as the country's installed plants are becoming outdated and obsolete, and therefore need to be replaced and repowered. In addition, the deregulation of the power industry could lead to additional and more efficient capacity as competition between suppliers heightens and producers focus on lowering prices and costs while enhancing quality of service. Both these factors have led to an increase in demand for flow control products and services. China is the largest purchaser of pumps for new systems and represents 38% of the global pump market; however, China's replacement market share is only 13%. In the United States the opposite is true, as the United States holds a 9% share for new pumps with a 32% market share for replacement pumps.

  WATER TREATMENT

     Demand for new pumps in the water treatment market is largely attributable to the significant need for potable water and water treatment facilities around the world, particularly in lesser-developed countries. It is estimated that nearly half a billion people around the world face a shortage of potable water, and that number is expected to grow. The anticipated economic improvement in Asia, which requires a significant amount of infrastructure, is also a large driving force behind new pump sales growth. The need for water and water treatment is not limited to developing countries. A report published in August 1999 estimated that the United Kingdom must spend almost $60.0 billion over the next ten years building wastewater treatment facilities to comply with new European water quality standards. Industry analysts estimate that new and replacement pump sales in the water treatment industry will grow at a compounded annual growth rate of 9% and 5%, respectively, over the next four years.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth the names and ages of each of Directors and officers of Flowserve, as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table. The Board of Directors consists of 9 directors who are divided into three classes, with one full class being elected at each annual meeting of shareholders.

MANAGEMENT AND BOARD OF DIRECTORS

NAME                                         AGE                    POSITION
----                                         ---                    --------
C. Scott Greer............................   49    Chairman, President and Chief Executive
                                                     Officer and Director
Renee J. Hornbaker........................   48    Vice President and Chief Financial Officer
Howard D. Wynn............................   53    Vice President and President of Rotating
                                                     Equipment Division
George A. Shedlarski......................   56    Vice President and President of Flow
                                                   Solutions Division and President of Flow
                                                     Control Division
Rick L. Johnson...........................   47    Vice President and Controller
Kenneth P. Bell...........................   52    Vice President, Manufacturing Operations
Mark D. Dailey............................   41    Vice President, Supply Chain Integration
Cheryl D. McNeal..........................   50    Vice President, Human Resources
Rory E. MacDowell.........................   50    Vice President and Chief Information
                                                   Officer
Ronald F. Shuff...........................   48    Vice President, Secretary and General
                                                   Counsel
M. Kathleen McVay.........................   45    Vice President and Treasurer
Diane C. Harris...........................   57    Director
James O. Rollans..........................   58    Director
Hugh K. Coble.............................   65    Director
George T. Haymaker, Jr. ..................   62    Director
William C. Rusnack........................   55    Director
Michael F. Johnston.......................   53    Director
Charles M. Rampacek.......................   57    Director
Kevin E. Sheehan..........................   55    Director

     C. SCOTT GREER has been our President since July 1999, Chief Executive Officer since January 2000 and Chairman of the Board of Directors since April 2000. He has also been a director since 1999. Mr. Greer was Chief Operating Officer from July 1999 until succeeding Bernard G. Rethore as Chief Executive Officer in January 2000. Mr. Greer had been President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was president and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997.

     RENEE J. HORNBAKER has been our Vice President and Chief Financial Officer since December 1997. She was Vice President, Business Development and Chief Information Officer in 1997. She served as Vice President, Finance and Chief Financial Officer of BW/IP, Inc. in 1997 and Vice President, Business Development of BW/IP from 1996 to 1997. She also served as Director-Business Analysis and Planning of Phelps Dodge Industries, the diversified international manufacturing business of Phelps Dodge Corporation in 1996 and Director-Financial Analysis and Control from 1991 to 1996.

     HOWARD D. WYNN has been our President of Rotating Equipment Division since 1997. He was Vice President of BW/IP, Inc. and President, Pump Division of BW/IP, Inc. from 1996 to 1997 and Vice President, Pump Division of BW/IP, Inc. from 1993 to 1996.

     GEORGE A. SHEDLARSKI has been our President of Flow Solutions Division since January 1999 and President of Flow Control Division since August 1999. He was President of Fluid Sealing Division from 1997 to 1999, President of Service Repair Division in 1997, President of Rotating Equipment Group in 1997 and Group Vice President, Industrial Products Group from 1994 to 1997 .

     RICK L. JOHNSON has been our Vice President since January 1998 and Controller since November 1998. He served as Vice President and Controller of the Industrial Products Division from 1997 to January 1998, Industrial Products Group Vice President and Controller from 1995 to 1997 and President, Durco Valtek (Singapore) from 1993 to 1995.

     KENNETH P. BELL has been our Vice President, Manufacturing Operations since January 2000. He was General Manager and held other executive positions from 1985 to 1999 at UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components.

     MARK D. DAILEY has been our Vice President, Supply Chain Integration since September 1999. He was Vice President, Supply Chain and other Supply Chain management positions, from 1992 to 1999 for the North American Power Tools Division of The Black and Decker Company, a manufacturer of power tools, fastening and assembly systems and security hardware and plumbing products.

     CHERYL D. MCNEAL has been our Vice President, Human Resources since 1996. She was Assistant Vice President, Human Resources and held other Human Resource management positions at NCR from 1978 to 1996.

     RORY E. MACDOWELL has been our Vice President and Chief Information Officer since 1998. He served as Chief Information Officer of Keystone International, Inc., a manufacturer and distributor of flow control products from 1993 to 1997.

     RONALD F. SHUFF has been our Vice President since 1990 and Secretary and General Counsel since 1989.

     M. KATHLEEN MCVAY has been our Vice President and Treasurer since May 2000. She had served as Chief of Staff to the President and as Head of Planning and Administration, Global Corporate & Investment Bank, and held other management positions at Bank of America Corporation from 1984 to 1999.

     DIANE C. HARRIS has been a director since 1993. She is President of Hypotenuse Enterprises, Inc., a merger and acquisition service and corporate development outsourcing company. She was Vice President, Corporate Development, of Bausch & Lomb, an optics and health care products company, from 1981 to 1996, when she left to form Hypotenuse Enterprises, Inc.

     JAMES O. ROLLANS has been a director since 1997. He is President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation, a major engineering and construction firm. He was Senior Vice President of Fluor from 1992 to 1999. He was also its Chief Financial Officer from 1998 to 1999 and 1992 to 1994, Chief Administrative Officer from 1994 to 1998 and Vice President, Corporate Communications from 1982 to 1992. Mr. Rollans is also a director of Fluor Corporation and of Inovision, Inc., a pharmaceutical products company.

     HUGH K. COBLE has been a director since 1994. He is Vice Chairman Emeritus of Fluor Corporation. Mr. Coble was a director of Fluor Corporation from 1984 and Vice Chairman from 1994 until his retirement in 1997. He joined Fluor Corporation in 1966 and most recently was Group President of Fluor Daniel, Inc., a subsidiary of Fluor Corporation, from 1986 to 1994. He is also a director of Beckman Instruments, Inc., a company that sells medical instruments, and a director of ICO Global Communications, a telecommunications business.

     GEORGE T. HAYMAKER, JR. has been a director since 1997. He is Chairman of Kaiser Aluminum Corporation, a company that operates in all principal aspects of the aluminum industry, since 1994. Mr. Haymaker was Chief Executive Officer of Kaiser Aluminum from 1994 to 1999. Prior to joining Kaiser Aluminum in 1993 as President and Chief Operating Officer, Mr. Haymaker worked with a private partner in the acquisition and redirection of several metal fabricating companies. He was Executive Vice President of Alumax, Inc. from 1984 to 1986.

     WILLIAM C. RUSNACK has been a director since 1997. He is President, Chief Executive Officer and a director of Clark U.S.A., Inc., a company which refines crude oil to manufacture petroleum products, since 1998. Before joining Clark U.S.A., Inc., Mr. Rusnack was Senior Vice President of ARCO, an integrated petroleum company, from 1990 to 1998, and President of ARCO Products Company from 1993 to 1998. He is also a director of Clark Refining & Marketing, Inc., which is affiliated with Clark U.S.A., Inc.

     MICHAEL F. JOHNSTON has been a director since 1997. He is President and Chief Operating Officer of Visteon Corporation, which was spun off from Ford Motor Company in late June 2000. Mr. Johnston previously was President at Johnson Controls, Inc., Americas Automotive Group from 1997 to 1999, Vice President and General Manager of ASG Interior Systems Business during 1997, Vice President and General Manager of the Johnson Controls Battery Group from 1993 to 1997, Vice President and General Manager of SLI Battery Division from 1991 to 1993.

     CHARLES M. RAMPACEK has been a director since 1998. He is President and Chief Executive Officer of Probex Corporation, an energy technology company. Before joining Probex, Mr. Rampacek served as President and Chief Executive Officer of Lyondall-Citgo Refining, a manufacturer of petroleum products. Mr. Rampacek also served as President of Tenneco Gas Transportation Company from 1992 to 1996, Executive Vice President of Tenneco Gas operations from 1989 to 1992 and Senior Vice President of Refining of Tenneco Oil Company from 1982 to 1988.

     KEVIN E. SHEEHAN has been a director since 1990. He is a general partner of CID Equity Partners, a venture capital firm that concentrates on early-stage and high-growth entrepreneurial companies. Before joining CID Equity Partners, he was a Vice President of Cummins Engine Company, a manufacturer of diesel engines and related components, from 1980 to 1993. He is also a director of the Auburn Foundry Group.

                         DESCRIPTION OF THE ACQUISITION

THE ACQUISITION

     On February 9, 2000, Flowserve and Flowserve RED Corporation, a subsidiary of Flowserve, entered into a Purchase Agreement with Ingersoll-Rand Company and its subsidiary IDP Acquisition, LLC, which was amended on July 14, 2000 (the "Purchase Agreement"), to purchase all of the partnership interests in Ingersoll-Dresser Pump Company at a price of $775.0 million. Flowserve and Flowserve RED closed the purchase of the partnership interests on August 8, 2000.

  THE PHILLIPSBURG FACILITY

     At the closing of the IDP acquisition, Ingersoll-Rand agreed to lease, rent free, to IDP the Phillipsburg facility for three years. There is ongoing remediation of contamination at the Phillipsburg property that is being conducted by Ingersoll-Rand. Under the Purchase Agreement, Ingersoll-Rand has agreed to indemnify Flowserve and Flowserve RED for all environmental liabilities at Phillipsburg except for new liabilities affirmatively caused by IDP as the new tenant.

  EMPLOYEE BENEFIT MATTERS

     Ingersoll-Rand has assumed the phantom stock plan applicable to IDP employees and is responsible for satisfying all obligations and liabilities with respect to that plan.

     Ingersoll-Rand has assumed each of IDP's qualified defined benefit pension plans and all assets and liabilities accrued through the closing date of the IDP acquisition. In addition, Ingersoll Rand has retained liability for certain enhanced pension benefits payable to transferred employees under such defined benefit pension plans that may be triggered by plant shutdowns occurring until the first anniversary of the closing date of the acquisition, and has agreed to grant one year's service credit for purposes of determining accrued benefits under such defined benefit pension plans to transferred employees at the Liberty Corners, Huntington Park and Phillipsburg facilities.

     Flowserve has agreed to establish new pension plans for certain transferred employees and, more generally, has agreed to maintain, for not less than a year following the closing date of the IDP acquisition, (1) salaries for transferred employees at levels no less favorable than immediately prior to the closing date and (2) employee benefit plans (other than certain bonus and incentive arrangements) for non-union transferred employees that, in the aggregate, are competitive with salaries and employee benefit plans maintained by Flowserve and those generally provided in IDP's industry in the relevant jurisdictions.

  OTHER PROVISIONS

     The Purchase Agreement also provides that Ingersoll-Rand will provide certain transition services at no charge to the purchasers from the closing date of the IDP acquisition through December 31, 2000.

     - Immediately before the consummation of the IDP acquisition, Ingersoll-Rand caused IDP to distribute all receivables (except for the $3 million loan Ingersoll-Rand owed to the IDP Austrian subsidiary) held by subsidiaries of IDP which were owed by Ingersoll-Rand in the form of capital reductions of Ingersoll-Rand's capital account in IDP. To the extent that the sum of cash retained by the non-U.S. Subsidiaries of IDP and the principal amount of the loan Ingersoll-Rand owes to the IDP Austrian subsidiary exceeds or falls below $25 million as of the closing date, the amount of any such excess or shortfall will be paid by Flowserve or Ingersoll-Rand to the other party. In any event, Ingersoll-Rand will repay the loan it owes to the IDP Austrian subsidiary on the closing date.

REGULATORY APPROVALS

  UNITED STATES

     We have entered into a consent decree with the U.S. Department of Justice to resolve its antitrust concerns relating to the IDP acquisition. This consent decree requires us to divest certain product lines, Flowserve's Tulsa, Oklahoma manufacturing facility, and on-site plant and equipment at two IDP service and repair centers located in the United States. The provisions of the consent decree are described in more detail in "Business -- Regulatory Divestiture." See "Risk Factors -- Risk Factors Relating To Our Business -- Although we have entered into a consent decree with the U.S. Department of Justice resolving its antitrust concerns related to the IDP acquisition, we may not obtain a final court order approving the acquisition." Under the purchase agreement, Flowserve has agreed to take all steps necessary to obtain approval from the Department of Justice with respect to the transaction.

  GERMANY

     We filed our notification of the IDP acquisition with the German Federal Cartel Office in April 2000. The German Federal Cartel Office issued its approval of the portion of the IDP acquisition subject to its jurisdiction on July 17, 2000.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of our company. To the extent such summary contains descriptions of the Senior Credit Facilities and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents which are filed as Exhibits to the registration statement of which this prospectus is a part.

SENIOR CREDIT FACILITIES

     General. In connection with the Transactions, we entered into the Senior Credit Facilities with a syndicate of certain financial institutions, as lenders, Credit Suisse First Boston, New York branch, as Syndication Agent, Bank of America, N.A., as Administrative Agent, Collateral Agent and Swingline Lender and ABN AMRO Bank N.V., Bank One, N.A. and Salomon Smith Barney Inc. as Co-Documentation Agents. The description below of the Credit Agreement is a summary of the principal terms of the Senior Credit Facilities and related loan documents.

     The Senior Credit Facilities provide for up to $1,050.0 million of aggregate borrowing capacity for our company, consisting of:

     - a secured $275.0 million funded term A loan (the "Term Loan A");

     - a secured $475.0 million funded term B loan (the "Term Loan B"); and

     - a secured $300.0 million revolving line of credit (the "Revolving Credit Facility"). Approximately $30.0 million in letters of credit have been issued under the Revolving Credit Facility. As a result, under our Revolving Credit Facility we will have unused borrowing capacity, net of issued letters of credit, of approximately $270.0 million. The Revolving Credit Facility permits up to $25.0 million of swingline loans.

     Use of the Senior Credit Facilities. We used the proceeds from the Term Loan A and Term Loan B and borrowings under the Revolving Credit Facility, together with the proceeds from the offering of the $290 million 12 1/4% Senior Subordinated Notes due 2010 and the proceeds from the E100 million 12 1/4% Senior Subordinated Notes due 2010, (i) to fund the Acquisition, (ii) to refinance our existing indebtedness and (iii) to pay related fees and expenses.

     Guarantees; Security. Our obligations under the Senior Credit Facilities are unconditionally guaranteed, jointly and severally, by substantially all of our existing and subsequently acquired or organized domestic subsidiaries. Our obligations and those of such guarantors under the Senior Credit Facilities are secured by substantially all of the assets of our company and each of the guarantors. No foreign subsidiary is required to guarantee the senior credit facilities and less than two-thirds of the capital stock of certain foreign subsidiaries is required to be pledged to secure the senior credit facilities.

     Amortization; Interest; Fees; Maturity. The Term Loan A Term Loan B will amortize each year on a quarterly basis in the following approximate aggregate principal amounts as set forth below:

YEAR                                                          TERM LOAN A   TERM LOAN B
----                                                          -----------   -----------
                                                                (DOLLARS IN MILLIONS)
2001........................................................    $ 15.0        $  3.0
2002........................................................      41.0           4.0
2003........................................................      56.0           4.0
2004........................................................      60.0           4.0
2005........................................................      64.0           4.0
2006........................................................      39.0          67.6
2007........................................................        --         258.7
2008........................................................        --         129.7
                                                                ------        ------
                                                                $275.0        $475.0
                                                                ======        ======

     The Revolving Credit Facility is available until June 30, 2006 unless terminated earlier under certain circumstances.

     Our borrowings under the Term Loan A, Term Loan B and Revolving Credit Facility bear interest at a rate equal to, at our option, either (i) the base rate (which is based on the prime rate most recently announced by the Administrative Agent or the Federal Funds rate plus one-half of 1%) or (ii) the applicable London interbank offered rate, in each case plus applicable margin. In addition, the Senior Credit Facilities are subject to a commitment fee of 0.50% per annum of the undrawn portion of the Revolving Credit Facility and letter of credit fees with respect to each letter of credit outstanding under the Senior Credit Facilities equal to the applicable margin over Adjusted LIBOR (as defined in the Senior Credit Facilities) in effect for loans under the Revolving Credit Facility.

     Prepayments. The loans under the Senior Credit Facilities are required to be prepaid with certain assets and capital stock sales and dispositions, certain incurrences of indebtedness, certain offerings of common equity securities and by certain percentages of our annual Excess Cash Flow (as defined in the Credit Agreement).

     Voluntary prepayments may be made in whole or in part without premium or penalty.

     Covenants and Events of Default. The Senior Credit Facilities contain, among other things, covenants restricting our ability and our subsidiaries' ability to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the notes), incur indebtedness and guarantees, create liens, enter into agreements with negative pledge clauses, make certain investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates, change our business or make fundamental changes, and otherwise restrict corporate actions. The Senior Credit Facilities also contain a number of financial maintenance covenants.

     The Senior Credit Facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of the guarantees or the security documents and certain changes of control of our company. The occurrence of any event of default could result in the acceleration of our company's and the guarantors' obligations under the Senior Credit Facilities, which could materially and adversely affect holders of the notes.

                            DESCRIPTION OF THE NOTES

     Flowserve Corporation will issue the Dollar Notes under an Indenture dated August 8, 2000 (the "Dollar Notes Indenture") between itself, the guarantors identified herein and The Bank of New York, as trustee (the "Dollar Notes Trustee"). Flowserve Finance B.V. will issue the Euro Notes under an Indenture dated August 8, 2000 (the "Euro Notes Indenture") between itself, the guarantors identified herein and The Bank of New York, as trustee (the "Euro Notes Trustee"). The Dollar Notes and the Euro Notes are collectively referred to as the "Notes", the Dollar Notes Indenture and the Euro Notes Indenture are collectively referred to as the "Indentures" and the Dollar Notes Trustee and the Euro Notes Trustee are collectively referred to as the "Trustees". The terms of each series of Notes include those stated in the applicable Indenture and those made part of that Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     Certain terms used in this description are defined under the subheading
"-- Certain Definitions". In this description, the words "Company", "we", "us" and "our" refer only to Flowserve Corporation and not to any of its subsidiaries and "FFBV" refers only to Flowserve Finance B.V.

     The following description is only a summary of the material provisions of the Indentures. We urge you to read the Indentures because they, not this description, define your rights as holders of these Notes. You may request copies of these agreements at our address set forth under the heading "Prospectus Summary -- Additional Information".

BRIEF DESCRIPTION OF THE NOTES

  DOLLAR NOTES

     The Dollar Notes:

     - are unsecured senior subordinated obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company;

     - are guaranteed on a senior subordinated basis by each Dollar Notes Guarantor, including FFBV; and

     - are subject to registration with the SEC pursuant to the Dollar Notes Registration Rights Agreement.

  EURO NOTES

     The Euro Notes:

     - are unsecured senior subordinated obligations of FFBV;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of FFBV;

     - are senior in right of payment to any future Subordinated Obligations of FFBV;

     - are guaranteed on a senior subordinated basis by the Company and each other Euro Notes Guarantor; and

     - are subject to registration with the SEC pursuant to the Euro Notes Registration Rights Agreement.

PRINCIPAL, MATURITY AND INTEREST

 DOLLAR NOTES

     The Company issued the old Dollar Notes initially in a principal amount of $290.0 million. The Company issued the Dollar Notes in denominations of $1,000 and any integral multiple of $1,000. The Dollar Notes will mature on August 15, 2010. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Indebtedness", we are permitted to issue more Dollar Notes under the Dollar Notes Indenture in an unlimited principal amount (the "Additional Dollar Notes"). The Dollar Notes and the Additional Dollar Notes, if any, will be treated as a single class for all purposes of the Dollar Notes Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Dollar Notes Indenture and this "Description of the Notes", references to the Dollar Notes include any Additional Dollar Notes actually issued.

     Interest on the Dollar Notes will accrue at the rate of 12 1/4% per annum and will be payable semiannually in arrears on February 15 and August 15, commencing on February 15, 2001. We will make each interest payment to the holders of record of the Dollar Notes on the immediately preceding February 1 and August 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on the Dollar Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  EURO NOTES

     FFBV may issue Euro Notes initially in the principal amount of E100.0 million. FFBV will issue the Euro Notes in denominations of E1,000 and any integral multiple of E1,000. The Euro Notes will mature on August 15, 2010. Subject to the Company's compliance with the covenant described under the subheading "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Indebtedness", FFBV is permitted to issue more Euro Notes under the Euro Notes Indenture in an unlimited principal amount (the "Additional Euro Notes"). The Euro Notes, including the Additional Euro Notes, if any, will be treated as a single class and series for all purposes of the Euro Notes Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Euro Notes Indenture and this "Description of the Notes", references to the Euro Notes include any Additional Euro Notes actually issued.

     Interest on the Euro Notes will accrue at the rate of 12 1/4% per annum and will be payable semiannually in arrears on February 15 and August 15, commencing on February 15, 2001. FFBV will make each interest payment to the holders of record of the Euro Notes on the immediately preceding February 1 and August 1. FFBV will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on the Euro Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

  DOLLAR NOTES

     Except as set forth below, we will not be entitled to redeem the Dollar Notes at our option prior to August 15, 2005.

     On and after August 15, 2005, we will be entitled at our option to redeem all or a portion of the Dollar Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of

Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2005........................................................    106.125%
2006........................................................    104.083
2007........................................................    102.042
2008 and thereafter.........................................    100.000

     In addition, before August 15, 2003, we may at our option on one or more occasions redeem Dollar Notes (which includes Additional Dollar Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Dollar Notes (which includes Additional Dollar Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 112.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided that

          (1) at least 65% of such aggregate principal amount of Dollar Notes (which includes Additional Dollar Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Dollar Notes held, directly or indirectly, by the Company or its Affiliates); and

          (2) each such redemption occurs within 60 days after the date of the related Public Equity Offering.

  EURO NOTES

     Except as set forth below and under "-- Withholding Taxes", FFBV will not be entitled to redeem the Euro Notes at its option prior to August 15, 2005. On and after August 15, 2005, FFBV will be entitled at its option to redeem all or a portion of the Euro Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2005........................................................    106.125%
2006........................................................    104.083
2007........................................................    102.042
2008 and thereafter.........................................    100.000

     In addition, before August 15, 2003, FFBV may at its option on one or more occasions redeem Euro Notes (which includes Additional Euro Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Euro Notes (which includes Additional Euro Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 112.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds contributed to it by the Company from one or more Public Equity Offerings; provided that

          (1) at least 65% of such aggregate principal amount of Euro Notes (which includes Additional Euro Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Euro Notes held, directly or indirectly, by the Company, FFBV or any of their respective Affiliates); and

          (2) each such redemption occurs within 60 days after the closing date of the related Public Equity Offering.

WITHHOLDING TAXES

     FFBV is required to make all its payments under or with respect to the Euro Notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter "Taxes") imposed or levied by or on behalf of the government of The Netherlands or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which it is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a "Relevant Taxing Jurisdiction"), unless it is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

     If FFBV is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Euro Notes, it will be required to pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by you (including Additional Amounts) after such withholding or deduction will not be less than the amount you would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of The Netherlands of such Euro Note); or (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; nor will it pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Euro Note for payment within 30 days after the date on which such payment or such Euro Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Euro Note been presented on the last day of such 30 day period), (b) with respect to any payment of principal of (or premium, if any, on) or interest on such Euro Note to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Euro Note, (c) if Euro Notes are presented for payment in The Netherlands; provided, however, that at such time FFBV has at least one paying agent in the European Union (other than in The Netherlands), or (d) if Euro Notes are presented for payment by, or on behalf of, a Holder who would be able to avoid withholding or deduction by presenting any form or certificate and/or making a declaration of non-residence or similar claim for exemption but fails to do so.

     Upon request, FFBV will provide the Euro Notes Trustee with official receipts or other documentation satisfactory to the Euro Notes Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

     Whenever in the Euro Indenture there is mentioned, in any context:

          (1) the payment of principal;

          (2) purchase prices in connection with a purchase of Euro Notes;

          (3) interest; or

          (4) any other amount payable on or with respect to any of the Euro Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     FFBV will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Euro Notes, the Euro Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Euro Notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of The Netherlands, the jurisdiction of incorporation of any successor of FFBV or any jurisdiction in which a paying agent is located, and FFBV will agree to indemnify the Holders for any such taxes paid by such Holders.

     The obligations described under this heading will survive any termination, defeasance or discharge of the Euro Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to FFBV is organized or any political subdivision or taxing authority or agency thereof or therein.

     For a discussion of Netherlands withholding taxes applicable to payments under or with respect to the Euro Notes, see "Certain Tax Considerations".

GUARANTIES

     The Dollar Notes Guarantors will jointly and severally guarantee, on a senior subordinated and full and unconditional basis, our obligations under the Dollar Notes. The Euro Notes Guarantors will jointly and severally guarantee, on a senior subordinated and full and unconditional basis, FFBV's obligations under the Euro Notes. The Dollar Notes Guarantors and the Euro Notes Guarantors are collectively referred to as the "Guarantors". The obligations of each Guarantor (other than the Company) that is a domestic subsidiary of the Company under its Guaranty will be limited as necessary to prevent that Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Relating to the Notes -- Federal or state laws allow courts, under specific circumstances, to void debts, including guaranties, and require holders of notes to return payments received from us and the domestic guarantors".

     Each Guarantor (other than the Company) that makes a payment under its Guaranty will be entitled to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors (other than the Company) at the time of such payment determined in accordance with GAAP.

     If a Guaranty (other than the Guaranty of the Euro Notes by the Company) were rendered voidable, it could be subordinated by a U.S. court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, such Guarantor's liability on its Guaranty could be reduced to zero. See "Risk Factors -- Risks Relating to the Notes -- Your right to receive payments on the notes will rank behind our and Flowserve Finance's Senior Indebtedness and possibly all of our and Flowserve Finance's future borrowings. Further, the guaranties of the notes will rank behind all of the guarantors' existing Senior Indebtedness and possibly all of their future borrowings".

     The Guaranty of a Guarantor (other than FFBV's Guaranty of the Dollar Notes and the Company's Guaranty of the Euro Notes) will be released:

          (1) upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor;

          (2) upon the sale or disposition of all or substantially all the assets of a Guarantor; or

          (3) at such time as such Guarantor no longer Guarantees any other Indebtedness of the Company, FFBV or another Guarantor;

in the case of clauses (1) and (2), other than to the Company or an Affiliate of the Company and as permitted by the applicable Indenture.

RANKING

  Senior Indebtedness versus Notes

     The payment of the principal of, premium, if any, and interest on the Dollar Notes and the Euro Notes and the payment of any Guaranty is subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company, FFBV or the relevant Guarantor, as the case may be, including the obligations of the Company, FFBV and such Guarantor in respect of the Credit Agreement.

     As of June 30, 2000, after giving pro forma effect to the Transactions:

          (1) the Company's Senior Indebtedness would have been approximately $750.0 million, all of which would have been secured indebtedness; and

          (2) FFBV and the Guarantors (other than the Company) would have had no Senior Indebtedness other than their obligations as guarantors of the Company's obligations under the Credit Agreement.

     Although the Indentures contain limitations on the amount of additional Indebtedness that the Company, FFBV and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain
Covenants -- Covenants Applicable to the Dollar Notes and the Euro
Notes -- Limitation on Indebtedness".

  Liabilities of Subsidiaries versus Notes

     A substantial portion of our operations are conducted through our foreign subsidiaries. None of our foreign subsidiaries are guaranteeing the Notes except FFBV (in the case of the Dollar Notes) and Flowserve International (in the case of both the Dollar Notes and Euro Notes). Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will effectively have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors and FFBV's creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes and each Guaranty will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

     At December 31 1999, after giving pro forma effect to the Transactions, the total liabilities of the Company's subsidiaries (other than FFBV and the other Guarantors) would have been approximately $344.3 million, including trade payables. Although the Indentures limit the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, each such limitation is subject to a number of significant qualifications. Moreover, the Indentures do not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indentures. See "-- Certain
Covenants -- Covenants Applicable to the Dollar Notes and the Euro
Notes -- Limitation on Indebtedness".

  Other Senior Subordinated Indebtedness versus Notes

     Only Indebtedness of the Company, FFBV or another Guarantor that is Senior Indebtedness of such Person will rank senior to the Dollar Notes, the Euro Notes or the relevant Guaranty, as the case may be, in accordance with the provisions of the applicable Indenture. The Dollar Notes, the Euro Notes and each Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, FFBV and the relevant Guarantor, respectively.

     The Company, FFBV and the other Guarantors have agreed in the applicable Indenture that the Company, FFBV and such Guarantors will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to the Company's Senior Indebtedness, FFBV's

Senior Indebtedness or the Senior Indebtedness of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indentures do not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

  Payment of Notes

     We and FFBV are not permitted to pay principal of, premium, if any, or interest on the Dollar Notes or Euro Notes, respectively, or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not purchase, redeem or otherwise retire any Dollar Notes or Euro Notes, respectively (collectively, "pay the Notes"), if either of the following occurs (a "Payment Default"):

          (1) any Designated Senior Indebtedness of the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) is not paid in cash when due; or

          (2) any other default on Designated Senior Indebtedness of the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we and FFBV are permitted to pay the Dollar Notes and the Euro Notes, respectively, if the applicable issuer and the applicable Trustee receive written notice approving such payment from the Representatives of all applicable Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

     During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company or FFBV, as the case may be, pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we and FFBV are not permitted to pay the Dollar Notes and the Euro Notes, respectively, for a period (a "Payment Blockage Period") commencing upon the receipt by the applicable Trustee (with a copy to the applicable issuer) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the applicable Trustee and us or FFBV, as applicable, from the Person or Persons who gave such Blockage Notice;

          (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

     Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we and FFBV are permitted to resume paying the Dollar Notes and the Euro Notes, respectively, after the end of such Payment Blockage Period. Neither the Dollar Notes nor the Euro Notes shall be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the applicable Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of the Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-consecutive day period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

For purposes of this provision, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Company and FFBV initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) or its respective property:

          (1) the holders of Senior Indebtedness of the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the applicable Notes are entitled to receive any payment;

          (2) until the Senior Indebtedness of the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) is paid in full in cash, any payment or distribution to which holders of the applicable Notes would be entitled but for the subordination provisions of the applicable Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of the applicable Notes may receive certain Capital Stock and subordinated debt obligations; and

          (3) if a distribution is made to holders of the applicable Notes that, due to the subordination provisions, should not have been made to them, such holders of the applicable Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) and pay it over to them as their interests may appear.

     If payment of the Dollar Notes or the Euro Notes is accelerated because of an Event of Default, the Company or FFBV, as the case may be, or the applicable Trustee must promptly notify the holders of Designated Senior Indebtedness of the applicable issuer or the Representative of such Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness of the applicable issuer is outstanding, neither the Company or FFBV, as the case may be, nor any Guarantor may pay the Dollar Notes or the Euro Notes, as the case may be, until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the applicable Notes only if the applicable Indenture otherwise permits payment at that time.

     A Guarantor's obligations under its Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Guarantor pursuant to its Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Dollar Notes and FFBV's obligations under the Euro Notes apply equally to a Guarantor of such Notes and the obligations of such Guarantor under its Guaranty.

     By reason of the subordination provisions contained in the Indentures, in the event of a liquidation or insolvency proceeding, creditors of the Company, FFBV or a Guarantor who are holders of Senior Indebtedness of the Company, FFBV or a Guarantor, as the case may be, may recover more, ratably, than the holders of the Dollar Notes or the Euro Notes, as the case may be, and creditors of the Company, FFBV or a Guarantor, as applicable, who are not holders of Senior Indebtedness of such Person may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Dollar Notes or the Euro Notes, as the case may be.

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     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of securities held in trust by the applicable Trustee for the payment of principal of and interest on the Dollar Notes or the Euro Notes pursuant to the provisions described under "-- Defeasance".

BOOK-ENTRY, DELIVERY AND FORM

  DOLLAR NOTES

     The old Dollar Notes were, and the new Dollar Notes will be, issued in the form of one or more global dollar notes (the "Global Dollar Note"). The Global Dollar Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Dollar Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Dollar Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Dollar Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of Dollar Notes represented by such Global Dollar Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers. Ownership of beneficial interests in the Global Dollar Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Dollar Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Dollar Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Dollar Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Dollar Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Dollar Notes evidenced by the Global Dollar Note for all purposes of such Dollar Notes and the Dollar Notes Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Dollar Note, you will not be entitled to have the Notes represented by the Global Dollar Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Dollar Notes and will not be considered to be the owner or holder of any Dollar Notes under the Global Dollar Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Dollar Note desires to take any action that the Depository, as the holder of the Global Dollar Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

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     We will make payments of principal of, premium, if any, and interest on
Dollar Notes represented by the Global Dollar Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Dollar Note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Dollar Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Dollar Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Dollar Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Dollar Note for any Dollar Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Dollar Note owning through such participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Dollar Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Dollar Notes Trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  EURO NOTES

     The Euro Notes will be represented by a global Euro Note. The global Euro Note will be issued in registered form without coupons and the global Euro Note represents the aggregate principal amount of the outstanding Euro Notes. The global Euro Note will be deposited with, or on behalf of The Bank of New York Depositary (Nominees) Limited as common depositary for the Euroclear System ("Euroclear") and for Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), formerly known as Cedelbank, and will be, registered in the name of a nominee of the common depositary.

     Upon the issuance of a global Euro Note, Euroclear or Clearstream, Luxembourg, as the case may be, will credit the accounts of persons holding through it with the respective principal amounts represented by such global Euro Note purchased by such person in this offering. Such accounts shall be limited to persons who have accounts with Euroclear or Clearstream, Luxembourg ("participants") or persons who may hold interests through participants. Ownership of beneficial interests in a global Euro Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by Euroclear or Clearstream, Luxembourg (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global Euro Notes other than participants).

     Payment of principal of and interest on Euro Notes represented by a global Euro Note will be made in immediately available funds to the common depositary for Euroclear and Clearstream, Luxembourg or its nominee, as the case may be, as the sole registered owner and the sole holder of the global Euro Notes represented thereby for all purposes under the Euro Notes Indenture. FFBV has been advised by Euroclear and Clearstream, Luxembourg that upon receipt of any payment of principal of or interest on any global Euro Note, Euroclear and Clearstream, Luxembourg will immediately credit, on their respective book-entry registration and transfer systems, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global Euro Note as shown on the records of Euroclear and Clearstream, Luxembourg. Payments by participants to owners of beneficial interests in a global Euro Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

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     Purchasers of book-entry interests in the Euro Notes will hold their book-entry interests in an underlying global Euro Note.

     So long as the common depositary for Euroclear and Clearstream, Luxembourg or its nominee, as the case may be, is the registered owner of a global Euro Note, The Bank of New York Depositary (Nominees) Limited or such successor depositary or such party will be considered the sole owner or holder of the Euro Notes represented by such global Euro Note for all purposes under the Euro Notes Indenture and the Euro Notes. Except as set forth above, owners of beneficial interests in a global Euro Note will not be entitled to have the Euro Notes represented by such global Euro Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Euro Notes in definitive form and will not be considered to be the owners or holders of any Euro Notes under such global Euro Note. Accordingly, each Person owning a beneficial interest in a global Euro Note must rely on the procedures of Euroclear or Clearstream, Luxembourg, as the case may be, and, if such Person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Euro Notes Indenture. FFBV understands that under existing industry practices, in the event that FFBV requests any action of holders or that an owner of a beneficial interest in a global Euro Note desires to give or take any action which a holder is entitled to give or take under the Euro Indenture, Euroclear or Clearstream, Luxembourg, as the case may be, would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     FFBV understands that Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risks from lack of simultaneous transfers of securities.

     Euroclear and Clearstream, Luxembourg each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deals with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established and electronic bridge between their two systems which enables their respective account holders to settle trades with each other.

     Account holders in Euroclear and Clearstream, Luxembourg are world-wide financial institutions including underwriters, securities brokers, and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under those rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective holders.

CERTIFICATED NOTES

     Subject to certain conditions, the Notes represented by the Global Notes are exchangeable for certificated Notes of the same series in definitive form of like tenor in denominations of $1,000 (in the case of the Dollar Notes) or E1,000 (in the case of the Euro Notes) and integral multiples thereof if

          (1) the Depository (in the case of the Dollar Notes) or Euroclear and Clearstream, Luxembourg (in the case of the Euro Notes) notify us that it is unwilling or unable to continue as a clearing agency for the applicable Global Notes and we are unable to locate a qualified successor clearing agency within 90 days;

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

          (2) we or FFBV, as the case may be, in our discretion at any time determine not to have all the Dollar Notes or the Euro Notes, respectively, represented by a Global Note; or

          (3) a default entitling the holders of the Dollar Notes or the Euro Notes, as the case may be, to accelerate the maturity thereof has occurred and is continuing.

     Any Note that is exchangeable as above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the applicable depositary shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of the applicable depository or its nominee.

SAME-DAY PAYMENT

     Each Indenture requires us and FFBV, as applicable, to make payments in respect of the applicable Notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. (in the case of the Dollar Notes) or to the Euro accounts with banks in the European Union (in the case of the Euro Notes) specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

EXCESS CASH FLOW REPURCHASE OFFER

     (a) If the Company has Excess Cash Flow for any fiscal year (commencing with the fiscal year ending December 31, 2001), no later than the 120th day following the end of such fiscal year, the Company shall apply an amount equal to 50% of the Excess Cash Flow for such fiscal year:

          (1) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (and permanently reduce the commitments thereunder) Senior Indebtedness of the Company with such percentage of Excess Cash Flow;

          (2) second, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with clause (1), to make an offer to the holders of the Dollar Notes and Euro Notes (and to holders of other Senior Subordinated Indebtedness of the Company or FFBV designated by the Company) to purchase, on a pro rata basis, Dollar Notes and Euro Notes (and such other Senior Subordinated Indebtedness of the Company or FFBV) pursuant to and subject to the conditions contained in the Indentures (an "Excess Cash Flow Offer"); and

          (3) third, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with clause (1) or (2) above, to any other application or use not prohibited by the Indentures;

     provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (1) above, the Company shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and provided, further, that no Excess Cash Flow Offer shall be required to be made if the Company's Leverage Ratio is less than
3.0 to 1.0 on the last day of such fiscal year.

     (b) In the event of an Excess Cash Flow Offer, the Company will be required to purchase, on a pro rata basis, Dollar Notes and Euro Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness of the Company and FFBV, as applicable) at a purchase price of 100% of their respective principal amount (or, in the event such other Senior Subordinated Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indentures. If the aggregate purchase price of securities tendered pursuant to such offer is less than the Excess Cash Flow allotted to their purchase, the Company will be entitled to apply the remaining Excess

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Cash Flow in accordance with clause (a)(3) above. The Company shall not be required to make an Excess Cash Flow Offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Excess Cash Flow available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Excess Cash Flow in any subsequent fiscal year).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

          (2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which in the case of a merger or consolidation transaction, securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction.

     Within 30 days following any Change of Control, the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) to purchase such Holder's applicable Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control (including relevant information with respect to income, cash flow and capitalization;

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes), consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the relevant Indenture applicable to a Change of Control Offer made by us (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) and purchases all Dollar Notes or Euro Notes, as the case may be, validly tendered and not withdrawn under such Change of Control Offer.

     The Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) will comply with the applicable securities laws and regulations and shall not be deemed to have breached the obligations under the covenant described hereunder by virtue of compliance with such securities laws or regulations.

     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations among the Company, FFBV and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the applicable Notes then outstanding. Except for the limitations contained in such covenants, however, the Indentures will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Credit Agreement generally prohibits us and FFBV from purchasing Notes, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any applicable Senior Indebtedness (including the Credit Agreement) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, each of the Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) undertakes to (i) repay in full all such applicable Senior Indebtedness or (ii) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the applicable Notes. If the Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) do not repay such Senior Indebtedness or obtain such consents, the Company and FFBV, respectively, will remain prohibited from purchasing Notes. In such case, the Company's and
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FFBV's failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the applicable Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the applicable Indenture would likely restrict payment to the Holders of Notes.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us or FFBV. Finally, the Company's and FFBV's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's and FFBV's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the Indentures relative to the Company's and FFBV's respective obligation to make an offer to repurchase the Dollar Notes and the Euro Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Dollar Notes and the Euro Notes, respectively.

CERTAIN COVENANTS

  COVENANTS APPLICABLE TO THE DOLLAR NOTES AND THE EURO NOTES

     Each Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company will be entitled to Incur Indebtedness, and its Restricted Subsidiaries will be entitled to Incur Eligible Indebtedness, in each case if, on the date of such Incurrence and after giving effect thereto no Default has occurred and is continuing and, the Consolidated Coverage Ratio exceeds 2.0 to 1 if such Indebtedness is Incurred prior to September 1, 2003, or 2.25 to 1 if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

          (1) Indebtedness Incurred by the Company pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $300.0 million and (B) the sum of (x) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 50% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable constituting Receivables and Related Assets pledged, sold or otherwise transferred or encumbered in connection with a Receivables Program), less the sum of all principal payments made with respect to such Indebtedness in satisfaction of the provisions of paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock";

          (2) Indebtedness Incurred by the Company pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $750.0 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made from any permitted Refinancings thereof);

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          (3) Indebtedness Incurred by a Receivables Subsidiary pursuant to a
     Receivables Program; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (3) and then outstanding does not exceed $400.0 million;

          (4) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or FFBV is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Dollar Notes and the Euro Notes, respectively;

          (5) the Notes and the Exchange Notes (other than any Additional Dollar Notes and Additional Euro Notes);

          (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), (4) or (5) of this covenant);

          (7) Indebtedness of a Person Incurred and outstanding on or prior to the date on which such Person becomes a Restricted Subsidiary (including upon merger or consolidation with the Company or any Restricted Subsidiary) or assumed in connection with the purchase of assets from another Person (other than Indebtedness Incurred by such Person in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or such Person or such assets were acquired by the Company); provided, however, that (A) with respect to any such Indebtedness Incurred prior to the first anniversary of the Issue Date, such Indebtedness is in an aggregate principal amount which when taken together with all other Indebtedness Incurred pursuant to this clause (7), does not exceed $50.0 million or (B) on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (8) Indebtedness of the Company or any of its Restricted Subsidiaries attributable to Capital Lease Obligations, or Incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including any Indebtedness assumed in connection with the acquisition of any such assets, in an aggregate principal amount which, when taken together with all other Indebtedness of the Company or any of its Restricted Subsidiaries Incurred pursuant to this clause (8) and then outstanding, does not exceed $25.0 million (including any Refinancing Indebtedness with respect thereto);

          (9) Indebtedness under industrial revenue bonds in an aggregate principal amount which, when taken together with all other Indebtedness of the Company or any of its Restricted Subsidiaries Incurred pursuant to this clause (9) and then outstanding, does not exceed $20.0 million;

          (10) Indebtedness Incurred by Foreign Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Restricted Subsidiaries Incurred pursuant to this clause (10) and then outstanding, does not exceed $25.0 million;

          (11) Indebtedness of the Company, whether secured or unsecured, consisting of Guarantees of Permitted Employee Stock Purchase Loans;

          (12) Indebtedness or other obligations solely in respect of worker's compensation claims, self-insurance obligations and surety, appeal and performance bonds entered into in the ordinary course of business of the Company and its Restricted Subsidiaries;

          (13) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (5), (6) or (7) or this clause (13); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (7), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

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          (14) Hedging Obligations under or with respect to Interest Rate
     Agreements, Currency Agreements or Commodity Agreements entered into in the ordinary course of business and not for the purpose of speculation;

          (15) Indebtedness consisting of the Guaranty of a Guarantor;

          (16) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that the Indebtedness is satisfied within five business days of Incurrence;

          (17) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any assets of the Company or any Restricted Subsidiary;

          (18) Indebtedness consisting of the Guarantee by (i) the Company of any Indebtedness of a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant and (ii) any Restricted Subsidiary of the Company of Indebtedness of the Company that was permitted to be Incurred by another provision of this covenant; and

          (19) Indebtedness of the Company in an aggregate principal amount which, when taken together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (18) above or paragraph (a)) does not exceed $25.0 million.

     (c) Notwithstanding the foregoing, neither the Company nor any Dollar Notes Guarantor (in the case of the Dollar Notes) and neither FFBV nor any Euro Notes Guarantor (in the case of the Euro Notes) will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Dollar Notes Guarantor (in the case of the Dollar Notes) or FFBV or any Euro Notes Guarantor (in the case of the Euro Notes) unless such Indebtedness shall be subordinated to the applicable Notes or the applicable Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company and FFBV, as the case may be, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Company and FFBV, as the case may be, will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Dollar Notes Guarantor (in the case of the Dollar Notes) and neither FFBV nor any Euro Notes Guarantor (in the case of the Euro Notes) will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the applicable Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     (f) For purposes of determining compliance with any U.S. dollar or Euro denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent or Euro Equivalent, as the case may be, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars or Euros, as the case may be, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars or Euros will be as provided
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in such Currency Agreement. The principal amount of any Refinancing Indebtedness
Incurred in the same currency as the Indebtedness being Refinanced will be the Euro Equivalent or U.S. Dollar Equivalent, as appropriate, of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent or Euro Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent or Euro Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred.

  Limitation on Restricted Payments

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available on or prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of, or cash capital contribution in respect of, its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

             (C) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment, and proceeds representing the return of capital (to the extent not included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company in respect of its Capital Stock (other than Disqualified Stock); provided, however, that
     (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and

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

     (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above and under clause (4) below;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries (A) from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), (B) in the open market to the extent such shares are acquired to satisfy a current obligation to deliver shares in connection with the exercise of stock options or similar rights, in each case pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed in any calendar year the sum of (x) $5.0 million plus (y) the Net Cash Proceeds from the sale of Capital Stock to employees or directors of the Company (including pursuant to the exercise of stock options) that occur during such calendar year (to the extent such Net Cash Proceeds are not applied to the payment of a Restricted Payment pursuant to clause (1) above); provided further, however, that (i) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such sales described in clause (y) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; or

          (5) Restricted Payments not exceeding $15.0 million in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be included in the calculation of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Indentures and the Credit Agreement as in effect on the Issue Date;

          (2) any encumbrance or restriction with respect to a Receivables Subsidiary pursuant to a Receivables Program of such Receivables Subsidiary;

          (3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness
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     Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (4) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1), (2) or (3) of this covenant or this clause (4) or contained in any amendment to an agreement referred to in clause (1), (2) or (3) of this covenant or this clause (4); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are, in the good faith judgment of the Board of Directors, no less favorable, taken as a whole, to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (5) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (6) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness, or under letters of credit or bank guarantees, of a Restricted Subsidiary to the extent such restrictions restrict the transfer of, or the grant of security over, the property subject to such security agreements, mortgages, letters of credit or bank guarantees;

          (7) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

          (8) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause
     (c) above;

          (9) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements in the ordinary course of business; and

          (10) any such encumbrance or restriction with respect to a Foreign Restricted Subsidiary pursuant to an agreement governing Indebtedness Incurred by such Foreign Restricted Subsidiary.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

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             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year (or enter into a binding commitment therefor within such period and acquire such Additional Assets within 18 months) from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Dollar Notes and the Euro Notes (and to holders of other Senior Subordinated Indebtedness of the Company or FFBV designated by the Company) to purchase, on a pro rata basis, Dollar Notes and Euro Notes (and such other Senior Subordinated Indebtedness of the Company or FFBV) pursuant to and subject to the conditions contained in the Indentures;

     provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, (i) the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $10.0 million, and (ii) to the extent any Asset Disposition constitutes the disposition of Consent Decree Assets, the Company shall be required to apply the Net Available Cash from such Asset Disposition pursuant to clause (a)(3)(A) and the Company shall not be required to comply with clause (a)(1) above.

     Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     In addition, the Company may elect to deem Additional Assets (determined based on the fair market value of such assets) as cash and cash equivalents for purposes of this covenant; provided, however, that such Additional Assets were acquired for fair market value as part of the transaction constituting an Asset Disposition; and provided further, however, that such Additional Assets will be deemed to have been acquired in accordance with clause (a)(3)(B) above.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness of the Company or FFBV) pursuant to clause (a)(3)(C) above, the Company will purchase, on a pro rata basis, Dollar Notes and Euro Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness of the Company and FFBV, as applicable) at a purchase price of 100% of their respective principal amount (or, in the event such other Senior Subordinated Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indentures. If the aggregate purchase price of the Dollar Notes and Euro Notes and other Senior Subordinated Indebtedness of the Company or FFBV tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the Dollar Notes and Euro Notes and other Senior Subordinated Indebtedness of the Company or FFBV to be purchased on a pro rata basis but
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in round denominations, which in the case of the Dollar Notes will be denominations of $1,000 principal amount or multiples thereof and in the case of the Euro Notes will be denominations of E1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

  Limitation on Affiliate Transactions

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transactions have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board resolution; and

          (3) if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors shall also have received a written opinion from (A) an investment banking firm of national prominence or (B) an accounting or appraisal firm nationally recognized in making such determinations, in each case that is not an Affiliate of the Company to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans or other similar incentive arrangements approved by the Board of Directors;

          (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

          (4) guaranties of Permitted Employee Stock Purchase Loans;

          (5) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

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          (6) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

          (8) any Receivables Program of the Company or a Restricted Subsidiary;

          (9) customary directors' and officers' indemnification arrangements;
     and

          (10) any agreement with the Company or any Restricted Subsidiary as in effect as of the Issue Date and any amendment or replacement thereto or any transaction contemplated thereby so long as such amendment or replacement agreement is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement as in effect on the Issue Date.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     The Company

          (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of (but excluding any pledge of such Capital Stock otherwise permitted by the applicable Indenture) any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

          (2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

             (A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;

             (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition; or

             (C) the Company concurrently acquires sufficient shares of Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to the transaction.

Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with:

          (i) the formation or capitalization of a Restricted Subsidiary, or

          (ii) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

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  Merger and Consolidation

     Neither the Company nor FFBV will consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless, in the case of the Company:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or under the laws of Bermuda, the British Virgin Islands, the Bahamas or Canada and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the applicable Trustee, in form satisfactory to such Trustee, all the obligations of the Company under the Dollar Notes and the Dollar Notes Indenture (in the case of the Dollar Notes) and under its Guaranty of the Euro Notes and the Euro Notes Indenture (in the case of the Euro Notes);

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness";

          (4) immediately after giving pro forma effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction;

          (5) the Company shall have delivered to each Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and each such supplemental indenture (if any) comply with the applicable Indenture;

          (6) in the event that the Successor Company in any merger is organized and existing under the laws of Bermuda, the British Virgin Islands, the Bahamas or Canada (any such merger, a "Foreign Jurisdiction Merger"), the Company shall have delivered to each Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes and, in the case of the Euro Notes, Netherlands tax purposes, as a result of such transaction and will be subject to U.S. Federal income tax and, in the case of the Euro Notes, Netherlands tax (if any), on the same amounts and at the same times as would have been the case if such transaction had not occurred; and

          (7) in the event of a Foreign Jurisdiction Merger, the Company shall have delivered to each Trustee an Opinion of Counsel in the jurisdiction of the Successor Company to the effect that (A) any payment of interest or principal under or with respect to the applicable Notes or the applicable Guaranties will, after giving effect to such transaction, be exempt from any withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature imposed or levied by or on behalf of any jurisdiction from or through which payment is made or in which the payor is organized, resident or engaged in business for tax purposes and (B) no other taxes or income (including capital gains) will be payable by a Holder of Dollar Notes or Euro Notes, as the case may be, under the laws of any jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes in respect of the acquisition, ownership or disposition of the Notes, including the receipt of interest or principal thereon, provided that such Holder does not use or hold, and is not deemed to use or hold the Dollar Notes or the Euro Notes, as the case may be, in carrying on a business in the jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes.

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

provided, however, that clauses (3) and (4) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under each Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

     Each Indenture will provide that the Company will not permit any Guarantor (other than the Company which, in its capacity as a Guarantor of the Euro Notes, shall be bound by the provisions described above) to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1) except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by Guaranty Agreements, in a form satisfactory to the applicable Trustee, all the obligations of such Guarantor, if any, under its Dollar Notes Guaranty and Euro Notes Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) delivers to the applicable Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the applicable Indenture.

  Future Guarantors

     The Company and FFBV will cause each domestic Restricted Subsidiary that Guarantees any Indebtedness of the Company, FFBV or any other Guarantor to, at the same time, execute and deliver to each Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Dollar Notes and the Euro Notes on the same terms and conditions as those set forth in the applicable Indenture.

     Concurrently with the closing of the Acquisition, IDP and its domestic subsidiaries will become Guarantors.

  SEC Reports

     Notwithstanding that the Company and FFBV may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company and FFBV will file with the SEC and provide the applicable Trustees and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that so long as the Company is a Guarantor of the Euro Notes (or the Exchange Euro Notes) and the rules and regulations of the SEC would permit FFBV (if subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) to satisfy such reporting requirements with the reports, information and other documents required to be filed by the Company, the provision of such reports,
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

information and other documents by the Company hereunder shall be deemed to satisfy the obligations of FFBV hereunder.

     In addition, the Company and FFBV shall furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

     COVENANTS APPLICABLE SOLELY TO THE EURO NOTES

     The Euro Notes Indenture contains the following additional covenants:

  Ownership of FFBV

     FFBV will at all times be a Wholly Owned Subsidiary of the Company.

  Limitation on Business Activities of FFBV

     FFBV will not, and the Company will not permit FFBV to, (a) incur any Indebtedness other than (1) the Euro Notes (and the Exchange Euro Notes), (2) FFBV's Guaranty of the Dollar Notes (and the Exchange Dollar Notes), (3) FFBV's guaranty of obligations in respect of the Credit Agreement and (4) Indebtedness incurred in compliance with clause (b)(4) of the covenant described under "-- Covenants applicable to the Dollar Notes and the Euro Notes -- Limitation on Indebtedness" and, in the case of (1) and (2), any refinancings or replacements thereof permitted by the covenant described under "-- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Indebtedness" or (b) engage in any business activities other than (1) the issuance of the Euro Notes and the guaranties described in the preceding clause (a), (2) the making of Intercompany Loans and (3) activities incidental to the activities described in clauses (1) or (2) of this clause (b).

  Limitation on Use of Proceeds

     FFBV will use all the net proceeds of the issuance of the Euro Notes to make Intercompany Loans and pay fees and expenses of the offering of the Euro Notes, including customary organizational expenses of FFBV.

DEFAULTS

     Each of the following is an Event of Default with respect to the Notes:

          (1) a default in the payment of interest or any Additional Amounts on the Dollar Notes or the Euro Notes, as the case may be, when due, continued for 30 days;

          (2) a default in the payment of principal of any Dollar Note or Euro Note, as the case may be, when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration or otherwise;

          (3) the failure by the Company or FFBV, as the case may be, to comply with its obligations under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Merger and Consolidation" above;

          (4) the failure by the Company or FFBV, as the case may be, to comply for 30 days after notice with any of its respective obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes" under "-- Limitation on Indebtedness", "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions", "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "-- Future Guarantors" or "-- SEC Reports" or, with respect to the Euro Notes only, the failure by the Company or FFBV to comply for 30 days after notice with any of its obligations under "-- Certain Covenants -- Covenants Applicable Solely to the Euro Notes" under

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

     "-- Ownership of FFBV" or "-- Limitation on Business Activities of FFBV" or "-- Limitation on Use of Proceeds";

          (5) the failure by the Company, FFBV, or any Guarantor to comply for 60 days after notice with its other agreements contained in the applicable Indenture;

          (6) Indebtedness of a Guarantor, the Company, FFBV or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company, FFBV or a Significant Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money the uninsured amount of which is in excess of $10.0 million is entered against a Guarantor, the Company, FFBV or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"); or

          (9) a Guaranty ceases to be in full force and effect (other than in accordance with the terms of the applicable Indentures) or a Guarantor denies or disaffirms its obligations under its Guaranty.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the applicable Trustee or the holders of 25% in principal amount of the outstanding Dollar Notes or Euro Notes, as the case may be, notify the Company or FFBV, as the case may be, of the default and the Company or FFBV, as the case may be, does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the applicable Trustee or the holders of at least 25% in principal amount of the outstanding applicable Notes may declare the principal of and accrued but unpaid interest on all the applicable Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or FFBV, as the case may be, occurs and is continuing, the principal of and interest on all the applicable Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holders of such Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Dollar Notes or Euro Notes, as the case may be, may rescind any such acceleration with respect to the Dollar Notes or Euro Notes, as the case may be, and its consequences.

     Subject to the provisions of each Indenture relating to the duties of the relevant Trustee, in case an Event of Default under an Indenture occurs and is continuing, the applicable Trustee will be under no obligation to exercise any of the rights or powers under such Indenture at the request or direction of any of the holders of the applicable Notes unless such holders have offered to such Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the related Indenture or Notes unless:

          (1) such holder has previously given the applicable Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding Notes of the applicable series have requested such Trustee to pursue the remedy;

          (3) such holders have offered such Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) such Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

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

          (5) holders of a majority in principal amount of the outstanding Dollar Notes or Euro Notes, as the case may be, of such series have not given the applicable Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Dollar Notes or Euro Notes, as the case may be, are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on the applicable Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the applicable Trustee determines is unduly prejudicial to the rights of any other holder of such Notes or that would involve the applicable Trustee in personal liability.

     If a Default under an Indenture occurs, is continuing and is known to the relevant Trustee, such Trustee must mail to each holder of the Dollar Notes or Euro Notes, as the case may be, notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the applicable Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the applicable Notes. In addition, we (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) are required to deliver to each Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default under the related Indenture that occurred during the previous year. We (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) are required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Dollar Notes Indenture and the Euro Notes Indenture may be amended with the consent of the holders of a majority in principal amount of the Dollar Notes or the Euro Notes, respectively, then outstanding (including consents obtained in connection with a tender offer or exchange for such Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of such Notes then outstanding. However, without the consent of each holder of an outstanding Dollar Note or Euro Note, as the case may be, affected thereby, an amendment may not, among other things:

          (1) reduce the amount of Dollar Notes or the Euro Notes, as the case may be, whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any Dollar Note or Euro Note, as the case may be;

          (3) reduce the principal of or extend the Stated Maturity of any Dollar Note or Euro Note, as the case may be;

          (4) reduce the amount payable upon the redemption of any Dollar Note or Euro Note, as the case may be, or change the time at which any Dollar Note or Euro Note, as the case may be, may be redeemed as described under "-- Optional Redemption" or, in the case of the Euro Notes only, "-- Withholding Taxes", above;

          (5) make any Dollar Note or Euro Note, as the case may be, payable in money other than that stated in the Dollar Note or Euro Note, as the case may be;

          (6) impair the right of any holder of the Dollar Notes or the Euro Notes, as the case may be, to receive payment of principal of and interest on such holder's Dollar Notes or Euro Notes, as the case may be, on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Dollar Notes or Euro Notes, as the case may be;

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          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

          (8) make any change in the ranking or priority of any Dollar Note or Euro Note, as the case may be, that would adversely affect the applicable Noteholders;

          (9) make any change in any Guaranty that would adversely affect the applicable Noteholders; or

          (10) in the case of the Euro Notes only, make any change in the provisions of the Indenture described under "-- Withholding Taxes" that adversely affects the rights of any applicable Noteholder or amend the terms of the Euro Notes or the Euro Notes Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

     Notwithstanding the preceding, without the consent of any holder of the Dollar Notes or Euro Notes, as the case may be, the Company, FFBV, the Guarantors and relevant Trustee may amend an Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of the Company under such Indenture;

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (4) to add guarantees with respect to the related Notes, including any Guaranties, to secure such Notes;

          (5) to add to the covenants of the Company, FFBV or a Guarantor for the benefit of the holders of the such Notes or to surrender any right or power conferred upon the Company, FFBV or a Guarantor;

          (6) to make any change that does not adversely affect the rights of any holder of such Notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act.

     However, no amendment may be made to the subordination provisions of such Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, FFBV or a Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

     The consent of the holders of Notes is not necessary under an Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under an Indenture becomes effective, we (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) are required to mail to holders of the related Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of such Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. In connection with any such transfer, the Indentures will require the transferor to, among other things, furnish appropriate endorsements and transfer documents, to furnish certain certificates and to pay any taxes, duties and governmental charges in

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connection with such transfer. Such transfer documents, if any, will be made available at the office of the Luxembourg Paying Agent where copies may be obtained on request.

     Notwithstanding the foregoing, the Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) are not required to register the transfer of any certificated Notes:

          (1) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes;

          (2) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part;

          (3) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or

          (4) which the Holder has tendered (and not withdrawn) for repurchase in connection with an offer in connection with a Change of Control offer or an Asset Disposition offer.

     Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

DEFEASANCE

     At any time, we (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) may terminate all our or FFBV's obligations under the Dollar Notes or the Euro Notes, as the case may be, and the related Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of such Notes.

     In addition, at any time we (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) may terminate our or FFBV's obligations under "-- Excess Cash Flow Repurchase Offer" and "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (3) and (4) of the first paragraph under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Merger and Consolidation" above ("covenant defeasance").

     We (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) may exercise our legal defeasance option notwithstanding our or their prior exercise of the covenant defeasance option. We and FFBV may exercise either option with respect to the Dollar Notes or the Euro Notes, as the case may be, without exercising any option with respect to the other series of Notes. If we (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) exercise our legal defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If we (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) exercise our covenant defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of the Company (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) to comply with clauses (3) and (4) of the first paragraph under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Merger and Consolidation" above. If we (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) exercise our legal defeasance option or our covenant defeasance option, each applicable Guarantor will be released from all of its obligations with respect to its applicable Guaranty.

     In order to exercise either of our or FFBV's defeasance options with respect to a series of Notes, we (in the case of the Dollar Notes) or FFBV (in the case of the Euro Notes) must irrevocably deposit in trust (the "defeasance trust") with the related Trustee money, U.S. Government Obligations (in the case

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of the Dollar Notes or the Euro Notes) or European Governmental Obligations (in
the case of the Euro Notes) for the payment of principal and interest on the Dollar Notes or the Euro Notes, as the case may be, to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of (i) an Opinion of Counsel to the effect that holders of the applicable Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law) and (ii) an Opinion of Counsel in The Netherlands to the effect that (A) holders of the Euro Notes will not recognize income, gain or loss for Dutch federal or provincial income tax purposes as a result of such legal defeasance or covenant defeasance, as applicable, and will be subject to Dutch federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance, as applicable, had not occurred, and (B) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature of The Netherlands or any province thereof or any political subdivision thereof or therein having the power to tax. Money denominated in currency other than Euros and U.S. Government Obligations deposited in respect of the Euro Notes pursuant to this paragraph shall be subject in their entirety (including principal, interest and premium, if any) to a customary currency agreement that is of a duration not less than the defeasance period that fixes the exchange rate of such money or U.S. Government Obligations into Euros for the benefit of the Euro Notes Trustee. The amount of such money and U.S. Government Obligations expressed in Euros will be as provided in such currency agreement. The counterparty to such currency agreement shall be a commercial bank organized in the United States having capital and surplus in excess of $500.0 million or a commercial bank organized under the laws of any country that is a member of the OECD having total assets in excess of $500.0 million (or its foreign currency equivalent at the time). Such counterparty may obtain from the Company and FFBV an opinion of counsel to the effect that such currency agreement has been duly authorized and entered into by the Company and FFBV.

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Dollar Notes Trustee under the Dollar Notes Indenture and the Euro Notes Trustee under the Euro Notes Indenture. The Bank of New York has been appointed as Registrar and Paying Agent with regard to the Dollar Notes and the Euro Notes.

     Each Indenture contains certain limitations on the rights of the related Trustee, should it become a creditor of the Company or FFBV, as applicable, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Dollar Notes or Euro Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the related Trustee, subject to certain exceptions. If an Event of Default under an Indenture occurs (and is not cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, such Trustee will be under no obligation to exercise any of its rights or powers under the related Indenture at the request of any Holder of the Dollar Notes or the Euro Notes, as the case may be, unless such Holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of such Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, FFBV or any Guarantor will have any liability for any obligations of the Company, FFBV or any Guarantor under the Dollar Notes
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

or the Euro Notes, as the case may be, any Guaranty or the Dollar Notes Indenture or the Euro Notes Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Dollar Notes or (to the extent permitted under Netherlands law) the Euro Notes, as the case may be, by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Dollar Notes and the Euro Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     Each Indenture, Guaranty and the Dollar Notes and the Euro Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

LISTING OF EURO NOTES

     Application has been made to list the Euro Notes on the Luxembourg Stock Exchange.

PAYING AGENT AND REGISTRAR FOR THE EURO NOTES

     FFBV has appointed The Bank of New York, as registrar and as paying agent in respect of the Global Euro Notes (the "US Paying Agent") and Banque Internationale a Luxembourg as paying agent in Luxembourg (the "Luxembourg Paying Agent"). The US Paying Agent and the Luxembourg Paying Agent are collectively referred to herein as the "Euro Paying Agents". FFBV will ensure that for as long as any Euro Notes are outstanding there will always be a registrar and a paying agent to perform the functions assigned to them in the Euro Notes Indenture. FFBV has agreed to appoint the Luxembourg Paying Agent as transfer agent in the event the Euro Notes are issued in definitive registered form.

     So long as the Euro Notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange so require, FFBV will maintain a paying agent and transfer agent in Luxembourg. If the Euro Notes are listed on any other securities exchange, FFBV will satisfy any requirement at such securities exchange as to paying agents. So long as the Euro Notes are listed on the Luxembourg Stock Exchange, any change in the paying agent or transfer agent shall be notified to holders of Euro Notes in accordance with the procedures described in "-- Notices".

NOTICES

     So long as the Euro Notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, FFBV will make publication of notices to the holders of the Euro Notes in a leading newspaper having general circulation in Luxembourg or, if such publication is not practicable, in one other leading daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it is published in Saturday, Sunday or holiday editions. For so long as the Euro Notes are listed on the Luxembourg Stock Exchange, a copy of all notices will be provided by FFBV to the Luxembourg Stock Exchange.

CONSENT TO JURISDICTION AND SERVICE

     The Euro Notes Indenture will provide that FFBV will appoint CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011 as its agent for actions brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

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

CERTAIN DEFINITIONS

     "Acquisition" means the acquisition by the Company, directly or indirectly, of 100% of the partnership interests of Ingersoll-Dresser Pump Company.

     "Additional Assets" means any:

          (1) property, plant or equipment used in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means:

          (1) any other Person, directly or indirectly, controlling or controlled by; or

          (2) under direct or indirect common control with such specified
     Person.

For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Restricted Payments", "-- Certain
Covenants -- Covenants Applicable to the Dollar Notes and the Euro
Notes -- Limitation on Affiliate Transactions" and "-- Certain
Covenants -- Covenants Applicable to the Dollar Notes and the Euro
Notes -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3)

             (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary (or to a Restricted Subsidiary so long as the aggregate fair market value of all assets transferred to Restricted Subsidiaries pursuant to this clause (A) does not exceed $50.0 million);

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

             (B) for purposes of the covenant described under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Restricted Payments" or a Permitted Investment;

             (C) sales or other dispositions of obsolete, worn-out or otherwise unsuitable assets or excess equipment in the ordinary course of business; and

             (D) a disposition of assets with a fair market value of less than $1,000,000).

     Notwithstanding anything to the contrary set forth above, (x) unless, at the time of such disposition, the Company has Investment Grade Status, a disposition of Receivables and Related Assets shall be deemed to constitute an Asset Disposition and (y) a disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the captions "-- Change of Control" and/or "Merger and Consolidation" and not by the provisions of the covenant described under "-- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Sales of Assets and Subsidiary Stock".

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the applicable Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board and (in the case of FFBV) the Board of Managing Directors.

     "Business Day" means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City and, in the case of the Euro Notes, Amsterdam, London or Luxembourg.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.
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

     "Consent Decree" means the consent decree entered on July 28, 2000 in the U.S. District Court for the District of Columbia in the matter of United States of America v. Flowserve Corporation, Ingersoll-Dresser Pump Company and Ingersoll-Rand Company relating to the purchase of Ingersoll-Dresser Pump Company by Flowserve Corporation.

     "Consent Decree Assets" means the assets identified in the Consent Decree that Flowserve Corporation, Ingersoll-Dresser Pump Company and Ingersoll-Rand Company have been ordered and directed to divest in connection with the Acquisition.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available ending on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that

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

     would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expenses;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net payments pursuant to Hedging Obligations;

          (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Preferred Stock);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and there shall have occurred and continues an event of default under such Indebtedness or any payment is actually made in respect of such Guarantee;

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; and

          (11) any premiums, fees, discounts, expenses and losses on the sale of Receivables and Related Assets (and any amortization thereof) payable in connection with a Receivables Program, as determined on a consolidated basis in conformity with GAAP.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income
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

        up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain (but not loss) realized upon the sale or other disposition of any assets (other than any Consent Decree Assets) of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) extraordinary gains or losses; and

          (6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of the Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

          (1) the par or stated value of all outstanding Capital Stock of the Company plus

          (2) paid-in capital or capital surplus relating to such Capital Stock plus

          (3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock. In determining "Consolidated Net Worth," the Company shall exclude the impact of any write-off of deferred financing fees occurring in connection with any transaction subject to the covenant entitled "-- Merger and Consolidation" for the purpose of which the determination is being made.
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

     "Credit Agreement" means the Credit Agreement by and among the Company, certain of its Subsidiaries, the lenders referred to therein, Credit Suisse First Boston, New York branch, as Syndication Agent, Bank of America, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, and ABN-AMRO N.V., Bank One, N.A. and Salomon Smith Barney, Inc., as Co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, refinanced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" with respect to a Person means:

          (1) the Bank Indebtedness; and

          (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the applicable Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the applicable Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the applicable Notes shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the applicable Notes and described under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Sales of Assets and Subsidiary Stock" and
     "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the applicable Notes, including the purchase of any Notes tendered pursuant thereto.

     "Dollar Notes Guarantor" means FFBV, Flowserve International Limited, each direct or indirect Subsidiary of the Company that is a guarantor of Senior Indebtedness under the Credit Agreement and each direct or indirect domestic Restricted Subsidiary that is a guarantor of any other Indebtedness of the Company.

     "Dollar Notes Guaranty" means a Guarantee by a Dollar Notes Guarantor of the Company's obligations with respect to the Dollar Notes.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

          (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

          (5) cash integration and restructuring charges in connection with the Acquisition and taken with respect to periods ended on or prior to December 31, 2001, in an aggregate amount not to exceed $65.0 million;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Eligible Indebtedness" means any indebtedness other than:

          (1) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof (other than a guarantee of Indebtedness of the Company in the form of, or represented by, bonds or other securities); and

          (2) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

     "European Economic Area" means the member nations of the European Economic Area pursuant to the Oporto Agreement on the European Economic Area dated May 2, 1992, as amended.

     "Euro Equivalent" means with respect to any monetary amount in a currency other than Euros, at any time of determination thereof, the amount of Euros obtained by converting such foreign currency involved in such computation into Euros at the spot rate for the purchase of Euros with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     "Euro Notes Guarantor" means the Company, Flowserve International Limited, each direct or indirect Subsidiary of the Company that is a guarantor of Senior Indebtedness under the Credit Agreement and each direct or indirect domestic Restricted Subsidiary that is a guarantor of any other Indebtedness of the Company.

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

     "Euro Notes Guaranty" means a Guarantee by a Euro Notes Guarantor of FFBV's obligations with respect to the Euro Notes.

     "European Governmental Obligation" means direct non-callable obligations of, or non-callable obligations permitted by, any member nation of the European Union, the payment or guarantee of which is secured by the full faith and credit of the respective nation, provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

     "European Union" means the member nations to the third stage of economic and monetary union pursuant to the Treaty of Rome establishing the European Community, as amended by the Treaty on European Union, signed at Maastricht on February 7, 1992.

     "Excess Cash Flow", with respect to the Company, has the meaning specified in the Credit Agreement as in effect on the Issue Date.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Notes" means the debt securities of the Company (in the case of the Dollar Notes) and FFBV (in the case of the Euro Notes) issued pursuant to the applicable Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the relevant Notes, in compliance with the terms of the relevant Registration Rights Agreement.

     "Facilities" means the Term Loan Facilities and the Revolving Credit Facilities.

     "Foreign Restricted Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside of the United States of America and jurisdictions outside the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     All ratios and computations based on GAAP contained in the Indentures shall be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

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provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Guarantor" means a Dollar Notes Guarantor or a Euro Notes Guarantor, as applicable.

     "Guaranty" means a Dollar Notes Guaranty or a Euro Notes Guaranty, as applicable.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the applicable Trustee, pursuant to which a Guarantor guarantees the Company's obligations with respect to the Dollar Notes or FFBV's obligations with respect to the Euro Notes on the terms provided for in the applicable Indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Dollar Note or a Euro Note, as the case may be, is registered on the applicable Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, bank guaranty or similar credit transaction (other than obligations with respect thereto securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit, banker's acceptances, bank guaranties or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment thereon);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the applicable Indenture (but excluding, in each case, any accrued dividends);

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such

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     Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Intercompany Loans" means the loans by FFBV to the Company or any of the Company's Wholly Owned Subsidiaries.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

     For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Covenants Applicable to the Dollar Notes and the Euro
Notes -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Investment Grade Status" means that the credit rating of the Company's senior unsecured, non-credit-enhanced long-term debt is (a) "BBB-" or higher according to Standard & Poor's Ratings Group or (b) "Baa 3" or higher according to Moody's Investors Service, Inc.

     "Issue Date" means the date on which the Dollar Notes or the Euro Notes, as the case may be, are originally issued.

     "Lenders" has the meaning specified in the Credit Agreement.

     "Leverage Ratio" has the meaning specified in the Credit Agreement as in effect on the Issue Date.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of

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assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "OECD" shall mean the Organization for Economic Cooperation and Development.

     "Permitted Employee Stock Purchase Loans" means loans, in an aggregate amount outstanding at any time not to exceed $30.0 million, made by third parties (other than any Affiliate of the Company) to employees of the Company and its Subsidiaries who are participants in the Company's stock purchase program to enable such employees to purchase common stock of the Company.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3) cash and Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;
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          (7) guaranties of Permitted Employee Stock Purchase Loans;

          (8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (9) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Sales of Assets and Subsidiary Stock";

          (10) so long as no Default shall have occurred and be continuing (or result therefrom), in Unrestricted Subsidiaries in an aggregate amount which, when taken together with the amount of all other Investments made pursuant to this clause (10) which at such time have not been repaid, does not exceed $25.0 million;

          (11) so long as no Default shall have occurred and be continuing (or result therefrom), in any Person in an aggregate amount which, when taken together with the amount of all other Investments made pursuant to this clause (11) which at such time have not been repaid, does not exceed $25.0 million; and

          (12) a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that (A) such Investment is made by a Receivables Subsidiary and
     (B) the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs that were (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date; or (2) implemented by the business that was the subject of any such asset acquisition within 6 months of the date of such asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, in the case of each of
(1) and (2), as if such reduction in costs had been effected as of the beginning of such period.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interest in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

     "Receivables Program" means with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

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     "Receivables Subsidiary" means a Wholly Owned Subsidiary (i) created for the purpose of financing receivables created in the ordinary course of business of the Company and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Subsidiaries and related Permitted Investments.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company, FFBV or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the applicable Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or FFBV or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreements" means the Dollar Notes Registration Rights Agreement in respect of the Dollar Notes dated August 3, 2000, among the Company, the Dollar Notes Guarantors, Credit Suisse First Boston Corporation, Bank of America Securities LLC, ABN AMRO Incorporated and Banc One Capital Markets, Inc. and the Euro Notes Registration Rights Agreement in respect of the Euro Notes dated August 3, 2000 among FFBV, the Euro Notes Guarantors, Credit Suisse First Boston (Europe) Limited, Bank of America International Limited, ABN AMRO Bank N.V. and First Chicago Limited.

     "Related Business" means any business in which the Company was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date or any industrial manufacturing or related services business.

     "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

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          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

          (4) the making of any Investment (other than a Permitted Investment) in any Person.

     In determining the amount of any Restricted Payment made in property other than cash, such amount shall be the fair market value of such property at the time of such Restricted Payment, as determined in good faith by the Board of Directors.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances, in whole or in part, any such revolving credit facility.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" means with respect to any Person:

          (1) Bank Indebtedness of or guaranteed by such Person, whether outstanding on the Issue Date or thereafter Incurred;

          (2) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (3) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not a claim for post-filing interest is allowed or allowable in such proceeding) in respect of (A) such Bank Indebtedness, (B) indebtedness of such Person for money borrowed and (C) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of such Person to any Subsidiary;

          (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

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          (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

          (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the applicable Indenture.

     "Senior Subordinated Indebtedness" means, with respect to a Person, the Dollar Notes (in the case of the Company), the Euro Notes (in the case of FFBV), a Guaranty (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Dollar Notes, the Euro Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Dollar Notes (in the case of the Company), the Euro Notes (in the case of FFBV) or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America, European Government Obligations or direct obligations of any other European Union member state in which the Company or any of its Restricted Subsidiaries has operations, or any agency thereof or obligations guaranteed by the United States of America or any other European Union member state in which the Company or any of its Restricted Subsidiaries has operations, or any agency thereof;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

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          (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Ratings Group; and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Term Loan Facility" means the term loan facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Restricted Payments".

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Covenants Applicable to the Dollar Notes and the Euro
Notes -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     Except as described under "Certain Covenants -- Covenants Applicable to the Dollar Notes and the Euro Notes -- Limitation on Indebtedness", whenever it is necessary to determine whether the Company or FFBV has complied with any covenant in the Indentures or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially incurred in such currency.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.
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     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

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                           CERTAIN TAX CONSIDERATIONS

UNITED STATES

     The following summary describes certain United States federal income tax consequences of the exchange offer and the acquisition, ownership and disposition of the notes by a United States Holder (as defined below) and the notes by a Non-United States Holder (as defined below), subject to the limitations stated herein. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect holders of the notes. It is therefore possible that the consequences of the acquisition, ownership and disposition of the notes may differ from the treatment described below.

     The tax treatment of a holder of the notes may vary depending upon the particular situation of the holder. This summary is limited to investors who will hold the notes as capital assets within the meaning of section 1221 of the Code and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the U.S. dollar or holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments).

     This summary is for general information only and does not address all aspects of federal income taxation that may be relevant to holders of the notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders are urged to consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes.

     As used herein, a "United States Holder" means a beneficial owner of a note that is or which is (i) an individual that is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

EXCHANGE OFFER

     The exchange of notes for new notes pursuant to the exchange offer will not be a taxable event for the holders of the notes, and a holder will have the same tax basis and holding period in the exchange notes as the outstanding notes.

UNITED STATES HOLDERS OF NOTES

     Interest. Interest on the notes generally will be taxable to a United States Holder as ordinary income at the time accrued or received, in accordance with such United States Holder's method of accounting for U.S. federal income tax purposes.

     In the case of a euro note, the amount of interest required to be included in income by a United States Holder will include the amount of additional amounts and taxes, if any, withheld by Flowserve Finance on payments made on the euro note. Thus, in the event of such withholding, a United States Holder would be required to report gross income in an amount greater than the cash it receives in respect of payments on its euro note. However, a United States Holder could be eligible, subject to certain limitations, to claim such withholding taxes as a credit or deduction for purposes of computing the amount of its U.S. federal income tax liability (notwithstanding that the payment of such taxes will be made by

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Flowserve Finance). Interest income on the euro notes will constitute foreign source income and generally will be considered "passive" income (or "high withholding tax interest" if the applicable withholding tax is imposed at a rate of 5% or more) or "financial services" income for U.S. foreign tax credit purposes. The rules relating to foreign tax credits and the timing thereof are extremely complex and United States Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situations.

     A cash basis United States Holder receiving an interest payment in euros will be required to include in income the U.S. dollar value of such payment (determined using the spot rate in effect on the date such payment is received) regardless of whether such payment is subsequently converted into U.S. dollars. No exchange gain or loss will be recognized by such holder if the euros are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of euro into U.S. dollars is described below. See "-- Transaction in Euros."

     An accrual basis United States Holder will be required to include in income the U.S. dollar value of the amount of interest income that has accrued on a euro note in a taxable year, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). An accrual basis United States holder may elect to translate interest income on a euro note using the spot rate in effect on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a holder may elect to use the spot rate in effect on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with the taxpayer's return and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the IRS.

     Upon receipt of an interest payment on a euro note, an accrual basis United States Holder will recognize ordinary gain or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined using the spot rate in effect on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that has accrued during such interest accrual period (as determined in the preceding paragraph). Any such gain or loss will be treated as ordinary income or loss but generally will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. The U.S. federal income tax consequences of the conversion of euro into U.S. dollars is described below. See "-- Transactions in Euros."

  Market Discount and Premium. If a United States Holder purchases a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount.

     Unless a United States Holder elects to accrue market discount as described below, such United States Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain and (ii) the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the note, unless the United States Holder elects to accrue such discount on a constant-yield basis.

     A United States Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note until the maturity of the note or its earlier disposition. A United States Holder may elect to include market discount in income currently as it accrues (on either a straight-line or a constant-yield basis), in which case such United

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States Holder will not be subject to the rules described above regarding the treatment of gain as ordinary income upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions.

     In the case of a euro note, any accrued market discount not taken into income shall be translated into U.S. dollars at the spot rate on the date the United States Holder disposes of the euro note (or receives a partial principal payment to which the accrued market discount relates). No part of such accrued market discount is treated as exchange gain or loss. With respect to a United States Holder of a euro note that elects to include market discount into income currently as it accrues, such accrued market discount shall be translated in U.S. dollars at the average exchange rate for the accrual period in a manner described above in "-- Interest."

     If a United States Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after its acquisition (other than payments of stated interest), such United States Holder will be considered to have purchased such note at a "premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, on a constant yield method over the remaining term of the note (subject to special rules concerning early call provisions). If an election to amortize the premium is not made, the premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the note. In the case of a euro note, the amount of amortizable premium is determined using the exchange conventions applicable to payments of interest. See "-- Interest" above.

     The election to include market discount in income currently or to amortize premium, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applied and may not be revoked without the consent of the IRS.

     Dispositions. Upon the sale, exchange, redemption, retirement or other disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition and such holder's adjusted tax basis in the note (generally equal to the cost of such note to such holder and increased by any market discount previously includible in income by the United States Holder and decreased by amortized premium with respect to the note).

     For these purposes, the amount realized on the sale, exchange, redemption, retirement or other disposition of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Except with respect to gains or losses attributable to changes in currency exchange rates, as described below, and except for any market discount, such gain or loss will be capital gain or loss. Such gain or loss will generally be treated as U.S. source gain or loss.

     In the case of a euro note, a United States Holder's tax basis in such note generally will be the U.S. dollar value of the purchase price of such euro note on the date of a purchase (determined by translating the purchase price into U.S. dollars at the spot rate in effect on the date of purchase, adjusted by market discount or premium as described above). Upon the sale, exchange, redemption, retirement or other disposition of a euro note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, redemption, retirement or other disposition (or, if it is realized in other than U.S. dollars, the U.S. dollar value of the amount using the spot rate in effect on the date of such sale, exchange, redemption, retirement or other disposition) and the holder's tax basis in such euro note.

     Gain or loss recognized by a United States Holder on the sale, exchange, redemption, retirement or other disposition of a euro note that is attributable to changes in the rate of exchange between the U.S. dollar and the euro will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by future regulations or administrative pronouncements of the IRS. Such foreign currency gain or loss is recognized on the sale, exchange,

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redemption, retirement or other disposition of a euro note only to the extent of total gain or loss recognized on such sale, exchange, redemption, retirement or other disposition. Such foreign currency gain or loss will be treated as U.S. source gain or loss.

     As a result of certain limitations on the U.S. foreign tax credit under the Code, a U.S. Holder may not be able to claim a U.S. foreign tax credit for Netherlands withholding taxes, if any, imposed on the proceeds received upon the sale, exchange, redemption, retirement or other disposition of a euro note by Flowserve Finance. Prospective holders should consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situations.

     For certain non-corporate United States Holders (including individuals), the rate of taxation of capital gains will depend upon (i) the holder's holding period in the capital asset (with a preferential rate available for capital assets held for more than one year) and (ii) the holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

     Transactions in Euros. Euro received as interest on, or on the sale, exchange, redemption, retirement or other disposition of, a euro note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale exchange, redemption, retirement or other disposition. The amount of gain or loss recognized on a sale or other disposition of such euro will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition and (ii) the tax basis of such euro.

     A United States Holder that purchases a euro note with previously owned euros would recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in such euros and the U.S. dollar fair market value of such euro note on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. However, a United States Holder that converts U.S. dollars to euro and immediately uses such euro to purchase a euro note ordinarily would not recognize any exchange gain or loss in connection with such conversion or purchase.

NON-UNITED STATES HOLDERS OF NOTES

     Payments on Dollar Notes. Subject to the discussion below concerning backup withholding, no U.S. federal withholding tax will be imposed with respect to the payment of principal, premium, if any, or interest on a dollar note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided (i) that such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Flowserve entitled to vote within the meaning of section 871(h)(3) of the Code and the U.S. Treasury regulations thereunder, (ii) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to Flowserve through stock ownership, (iii) such Non-United States Holder is not a bank whose receipt of interest on a dollar note is described in section 881(c)(3)(A) of the Code and (iv) such Non-United States Holder satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the U.S. Treasury regulations thereunder.

     To satisfy the requirement referred to in (iv) above, the beneficial owner of such dollar note, or a financial institution holding the dollar note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of our company with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to U.S. Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Holder (which certification may be made on an Internal Revenue Service (the "IRS") Form W-8 or W-8BEN) or (2) a financial institution holding the dollar note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

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     If a Non-United States Holder cannot satisfy the requirements of the
Portfolio Interest Exception described in (a) above, payments on a dollar note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the dollar note provides our company or our paying agent, as the case may be, with a properly executed (1) IRS Form 1001 or W-8BEN claiming an exemption from or reduction of withholding under the benefit of a tax treaty or (2) IRS Form 4224 or W-8ECI stating that interest paid on the dollar note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     Payments on Euro Notes. Subject to the discussion below concerning backup withholding, no U.S. federal withholding tax will be imposed with respect to the payment of principal, premium, if any, or interest on a euro note owed by a Non-United States Holder.

     U.S. Trade or Business Income. If a Non-United States Holder is engaged in a trade or business in the United States and payments on a note are effectively connected with the conduct of such trade or business, and, in the case of a euro note, certain other conditions are satisfied, the Non-United States Holder, although exempt from U.S. federal withholding tax as discussed above, will be subject to U.S. federal income tax on such payment on a net income basis in the same manner as if it were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

     Disposition. Any gain realized upon the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to United States federal income tax, except that gain realized upon the disposition of a dollar note will be subject to United States federal income tax if (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is an individual, (y) such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption, retirement or other disposition, and certain other conditions are met or (z) such individual is a former citizen or former long-term resident of the United States meeting certain qualifications.

     Estate Tax. Notes beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Flowserve or Flowserve Finance entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such dollar note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Interest on a note and proceeds from a sale, exchange, redemption, retirement or other disposition may be reported to the IRS and a 31% backup withholding tax may apply to such amounts unless the holder (i) is a corporation, (ii) provides an accurate taxpayer identification number (in the case of a United States Holder) or a properly executed IRS Form W-8 (in the case of a Non-United States Holder), or (iii) otherwise establishes a basis for exemption. The amount of any backup withholding tax will be allowed as a credit against the holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. After December 31, 2000, the requirements and procedures for establishing an exemption from information reporting and backup withholding will change. Prospective holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

THE NETHERLANDS

     This section contains a brief summary of a number of key Netherlands taxation principles that are or could be relevant to the holders of the notes. It does not address all aspects of Netherlands taxation that may be relevant to holders of the notes in light of their particular circumstances. Prospective holders are urged to consult their tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes.
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THE NETHERLANDS

     This section contains a brief summary of a number of key Netherlands taxation principles that are or could be relevant to the holders of the notes. It does not address all aspects of Netherlands taxation that may be relevant to holders of the notes in light of their particular circumstances. Prospective holders are urged to consult their tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes.

     This summary is based on current Netherlands law as of the date of this prospectus, as well as on the double taxation treaties currently in force. Tax regulations may change. Holders should be aware that recently the Netherlands legislative authorities have adopted a proposal for an extensive change of Netherlands personal income tax (and changes to corresponding elements in other tax laws). The new personal income tax act will enter into force on January 1, 2001.

     Flowserve Finance has been advised that under existing Netherlands tax law the following Netherlands tax treatment will apply to the euro notes, provided:

          (1) they do not carry interest or any other payment contingent on the profits of, or on the distribution of profits by Flowserve Finance;

          (2) they will not be redeemable in exchange for, convertible into or linked to shares or other equity instruments issued or to be issued by Flowserve Finance; and

          (3) they do not have a maturity in excess of 30 years.

WITHHOLDING TAX

     All payments under the euro notes can be made free of withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

TAXES ON INCOME AND CAPITAL GAINS

     A holder of a euro note who derives income from a euro note or who realizes a gain on the disposal or deemed disposal or redemption of a euro note will not be subject to Netherlands taxation on income or capital gains, provided that:

          (1) such holder is neither resident nor deemed to be resident in The Netherlands;

          (2) such holder does not have an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment (or deemed permanent establishment) or a permanent representative (or deemed permanent representative) in the Netherlands and to which enterprise or part of an enterprise the euro notes are attributable;

          (3) such holder does not have a substantial interest or a deemed substantial interest in Flowserve Finance or, if the holder does have such an interest, it forms part of the assets of an enterprise; and

          (4) such holder does not carry out and has not carried out employment activities in the Netherlands nor carries out employment activities outside the Netherlands the remuneration for which is subject to Netherlands wage withholding tax and with which employment activities the holding of the euro notes is connected.

NET WEALTH TAX

     Netherlands net wealth tax will not be levied on a holder of a euro note unless such holder is an individual and:

          (1) the holder is, or is deemed to be, resident in The Netherlands for the purpose of the relevant provisions; or

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          (2) such euro note is attributable to an enterprise or part thereof which is carried on through a permanent establishment (or deemed permanent establishment) or a permanent representative (or deemed permanent representative) in The Netherlands.

GIFT, ESTATE OR INHERITANCE TAXES

     Netherlands gift, estate or inheritance taxes will not be levied upon the acquisition of a euro note by way of gift by, or on the death of, a holder of a euro note unless:

          (1) the holder is, or is deemed to be, resident of The Netherlands for the purpose of the relevant provisions; or

          (2) the holder at the time of the gift has or at the time of his death had an enterprise that is or was, in whole or in part, carried on through a permanent establishment (or deemed permanent establishment) and to which enterprise or part of an enterprise the euro notes are or were attributable; or

          (3) in the case of a gift of a euro note by any individual who, at the date of the gift was not resident or deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands.

CAPITAL TAX

     There is no Netherlands capital tax payable in the Netherlands in respect of or in connection with the execution, delivery and enforcement by legal proceedings (including any foreign judgement in the courts of the Netherlands) of the euro notes or the performance of FFBV's obligations under the euro notes, other than capital tax that may be due by FFBV on capital contributions made or deemed to be made to FFBV under the guarantee of the dollar notes.

OTHER TAXES AND DUTIES

     There is no Netherlands registration tax, capital tax, stamp duty or any other similar tax or duty other than court fees and contributions for the registration with the Trade Register of the Chamber of Commerce payable in The Netherlands in respect of or in connection with the execution, delivery and enforcement by legal proceedings (including any foreign judgement in the courts of The Netherlands) of the euro notes or the performance of Flowserve Finance's obligation under the euro notes.

VAT

     There is no Netherlands value added tax payable in consideration for the issue of the euro notes, in respect of the payment of interest or principal under the euro notes, or the transfer of a euro note.

     A holder of a euro note will not become resident, or deemed to be resident, in The Netherlands by reason only of the holding of a euro note or the execution, delivery or enforcement of the euro notes or the performance by Flowserve Finance of its obligation under the euro notes.

PROPOSED NETHERLANDS TAX LEGISLATION

     Recently, the Netherlands legislative authorities have adopted a proposal for an extensive change of the Netherlands personal income tax (and changes to corresponding elements in other tax laws). This "Personal Income Tax Act 2001" shall become effective on January 1, 2001. The Personal Income Tax Act 2001 will substantially change the income tax position of a holder of euro notes who is resident or deemed to be resident in The Netherlands. Under the new act, tax at a rate of 30% will be due on a fictitious yield of 4% of the average market value of the euro notes at the beginning and the end of each year. The Netherlands income tax position for individuals holding the euro notes, who are not resident or deemed to be resident in The Netherlands, will in principle remain unaltered. Under the new act, the net wealth tax will be abolished.

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PROPOSED DIRECTIVE APPLICABLE TO INTEREST PAYMENTS

     In May 1998, the European Commission presented to the Council of Ministers of the European Union a proposal to oblige its member states to adopt either a "withholding tax system" or an "information reporting system" in relation to payments of interest, discounts and premiums. It is unclear whether this proposal will be adopted, and if it is adopted, whether it will be adopted in its current form. Once sufficient reassurances with regard to the application of the same measures in dependent or associated territories and of equivalent measures in the United States and key third countries have been obtained, the Council of Ministers of the European Union will decide on the adoption and implementation of the proposal no later than December 31, 2002.

     The "withholding tax system" would require a paying agent established in a member state to withhold tax at a minimum rate of 20% from any interest, discount or premium paid to an individual resident in another member state, unless such an individual presents a certificate obtained from the tax authorities of the member state in which he is resident confirming that those authorities are aware of the payment due to that individual. The "information reporting system" would require a member state to supply to other member states details of any payment of interest, discount or premium made by the paying agents within its jurisdiction to an individual resident in another member state. For these purposes, the term "paying agent" is widely defined and includes an agent who is responsible for the payment of interest, discounts or premiums for the immediate benefit of an individual beneficially entitled thereto.

     THE INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.

                              PLAN OF DISTRIBUTION

     Based on positions taken by the staff of the SEC set forth in no-action letters issued to Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others, we believe that exchange notes issued pursuant to the Exchange Offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof under U.S. federal securities laws (other than any holder which is (i) an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired exchange the notes directly from us, or (iii) broker-dealers who acquired exchange notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions for the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes, provided that broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the outstanding notes to the Initial Purchasers thereof) with the prospectus contained in the Registration Statement. Pursuant to the Registration Rights Agreements, we have agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the Exchange Offer has been consummated, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

     Each holder of outstanding notes who wishes to exchange its outstanding notes for exchange notes in the Exchange Offer will be required to make certain representations to us as set forth in "The Exchange Offer". In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for outstanding notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such exchange notes.

     Holders who tender outstanding notes in the Exchange Offer with the intention to participate in a distribution of the exchange notes may not rely upon the Exxon Capital Holdings Corp., the Morgan Stanley & Co. Inc. or similar no-action letters.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreements.

     Exchange notes may only be offered in The Netherlands or elsewhere to persons who trade or invest in securities in the conduct of their profession or trade within the meaning of the Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995) and its implementing regulations (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors, and commercial enterprises which as an ancillary activity regularly invest in securities).

                                 LEGAL MATTERS

     Certain legal matters in connection with the notes will be passed upon for Flowserve by Shearman & Sterling, New York, New York. Certain Dutch company law matters relating to Flowserve Finance will be passed upon by De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands.

                                    EXPERTS

     The consolidated financial statements of Flowserve Corporation at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Innovative Valve Technologies as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Ingersoll-Dresser Pump Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at:

     - the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington DC 20549;

     - the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to other documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus or in any subsequently filed document that is incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and our finances.

SEC FILING (FILE NO. 1-13179)                    PERIOD/DATE
-----------------------------                    -----------
Annual Report on Form 10-K...........  Year ended December 31, 1999
Proxy Statement......................  Dated March 16, 2000
Quarterly Report on Form 10-Q........  Quarter ended March 31, 2000 and
                                       June 30, 2000
Current Reports on Form 8-K..........  July 20, 2000, August 2, 2000,
                                       August 8, 2000, August 23, 2000
                                       and August 30, 2000

                          GENERAL LISTING INFORMATION

LISTING

     The outstanding euro notes are listed on the Luxembourg Stock Exchange. The exchange euro notes are expected to be listed on the Luxembourg Stock Exchange upon the expiration of the Exchange Offer. The Articles of Association of Flowserve Finance and the legal notice relating to the issue of the exchange euro notes will be deposited prior to the listing with the Chief Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d' Arrondissement a Luxembourg), where such documents will be available for inspection and where copies thereof can be obtained upon request. As long as the exchange euro notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfer of, exchange euro notes will be maintained in Luxembourg. In connection with the Exchange Offer: (a) notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper announcing the beginning of the registered exchange offer and, following the completion of such offer, the results of such offer; (b) a Luxembourg exchange agent, through which all relevant documents with respect to the registered exchange offer will be made available, will be appointed and (c) the Luxembourg exchange agent will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to holders, and accepting such documents on behalf of us. The exchange euro notes will be accepted for clearance through Euroclear and Clearstream and notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper announcing the relevant Common Codes and International Securities Identification Numbers. We have appointed Banque Internationale a Luxembourg S.A. as our listing, paying and transfer agent in Luxembourg and The Bank of New York as our paying and transfer agent in New York. We reserve the right to vary such appointment. The paying agent in Luxembourg will act as intermediary between the holders and us.

AUTHORIZED CAPITAL

     The authorized capital of Flowserve Finance is E100,000. The issued and outstanding share capital of Flowserve Finance is E20,000, all of which is held by Flowserve International, Inc.

CONSENTS

     We have obtained all necessary consents, approvals and authorizations in connection with the issue of the exchange euro notes. The issue of the exchange euro notes will be authorized by resolutions of the Board of Managing Directors of Flowserve Finance.

NO MATERIAL CHANGE

     Except as disclosed in this prospectus, there has been no material change in the financial position of Flowserve and its subsidiaries since June 30, 2000.

LITIGATION

     Neither Flowserve nor any of its subsidiaries or affiliates is involved in any litigation or arbitration proceedings which relate to claims or amounts which are material in the context of the issue of the euro notes that may have, or have had during the 12 months preceding the date of this prospectus, a material adverse effect on the financial position of Flowserve, nor, so far as any of them is aware, is any such proceeding pending or threatened.

RESPONSIBILITY STATEMENT

     Having made all reasonable enquiries, Flowserve Finance confirms that, to the best of its knowledge and belief, the information contained in this prospectus with regard to Flowserve Finance and the euro notes is true and accurate in all material respects, that this prospectus is not misleading and that there are no other facts the omission of which would in the context of the issue of the euro notes make any statement herein, whether of fact or opinion, misleading in any material respect. Flowserve Finance accepts responsibility accordingly.

PRESCRIPTION

     Under New York's statute of limitations, any legal action upon the euro notes in respect of principal or interest must be commenced within six years after the payment thereof is due. Thereafter, such principal or interest will become generally unenforceable.

MEETINGS

     The indenture governing the euro notes does not specifically require regular meetings of holders of the euro notes. However, under Section 13.07 of the indenture governing the euro notes, the trustee, the paying agent and the registrar may make reasonable rules for a meeting of holders of the euro notes.

AUDITORS

     The consolidated accounts of Flowserve as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999 have been prepared in accordance with U.S. GAAP and have been audited by Ernst & Young LLP in accordance with United States generally accepted auditing standards. The unaudited consolidated interim accounts for the six months ended June 30, 2000 and 1999 were prepared in accordance with U.S. GAAP.

DOCUMENTS

     Copies of the following documents may be inspected at the specified office of the paying and transfer agent in Luxembourg.

     - Articles of Association of Flowserve Finance;

     - The purchase agreement and registration rights agreement relating to the euro notes;

     - The indenture relating to the euro notes (which include the forms of the respective note certificates); and

     - This prospectus and registered exchange offer prospectus (if any).

     Flowserve Finance intends to publish Dutch statutory accounts and it will also publish its financial statements in accordance with U.S. GAAP. Copies of such statutory accounts and financial statements will be available free of charge at the specified office of the paying and transfer agent in Luxembourg for so long as the euro notes are listed on the Luxembourg Stock Exchange.

CLEARING SYSTEMS

     The euro notes have been accepted for clearance through the facilities of Euroclear and Clearstream, Luxembourg. Relevant trading information is set forth below.

                                                              ISIN       COMMON CODE
                                                              ----       -----------
Euro notes due 2010.....................................

NOTICES

     All notices shall be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of such notices to holders of the euro notes at their registered addresses as recorded in the register; and (ii) so long as the euro notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the euro notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               -----
FLOWSERVE CORPORATION
Audited Consolidated Financial Statements:
  Report of Independent Auditors............................   F-2
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-4
  Consolidated Statements of Comprehensive (Loss) Income for
     the Years Ended December 31, 1999, 1998 and 1997.......   F-4
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1999, 1998 and 1997...........   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and
     1997...................................................   F-6
  Notes to Consolidated Financial Statements................   F-7
Interim Consolidated Financial Statements (unaudited):
  Consolidated Balance Sheets -- June 30, 2000 (unaudited)
     and December 31, 1999..................................   F-36
  Consolidated Statements of Income -- Six Months Ended June
     30, 2000 and 1999
     (unaudited)............................................   F-37
  Consolidated Statements of Comprehensive Income -- Six
     Months Ended June 30, 2000 and 1999 (unaudited)........   F-37
  Consolidated Statements of Cash Flows -- Six Months Ended
     June 30, 2000 and 1999 (unaudited).....................   F-38
  Notes to Consolidated Financial Statements................   F-39

INNOVATIVE VALVE TECHNOLOGIES, INC.
  Report of Independent Public Accountants..................   F-50
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................   F-51
  Consolidated Statements of Operations for the Years Ended
     December 31, 1999, 1998 and
     1997...................................................   F-52
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the Years Ended December 31, 1999, 1998 and 1997...   F-53
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and
     1997...................................................   F-54
  Notes to Consolidated Financial Statements................   F-55

INGERSOLL-DRESSER PUMP COMPANY
Audited Consolidated Financial Statements:
  Report of Independent Accountants.........................   F-70
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................   F-71
  Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-72
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and
     1997...................................................   F-73
  Consolidated Statements of Partners' Equity for the Years
     Ended December 31, 1999, 1998 and 1997.................   F-74
  Notes to Consolidated Financial Statements................   F-75
Interim Condensed Consolidated Financial Statements
  (unaudited):
  Condensed Consolidated Balance Sheets at June 30, 2000
     (unaudited) and
     December 31, 1999......................................   F-100
  Condensed Consolidated Statements of Income for the Six
     Months ended June 30, 2000 and 1999 (unaudited)........   F-101
  Condensed Consolidated Statements of Cash Flows for the
     Six Months ended June 30, 2000 and 1999 (unaudited)....   F-102
  Notes to Condensed Consolidated Financial Statements......   F-103

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Flowserve Corporation

     We have audited the accompanying consolidated balance sheets of Flowserve Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flowserve Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     In 1998, as discussed in Note 6 to the consolidated financial statements, the Company changed its method of accounting for costing its inventory, and as discussed in Note 8, changed its method of accounting for certain defined compensation arrangements.

                                            Ernst & Young LLP

Dallas, Texas
February 10, 2000 except for Note 16,
as to which date is July 14, 2000 and
Note 15, as to which date
is August 9, 2000

                             FLOWSERVE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................   $ 30,463     $ 24,928
  Accounts receivable, net..................................    213,625      234,191
  Inventories...............................................    168,356      199,286
  Prepaids and other current assets.........................     41,344       28,885
                                                               --------     --------
          Total current assets..............................    453,788      487,290
Property, plant and equipment, net..........................    209,976      209,032
Intangible assets, net......................................     96,435       99,875
Other assets................................................     77,952       74,000
                                                               --------     --------
Total assets................................................   $838,151     $870,197
                                                               ========     ========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 72,103     $ 76,745
  Notes payable.............................................        734        3,488
  Income taxes..............................................      7,878       17,472
  Accrued liabilities.......................................    111,820      107,028
  Long-term debt due within one year........................      3,125       14,393
                                                               --------     --------
          Total current liabilities.........................    195,660      219,126
Long-term debt due after one year...........................    198,010      186,292
Post-retirement benefits and deferred items.................    136,207      120,015
Commitments and contingencies
Shareholders' equity
  Serial preferred stock, $1.00 par value, no shares
     issued.................................................         --           --
  Common shares, $1.25 par value............................     51,856       51,856
     Shares authorized -- 120,000
     Shares issued and outstanding -- 41,484
  Capital in excess of par value............................     67,963       70,698
  Retained earnings.........................................    344,254      353,249
                                                               --------     --------
                                                                464,073      475,803
  Treasury stock, at cost -- 4,071 and 3,817 shares.........    (93,448)     (90,404)
  Accumulated other comprehensive income....................    (62,351)     (40,635)
                                                               --------     --------
          Total shareholders' equity........................    308,274      344,764
                                                               --------     --------
Total liabilities and shareholders' equity..................   $838,151     $870,197
                                                               ========     ========

          See accompanying notes to consolidated financial statements.

                             FLOWSERVE CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                               1999            1998            1997
                                                           -------------   -------------   -------------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales....................................................   $1,061,272      $1,083,086      $1,152,196
Cost of sales............................................      697,928         667,753         703,319
                                                            ----------      ----------      ----------
Gross profit.............................................      363,344         415,333         448,877
  Selling and administrative expense.....................      275,884         265,556         285,890
  Research, engineering and development expense..........       25,645          26,372          26,893
  Merger transaction and restructuring expense...........       15,860              --          44,531
  Merger integration expense.............................       14,207          38,326           6,982
                                                            ----------      ----------      ----------
Operating income.........................................       31,748          85,079          84,581
  Interest expense.......................................       15,504          13,175          13,275
  Other income, net......................................       (2,001)         (1,253)         (7,107)
  Gain on sale of subsidiary.............................           --              --         (11,376)
                                                            ----------      ----------      ----------
Earnings before income taxes.............................       18,245          73,157          89,789
Provision for income taxes...............................        6,068          25,502          38,223
                                                            ----------      ----------      ----------
Earnings before cumulative effect of change in accounting
  principle..............................................       12,177          47,655          51,566
Cumulative effect of change in accounting principle......           --          (1,220)             --
                                                            ----------      ----------      ----------
Net earnings.............................................   $   12,177      $   48,875      $   51,566
                                                            ==========      ==========      ==========
Earnings per share (basic and diluted)
  Before cumulative effect of change in accounting
     principle...........................................   $     0.32      $     1.20      $     1.26
  Cumulative effect of change in accounting principle....           --             .03              --
                                                            ----------      ----------      ----------
Net earnings per share...................................   $     0.32      $     1.23      $     1.26
                                                            ==========      ==========      ==========
Average shares outstanding...............................       37,856          39,898          40,896

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1999         1998         1997
                                                           ----------   ----------   ----------
                                                                  (AMOUNTS IN THOUSANDS)
Net earnings.............................................  $   12,177   $   48,875   $   51,566
Other comprehensive expense:
  Foreign currency translation adjustments...............      20,874        9,861       24,002
  Nonqualified pension plan adjustment...................         842           --           --
                                                           ----------   ----------   ----------
Other comprehensive expense..............................      21,716        9,861       24,002
                                                           ----------   ----------   ----------
Comprehensive (loss) income..............................  $   (9,539)  $   39,014   $   27,564
                                                           ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                             FLOWSERVE CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                          1999                 1998                 1997
                                   ------------------   ------------------   ------------------
                                   SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT
                                   -------   --------   -------   --------   -------   --------
                                                      (AMOUNTS IN THOUSANDS)
COMMON SHARES
  Beginning balance -- January
     1...........................   41,484   $ 51,856    41,484   $ 51,856    41,482   $ 51,854
  Stock activity under stock
     plans.......................       --         --        --         --         2          2
                                   -------   --------   -------   --------   -------   --------
  Ending balance -- December
     31..........................   41,484   $ 51,856    41,484   $ 51,856    41,484   $ 51,856
                                   -------   --------   -------   --------   -------   --------
CAPITAL IN EXCESS OF PAR VALUE
  Beginning balance -- January
     1...........................            $ 70,698             $ 70,655             $ 72,434
  Stock activity under stock
     plans.......................              (2,735)                  43               (1,779)
                                   -------   --------   -------   --------   -------   --------
  Ending balance -- December
     31..........................            $ 67,963             $ 70,698             $ 70,655
                                   -------   --------   -------   --------   -------   --------
RETAINED EARNINGS
  Beginning balance -- January
     1...........................            $353,249             $326,681             $298,563
  Stock activity under stock
     plans.......................                  --                   --                    3
  Net earnings...................              12,177               48,875               51,566
  Cash dividends declared........             (21,172)             (22,307)             (23,451)
                                   -------   --------   -------   --------   -------   --------
  Ending balance -- December
     31..........................            $344,254             $353,249             $326,681
                                   -------   --------   -------   --------   -------   --------
TREASURY STOCK
  Beginning balance -- January
     1...........................   (3,817)  $(90,404)     (881)  $(23,145)   (1,081)  $(27,455)
  Stock activity under stock
     plans.......................      154      3,903       184      4,782       200      4,310
  Treasury stock repurchases.....     (315)    (5,250)   (2,841)   (64,508)       --         --
  Rabbi Trust adjustment.........      (93)    (1,697)     (279)    (7,533)       --         --
                                   -------   --------   -------   --------   -------   --------
  Ending balance -- December
     31..........................   (4,071)  $(93,448)   (3,817)  $(90,404)     (881)  $(23,145)
                                   -------   --------   -------   --------   -------   --------
ACCUMULATED OTHER COMPREHENSIVE
  INCOME
  Beginning balance -- January
     1...........................            $(40,635)            $(30,774)            $ (6,772)
  Foreign currency translation
     adjustment..................             (20,874)              (9,861)             (24,002)
  Nonqualified pension plan
     adjustment..................                (842)                  --                   --
                                   -------   --------   -------   --------   -------   --------
  Ending balance -- December
     31..........................            $(62,351)            $(40,635)            $(30,774)
                                   -------   --------   -------   --------   -------   --------
TOTAL SHAREHOLDERS' EQUITY
  Beginning balance -- January
     1...........................   37,667   $344,764    40,603   $395,273    40,401   $388,624
  Net changes in shareholders'
     equity......................     (254)   (36,490)   (2,936)   (50,509)      202      6,649
                                   -------   --------   -------   --------   -------   --------
  Ending balance -- December
     31..........................   37,413   $308,274    37,667   $344,764    40,603   $395,273
                                   =======   ========   =======   ========   =======   ========

          See accompanying notes to consolidated financial statements.

                             FLOWSERVE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS -- OPERATING ACTIVITIES:
  Net earnings..............................................  $ 12,177   $ 48,875   $ 51,566
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................    35,045     35,110     35,277
     Amortization...........................................     4,554      4,189      3,656
     Gain on sale of subsidiary, net of income taxes........        --         --     (7,417)
     Loss on the sale of fixed assets.......................       440         57         33
     Cumulative effect of change in accounting principle....        --     (1,220)        --
     Change in operating assets and liabilities, net of
       effects of acquisitions and dispositions:
       Accounts receivable..................................    12,723      3,015    (18,401)
       Inventories..........................................    28,359    (11,507)    (9,943)
       Loss on impairment of facilities and equipment.......     2,834         --         --
       Prepaid expenses.....................................   (12,910)     8,718    (10,287)
       Other assets.........................................       436    (11,066)   (13,232)
       Accounts payable.....................................    (1,919)     5,654      1,574
       Accrued liabilities..................................     6,333    (25,848)    48,806
       Income taxes.........................................   (12,395)     1,051     (2,005)
       Post-retirement benefits and deferred items..........     8,072     (3,709)    13,195
       Net deferred taxes...................................    (1,817)     1,033     (1,477)
       Other................................................        --       (248)    (1,342)
                                                              --------   --------   --------
Net cash provided by operating activities...................    81,932     54,104     90,003
                                                              --------   --------   --------
CASH FLOWS -- INVESTING ACTIVITIES:
  Capital expenditures, net of disposals....................   (40,535)   (38,249)   (39,560)
  Payments for acquisitions, net of cash acquired...........    (5,743)   (19,951)   (10,461)
  Proceeds from sale of subsidiary..........................        --         --     18,793
  Other.....................................................        --       (427)     1,777
                                                              --------   --------   --------
Net cash flows used by investing activities.................   (46,278)   (58,627)   (29,451)
                                                              --------   --------   --------
CASH FLOWS -- FINANCING ACTIVITIES:
  Net repayments under lines of credit......................   (13,645)    (2,314)       576
  Payments on long-term debt................................    (6,370)   (20,212)   (15,760)
  Proceeds from long-term debt..............................    18,776     76,950        929
  Repurchase of common stock................................    (5,250)   (64,508)        --
  Proceeds from issuance of common stock....................      (529)     4,764      2,584
  Dividends paid............................................   (21,172)   (22,307)   (26,121)
  Other.....................................................      (842)        --         --
                                                              --------   --------   --------
Net cash flows used by financing activities.................   (29,032)   (27,627)   (37,792)
                                                              --------   --------   --------
Effect of exchange rate changes.............................    (1,087)    (1,524)    (3,091)
                                                              --------   --------   --------
Net change in cash and cash equivalents.....................     5,535    (33,674)    19,669
Cash and cash equivalents at beginning of year..............    24,928     58,602     38,933
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $ 30,463   $ 24,928   $ 58,602
                                                              ========   ========   ========
Taxes paid..................................................  $ 19,336   $ 23,579   $ 27,636
Interest paid...............................................    16,128     11,190     13,420

          See accompanying notes to consolidated financial statements.

                             FLOWSERVE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1: SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries. Intercompany profits, transactions and balances have been eliminated. Investments in unconsolidated affiliated companies, which represent all nonmajority ownership interests, are carried on the equity basis, which approximates the Company's equity interest in their underlying net book value.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

BASIS OF COMPARISON

     Certain amounts in 1998 and 1997 have been reclassified or restated to conform with the 1999 presentation.

BUSINESS COMBINATIONS

     Business combinations accounted for under the pooling of interests method of accounting combine the assets, liabilities and shareholders' equity of the acquired entity with the Company's respective accounts at recorded values. Prior-period financial statements have been restated to give effect to the transactions as if they had occurred at the beginning of all periods presented.

     Business combinations accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value to the Company at the date of acquisition and any excess of purchase price over fair value of the identifiable assets is recorded as goodwill.

REVENUE RECOGNITION

     Revenues and costs are generally recognized as units are shipped. Revenue for certain longer-term contracts is recognized based on the percentage of completion. Progress billings are generally shown as a reduction of inventory unless such billings are in excess of accumulated costs, in which case such balances are included in accrued liabilities.

SHORT-TERM INVESTMENTS AND CREDIT RISK

     The Company places its temporary cash investments with financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. These investments, with an original maturity of three months or less when purchased, are classified cash equivalents. They are highly liquid with principal values not subject to significant risk of change due to interest rate fluctuations. Credit risk is also limited due to the large number of customers in the Company's customer base, the Company's diverse product line and the dispersion of the Company's customers across many geographic regions. As of December 31, 1999, the Company does not believe that it had significant concentrations of credit risk.

                             FLOWSERVE CORPORATION

ACCOUNTS RECEIVABLE

     Accounts receivable are stated net of the allowance for doubtful accounts of $5,705 and $4,533 at December 31, 1999 and 1998, respectively.

INVENTORIES

     Inventories are stated at lower of cost or market. Cost is determined for certain inventories by the last-in, first-out (LIFO) method and for other inventories by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT, AND DEPRECIATION

     Property, plant and equipment are stated on the basis of cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the depreciable assets for financial statement purposes and by accelerated methods for income tax purposes. The estimated useful lives of the assets are:

Buildings, improvements, furniture and fixtures.......   5 to 35 years
Machinery and equipment...............................   3 to 12 years
Capital leases........................................   3 to 25 years

INTANGIBLES

     The excess cost over the fair value of net assets acquired (goodwill) is amortized on a straight-line basis over 15 to 40 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be adjusted accordingly. Accumulated amortization was $21,531 and $14,062 as of December 31, 1999 and 1998, respectively.

HEDGING/FORWARD CONTRACTS

     The Company is party to forward contracts for purposes of hedging certain transactions denominated in foreign currencies. The Company has a risk-management and derivatives policy statement outlining the conditions in which the Company can enter into hedging or forward transactions. Gains and losses on forward contracts qualifying as hedges are deferred and included in the measurement of the related foreign currency transaction. Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to hedges of anticipated transactions are recognized in income as the transactions occur. The carrying amounts in the Company's financial instruments approximate fair value as defined under Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments." Fair value is estimated by reference to quoted prices by financial institutions. The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments, but it expects all counterparties to meet their obligations, given their high credit ratings. As of December 31, 1999, the Company had no significant outstanding hedges or forward contracts with third parties.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of the Company's foreign affiliates, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expenses are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine currency gains and losses resulting from financial-statement translation and those resulting from transactions. Translation gains and losses are reported as a component of shareholders'

                             FLOWSERVE CORPORATION
equity, except for those associated with highly inflationary countries, which are reported directly in the consolidated statements of income.

ACCOUNTING DEVELOPMENTS

     In 1999, the Company adopted Financial Accounting Standards Board Statement of Position (SOP) No. 98-1, "Accounting for Costs of Software Developed or Obtained for Internal Use." SOP 98-1 is effective for fiscal periods beginning after December 15, 1998, and establishes guidelines to determine whether software-related costs should be capitalized or expensed. The adoption of this standard did not materially impact Flowserve's reported financial position, results of operation or cash flows.

     In 1999, the Financial Accounting Standards Board also issued one Statement of Financial Accounting Standard (SFAS) that was applicable to the Company -- SFAS No. 137, "Deferral of the Effective Date of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. This standard is not expected to materially impact Flowserve's reported financial position, results of operations or cash flows.

EARNINGS PER SHARE

     Earnings per share is presented in accordance with SFAS No. 128, "Earnings Per Share." The Company's potentially dilutive common stock equivalents have been immaterial for all periods presented. Accordingly, basic earnings per share is equal to diluted earnings per share and is presented on the same line for income statement presentation.

INCOME TAXES

     The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes."

STOCK-BASED COMPENSATION

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its employee stock options. Under APB No. 25, no compensation expense is recorded if the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant. Accordingly, the Company has no compensation expense recorded.

NOTE 2: MERGER

     On July 22, 1997, shareholders of Durco International Inc. (Durco) and BW/IP, Inc. (BW/IP) voted to approve a merger between Durco and BW/IP in a stock-for-stock merger of equals that was accounted for as a pooling of interests transaction. As part of the merger agreement, the Company changed its name from Durco to Flowserve Corporation. The Company issued approximately 16,914,000 shares of common stock in connection with the merger. BW/IP shareholders received 0.6968 shares of the Company's common stock for each previously owned share of BW/IP stock.

     The consolidated financial statements, including the accompanying notes thereto, have been restated for all periods prior to the merger to include the financial position, results of operations, and cash flows of BW/IP and Durco as if the merger had occurred at the beginning of all periods presented.

     In connection with the merger, the Company recorded a one-time charge of $11,900 for merger-related expenses in 1997. These expenses included severance and other expenses triggered by the merger

                             FLOWSERVE CORPORATION
and investment banking fees, legal fees, and other costs related to the merger, which are primarily nondeductible for tax purposes.

     In 1997, the Company developed a merger integration program that includes facility rationalizations in North America and Europe, organizational realignments at the corporate and division levels, procurement initiatives, investments in training, and support for the service and repair operations. In the fourth quarter of 1997, the Company recognized a one-time restructuring charge of $32,600 related to this program. Other nonrecurring expenses related to the merger (merger integration expense) were incurred in 1999, 1998 and 1997 in order to achieve the planned synergies. These expenses of $14,200, $38,300 and $7,000, respectively, were principally for costs for consultants, relocation and training.

     As of June 30, 1999, the restructuring portion of the merger integration had been completed. The Company paid severance to approximately 331 employees at a cost of $22,400. Expenditures charged to the 1997 restructuring reserve were:

                                                                    OTHER EXIT
                                                        SEVERANCE     COSTS       TOTAL
                                                        ---------   ----------   --------
Balance at October 27, 1997...........................   $22,400     $10,200     $ 32,600
Cash expenditures.....................................    (3,400)       (500)      (3,900)
Noncash expenditures..................................        --      (1,200)      (1,200)
                                                         -------     -------     --------
Balance at December 31, 1997..........................    19,000       8,500       27,500
Cash expenditures.....................................   (16,300)     (3,100)     (19,400)
Noncash expenditures..................................        --      (5,400)      (5,400)
                                                         -------     -------     --------
Balance at December 31, 1998..........................     2,700          --        2,700
Cash expenditures.....................................    (2,700)         --       (2,700)
Noncash expenditures..................................        --          --           --
                                                         -------     -------     --------
Balance at December 31, 1999..........................   $    --     $    --     $     --
                                                         =======     =======     ========

NOTE 3: RESTRUCTURING

     In the fourth quarter of 1999, the Company initiated a restructuring program that included a one-time charge of $15,860 recorded as restructuring expense. The restructuring charge related to the planned closure of 10 facilities and a corresponding reduction in workforce at those locations, as well as at other locations that are part of the restructuring.

     The restructuring program is expected to result in a net reduction of approximately 300 employees at a cost of $12,900. In addition, exit costs associated with the facilities closings are estimated at $2,960. As of December 31, 1999, the program had resulted in a net reduction of 64 employees.

     Expenditures charged to the 1999 restructuring reserve were:

                                                                     OTHER EXIT
                                                         SEVERANCE     COSTS       TOTAL
                                                         ---------   ----------   -------
Balance at December 24, 1999...........................   $12,900      $2,960     $15,860
Cash expenditures......................................      (102)         --        (102)
Noncash expenditures...................................        --          --          --
                                                          -------      ------     -------
Balance at December 31, 1999...........................   $12,798      $2,960     $15,758
                                                          =======      ======     =======

                             FLOWSERVE CORPORATION

NOTE 4: ACQUISITIONS AND DISPOSITIONS

     In October 1999, the Company purchased certain assets and liabilities of Honeywell's industrial control-valve product line and production equipment located near Frankfurt, Germany. The Company expects to complete the phased move of this operation to its existing control-valve manufacturing facilities in Europe by March 2000. This business generated revenues of about $7 million in 1999. In October 1999, the Company also acquired R&C Valve Service, Inc. The assets of this company were integrated into the Company's existing service center network during the fourth quarter of 1999.

     In July 1998, the Company purchased certain assets and liabilities of the Valtek Engineering Division of Allen Power Engineering, Limited, from Rolls Royce plc. The Valtek Engineering Division was the British licensee for many of Flowserve's control-valve products, with exclusive territorial rights for portions of Europe, the Middle East and Africa since 1971.

     In September 1998, the Company acquired the remaining 49% ownership interest in Durametallic Asia Pte. Ltd., a fluid sealing manufacturer located in Singapore, from its joint-venture partner. Also in 1998, the Company acquired the outstanding shares of ARS Lokeren NV, a Belgian company, and ZAR Beheer BV, a Dutch company, which specialize in the service and repair of industrial valves, with service and repair facilities near Rotterdam, the Netherlands, and Ghent and Antwerp, Belgium.

     In 1997, the Company purchased the 49% remaining shares of its joint venture in Argentina, Byron Jackson Argentina I.C.S.A., and purchased the engineered pump business of Stork Pompen, B.V.

     The Company sold its wholly owned Metal Fab subsidiary for $18,793 in December 1997 and realized a pretax gain of $11,376. In addition, in 1997 the Company sold its Filtration Systems Division.

NOTE 5: STOCK PLANS

     The Company maintains shareholder-approved stock option plans, which in 1999 provided for the grant of an additional 1,900,000 options to purchase shares of the Company's common stock. At December 31, 1999, approximately 1,089,500 options were available for grant. Options under these plans have been granted to officers and employees to purchase shares of common stock at or above the fair market value at the date of grant. Generally, these options, whether granted from the current or prior plans, become exercisable over staggered periods, but expire after 10 years from the date of the grant. The plan provides that any option may include a stock appreciation right; however, none has been granted since 1989. The aggregate number of shares exercisable was 2,117,816 at December 31, 1999; 1,703,171 at December 31, 1998; and 1,707,677 at December 31,
1997.

     Stock options issued to officers and other employees were:

                                            1999                   1998                   1997
                                    --------------------   --------------------   --------------------
                                                WEIGHTED               WEIGHTED               WEIGHTED
                                                AVERAGE                AVERAGE                AVERAGE
                                                EXERCISE               EXERCISE               EXERCISE
                                     SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                    ---------   --------   ---------   --------   ---------   --------
Number of shares under option:
  Outstanding at beginning of
     year.........................  2,831,614    $23.49    2,246,557    $25.05    1,842,239    $22.83
  Granted.........................  1,249,501     18.29      794,240     18.50      690,270     26.53
  Exercised.......................    (28,149)    11.63     (167,867)    20.32     (285,952)    14.30
  Cancelled.......................   (130,037)    23.88      (41,316)    25.80           --        --
                                    ---------    ------    ---------    ------    ---------    ------
  Outstanding at end of year......  3,922,929    $21.86    2,831,614    $23.49    2,246,557    $25.05
                                    =========    ======    =========    ======    =========    ======

                             FLOWSERVE CORPORATION

     The weighted average contractual life of options outstanding is 7.4 years. Additional information relating to the range of options outstanding at December 31, 1999, is as follows:

                                               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                                    ------------------------------------------   ----------------------------------
                                     WEIGHTED
                                      AVERAGE                      WEIGHTED           NUMBER            WEIGHTED
                                     REMAINING                     AVERAGE        EXERCISABLE AT        AVERAGE
                                    CONTRACTUAL     NUMBER      EXERCISE PRICE     DECEMBER 31,      EXERCISE PRICE
RANGE OF EXERCISE PRICES PER SHARE     LIFE       OUTSTANDING     PER SHARE            1999            PER SHARE
----------------------------------  -----------   -----------   --------------   -----------------   --------------
$ 5.95 - $11.76..................       2.0           33,106        $ 8.58              33,106           $ 8.58
$11.76 - $27.44..................       7.9        3,131,773        $19.67           1,427,444           $21.54
$27.44 - $39.20..................       5.8          758,050        $31.48             657,266           $31.72
                                                   ---------                         ---------
                                                   3,922,929                         2,117,816
                                                   =========                         =========

     Pro forma information regarding net earnings and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its stock options granted subsequent to December 31, 1994, under the fair value method of that Statement. The "fair value" for these options at the date of grant was estimated using a binomial option pricing model (a modified Black-Scholes model). The assumptions used in this valuation are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1999      1998      1997
                                                              -----     -----     -----
Risk-free interest rate.....................................   6.1%      5.6%      5.5%
Dividend yield..............................................   3.3%      3.3%      2.0%
Stock volatility............................................  32.5%     34.1%     35.5%
Average expected life (years)...............................   9.1       8.6       8.1

     The options granted had a weighted average "fair value" per share on date of grant of $5.75 in 1999, $6.14 in 1998 and $10.69 in 1997. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options vesting periods.

     The Company's pro forma information is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998      1997
                                                          -------   -------   -------
Net earnings
  As reported...........................................  $12,177   $48,875   $51,566
  Pro forma.............................................    8,671    47,030    48,224
Earnings per share (basic and diluted)
  As reported...........................................  $  0.32   $  1.23   $  1.26
  Pro forma.............................................     0.23      1.18      1.18

     Because the determination of the fair value of all options granted includes an expected volatility factor and because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects for future years.

     The amended restricted stock plan as approved by shareholders in 1999 authorizes the grant of up to 250,000 shares of the Company's common stock. In general, the shares cannot be transferred for a period of at least one but not more than 10 years and are subject to forfeiture during the restriction period. The fair value of the shares is amortized to compensation expense over the periods in which the restrictions lapse. Restricted stock grants were 181,213 shares in 1999, 10,165 shares in 1998 and 21,700 shares in 1997. The weighted average fair value of the restricted stock grants at date of grant was $18.66 in 1999,

                             FLOWSERVE CORPORATION

$24.07 in 1998 and $27.73 in 1997. Total compensation expense recognized in the income statement for all stock-based awards was $878 in 1999, $485 in 1998 and $510 in 1997.

NOTE 6: DETAILS OF CERTAIN CONSOLIDATED BALANCE SHEET CAPTIONS

INVENTORIES

     Inventories and the method of determining cost were:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Raw materials..........................................  $ 29,674    $ 26,088
Work in process and finished goods.....................   182,493     226,843
Less: Progress billings................................    (5,746)    (15,024)
                                                         --------    --------
                                                          206,421     237,907
LIFO reserve...........................................   (38,065)    (38,621)
                                                         --------    --------
Net inventory..........................................  $168,356    $199,286
                                                         ========    ========
Percent of inventory accounted for by LIFO.............        64%         61%
Percent of inventory accounted for by FIFO.............        36%         39%

     The U.S. operations of the former BW/IP changed its method of accounting for inventory to LIFO during 1998. Because the December 31, 1997, BW/IP inventory valued at FIFO is the opening LIFO inventory, there is neither a cumulative effect to January 1, 1998, nor pro forma amounts of retroactively applying the change to LIFO. The effect of the change in 1998 was not significant.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment were:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1999        1998
                                                        ---------   ---------
Land..................................................  $  16,311   $  17,856
Buildings, improvements, furniture and fixtures.......    189,561     179,588
Machinery, equipment, capital leases and construction
  in progress.........................................    293,310     290,730
                                                        ---------   ---------
                                                          499,182     488,174
Less: Accumulated depreciation........................   (289,206)   (279,142)
                                                        ---------   ---------
Net property, plant and equipment.....................  $ 209,976   $ 209,032
                                                        =========   =========

                             FLOWSERVE CORPORATION

OTHER ASSETS

     Other assets were:

                                                             DECEMBER 31,
                                                          -------------------
                                                           1999        1998
                                                          -------     -------
Pension assets..........................................  $    --     $11,461
Deferred tax assets.....................................   33,914      22,098
Deferred compensation funding...........................   13,773      10,408
Investments in unconsolidated affiliates................    7,091       5,331
Prepaid financing fees..................................    2,882         935
Long-term notes receivable..............................    1,978       2,914
Other...................................................   18,314      20,853
                                                          -------     -------
Total...................................................  $77,952     $74,000
                                                          =======     =======

ACCRUED LIABILITIES

     Accrued liabilities were:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Wages and other compensation...........................  $ 56,285    $ 62,249
Accrued restructuring, current portion.................    15,758       2,730
Accrued commissions and royalties......................     8,876       7,494
Other..................................................    30,901      34,555
                                                         --------    --------
Total..................................................  $111,820    $107,028
                                                         ========    ========

POST-RETIREMENT BENEFITS AND DEFERRED ITEMS

     Post-retirement benefits and deferred items were:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Post-retirement benefits...............................  $ 65,359    $ 64,311
Deferred compensation..................................    19,251      13,231
Deferred taxes.........................................    26,233      16,977
Other..................................................    25,364      25,496
                                                         --------    --------
Total..................................................  $136,207    $120,015
                                                         ========    ========

                             FLOWSERVE CORPORATION

NOTE 7: DEBT AND LEASE OBLIGATIONS

     Long-term debt, including capital lease obligations, consisted of:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Senior Notes, interest of 7.14% and 7.17%...............  $ 50,000   $ 58,333
Revolving credit agreement, interest at 7.07% in 1999
  and 5.50% in 1998.....................................   140,000    124,000
Loan, due annually through 2002, interest at 8.94%......    10,156     12,321
Credit agreements, average interest rate 6.20% in
  1998..................................................        --      2,935
Capital lease obligations and other.....................       979      3,096
                                                          --------   --------
                                                           201,135    200,685
Less amounts due within one year........................     3,125     14,393
                                                          --------   --------
Total long-term debt....................................  $198,010   $186,292
                                                          ========   ========

     Maturities of long-term debt, including capital lease obligations, for the next five years are:

2000......................................................  $  3,125
2001......................................................     3,125
2002......................................................     9,906
2003......................................................    10,000
2004......................................................    10,000
Thereafter................................................   164,979
                                                            --------
Total.....................................................  $201,135
                                                            ========

     In October 1999, the Company entered into a five-year $600,000 revolving credit agreement that replaced the Company's existing $200,000 agreement. As of December 31, 1999, the Company had commitments available of $460,000, and $140,000 was outstanding. The Company has an interest-rate swap that fixes $50,000 usage of the revolving credit facility at 6.74%.

     In connection with a German acquisition, the Company converted a deutsche-mark obligation through a currency swap agreement against its U.S. dollar private placement to fund the acquisition. The effective rate on the loan swap was 8.94%. Unrealized gains and losses on the hedge are not recognized in income, but are shown in the cumulative translation adjustment account included in shareholders' equity with the related amounts due to and from the counterparty included in long-term debt. The maturity and repayment terms of the swap match precisely the maturity and repayment term of the underlying debt.

     In 1992, the Company issued $50,000 Senior Notes requiring annual payments of $8,333 through 1999, bearing interest at 7.92%. The final payment was made May 17, 1999. In 1996, the Company issued $30,000 Senior Notes requiring annual principal payments of $6,000 commencing in 2002, bearing interest of 7.14%. In 1997, the Company issued $20,000 in Senior Notes, bearing interest of 7.17% with principal payments of $4,000 due annually, commencing in 2003.

     The provisions of the credit agreements require the Company to meet or exceed specified financial covenants that are defined in the agreements. The agreements also contain limitations or restrictions relating to new indebtedness and liens, disposition of assets, and payment of dividends or other distributions. All such covenants were met in each of the years presented. The most restrictive of these include a debt-to-capital ratio and a minimum tangible net worth requirement.

                             FLOWSERVE CORPORATION

     At December 31, 1998, the Company had short-term credit facilities available from banks under which it could borrow at local market rates up to $58,500. Under these facilities, the Company had borrowings outstanding of $3,488 at December 31, 1998. The weighted average interest rate on these borrowings at December 31, 1998, was 6.0%. Borrowings against these facilities were used primarily to support the operations of foreign subsidiaries. These short-term credit facilities were terminated in 1999 and replaced by additional available credit under the revolving credit agreement.

     As of December 31, 1999, the Company had contingent obligations of $10,518 relating to bank guarantees and credit lines and $27,083 relating to outstanding letters of credit and performance bonds.

     The Company has noncancelable operating leases for certain offices, service and quick response centers, certain manufacturing and operations facilities, and machinery, equipment and automobiles. Rental expense relating to operating leases was $11,648 in 1999, $11,798 in 1998 and $15,000 in 1997.

     The future minimum lease payments under noncancelable operating leases are:

2000.......................................................  $ 8,243
2001.......................................................    5,870
2002.......................................................    4,594
2003.......................................................    3,085
2004.......................................................    2,837
Thereafter.................................................    4,096
                                                             -------
Total......................................................  $28,725
                                                             =======

NOTE 8: DEFERRED COMPENSATION -- RABBI TRUST

     In September 1998, the Company adopted the provisions of EITF No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested." This standard established new guidelines for deferred compensation arrangements where amounts earned by an employee are invested in the employer's stock that is placed in a Rabbi Trust. The EITF requires that the Company's stock held in the trust be recorded at historical cost, the corresponding deferred compensation liability recorded at the current fair value of the Company's stock, and the stock held in the Rabbi Trust classified as treasury stock. The difference between the historical cost of the stock and the fair value of the liability at September 30, 1998, has been recorded as a cumulative effect of a change in accounting principle of $1,220, net of tax. Prior-year financial statements have not been restated to reflect the change in accounting principle. The effect of the change on 1997 income before the cumulative effect would have been a reduction of $490. Subsequent to the adoption of the provision, the effect on continuing operations has been immaterial.

NOTE 9: RETIREMENT BENEFITS

     The Company sponsors several noncontributory defined benefit pension plans, covering substantially all U.S. employees, which provide benefits based on years of service and compensation. Retirement benefits for all other employees are provided through defined contribution pension plans, cash balance pension plans and government-sponsored retirement programs. All defined benefit pension plans are funded based on independent actuarial valuations to provide for current service and an amount sufficient to amortize unfunded prior service over periods not to exceed 30 years.

                             FLOWSERVE CORPORATION

     Net defined benefit pension expense (including both qualified and nonqualified plans) was:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Service cost-benefits earned during the period.......  $  7,817   $  6,411   $  5,627
Interest cost on projected benefit obligations.......    14,978     14,704     13,931
Gain on plan assets..................................   (19,137)   (18,086)   (16,284)
Unrecognized prior service (benefit) cost............      (311)       537       (427)
Unrecognized net (asset) obligation..................      (529)      (499)       576
                                                       --------   --------   --------
Net defined benefit pension expense..................  $  2,818   $  3,067   $  3,423
                                                       ========   ========   ========

     The following table reconciles the plans' funded status to amounts recognized in the Company's consolidated balance sheets:

                                                            DECEMBER 31,
                                                        --------------------
                                                          1999       1998
                                                        --------   ---------
Projected benefit obligations.........................  $208,745   $ 226,463
Plan assets, at fair value............................   239,133     225,260
                                                        --------   ---------
Plan assets in excess of (less than) projected benefit
  obligations.........................................    30,388      (1,203)
Unrecognized net transition asset.....................      (716)       (942)
Unrecognized net gain.................................   (14,616)       (622)
Unrecognized prior service (cost) benefit.............   (21,426)      2,612
                                                        --------   ---------
Net pension liability.................................  $ (6,370)  $    (155)
                                                        ========   =========
Discount rate.........................................      7.50%       6.75%
Rate of increase in compensation levels...............       4.5%   4.0%-8.0%
Long-term rate of return on assets....................       9.5%        9.5%

     Following is a reconciliation of the defined benefit pension obligations:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Beginning benefit obligation............................  $226,463   $210,878
Service cost............................................     7,817      6,411
Interest cost...........................................    14,978     14,704
Plan amendments.........................................   (21,617)        --
Actuarial (gain) loss...................................    (4,293)     7,725
Benefits paid...........................................   (14,603)   (13,154)
Curtailments............................................        --       (101)
                                                          --------   --------
Ending benefit obligation...............................  $208,745   $226,463
                                                          ========   ========

                             FLOWSERVE CORPORATION

     Following is a reconciliation of the defined benefit pension assets:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Beginning plan assets...................................  $225,260   $219,860
Return on plan assets...................................    28,081     18,093
Company contributions...................................       395        462
Benefits paid...........................................   (14,603)   (13,155)
                                                          --------   --------
Ending plan assets......................................  $239,133   $225,260
                                                          ========   ========

     The Company sponsors several defined contribution pension plans covering substantially all U.S. and Canadian employees and certain other foreign employees. Employees may contribute to these plans, and these contributions are matched in varying amounts by the Company. The Company may also make additional contributions for eligible employees. Defined contribution pension expense for the Company was $7,712 in 1999, $7,309 in 1998 and $7,733 in 1997. Effective
July 1, 1999, three existing defined benefit programs for U.S. employees were consolidated into one program. The plan was amended to reflect the conversion of primarily final-average-pay methodologies into a cash balance design and resulted in lowering the defined benefit pension obligation by $21,617 in 1999. In conjunction with this change, new employee groups became eligible to participate in the plan.

     The Company also sponsors several defined benefit post-retirement health care plans covering approximately 60% of future retirees and most current retirees in the United States. These plans are for medical and dental benefits and are provided through insurance companies and health maintenance organizations. The plans include participant contributions, deductibles, coinsurance provisions and other limitations, and are integrated with Medicare and other group plans. The plans are funded as insured benefits and health maintenance organization premiums are incurred.

     Net post-retirement benefit expense comprised:

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1999      1998      1997
                                                            -------   -------   -------
Service cost -- benefits earned during the period.........  $   957   $   882   $   916
Interest cost on accumulated post-retirement benefit
  obligations.............................................    3,841     3,749     3,652
Amortization of unrecognized prior service cost...........   (1,333)   (1,497)   (2,012)
                                                            -------   -------   -------
Net post-retirement benefit expense.......................  $ 3,465   $ 3,134   $ 2,556
                                                            =======   =======   =======

     Following is a reconciliation of the accumulated post-retirement benefits obligations:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1999      1998
                                                            -------   -------
Beginning accumulated post-retirement benefit
  obligation..............................................  $57,313   $53,072
Service cost..............................................      957       882
Interest cost.............................................    3,841     3,749
Plan amendments...........................................   (7,565)       --
Actuarial (gain) loss.....................................   (1,396)    3,460
Benefits paid.............................................   (4,105)   (3,850)
                                                            -------   -------
Ending accumulated post-retirement benefit obligation.....  $49,045   $57,313
                                                            =======   =======

                             FLOWSERVE CORPORATION

     The following table presents the components of post-retirement benefit amounts recognized in the Company's consolidated balance sheet:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1999      1998
                                                            -------   -------
Actuarial present value of accumulated post-retirement
  benefit obligations:....................................  $49,045   $57,313
Unrecognized prior service benefit........................   13,568     7,369
Unrecognized net gain (loss)..............................    1,059      (371)
                                                            -------   -------
Accrued post-retirement benefits..........................  $63,672   $64,311
                                                            =======   =======
Discount rate.............................................     7.50%     6.75%

     The assumed ranges for the annual rates of increase in per capita costs for periods prior to Medicare were 7.5% for 1999 with a gradual decrease to 6.0% for 2002 and future years, and for periods after Medicare, 5.5% for 1999 with a gradual decrease to 5.0% for 2002 and future years.

     Increasing the assumed rate of increase in post-retirement benefit costs by 1% in each year would increase net post-retirement benefit expense by approximately $304 and accumulated post-retirement benefit obligations by $3,379. Reducing the assumed rate of decrease in post-retirement benefit costs by 1% in each year would reduce net post-retirement benefit expense by approximately $280 and accumulated benefit obligations by $3,093.

     The Company made contributions to the defined benefit post-retirement plan of $4,105 in 1999 and $3,850 in 1998.

NOTE 10: CONTINGENCIES

     As of December 31, 1999, the Company was involved as a "potentially responsible party" (PRP) at five former public waste disposal sites that may be subject to remediation under pending government procedures. The sites are in various stages of evaluation by federal and state environmental authorities. The projected cost of remediating these sites, as well as the Company's alleged "fair share" allocation, is uncertain and speculative until all studies have been completed and the parties have either negotiated an amicable resolution or the matter has been judicially resolved. At each site, there are many other parties who have similarly been identified, and the identification and location of additional parties is continuing under applicable federal or state law. Many of the other parties identified are financially strong and solvent companies that appear able to pay their share of the remediation costs. Based on the Company's preliminary information about the waste disposal practices at these sites and the environmental regulatory process in general, the Company believes that it is likely that ultimate remediation liability costs for each site will be apportioned among all liable parties, including site owners and waste transporters, according to the volumes and/or toxicity of the wastes shown to have been disposed of at the sites.

     The Company is a defendant in numerous pending lawsuits (which include, in many cases, multiple claimants) that seek to recover damages for alleged personal injury allegedly resulting from exposure to asbestos-containing products formerly manufactured and distributed by the Company. All such products were used within self-contained process equipment, and management does not believe that there was any emission of ambient asbestos fiber during the use of this equipment.

     The Company is also a defendant in several other products liability lawsuits that are insured, subject to the applicable deductibles, and certain other noninsured lawsuits received in the ordinary course of business. Management believes that the Company has adequately accrued estimated losses for such lawsuits. No insurance recovery has been projected for any of the insured claims, because management

                             FLOWSERVE CORPORATION
currently believes that all will be resolved within applicable deductibles. The Company is also a party to other noninsured litigation that is incidental to its business, and, in management's opinion, will be resolved without a material impact on the Company's financial statements.

     Although none of the aforementioned gives rise to any additional liability that can now be reasonably estimated, the Company believes such costs will be immaterial. The Company will continue to evaluate these contingent loss exposures and, if they develop, recognize expense as soon as such losses can be reasonably estimated.

NOTE 11: SHAREHOLDERS' EQUITY

     In 1997, the Company increased its authorized $1.25 par value common stock from 60,000,000 to 120,000,000 shares. The authorized shares were increased in connection with the merger of Durco and BW/IP resulting in the formation of Flowserve Corporation. At both December 31, 1999 and 1998, the Company had authorized 1,000,000 shares of $1.00 par value preferred stock.

     Each share of the Company's common stock contains a preferred stock purchase right. These rights are not currently exercisable and trade in tandem with the common stock. The rights become exercisable and trade separately in the event of certain significant changes in common stock ownership or on the commencement of certain tender offers that, in either case, may lead to a change of control of the Company. Upon becoming exercisable, the rights provide shareholders the opportunity to acquire a new series of Company preferred stock to be then automatically issued at a preestablished price. In the event of certain forms of acquisition of the Company, the rights also provide Company shareholders the opportunity to purchase shares of the acquiring Company's common stock from the acquirer at a 50% discount from the current market value. The rights are redeemable for $0.022 per right by the Company at any time prior to becoming exercisable and will expire in August 2006.

     At December 31, 1999, approximately 2,210,323 shares of common stock were reserved for exercise of stock options and for grants of restricted stock.

NOTE 12: INCOME TAXES

     The provision (benefit) for taxes on income consisted of the following:

                                                   YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                  1999      1998       1997
                                                --------   -------   --------
Current:
  U.S. federal................................  $  1,179   $ 1,226   $ 30,461
  Non-U.S.....................................     8,836    13,798     17,752
  State and local.............................     1,630       438      5,485
                                                --------   -------   --------
          Total current.......................    11,645    15,462     53,698
                                                --------   -------   --------
Deferred:
  U.S. federal................................   (11,780)    7,915    (15,585)
  Non-U.S.....................................     6,777     1,409      1,012
  State and local.............................      (574)      716       (902)
                                                --------   -------   --------
          Total deferred......................    (5,577)   10,040    (15,475)
                                                --------   -------   --------
          Total provision.....................  $  6,068   $25,502   $ 38,223
                                                ========   =======   ========

                             FLOWSERVE CORPORATION

     The provision for taxes on income was different from the statutory corporate rate due to the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                         1999     1998     1997
                                                         -----    -----    -----
U.S. federal income tax rate...........................  35.0%    35.0%    35.0%
Non-U.S. tax rate differential and utilization of
  operating loss carryforwards.........................   0.7      2.6      2.2
Merger transaction expenses............................    --       --      3.7
State and local income taxes, net......................   2.7      1.4      3.2
Utilization of tax credits.............................  (1.6)    (1.5)    (2.7)
Foreign sales corporation..............................  (2.2)    (2.6)    (1.8)
Other net..............................................  (1.3)      --      3.0
                                                         ----     ----     ----
Effective tax rate.....................................  33.3%    34.9%    42.6%
                                                         ====     ====     ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's consolidated deferred tax assets and liabilities were:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1999      1998
                                                            -------   -------
Deferred tax assets related to:
  Post-retirement benefits................................  $23,989   $17,556
  Net operating loss carryforwards........................    4,837    11,553
  Compensation accruals...................................    9,773     8,131
  Inventories.............................................       --     7,892
  Credit carryforwards....................................    5,410     3,679
  Loss on dispositions....................................    1,852     2,462
  Warranty and accrued liabilities........................    2,542     1,258
  Restructuring charge....................................    9,013       988
  Other...................................................    4,851     9,914
                                                            -------   -------
          Total deferred tax assets.......................   62,267    63,433
  Less valuation allowances...............................    7,763     8,655
                                                            -------   -------
          Net deferred tax assets.........................   54,504    54,778
                                                            -------   -------
Deferred tax liabilities related to:
  Property, plant and equipment...........................   12,520    13,563
  Goodwill................................................   10,610    12,225
  Other...................................................    2,183     5,376
                                                            -------   -------
          Total deferred tax liabilities..................   25,313    31,164
                                                            -------   -------
Deferred tax assets, net..................................  $29,191   $23,614
                                                            =======   =======

     The Company has recorded valuation allowances to reflect the estimated amount of deferred tax assets that may not be realized due to the expiration of net operating loss and foreign tax credit carryforwards. The net changes in the valuation allowances were attributable to utilization and expiration of net operating loss carryforwards partially offset by an increase in expected nonutilization of net operating loss and credit carryforwards. The Company had approximately $13,000 of net operating loss carryforwards at December 31, 1999, the majority of which was generated in non-U.S. jurisdictions in which net operating losses do not expire.

                             FLOWSERVE CORPORATION

     Earnings before income taxes comprised:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                           1999      1998      1997
                                                         --------   -------   -------
U.S....................................................  $(21,116)  $27,326   $48,897
Non-U.S................................................    39,361    45,831    40,892
                                                         --------   -------   -------
                                                         $ 18,245   $73,157   $89,789
                                                         ========   =======   =======

     Undistributed earnings of the Company's non-U.S. subsidiaries amounted to approximately $137,000 at December 31, 1999. These earnings are considered to be indefinitely reinvested and, accordingly, no additional U.S. income taxes or non-U.S. withholding taxes have been provided. Determination of the amount of additional taxes that would be payable if such earnings were not considered indefinitely reinvested is not practical.

NOTE 13: SEGMENT INFORMATION

     Flowserve is principally engaged in the worldwide design, manufacture, distribution and service of industrial flow management equipment. The Company provides pumps, valves, mechanical seals and flow management services primarily for the refinery and pipeline segments of the petroleum industry, the chemical-processing industry, the power-generation industry and other industries requiring flow management products.

     The Company has three divisions, each of which constitutes a business segment. Each division manufactures different products and is defined by the type of products and services provided. Each division has a president, who reports directly to the Office of the Chief Executive, and a Division Controller. For decision-making purposes, the Chief Executive Officer, Chief Financial Officer and other members of upper management use financial information generated and reported at the division level.

     The Rotating Equipment Division designs, manufactures and distributes pumps and related equipment. The Flow Control Division designs, manufactures and distributes automated and manual quarter-turn valves, control valves and valve actuators, and related components. The Flow Solutions Division designs, manufactures and distributes mechanical seals and sealing systems and provides service and repair for flow control equipment used in process industries. The Company also has a corporate headquarters that does not constitute a separate division or business segment. Amounts classified as All Other include Corporate Headquarters costs, other minor entities that are not considered separate segments and businesses subsequently divested. See Note 4: Acquisitions and Dispositions.

                             FLOWSERVE CORPORATION

     The Company evaluates segment performance and allocates resources based on profit or loss excluding merger transaction, integration, restructuring and interest expense, other income and income taxes. The accounting policies of the reportable segments are the same as described in Note 1: Significant Accounting Policies. Intersegment sales and transfers are recorded at cost plus a profit margin. This intersegment profit is eliminated in consolidation.

                                                        YEAR ENDED DECEMBER 31, 1999
                                         -----------------------------------------------------------
                                         ROTATING      FLOW       FLOW                  CONSOLIDATED
                                         EQUIPMENT   CONTROL    SOLUTIONS   ALL OTHER      TOTAL
                                         ---------   --------   ---------   ---------   ------------
Sales to external customers............  $347,159    $283,670   $423,658    $  6,785     $1,061,272
Intersegment sales.....................     6,011      11,650     14,841     (32,502)            --
Segment operating income(1)............    19,927      23,536     55,882     (37,530)        61,815
Segment operating income (before all
  special items).......................    23,095      25,069     56,148     (31,631)        72,681
Depreciation and amortization..........    10,246       9,824     12,998       6,531         39,599
Identifiable assets....................  $222,999    $213,322   $292,015    $109,815     $  838,151
Capital expenditures...................    12,377       4,583     17,068       6,507         40,535

-------------------------

(1) Excludes merger transaction, integration, restructuring, interest expense, other income and income taxes.

                                                        YEAR ENDED DECEMBER 31, 1998
                                         -----------------------------------------------------------
                                         ROTATING      FLOW       FLOW                  CONSOLIDATED
                                         EQUIPMENT   CONTROL    SOLUTIONS   ALL OTHER      TOTAL
                                         ---------   --------   ---------   ---------   ------------
Sales to external customers............  $365,806    $298,918   $412,076    $  6,286     $1,083,086
Intersegment sales.....................     5,663      14,253     16,436     (36,352)            --
Segment operating income(1)............    39,078      43,826     65,113     (24,612)       123,405
Depreciation and amortization..........    11,535      11,290     13,186       3,288         39,299
Identifiable assets....................  $285,618    $233,120   $266,485    $ 84,974     $  870,197
Capital expenditures...................    13,416       9,284     15,049         500         38,249

-------------------------

(1) Excludes merger transaction, integration, restructuring, interest expense, other income and income taxes.

                                                        YEAR ENDED DECEMBER 31, 1997
                                         -----------------------------------------------------------
                                         ROTATING      FLOW       FLOW                  CONSOLIDATED
                                         EQUIPMENT   CONTROL    SOLUTIONS   ALL OTHER      TOTAL
                                         ---------   --------   ---------   ---------   ------------
Sales to external customers............  $403,801    $305,150   $415,321    $ 27,924     $1,152,196
Intersegment sales.....................     9,000      12,001     14,780     (35,781)            --
Segment operating income(1)............    50,969      46,981     62,728     (24,584)       136,094
Depreciation and amortization..........     9,767       9,160     13,286       6,720         38,933
Identifiable assets....................  $301,176    $219,074   $257,531    $102,244     $  880,025
Capital expenditures...................    14,623       8,140     11,733       5,064         39,560

-------------------------

(1) Excludes merger transaction, integration, restructuring, interest expense, other income and income taxes.

                             FLOWSERVE CORPORATION

RECONCILIATION OF SEGMENT INFORMATION TO CONSOLIDATED AMOUNTS

     Significant items from the Company's reportable segments can be reconciled to the consolidated amounts as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
SALES
Total sales for reportable segments..............  $1,054,487   $1,076,800   $1,124,272
Total intersegment sales for reportable
  segments.......................................      32,502       36,352       35,781
Other sales......................................       6,785        6,286       27,924
Elimination of intersegment sales................     (32,502)     (36,352)     (35,781)
                                                   ----------   ----------   ----------
Total sales......................................  $1,061,272   $1,083,086   $1,152,196
                                                   ==========   ==========   ==========

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
PROFIT OR LOSS
Total segment operating income...................  $   99,345   $  148,017   $  160,678
Corporate expenses and other.....................      37,530       24,612       24,584
Restructuring and merger transaction expense.....      15,860           --       44,531
Merger integration expense.......................      14,207       38,326        6,982
Interest expense.................................      15,504       13,175       13,275
Other income.....................................      (2,001)      (1,253)      (7,107)
Gain on sale of subsidiary.......................          --           --      (11,376)
                                                   ----------   ----------   ----------
Earnings before income taxes.....................  $   18,245   $   73,157   $   89,789
                                                   ==========   ==========   ==========

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
ASSETS
Total assets for reportable segments.............  $  728,336   $  785,223   $  777,781
Other assets.....................................     141,911      106,552      125,826
Elimination of intercompany receivables..........     (32,096)     (21,578)     (23,582)
                                                   ----------   ----------   ----------
Total assets.....................................  $  838,151   $  870,197   $  880,025
                                                   ==========   ==========   ==========

                             FLOWSERVE CORPORATION

GEOGRAPHIC INFORMATION

     The Company attributes revenues to different geographic areas based on the facilities location. Long-lived assets are classified based on the geographic area in which the assets are located. Sales related to and investment in identifiable assets by geographic area are as follows:

                                                              YEAR ENDED
                                                           DECEMBER 31, 1999
                                                        -----------------------
                                                                     LONG-LIVED
                                                          SALES        ASSETS
                                                        ----------   ----------
United States.........................................  $  611,374    $243,107
Europe................................................     270,850      81,616
Other(1)..............................................     179,048      28,559
                                                        ----------    --------
Consolidated total....................................  $1,061,272    $353,282
                                                        ==========    ========

                                                              YEAR ENDED
                                                           DECEMBER 31, 1998
                                                        -----------------------
                                                                     LONG-LIVED
                                                          SALES        ASSETS
                                                        ----------   ----------
United States.........................................  $  629,117    $250,999
Europe................................................     279,117      81,058
Other(1)..............................................     174,852      28,751
                                                        ----------    --------
Consolidated total....................................  $1,083,086    $360,808
                                                        ==========    ========

                                                              YEAR ENDED
                                                           DECEMBER 31, 1997
                                                        -----------------------
                                                                     LONG-LIVED
                                                          SALES        ASSETS
                                                        ----------   ----------
United States.........................................  $  691,337    $228,056
Europe................................................     261,289      78,400
Other(1)..............................................     199,570      32,991
                                                        ----------    --------
Consolidated total....................................  $1,152,196    $339,447
                                                        ==========    ========

-------------------------

(1) Includes Canada, Latin America and Asia/Pacific. No individual geographic segment within this group represents 10% or more of consolidated totals.

MAJOR CUSTOMER INFORMATION

     The Company has not received revenues from any customer that represent 10% or more of consolidated revenues for any of the years presented.

                             FLOWSERVE CORPORATION

NOTE 14: UNAUDITED QUARTERLY FINANCIAL DATA

                                       1999(A)                             1998 (B)
                          ---------------------------------    ---------------------------------
QUARTER                    4TH      3RD      2ND      1ST       4TH      3RD      2ND      1ST
-------                   ------   ------   ------   ------    ------   ------   ------   ------
                                       (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...............  $262.7   $254.0   $275.2   $269.4    $279.3   $264.8   $280.7   $258.3
Gross profit............    84.3     88.3     93.9     96.8     108.5     99.6    106.0    101.2
Net earnings before
  special items.........     8.6      6.8     11.4     12.7      19.0     17.6     20.2     18.1
Net earnings............   (11.6)     4.9      8.5     10.4       7.2     16.1     12.5     13.1
Earnings per share
  before special items
  (basic and diluted)...  $ 0.23   $ 0.18   $ 0.30   $ 0.34    $ 0.50   $ 0.44   $ 0.50   $ 0.44
Earnings per share
  (basic and diluted)...   (0.31)    0.13     0.22     0.28      0.20     0.40     0.31     0.32

-------------------------

(a) Net earnings in 1999 include merger expenses of $14.2 million, restructuring expenses of $15.9 million, other nonrecurring items for inventory and fixed asset impairment of $5.1 million (included in costs of goods sold), and executive separation contracts and certain costs related to fourth-quarter 1999 facility closures of $5.8 million (included in selling and administrative expense), resulting in a reduction in net earnings of $27.3 million, or $0.72 per share after tax.

(b) Net earnings in 1998 included merger expenses of $38.3 million, an obligation under an executive employment agreement of $3.8 million (included in selling and administrative expense) and the benefit of the cumulative effect of an accounting change of $1.2 million, resulting in a reduction in net earnings of $26.1 million, or $0.65 per share after tax.

NOTE 15: SUBSEQUENT EVENTS

     On November 18, 1999, the Company announced that it had signed a definitive agreement to acquire all outstanding stock of Innovative Valve Technologies, Inc. (Invatec) for $1.62 per share, or about $15.7 million. In addition, the Company would assume Invatec's projected debt and related obligations of about $84.0 million, plus certain transaction-related expenses. Invatec, headquartered in Houston, Texas, had unaudited 1999 net revenues of $161.0 million and is principally engaged in providing comprehensive maintenance, repair, replacement and value-added distribution services for valves, piping systems, instrumentation and other process-system components for industrial customers. On January 6, 2000, the Company's offer to purchase all outstanding shares of common stock expired with approximately 92.3% of the total outstanding shares tendered. The Company then implemented a statutory merger of Invatec and acquired all of the remaining outstanding shares.

     On February 9, 2000, the Company announced that it had signed a definitive agreement to acquire Ingersoll-Dresser Pumps (IDP) for $775 million in cash. The Acquisition closed August 8, 2000. IDP is a wholly owned business unit of Ingersoll-Rand Company and recorded 1999 sales of $838.0 million and operating income of $62.4 million after special items. The transaction was accounted for as a purchase and was financed with a combination of bank financing and senior subordinated notes. Flowserve received $1,425 million of financing in connection with the acquisition and repaid its existing indebtedness at the date of the acquisition. In connection with the acquisition, the Company announced that it would be closing certain operating facilities and reducing its workforce.

                             FLOWSERVE CORPORATION

NOTE 16: GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS

     In connection with the IDP acquisition and as part of the related financing, the Company and a newly formed Dutch subsidiary, Flowserve Finance B.V., issued an aggregate of $375 million of dollar-denominated senior subordinated notes (the dollar Notes) and euro-denominated senior subordinated notes (the euro Notes, and together with the dollar Notes, the Notes) in private placements pursuant to Rule 144A and Regulation S. The dollar Notes and the euro Notes are expected to be general unsecured obligations of the Company and Flowserve Finance B.V., respectively, subordinated in right of payment to all existing and future senior indebtedness of the Company and Flowserve Finance B.V., respectively, and guaranteed on a full, unconditional, joint and several basis by the Company's wholly owned domestic subsidiaries and, in the case of the euro Notes, by the Company.

     The following condensed consolidating financial information presents:

          (1) Condensed consolidating balance sheets as of December 31, 1999 and 1998 and the related statements of income and cash flows for each of the three years in the period ended December 31, 1999, of (a) Flowserve Corporation, the parent; (b) the guarantor subsidiaries; (c) the nonguarantor subsidiaries; and the Company on a consolidated basis, and

          (2) Elimination entries necessary to consolidate Flowserve Corporation, the parent, with guarantor and nonguarantor subsidiaries.

     Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor and nonguarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the guarantor subsidiaries and the nonguarantor subsidiaries are not presented because management believes that such financial statements would not be meaningful to investors.

                             FLOWSERVE CORPORATION

                             FLOWSERVE CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                                 GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                      PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                     --------   ------------   ------------   ------------   ------------
Sales..............................  $140,710     $519,035       $472,563       $(71,036)     $1,061,272
Cost of sales......................    72,042      380,302        316,620        (71,036)        697,928
                                     --------     --------       --------       --------      ----------
Gross Profit.......................    68,668      138,733        155,943             --         363,344
  Selling and administrative
     expense.......................    61,195      121,417         93,272             --         275,884
  Research, engineering and
     development expense...........     5,265       16,546          3,834             --          25,645
  Merger transaction and
     restructuring expense.........        --       13,674          2,186             --          15,860
  Merger integration expense.......        --       13,514            693             --          14,207
                                     --------     --------       --------       --------      ----------
Operating income...................     2,208      (26,418)        55,958             --          31,748
  Interest expense.................     2,064       16,845          2,580         (5,985)         15,504
  Other (income) expense, net......    (1,935)     (15,490)         9,439          5,985          (2,001)
  Equity in earnings of
     subsidiaries..................   (10,915)          --             --         10,915              --
                                     --------     --------       --------       --------      ----------
Earnings (loss) before income
  taxes............................    12,994      (27,773)        43,939        (10,915)         18,245
Provision (benefit) for income
  taxes............................       817       (8,027)        13,278             --           6,068
                                     --------     --------       --------       --------      ----------
          Net earnings.............  $ 12,177     $(19,746)      $ 30,661       $(10,915)     $   12,177
                                     ========     ========       ========       ========      ==========

                             FLOWSERVE CORPORATION

                             FLOWSERVE CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                 GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                      PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                     --------   ------------   ------------   ------------   ------------
Sales..............................  $153,292     $582,691       $441,701       $(94,598)     $1,083,086
Cost of sales......................   104,383      374,684        283,284        (94,598)        667,753
                                     --------     --------       --------       --------      ----------
Gross Profit.......................    48,909      208,007        158,417             --         415,333
  Selling and administrative
     expense.......................    41,076      135,887         88,593             --         265,556
  Research, engineering and
     development expense...........     5,361       16,618          4,393             --          26,372
  Merger integration expense.......     5,976       24,325          8,025             --          38,326
                                     --------     --------       --------       --------      ----------
Operating income (loss)............    (3,504)      31,177         57,406             --          85,079
  Interest expense.................     4,513        6,974          3,244         (1,556)         13,175
  Other (income) expense, net......    (5,738)      (6,166)         9,095          1,556          (1,253)
  Equity in earnings of
     subsidiaries..................   (49,287)          --             --         49,287
                                     --------     --------       --------       --------      ----------
Earnings before income taxes.......    47,008       30,369         45,067        (49,287)         73,157
Provision (benefit) for income
  taxes............................      (647)       9,663         16,486             --          25,502
                                     --------     --------       --------       --------      ----------
Earnings before cumulative effect
  of change in accounting
  principle........................    47,655       20,706         28,581        (49,287)         47,655
Cumulative effect of change in
  accounting principle.............    (1,220)          --             --             --          (1,220)
                                     --------     --------       --------       --------      ----------
          Net earnings.............  $ 48,875     $ 20,706       $ 28,581       $(49,287)     $   48,875
                                     ========     ========       ========       ========      ==========

                             FLOWSERVE CORPORATION

                             FLOWSERVE CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                 GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                      PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                     --------   ------------   ------------   ------------   ------------
Sales..............................  $188,673     $604,141       $452,504       $(93,122)     $1,152,196
Cost of sales......................   120,018      382,223        294,200        (93,122)        703,319
                                     --------     --------       --------       --------      ----------
Gross Profit.......................    68,655      221,918        158,304             --         448,877
  Selling and administrative
     expense.......................    60,415      125,674         99,801             --         285,890
  Research, engineering and
     development expense...........     4,978       14,363          7,552             --          26,893
  Merger transaction and
     restructuring expense.........    33,019          714         10,798             --          44,531
  Merger integration expense.......        --           --          6,982             --           6,982
                                     --------     --------       --------       --------      ----------
Operating income (loss)............   (29,757)      81,167         33,171             --          84,581
  Interest expense.................     3,428        8,224          4,114         (2,491)         13,275
  Other (income) expense, net......    (7,143)      (5,376)         2,921          2,491          (7,107)
  Equity in earnings loss of
     subsidiaries..................   (71,710)          --             --         71,710              --
  Gain on sale of subsidiary.......        --           --        (11,376)                       (11,376)
                                     --------     --------       --------       --------      ----------
Earnings before income taxes.......    45,668       78,319         37,512        (71,710)         89,789
Provision (benefit) for income
  taxes............................    (5,898)      26,822         17,299                         38,223
                                     --------     --------       --------       --------      ----------
          Net earnings.............  $ 51,566     $ 51,497       $ 20,213       $(71,710)     $   51,566
                                     ========     ========       ========       ========      ==========

                             FLOWSERVE CORPORATION

                             FLOWSERVE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                                         GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                              PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                             --------   ------------   ------------   ------------   ------------
Current assets:
  Cash and cash equivalents................  $     --     $    889       $ 29,966     $      (392)     $ 30,463
  Inter-company receivables................   194,594          930          7,640        (203,164)           --
  Accounts receivable, net.................    16,702       94,639        102,284              --       213,625
  Inventories..............................    17,811       76,580         73,965              --       168,356
  Prepaids and other current assets........        --       34,639         11,733          (5,028)       41,344
                                             --------     --------       --------     -----------      --------
          Total current assets.............   229,107      207,677        225,588        (208,584)      453,788
Property, plant and equipment, net.........    33,223      118,356         58,397              --       209,976
Investment in subsidiaries.................   403,643      273,430             --        (677,073)           --
Inter-company receivables..................    60,432      209,138         20,674        (290,244)           --
Intangible assets, net.....................     2,744       39,045         54,646              --        96,435
Other assets...............................    40,954       35,175          1,823              --        77,952
                                             --------     --------       --------     -----------      --------
          Total assets.....................  $770,103     $882,821       $361,128     $(1,175,901)     $838,151
                                             ========     ========       ========     ===========      ========
Current liabilities:
  Accounts payable.........................  $ 12,481     $ 31,659       $ 32,164     $    (4,201)     $ 72,103
  Inter-company payables...................   159,578       21,494         22,092        (203,164)           --
  Notes payable............................       734           --             --              --           734
  Income taxes.............................     3,592           --          5,505          (1,219)        7,878
  Accrued liabilities......................    11,813       64,963         35,044              --       111,820
  Long-term debt due within one year.......       870          387          1,868              --         3,125
                                             --------     --------       --------     -----------      --------
          Total current liabilities........   189,068      118,503         96,673        (208,584)      195,660
Long-term debt due after one year..........     4,610      190,000          3,400              --       198,010
Total Inter-company loans payable..........   233,473       16,479         40,292        (290,244)           --
Post-retirement benefits and deferred
  items....................................    34,678       86,640         14,889              --       136,207

Shareholder's Equity:
  Serial preferred stock, $1.00 par
     value.................................        --           --             --              --            --
  Common shares, $1.25 par value...........    51,856            1         71,933         (71,934)       51,856
  Capital in excess of par value...........    67,963      168,495         91,238        (259,733)       67,963
  Retained earnings........................   344,254      357,605         46,468        (404,073)      344,254
                                             --------     --------       --------     -----------      --------
                                              464,073      526,101        209,639        (735,740)      464,073
Treasury stock at cost.....................   (93,448)        (612)         1,837          (1,225)      (93,448)
Accumulated other comprehensive income.....   (62,351)     (54,290)        (5,602)         59,892       (62,351)
                                             --------     --------       --------     -----------      --------
          Total shareholders' equity.......   308,274      471,199        205,874        (677,073)      308,274
                                             --------     --------       --------     -----------      --------
Total liabilities and shareholders'
  equity...................................  $770,103     $882,821       $361,128     $(1,175,901)     $838,151
                                             ========     ========       ========     ===========      ========

                             FLOWSERVE CORPORATION

                             FLOWSERVE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                          GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                               PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                              --------   ------------   ------------   ------------   ------------
Current assets:
  Cash and cash equivalents.................  $     --     $     --       $ 31,062      $  (6,134)      $ 24,928
  Inter-company receivables.................     8,101       57,828         45,213       (111,142)            --
  Accounts receivable, net..................    14,543      109,098        110,550             --        234,191
  Inventories...............................    31,087       94,627         73,572             --        199,286
  Prepaids and other current assets.........    26,298       16,060          6,986        (20,459)        28,885
                                              --------     --------       --------      ---------       --------
          Total current assets..............    80,029      277,613        267,383       (137,735)       487,290
                                              --------     --------       --------      ---------       --------
Property, plant and equipment, net..........    29,377      122,073         57,582             --        209,032
Investments in subsidiaries.................   354,144      110,185             --       (464,329)            --
Inter-company receivables...................   170,268           --         34,628       (204,896)            --
Intangible assets, net......................     5,621       35,219         59,035             --         99,875
Other assets................................    56,759       12,360          4,881             --         74,000
                                              --------     --------       --------      ---------       --------
          Total assets......................  $696,198     $557,450       $423,509      $(806,960)      $870,197
                                              ========     ========       ========      =========       ========
Current liabilities:
  Accounts payable..........................  $  7,062     $ 44,782       $ 31,035      $  (6,134)      $ 76,745
  Inter-company payables....................    53,029           --         58,113       (111,142)            --
  Notes payable.............................     3,488           --             --             --          3,488
  Income taxes..............................        --       27,264         10,667        (20,459)        17,472
  Accrued liabilities.......................    30,446       40,503         36,079             --        107,028
  Long-term debt due within one year........    (2,522)       8,790          8,125             --         14,393
                                              --------     --------       --------      ---------       --------
          Total current liabilities.........    91,503      121,339        144,019       (137,735)       219,126
                                              --------     --------       --------      ---------       --------
Long-term debt due after one year...........   130,855       51,603          3,834             --        186,292
Total Inter-company loans payable...........    52,610       63,405         88,881       (204,896)            --
Post-retirement benefits and deferred
  items.....................................    76,466       27,440         16,109             --        120,015
Shareholder's Equity:
  Serial preferred stock, $1.00 par value...        --           --             --             --             --
  Common shares, $1.25 par value............    51,856            1         32,680        (32,681)        51,856
  Capital in excess of par value............    70,698       10,148        130,779       (140,927)        70,698
  Retained earnings.........................   353,249      293,013         22,628       (315,641)       353,249
                                              --------     --------       --------      ---------       --------
                                               475,803      303,162        186,087       (489,249)       475,803
Treasury stock at cost......................   (90,404)         613           (125)          (488)       (90,404)
Accumulated other comprehensive income......   (40,635)     (10,112)       (15,296)        25,408        (40,635)
                                              --------     --------       --------      ---------       --------
          Total shareholders' equity........   344,764      293,663        170,666       (464,329)       344,764
                                              --------     --------       --------      ---------       --------
Total liabilities and shareholders'
  equity....................................  $696,198     $557,450       $423,509      $(806,960)      $870,197
                                              ========     ========       ========      =========       ========

                             FLOWSERVE CORPORATION

                             FLOWSERVE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                                              GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                                  PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                 ---------   ------------   ------------   ------------   ------------
Cash Flows -- Operating Activities:
  Net earnings.................................  $  12,177    $ (19,746)      $ 30,661      $ (10,915)      $ 12,177
  Adjustments to reconcile net earnings to cash
    provided by operating activities:
    Depreciation...............................      2,771       18,003         14,271             --         35,045
    Amortization...............................        450        1,484          2,620             --          4,554
    Loss on sale of fixed assets...............        232          294            (86)            --            440
    Change in operating assets and liabilities,
       net of effects of acquisitions and
       dispositions:
         Accounts receivable...................     (2,159)      14,459            423             --         12,723
         Inventories...........................     13,276       18,047         (2,964)            --         28,359
         Intercompany receivable and
           payables............................    161,256     (340,917)       (80,885)       260,546             --
         Loss on impairment of facilities and
           equipment...........................      2,834           --             --             --          2,834
         Prepaid expenses......................    (15,236)       6,359         (4,033)            --        (12,910)
         Other assets..........................     18,232      (28,125)        10,329             --            436
         Accounts payable......................      1,610      (13,123)         3,852          5,742         (1,919)
         Accrued liabilities...................    (18,633)      24,460            506             --          6,333
         Income taxes..........................     24,051      (28,483)        (7,963)            --        (12,395)
         Post-retirement benefits and deferred
           items...............................    (29,941)      47,176         (9,163)            --          8,072
         Net deferred taxes....................     13,037      (11,695)        (3,159)            --         (1,817)
                                                 ---------    ---------       --------      ---------       --------
         Net cash provided by (used in)
           operating activities................    183,957     (311,807)       (45,591)       255,373         81,932
                                                 ---------    ---------       --------      ---------       --------
Cash Flows -- Investing Activities:
  Capital expenditures, net of disposals.......     (3,940)     (14,580)       (22,015)            --        (40,535)
  Payments for acquisitions, net of cash
    acquired...................................     (5,743)          --             --             --         (5,743)
                                                 ---------    ---------       --------      ---------       --------
         Net cash flows used in investing
           activities..........................     (9,683)     (14,580)       (22,015)            --        (46,278)
                                                 ---------    ---------       --------      ---------       --------
Cash Flows -- Financing Activities:
  Net repayments under lines of credit.........        638       (8,403)        (5,880)            --        (13,645)
  Payments on long-term debt...................     (8,333)          --          1,963             --         (6,370)
  Proceeds from long-term debt.................   (117,912)     138,397         (1,709)            --         18,776
  Repurchase of common stock...................     (5,250)          --             --             --         (5,250)
  Proceeds from issuance of common stock.......       (529)          --             --             --           (529)
  Dividends paid...............................    (21,172)          --             --             --        (21,172)
  Other........................................         --      241,460          7,329       (249,631)          (842)
                                                 ---------    ---------       --------      ---------       --------
Net cash flows used in financing activities....   (152,558)     371,454          1,703       (249,631)       (29,032)
                                                 ---------    ---------       --------      ---------       --------
Effect of exchange rate changes................    (21,716)     (44,178)        64,807             --         (1,087)
                                                 ---------    ---------       --------      ---------       --------
Net change in cash and cash equivalents........         --          889         (1,096)         5,742          5,535
Cash and cash equivalents at beginning of
  year.........................................         --           --         31,062         (6,134)        24,928
                                                 ---------    ---------       --------      ---------       --------
Cash and cash equivalents at end of year.......  $      --    $     889       $ 29,966      $    (392)      $ 30,463
                                                 =========    =========       ========      =========       ========

                             FLOWSERVE CORPORATION

                             FLOWSERVE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                              GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                                   PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                  --------   ------------   ------------   ------------   ------------
Cash Flows -- Operating Activities:
  Net earnings..................................  $ 48,875     $ 20,706       $ 28,581       $(49,287)      $ 48,875
  Adjustments to reconcile net earnings to cash
     provided by operating activities:
     Depreciation...............................     3,213       16,647         15,250             --         35,110
     Amortization...............................    (1,153)       1,842          3,500             --          4,189
     Gain on sale of subsidiary, net of income
       taxes....................................        --           --             --             --             --
     Loss on sale of fixed assets...............        --          (71)           128             --             57
     Cumulative effect of change in accounting
       principle................................    (1,220)          --             --             --         (1,220)
     Change in operating assets and liabilities,
       net of effects of acquisitions and
       dispositions:
       Accounts receivable......................     7,530       (8,755)         4,240             --          3,015
       Inventories..............................      (769)     (10,458)          (280)            --        (11,507)
       Intercompany receivable and payables.....   (48,682)      20,804        (54,576)        82,454             --
       Prepaid expenses.........................     3,233        1,377          4,108             --          8,718
       Other assets.............................    10,296       13,817        (35,179)            --        (11,066)
       Accounts payable.........................       315       16,780         (5,308)        (6,133)         5,654
       Accrued liabilities......................   (20,102)     (10,349)         4,603             --        (25,848)
       Income taxes.............................    (1,820)      16,160        (13,289)            --          1,051
       Post-retirement benefits and deferred
          items.................................    23,063       (5,080)       (21,692)            --         (3,709)
       Net deferred taxes.......................   (12,353)       4,157          9,229             --          1,033
       Other....................................        --           --           (248)            --           (248)
                                                  --------     --------       --------       --------       --------
          Net cash provided by (used in)
            operating activities................    10,426       77,577        (60,933)        27,034         54,104
                                                  --------     --------       --------       --------       --------
Cash Flows -- Investing Activities:
  Capital expenditures, net of disposals........    15,871      (16,804)       (37,316)            --        (38,249)
  Payments for acquisitions, net of cash
     acquired...................................   (19,951)          --             --             --        (19,951)
  Other.........................................        --           --           (427)            --           (427)
                                                  --------     --------       --------       --------       --------
          Net cash flows used in investing
            activities..........................    (4,080)     (16,804)       (37,743)            --        (58,627)
                                                  --------     --------       --------       --------       --------
Cash Flows -- Financing Activities:
  Net repayments under lines of credit..........    (4,678)         410          1,954             --         (2,314)
  Payments on long-term debt....................        --           --        (20,212)            --        (20,212)
  Proceeds from long-term debt..................    73,153      (14,600)        18,397             --         76,950
  Repurchase of common stock....................   (64,508)          --             --             --        (64,508)
  Proceeds from issuance of common stock........     4,764           --             --             --          4,764
  Dividends paid................................   (22,307)          --             --             --        (22,307)
  Other.........................................    (6,492)     (44,968)        84,628        (33,168)            --
                                                  --------     --------       --------       --------       --------
Net cash flows provided by (used in) financing
  activities....................................   (20,068)     (59,158)        84,767        (33,168)       (27,627)
                                                  --------     --------       --------       --------       --------
Effect of exchange rate changes.................    (9,621)      (7,328)        15,425             --         (1,524)
                                                  --------     --------       --------       --------       --------
Net change in cash and cash equivalents.........   (23,343)      (5,713)         1,516         (6,134)       (33,674)
Cash and cash equivalents at beginning of
  year..........................................    23,343        5,713         29,546             --         58,602
                                                  --------     --------       --------       --------       --------
Cash and cash equivalents at end of year........  $     --     $     --       $ 31,062       $ (6,134)      $ 24,928
                                                  ========     ========       ========       ========       ========

                             FLOWSERVE CORPORATION

                             FLOWSERVE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                              GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                                   PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                  --------   ------------   ------------   ------------   ------------
Cash Flows -- Operating Activities:
  Net earnings..................................  $ 51,566     $ 51,497       $ 20,213       $(71,710)      $ 51,566
  Adjustments to reconcile net earnings to cash
     provided by operating activities:..........                                                                  --
     Depreciation...............................     5,098        7,775         22,404             --         35,277
     Amortization...............................        --          777          2,879             --          3,656
     Gain on sale of subsidiary, net of income
       taxes....................................    (7,417)          --             --             --         (7,417)
     Loss on sale of fixed assets...............        33           --             --             --             33
     Change in operating assets and liabilities,
       net of effects of acquisitions and
       dispositions:
          Accounts receivable...................     3,464      (22,322)           457             --        (18,401)
          Inventories...........................    (3,966)      (4,982)          (995)            --         (9,943)
          Intercompany receivable and
            payables............................   (46,930)      61,126         (8,609)        (5,587)            --
          Prepaid expenses......................   (20,003)      (2,933)        12,649             --        (10,287)
          Other assets..........................    (1,486)       9,213        (20,959)            --        (13,232)
          Accounts payable......................        71        1,473             30             --          1,574
          Accrued liabilities...................    41,880      (21,328)        28,254             --         48,806
          Income taxes..........................    (1,605)       9,428         (9,828)            --         (2,005)
          Post-retirement benefits and deferred
            items...............................    19,776       (7,037)           456             --         13,195
          Net deferred taxes....................       195       (9,297)         7,625             --         (1,477)
          Other.................................    (1,342)          --             --             --         (1,342)
                                                  --------     --------       --------       --------       --------
       Net cash provided by (used in) operating
          activities............................    39,334       73,390         54,576        (77,297)        90,003
                                                  --------     --------       --------       --------       --------
Cash Flows -- Investing Activities:
  Capital expenditures, net of disposals........    (6,667)      (9,367)       (23,526)            --        (39,560)
  Payments for acquisitions, net of cash
     acquired...................................   (10,461)          --             --             --        (10,461)
  Proceeds from sale of subsidiary..............    18,793           --             --             --         18,793
  Other.........................................     1,777           --             --             --          1,777
                                                  --------     --------       --------       --------       --------
       Net cash flows used in investing
          activities............................     3,442       (9,367)       (23,526)            --        (29,451)
                                                  --------     --------       --------       --------       --------
Cash Flows -- Financing Activities:
  Net repayments under lines of credit..........     2,027         (458)          (993)            --            576
  Payments on long-term debt....................   (15,760)          --             --             --        (15,760)
  Proceeds from long-term debt..................    26,956      (14,706)       (11,321)            --            929
  Proceeds from issuance of common stock........     2,584           --             --             --          2,584
  Dividends paid................................   (26,121)          --             --             --        (26,121)
  Other.........................................     2,668      (42,181)       (37,784)        77,297             --
                                                  --------     --------       --------       --------       --------
Net cash flows used in financing activities.....    (7,646)     (57,345)       (50,098)        77,297        (37,792)
                                                  --------     --------       --------       --------       --------
Effect of exchange rate changes.................   (24,048)      (2,784)        23,741             --         (3,091)
                                                  --------     --------       --------       --------       --------
Net change in cash and cash equivalents.........    11,082        3,894          4,693             --         19,669
Cash and cash equivalents at beginning of
  year..........................................    12,261        1,819         24,853             --         38,933
                                                  --------     --------       --------       --------       --------
Cash and cash equivalents at end of year........  $ 23,343     $  5,713       $ 29,546       $     --       $ 58,602
                                                  ========     ========       ========       ========       ========

                             FLOWSERVE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                (AMOUNTS IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
ASSETS

Current assets:
  Cash and cash equivalents.................................   $ 14,495       $ 30,463
  Accounts receivable, net..................................    246,331        213,625
  Inventories...............................................    210,617        168,356
  Prepaids and other current assets.........................     37,094         41,344
                                                               --------       --------
          Total current assets..............................    508,537        453,788
Property, plant and equipment, net..........................    221,336        209,976
Intangible assets, net......................................    151,352         96,435
Other assets................................................     80,851         77,952
                                                               --------       --------
          Total assets......................................   $962,076       $838,151
                                                               ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $ 76,802       $ 72,103
  Notes payable.............................................        531            734
  Income taxes..............................................      8,904          7,878
  Accrued liabilities.......................................     96,957        111,820
  Long-term debt due within one year........................         44          3,125
                                                               --------       --------
          Total current liabilities.........................    183,238        195,660
Long-term debt due after one year...........................    315,348        198,010
Postretirement benefits and deferred items..................    146,963        136,207
Commitments and contingencies
Shareholders' equity:
  Serial preferred stock, $1.00 par value
     Shares authorized -- 1,000.............................         --             --
     Shares issued and outstanding -- None
  Common stock, $1.25 par value
     Shares authorized -- 120,000
     Shares issued and outstanding -- 41,484................     51,856         51,856
Capital in excess of par value..............................     67,697         67,963
Retained earnings...........................................    368,754        344,254
                                                               --------       --------
                                                                488,307        464,073
Treasury stock at cost - 4,065 and 4,071 shares.............    (93,226)       (93,448)
Accumulated other comprehensive expense.....................    (78,554)       (62,351)
                                                               --------       --------
          Total shareholders' equity........................    316,527        308,274
                                                               --------       --------
          Total liabilities and shareholders' equity........   $962,076       $838,151
                                                               ========       ========

          See accompanying notes to consolidated financial statements.

                             FLOWSERVE CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Sales.......................................................   $584,462     $544,583
Cost of sales...............................................    382,070      353,903
                                                               --------     --------
Gross profit................................................    202,392      190,680
  Selling and administrative expense........................    142,220      133,314
  Research, engineering and development expense.............     12,353       13,199
  Merger integration expense................................         --        7,838
                                                               --------     --------
Operating income............................................     47,819       36,329
  Interest expense..........................................     13,576        7,203
  Other (income) expense, net...............................     (3,161)         525
                                                               --------     --------
Earnings before income taxes................................     37,404       28,601
Provision for income taxes..................................     12,905        9,724
                                                               --------     --------
Net earnings................................................   $ 24,499     $ 18,877
                                                               ========     ========
Earnings per share (basic and diluted)......................   $   0.65     $    .50
                                                               ========     ========
Average shares outstanding..................................     37,810       37,771
                                                               ========     ========

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                               ----------------------
                                                                 2000         1999
                                                               ---------    ---------
                                                               (AMOUNTS IN THOUSANDS)
Net earnings................................................    $24,499      $18,877
  Foreign currency translation adjustments..................     16,202        3,878
                                                                -------      -------
Comprehensive income........................................    $ 8,297      $14,999
                                                                =======      =======

          See accompanying notes to consolidated financial statements.

                             FLOWSERVE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
CASH FLOWS -- OPERATING ACTIVITIES:
  Net earnings..............................................  $ 24,499     $ 18,877
  Adjustments to reconcile net earnings to net cash (used)
     provided by operating activities:
     Depreciation...........................................    16,474       19,187
     Amortization...........................................     3,902        2,008
     Net (Gain) Loss on the sale of fixed assets............      (148)          55
     Change in assets and liabilities, net of effects of
      acquisitions:
       Accounts receivable..................................    (7,773)         757
       Inventories..........................................   (19,651)      12,570
       Prepaid expenses.....................................     9,191          925
       Other assets.........................................    (6,935)      (1,148)
       Accounts payable.....................................    (6,537)      (7,485)
       Accrued liabilities..................................   (30,946)     (12,140)
       Income taxes.........................................     5,071       (7,794)
       Postretirement benefits and deferred items...........     6,773       (3,636)
       Net deferred taxes...................................      (474)         (31)
                                                              --------     --------
Net cash flows (used) provided by operating activities......    (6,554)      22,145
CASH FLOWS -- INVESTING ACTIVITIES:
  Capital expenditures, net of disposals....................   (12,434)     (20,201)
  Payment for acquisitions, net of cash acquired............   (21,703)          --
                                                              --------     --------
Net cash flows used by investing activities.................   (34,137)     (20,201)
CASH FLOWS -- FINANCING ACTIVITIES:
  Net (repayments) borrowings under short-term debt.........    (3,079)         729
  Payments on long-term debt including revolving credit
     facility...............................................   (96,405)      (9,256)
  Proceeds from long-term debt including revolving credit
     facility...............................................   125,134       11,890
  Treasury share purchases..................................        --       (3,333)
  Other stock activity......................................       239         (679)
  Dividends paid............................................        --      (10,575)
                                                              --------     --------
Net cash flows provided (used) by financing activities......    25,889      (11,224)
Effect of exchange rate changes.............................    (1,166)        (952)
                                                              --------     --------
Net change in cash and cash equivalents.....................   (15,968)     (10,232)
Cash and cash equivalents at beginning of year..............    30,463       24,928
                                                              --------     --------
Cash and cash equivalents at end of period..................  $ 14,495     $ 14,696
                                                              ========     ========
Taxes paid..................................................  $  8,205     $ 17,905
Interest paid...............................................  $ 12,107     $  8,276

          See accompanying notes to consolidated financial statements.

                             FLOWSERVE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

1. ACCOUNTING POLICIES -- BASIS OF PRESENTATION

     The accompanying consolidated balance sheet as of June 30, 2000, and the related consolidated statements of income and comprehensive income for the three months and six months ended June 30, 2000 and 1999, and the statements of cash flows for the six months ended June 30, 2000 and 1999, are unaudited. In management's opinion, all adjustments comprising normal recurring adjustments necessary for a fair presentation of such financial statements have been made. The accompanying consolidated financial statements and notes in this Form 10-Q are presented as permitted by Regulation S-X and do not contain certain information included in the Company's annual financial statements and notes to the financial statements. Accordingly, the accompanying consolidated financial information should be read in conjunction with the Company's 1999 Annual Report. Interim results are not necessarily indicative of results to be expected for a full year.

2. INVENTORIES

     Inventories are stated at lower of cost or market. Cost is determined for certain inventories by the last-in, first-out (LIFO) method and for other inventories by the first-in, first-out (FIFO) method.

     Inventories and the method of determining costs were:

                                                              JUNE 30,   DECEMBER 31,
                                                                2000         1999
                                                              --------   ------------
Raw materials...............................................  $ 31,839     $ 29,674
Work in process and finished goods..........................   230,810      182,493
Less: Progress billings.....................................   (14,213)      (5,746)
                                                              --------     --------
                                                               248,436      206,421
LIFO reserve................................................   (37,819)     (38,065)
                                                              --------     --------
Net inventory...............................................  $210,617     $168,356
                                                              ========     ========
Percent of inventory accounted for by LIFO..................        62%          64%
Percent of inventory accounted for by FIFO..................        38%          36%

3. IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1999, the Financial Accounting Standards Board issued one Statement of Financial Accounting Standard (SFAS) that was applicable to the Company -- SFAS No. 137, "Deferral of the Effective Date of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. In June 2000, in conjunction with this standard, the Board also issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities which have caused implementation difficulties. These standards are not expected to materially impact Flowserve's reported financial position, results of operations or cash flows.

     In addition, in December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. This SAB does not change any of the existing rules on revenue recognition. Rather, the SAB provides additional guidance for transactions not addressed by existing rules. The Company is required to review its revenue recognition policies by the fourth quarter of fiscal year 2000 to determine that its recognition criteria is in compliance with the SAB interpretations. Any change in accounting principle required in order to comply with the SAB may be reported as a cumulative catch-up adjustment at that time. The Company is currently

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

reviewing its revenue recognition policies and does not feel that any change in accounting required would have a material impact Flowserve's reported financial position, results of operations or cash flows.

4. RESTRUCTURING

     In the fourth quarter of 1999, the Company initiated a restructuring program that included a one-time charge of $15,860 recorded as restructuring expense. The restructuring charge related to the planned closure of 10 facilities and a corresponding reduction in workforce at those locations, as well as at other locations that are part of the restructuring.

     The restructuring program is expected to result in a net reduction of approximately 300 employees at a cost of $12,900. In addition, exit costs associated with the facilities closings are estimated at $2,960. As of June 30, 2000, the program had resulted in a net reduction of 149 employees.

     Expenditures charged to the 1999 restructuring reserve were:

                                                                     OTHER EXIT
                                                         SEVERANCE     COSTS       TOTAL
                                                         ---------   ----------   -------
Balance at December 24, 1999...........................   $12,900     $ 2,960     $15,860
Cash expenditures......................................      (102)         --        (102)
                                                          -------     -------     -------
Balance at December 31, 1999...........................    12,798       2,960      15,758
Cash expenditures......................................    (1,693)       (583)     (2,276)
                                                          -------     -------     -------
Balance at March 31, 2000..............................    11,105       2,377      13,482
Cash expenditures......................................    (1,311)     (1,013)     (2,324)
                                                          -------     -------     -------
Balance at June 30, 2000...............................   $ 9,794     $ 1,364     $11,158
                                                          =======     =======     =======

5. ACQUISITION

     On January 13, 2000, the Company acquired Innovative Valve Technologies, Inc. (Invatec), a company which is principally engaged in providing comprehensive maintenance, repair, replacement and value-added distribution services for valves, piping systems, instrumentation and other process-system components for industrial customers.

     The purchase involved acquiring all of the outstanding stock of Invatec and assuming Invatec's existing debt and related obligations. The transaction was accounted for under the purchase method of accounting and was financed by utilizing funds from the Company's working capital. The results of operations for Invatec are included in the Company's condensed consolidated financial statements from the date of acquisition. The purchase price was approximately $18.3 million in cash. Liabilities of $94.9 million were simultaneously paid off through borrowings under Flowserve's revolving credit agreement.

     The purchase price has been allocated to the net assets acquired based primarily on information furnished by management of the acquired company.

     The following unaudited pro forma information presents the consolidated results of operations as if the acquisition occurred on January 1, 1999, after giving effect to certain adjustments, including, goodwill amortization, interest and related income tax effects. The pro forma information does not purport to represent what the Company's results of operations actually would have been had such transactions or events occurred on the dates specified, or to project the Company's results of operations for any future period. Pro forma information has not been presented for 2000 as results prior to the acquisition, (January 1, 2000 to January 12, 2000), are not material.

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                        HISTORICAL
                                                 ------------------------
                                                              INNOVATIVE                   PRO FORMA
                                                 FLOWSERVE      VALVE        PRO FORMA     COMBINED
                                                   CORP.     TECHNOLOGIES   ADJUSTMENTS     COMPANY
                                                 ---------   ------------   -----------    ---------
                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Sales......................................  $544,583      $87,103        $    --      $631,686
Cost of Sales..................................   353,903       60,902             --       414,805
                                                 --------      -------        -------      --------
Gross Profit...................................   190,680       26,201             --       216,881
  Selling and administrative expense...........   133,314       22,062            (28)(a)   155,348
  Research, engineering and development
     expense...................................    13,199           --             --        13,199
  Merger integration expense...................     7,838           --             --         7,838
                                                 --------      -------        -------      --------
Operating Income...............................    36,329        4,139             28        40,496
  Interest expense.............................     7,203        6,197         (3,464)(b)     9,936
  Loss on assets held for sale.................        --        3,810                        3,810
  Other expense (income), net..................       525          (60)            --           465
                                                 --------      -------        -------      --------
Earnings before income taxes...................    28,601       (5,808)         3,492        26,285
Provision for income taxes.....................     9,724         (547)          (109)(c)     9,068
                                                 --------      -------        -------      --------
Net income (loss)..............................  $ 18,877      $(5,261)       $ 3,601      $ 17,217
                                                 ========      =======        =======      ========
Earnings per share (basic and diluted).........  $   0.50      $    --        $    --      $   0.46
Weighted average shares outstanding (basic and
  diluted).....................................    37,771        9,665             --        37,771

PRO FORMA ADJUSTMENTS

Selling and administrative expense:
  (a) Represents incremental decrease in annual goodwill
      amortization based on decrease of $4,279 in estimated
      goodwill originating from the acquisition and the
      reduction of the amortization period from 40 to 20
      years.................................................      (28)
Interest expense:
  (b) Represents reduction in consolidated interest expense
      related to debt financing prior to the acquisition
      date..................................................   (3,464)
Provision for income taxes:
  (c) Represents income tax adjustment required to arrive at a combined company pro forma effective tax rate of
      34.5%.................................................     (109)

6. SEGMENT INFORMATION

     The Company has three divisions, each of which constitutes a business segment. Each division manufactures different products and is defined by the type of products and services provided. Each division has a President, who reports directly to the Chief Executive Officer, and a Division Controller. For decision-making purposes, the Chief Executive Officer, Chief Financial Officer and other members of upper management use financial information generated and reported at the division level. The Company also has a corporate headquarters that does not constitute a separate division or business segment.

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     Amounts classified as All Other include Corporate Headquarters costs and other minor entities that are not considered separate segments. The Company evaluates segment performance and allocates resources based on profit or loss excluding merger integration, interest expense, other income or expense and income taxes. Intersegment sales and transfers are recorded at cost plus a profit margin. Minor reclassifications have been made to certain previously reported information to conform to the current business configuration.

                                         ROTATING      FLOW       FLOW                  CONSOLIDATED
SIX MONTHS ENDED JUNE 30, 2000           EQUIPMENT   CONTROL    SOLUTIONS   ALL OTHER      TOTAL
------------------------------           ---------   --------   ---------   ---------   ------------
Sales to external customers............  $152,854    $129,754   $298,732    $  3,122      $584,462
Intersegment sales.....................     2,891       5,448      9,700     (18,039)           --
Segment operating income...............    10,108      16,195     35,350     (13,834)       47,819
Identifiable assets....................  $238,745    $210,143   $428,899    $ 84,289      $962,076

                                         ROTATING      FLOW       FLOW                  CONSOLIDATED
SIX MONTHS ENDED JUNE 30, 1999           EQUIPMENT   CONTROL    SOLUTIONS   ALL OTHER      TOTAL
------------------------------           ---------   --------   ---------   ---------   ------------
Sales to external customers............  $187,077    $143,694   $210,341    $  3,471      $544,583
Intersegment sales.....................     2,632       7,998      7,573     (18,203)           --
Segment operating income (before
  special items).......................    11,548      15,094     27,945     (10,420)       44,167
Identifiable assets....................  $248,850    $212,684   $271,506    $111,968      $845,008

     Reconciliation of the total segment operating income before special items to consolidated earnings before income taxes follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Total segment operating income (before special items).......  $61,653   $54,587
Corporate expenses and other................................   13,834    10,420
Merger integration expense..................................       --     7,838
Interest expense............................................   13,576     7,203
Other (income) expense......................................   (3,161)      525
                                                              -------   -------
Earnings before income taxes................................  $37,404   $28,601
                                                              =======   =======

7. SUBSEQUENT EVENT

     On November 18, 1999, the Company announced that it had signed a definitive agreement to acquire all outstanding stock of Innovative Valve Technologies, Inc. (Invatec) for $1.62 per share, or about $15.7 million. In addition, the Company would assume Invatec's projected debt and related obligations of about $84.0 million, plus certain transaction-related expenses. Invatec, headquartered in Houston, Texas, had unaudited 1999 net revenues of $161.0 million and is principally engaged in providing comprehensive maintenance, repair, replacement and value-added distribution services for valves, piping systems, instrumentation and other process-system components for industrial customers. On January 6, 2000, the Company's offer to purchase all outstanding shares of common stock expired with approximately 92.3% of the total outstanding shares tendered. The Company then implemented a statutory merger of Invatec and acquired all of the remaining outstanding shares.

                             FLOWSERVE CORPORATION

                                  (UNAUDITED)

     On February 9, 2000, the Company announced that it had signed a definitive agreement to acquire Ingersoll-Dresser Pump Company (IDP) for $775 million in cash. The Acquisition closed August 8, 2000. IDP is a wholly owned business unit of Ingersoll-Rand Company and recorded 1999 sales of $838.0 million and operating income of $62.4 million after special items. The transaction was accounted for as a purchase and was financed with a combination of bank financing and senior subordinated notes. Flowserve received $1,425 million of financing in connection with the acquisition and repaid its existing indebtedness at the date of the acquisition. In connection with the acquisition, the Company announced that it would be closing certain operating facilities and reducing its workforce.

8. GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS

     In connection with the IDP acquisition and as part of the related financing, the Company and a newly formed Dutch subsidiary, Flowserve Finance B.V. issued an aggregate of $375 million of dollar-denominated senior subordinated notes (the dollar notes) and euro-denominated senior subordinated notes (the euro Notes, and together with the dollar Notes, the Notes) in private placements pursuant to Rule 144A and Regulation S. The Notes contain registration rights, as defined. The dollar Notes and the euro Notes are to be general unsecured obligations of the Company and Flowserve Finance B.V., respectively. Subordinated in right of payment to all existing and future senior indebtedness of the Company and Flowserve Finance B.V., respectively, and guaranteed on a full, unconditional, join and several basis by the Company's wholly owned domestic subsidiaries and, in the case of the euro Notes, by the Company.

     The following condensed consolidating financial information presents:

          (1) Condensed consolidating balance sheets as of June 30, 2000 and December 31, 1999 and the related statements of income and cash flows for the six months ended June 30, 2000 and 1999, of (a) Flowserve Corporation, the parent; (b) the guarantor subsidiaries; (c) the nonguarantor subsidiaries; and the Company on a consolidated basis, and

          (2) Elimination entries necessary to consolidate Flowserve Corporation, the parent, with guarantor and nonguarantor subsidiaries.

     Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor and nonguarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the guarantor subsidiaries and the nonguarantor subsidiaries are not presented because management believes that such financial statements would not be meaningful.

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                        CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                 GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                      PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                     --------   ------------   ------------   ------------   ------------
                                                            (AMOUNTS IN THOUSANDS)
Sales..............................  $ 83,031     $336,255       $207,945       $(42,769)      $584,462
Cost of sales......................    53,698      234,367        136,774        (42,769)       382,070
                                     --------     --------       --------       --------       --------
Gross Profit.......................    29,333      101,888         71,171             --        202,392
  Selling and administrative
     expense.......................    23,918       74,485         43,817             --        142,220
  Research, engineering and
     development expense...........     3,099        7,423          1,831             --         12,353
                                     --------     --------       --------       --------       --------
Operating income...................     2,316       19,980         25,523             --         47,819
  Interest expense.................        96       13,224          1,326         (1,070)        13,576
  Other income, net................    (3,584)      (5,153)         4,506          1,070         (3,161)
  Equity in (earnings) loss of
     subsidiaries..................   (20,181)          --             --         20,181             --
                                     --------     --------       --------       --------       --------
Earnings before income taxes.......    25,985       11,909         19,691        (20,181)        37,404
Provision for income taxes.........     1,486        4,716          6,703             --         12,905
                                     --------     --------       --------       --------       --------
Net earnings.......................  $ 24,499     $  7,193       $ 12,988       $(20,181)      $ 24,499
                                     ========     ========       ========       ========       ========

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                        CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                   GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                      PARENT      SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                   ------------   ------------   ------------   ------------   ------------
                                                            (AMOUNTS IN THOUSANDS)
Sales............................    $ 74,020       $275,287       $236,641       $(41,365)      $544,583
Cost of sales....................      53,454        183,600        158,214        (41,365)       353,903
                                     --------       --------       --------       --------       --------
Gross Profit.....................      20,566         91,687         78,427             --        190,680
  Selling and administrative
     expense.....................      30,415         54,956         47,943             --        133,314
  Research, engineering and
     development expense.........       2,443          8,865          1,891             --         13,199
  Merger integration expense.....          --          6,767          1,071             --          7,838
                                     --------       --------       --------       --------       --------
Operating income.................     (12,292)        21,099         27,522             --         36,329
  Interest expense...............       1,079          5,309          1,420           (605)         7,203
  Other income, net..............      (1,005)        (3,098)         4,023            605            525
  Equity in (earnings) loss of
     subsidiaries................     (26,003)            --             --         26,003             --
                                     --------       --------       --------       --------       --------
Earnings before income taxes.....      13,637         18,888         22,079        (26,003)        28,601
Provision for income taxes.......      (5,240)         7,053          7,911             --          9,724
                                     --------       --------       --------       --------       --------
Net earnings.....................    $ 18,877       $ 11,835       $ 14,168       $(26,003)      $ 18,877
                                     ========       ========       ========       ========       ========

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                          CONSOLIDATED BALANCE SHEETS
                       FOR THE PERIOD ENDED JUNE 30, 2000

                                                   GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                       --------   ------------   ------------   ------------   ------------
                                                              (AMOUNTS IN THOUSANDS)
Current assets:
  Cash and cash equivalents..........  $     --    $       --    $     25,457   $   (10,962)     $ 14,495
  Inter-company receivables..........        --        33,151          10,622       (43,773)           --
  Accounts receivable, net...........    22,804       121,924         101,603            --       246,331
  Inventories........................    13,921       125,905          70,791            --       210,617
  Prepaids and other current
     assets..........................    12,594        16,549           7,951            --        37,094
                                       --------    ----------    ------------   -----------      --------
          Total current assets.......    49,319       297,529         216,424       (54,735)      508,537
Property, plant and equipment, net...    35,682       130,804          54,850            --       221,336
Investment in subsidiaries...........   409,796       241,677              --      (651,473)           --
Inter-company receivables............   118,065       224,678          14,784      (357,527)           --
Intangible assets, net...............     7,994        88,347          55,011            --       151,352
Other assets.........................    30,615        47,947           2,289            --        80,851
                                       --------    ----------    ------------   -----------      --------
          Total assets...............  $651,471    $1,030,982    $    343,358   $(1,063,735)     $962,076
                                       ========    ==========    ============   ===========      ========
Current liabilities:
  Accounts payable...................  $  4,831    $   49,727    $     33,207   $   (10,963)     $ 76,802
  Inter-company payables.............    18,574         2,325          22,873       (43,772)           --
  Notes payable......................        15           473              43            --           531
  Income taxes.......................        19         4,842           4,043            --         8,904
  Accrued Liabilities................    13,408        53,522          30,027            --        96,957
  Long-term debt due within one
     year............................        --            --              44            --            44
                                       --------    ----------    ------------   -----------      --------
          Total current
            liabilities..............    36,847       110,889          90,237       (54,735)      183,238
Long-term debt due after one year....        90       313,009           2,249            --       315,348
Inter-company payables...............   250,625        21,645          85,256      (357,526)           --
Post-retirement benefits and deferred
  items..............................    47,382        81,972          17,609            --       146,963
Shareholders' equity:
  Serial preferred stock, $1.00 par
     value...........................        --            --              --            --            --
  Common shares, $1.25 par value.....    51,856             1          84,463       (84,464)       51,856
  Capital in excess of par value.....    67,697       185,423          81,438      (266,861)       67,697
  Retained earnings..................   368,754       361,918          52,158      (414,076)      368,754
                                       --------    ----------    ------------   -----------      --------
                                        488,307       547,342         218,059      (765,401)      488,307
Treasury stock at cost...............   (93,226)         (612)             --           612       (93,226)
Accumulated other comprehensive
  income.............................   (78,554)      (43,263)        (70,052)      113,315       (78,554)
                                       --------    ----------    ------------   -----------      --------
          Total shareholders'
            equity...................   316,527       503,467         148,007      (651,474)      316,527
          Total liabilities and
            shareholders' equity.....  $651,471    $1,030,982    $    343,358   $(1,063,735)     $962,076
                                       ========    ==========    ============   ===========      ========

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                          CONSOLIDATED BALANCE SHEETS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                               GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                    PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                   --------   ------------   ------------   ------------   ------------
Current assets:
  Cash and cash equivalents......  $     --     $    889       $ 29,966     $      (392)     $ 30,463
  Inter-company receivables......   194,594          930          7,640        (203,164)           --
  Accounts receivable, net.......    16,702       94,639        102,284              --       213,625
  Inventories....................    17,811       76,580         73,965              --       168,356
  Prepaids and other current
     assets......................        --       34,639         11,733          (5,028)       41,344
                                   --------     --------       --------     -----------      --------
          Total current assets...   229,107      207,677        225,588        (208,584)      453,788
Property, plant and equipment,
  net............................    33,223      118,356         58,397              --       209,976
Investment in subsidiaries.......   403,643      273,430             --        (677,073)           --
Inter-company receivables........    60,432      209,138         20,674        (290,244)           --
Intangible assets, net...........     2,744       39,045         54,646              --        96,435
Other assets.....................    40,954       35,175          1,823              --        77,952
                                   --------     --------       --------     -----------      --------
          Total assets...........  $770,103     $882,821       $361,128     $(1,175,901)     $838,151
                                   ========     ========       ========     ===========      ========
Current liabilities:
  Accounts payable...............  $ 12,481     $ 31,659       $ 32,164     $    (4,201)     $ 72,103
  Inter-company payables.........   159,578       21,494         22,092        (203,164)           --
  Notes payable..................       734           --             --              --           734
  Income taxes...................     3,592           --          5,505          (1,219)        7,878
  Accrued liabilities............    11,813       64,963         35,044              --       111,820
  Long-term debt due within one
     year........................       870          387          1,868              --         3,125
                                   --------     --------       --------     -----------      --------
          Total current
            liabilities..........   189,068      118,503         96,673        (208,584)      195,660
Long-term debt due after one
  year...........................     4,610      190,000          3,400              --       198,010
Total Inter-company loans
  payable........................   233,473       16,479         40,292        (290,244)           --
Post-retirement benefits and
  deferred items.................    34,678       86,640         14,889              --       136,207

Shareholder's Equity:
  Serial preferred stock, $1.00
     par value...................        --           --             --              --            --
  Common shares, $1.25 par
     value.......................    51,856            1         71,933         (71,934)       51,856
  Capital in excess of par
     value.......................    67,963      168,495         91,238        (259,733)       67,963
  Retained earnings..............   344,254      357,605         46,468        (404,073)      344,254
                                   --------     --------       --------     -----------      --------
                                    464,073      526,101        209,639        (735,740)      464,073
Treasury stock at cost...........   (93,448)        (612)         1,837          (1,225)      (93,448)
Accumulated other comprehensive
  income.........................   (62,351)     (54,290)        (5,602)         59,892       (62,351)
                                   --------     --------       --------     -----------      --------
          Total shareholders'
            equity...............   308,274      471,199        205,874        (677,073)      308,274
                                   --------     --------       --------     -----------      --------
Total liabilities and
  shareholders' equity...........  $770,103     $882,821       $361,128     $(1,175,901)     $838,151
                                   ========     ========       ========     ===========      ========

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                       GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                            PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                           --------   ------------   ------------   ------------   ------------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS -- OPERATING ACTIVITIES:
  Net earnings...........................  $ 24,499     $  7,193       $ 12,988       $(20,181)      $ 24,499
Adjustments to reconcile net earnings to
  cash provided by operating activities:
  Depreciation...........................     3,193        8,669          4,612             --         16,474
  Amortization...........................       220        2,536          1,146             --          3,902
  Loss on sale of fixed assets...........        --            4           (152)            --           (148)
Change in operating assets and
  liabilities, net of effects of
  acquisitions and dispositions:
  Accounts Receivable....................    (6,102)       2,656         (4,327)            --         (7,773)
  Inventories............................     3,891      (22,846)          (696)            --        (19,651)
  Intercompany receivable and payables...     6,956      (30,011)        48,655        (25,600)            --
  Prepaid expenses.......................   (12,594)      22,974          3,839         (5,028)         9,191
  Other assets...........................     5,309          133        (12,377)            --         (6,935)
  Accounts payable.......................    (7,650)       5,084          2,790         (6,761)        (6,537)
  Accrued liabilities....................     1,595      (28,844)        (3,697)            --        (30,946)
  Income taxes...........................    (3,573)       4,643          2,782          1,219          5,071
  Post-retirement benefits and deferred
    items................................    12,705       (5,357)          (575)            --          6,773
  Net deferred taxes.....................        --         (973)           499             --           (474)
                                           --------     --------       --------       --------       --------
Net cash provided by operating
  activities.............................    28,449      (34,139)        55,487        (56,351)        (6,554)
                                           --------     --------       --------       --------       --------
CASH FLOWS -- INVESTING ACTIVITIES:
  Capital expenditures, net of
    disposals............................    (5,651)      (2,908)        (3,875)            --        (12,434)
  Payments for acquisitions, net of cash
    acquired.............................   (21,703)          --             --             --        (21,703)
                                           --------     --------       --------       --------       --------
Net cash flows used in investing
  activities.............................   (27,354)      (2,908)        (3,875)            --        (34,137)
                                           --------     --------       --------       --------       --------
CASH FLOWS -- FINANCING ACTIVITIES:
  Net repayments under lines of credit...    (1,589)          86         (1,576)            --         (3,079)
  Payments on long-term debt.............    (4,520)     (88,716)        (3,169)            --        (96,405)
  Proceeds from long-term debt...........        --      123,009          2,125             --        125,134
  Proceeds from issuance of common
    stock................................       239        2,370         (2,370)            --            239
  Dividends paid.........................        --          286           (286)            --             --
  Other..................................   (13,063)     (11,905)       (20,813)        45,781             --
                                           --------     --------       --------       --------       --------
Net cash flows used by financing
  activities.............................   (18,933)      25,130        (26,089)        45,781         25,889
                                           --------     --------       --------       --------       --------
Effect of exchange rate changes..........    17,838       11,028        (30,032)            --         (1,166)
                                           --------     --------       --------       --------       --------
Net change in cash and cash
  equivalents............................        --         (889)        (4,509)       (10,570)       (15,968)
Cash and cash equivalents at beginning of
  year...................................        --          889         29,966           (392)        30,463
                                           --------     --------       --------       --------       --------
Cash and cash equivalents at end of
  period.................................  $     --     $     --       $ 25,457       $(10,962)      $ 14,495
                                           ========     ========       ========       ========       ========

                             FLOWSERVE CORPORATION

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                   GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                      PARENT      SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                   ------------   ------------   ------------   ------------   ------------
                                                            (AMOUNTS IN THOUSANDS)
CASH FLOWS -- OPERATING
  ACTIVITIES:
Net earnings.....................    $ 18,877       $ 11,835       $ 14,168       $(26,003)      $ 18,877
Adjustments to reconcile net
  earnings to cash provided by
  operating activities:
  Depreciation...................       2,567          8,111          8,509             --         19,187
  Amortization...................         215          1,393            400             --          2,008
  Loss on sale of fixed assets...          --           (104)           159             --             55
Change in operating assets and
  liabilities, net of effects of
  acquisitions and dispositions:
  Accounts Receivable............      (2,745)        15,320        (11,818)            --            757
  Inventories....................       6,217          9,522         (3,169)            --         12,570
  Intercompany receivable and
     payables....................      25,588        (70,556)         3,590         41,378             --
  Prepaid expenses...............      23,380           (385)        (1,611)       (20,459)           925
  Other assets...................      20,006        (19,509)        (1,645)            --         (1,148)
  Accounts payable...............        (857)        (7,785)          (888)         2,045         (7,485)
  Accrued liabilities............     (11,740)         2,281         (2,681)            --        (12,140)
  Income taxes...................         403        (26,973)        (1,683)        20,459         (7,794)
  Post-retirement benefits and
     deferred items..............     (42,989)        40,537         (1,184)            --         (3,636)
  Net deferred taxes.............      (6,622)         6,197            394             --            (31)
                                     --------       --------       --------       --------       --------
Net cash provided by operating
  activities.....................      32,300        (30,116)         2,541         17,420         22,145
                                     --------       --------       --------       --------       --------
CASH FLOWS -- INVESTING
  ACTIVITIES:
  Capital expenditures, net of
     disposals...................      (4,101)       (10,547)        (5,553)            --        (20,201)
                                     --------       --------       --------       --------       --------
Net cash flows used in investing
  activities.....................      (4,101)       (10,547)        (5,553)            --        (20,201)
                                     --------       --------       --------       --------       --------
CASH FLOWS -- FINANCING
  ACTIVITIES:
  Net repayments under lines of
     credit......................         (64)         2,552         (1,759)            --            729
  Payments on long-term debt.....      (9,256)            --             --             --         (9,256)
  Proceeds from long-term debt...          --         15,922         (4,032)            --         11,890
  Repurchase of common stock.....      (3,333)        (1,225)         1,225             --         (3,333)
  Proceeds from issuance of
     common stock................        (679)            --             --             --           (679)
  Dividends paid.................     (10,575)            --             --             --        (10,575)
  Other..........................        (301)        23,681         (8,005)       (15,375)            --
                                     --------       --------       --------       --------       --------
Net cash flows used by financing
  activities.....................     (24,208)        40,930        (12,571)       (15,375)       (11,224)
                                     --------       --------       --------       --------       --------
Effect of exchange rate
  changes........................      (3,876)          (267)         3,191             --           (952)
                                     --------       --------       --------       --------       --------
Net change in cash and cash
  equivalents....................         115             --        (12,392)         2,045        (10,232)
Cash and cash equivalents at
  beginning of year..............          --             --         31,062         (6,134)        24,928
                                     --------       --------       --------       --------       --------
Cash and cash equivalents at end
  of period......................    $    115       $     --       $ 18,670       $ (4,089)      $ 14,696
                                     ========       ========       ========       ========       ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Innovative Valve Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Innovative Valve Technologies, Inc., (a Delaware corporation) and subsidiaries (collectively, the "Company"), as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Innovative Valve Technologies, Inc. and subsidiaries, as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
March 3, 2000

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
CURRENT ASSETS:
  Cash......................................................  $         --   $    951,060
  Accounts receivable, net of allowance of $1,562,104 and
     $2,178,511.............................................    29,524,687     28,921,174
  Inventories, net..........................................    26,007,804     26,091,730
  Prepaid expenses and other current assets.................     2,476,351      3,229,498
  Deferred tax asset........................................     4,481,256      1,473,849
                                                              ------------   ------------
          Total current assets..............................    62,490,098     60,667,311
PROPERTY AND EQUIPMENT, net.................................    19,469,804     18,212,576
GOODWILL, net...............................................    96,175,294     52,497,739
PATENT COSTS, net...........................................       490,552        426,160
OTHER NONCURRENT ASSETS, net................................     5,074,090        454,640
                                                              ------------   ------------
                                                              $183,699,838   $132,258,426
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $    580,140   $    633,754
  Credit facility...........................................            --     76,304,741
  Convertible subordinated debt.............................            --     11,668,875
  Accounts payable and accrued expenses.....................    19,364,587     21,037,808
  Makeup amount obligation..................................            --      5,616,105
                                                              ------------   ------------
          Total current liabilities.........................    19,944,727    115,261,283
CREDIT FACILITY.............................................    70,570,584             --
LONG-TERM DEBT, net of current maturities...................       400,834             --
CONVERTIBLE SUBORDINATED DEBT...............................    11,668,875             --
OTHER LONG-TERM LIABILITIES.................................     1,909,774        440,554
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $0.001 par value, 30,000,000 shares
     authorized, 9,664,562 and 10,220,117 issued and
     outstanding............................................         9,665         10,220
  Additional paid-in capital................................    90,960,972     85,450,413
  Retained deficit..........................................   (11,765,593)   (68,904,044)
                                                              ------------   ------------
          Total stockholders' equity........................    79,205,044     16,556,589
                                                              ------------   ------------
                                                              $183,699,838   $132,258,426
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31
                                                      -----------------------------------------
                                                         1997           1998           1999
                                                      -----------   ------------   ------------
REVENUES............................................  $58,620,946   $154,616,945   $160,991,139
COST OF OPERATIONS..................................   40,987,435    107,568,111    115,956,154
                                                      -----------   ------------   ------------
  Gross profit......................................   17,633,511     47,048,834     45,034,985
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........   15,638,815     40,479,744     40,367,906
SPECIAL COMPENSATION EXPENSE........................    7,613,386             --             --
NONRECURRING COSTS..................................           --      2,189,599             --
                                                      -----------   ------------   ------------
Income (loss) from operations.......................   (5,618,690)     4,379,491      4,667,079
OTHER INCOME (EXPENSE):
  Interest income (expense), net....................   (2,901,039)    (5,621,182)   (12,724,071)
  Loss on assets held for sale......................           --             --     (3,809,712)
  Impairment of goodwill............................           --             --    (39,073,380)
  Other.............................................       (2,957)       246,654        174,003
                                                      -----------   ------------   ------------
                                                       (2,903,996)    (5,374,528)   (55,433,160)
                                                      -----------   ------------   ------------
LOSS BEFORE INCOME TAX..............................   (8,522,686)      (995,037)   (50,766,081)
PROVISION (BENEFIT) FOR INCOME TAX..................   (1,022,722)       419,936      6,372,370
                                                      -----------   ------------   ------------
NET LOSS............................................  $(7,499,964)  $ (1,414,973)  $(57,138,451)
                                                      ===========   ============   ============
NET LOSS BEFORE DIVIDENDS APPLICABLE TO PREFERRED
  STOCK.............................................  $(7,499,964)  $ (1,414,973)  $(57,138,451)
PREFERRED STOCK DIVIDENDS...........................     (156,957)            --             --
                                                      -----------   ------------   ------------
NET LOSS APPLICABLE TO COMMON SHARES................  $(7,656,921)  $ (1,414,973)  $(57,138,451)
                                                      ===========   ============   ============
Loss per share:
  Basic and Diluted.................................  $     (2.25)  $      (0.16)  $      (5.90)
                                                      ===========   ============   ============
Weighted average common shares outstanding -- Basic
  and Diluted.......................................    3,397,980      9,024,915      9,691,959
                                                      ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                       COMMON STOCK       ADDITIONAL
                                   --------------------     PAID-IN       RETAINED
                                     SHARES     AMOUNT      CAPITAL       DEFICIT         TOTAL
                                   ----------   -------   -----------   ------------   ------------
BALANCE, December 31, 1996.......   1,481,919   $ 1,482   $ 1,298,471   $ (2,693,699)  $ (1,393,746)
  SSI preferred stock
     dividends...................          --        --            --       (156,957)      (156,957)
  Issuance of SSI common stock...     222,650       223     2,604,782             --      2,605,005
  Exercise of SSI common stock
     warrant and options.........     714,769       715     4,554,141             --      4,554,856
  Issuance of common stock to
     certain executives..........     242,839       243     5,008,675             --      5,008,918
  Public offering, net of
     offering costs..............   3,852,500     3,853    44,018,053             --     44,021,906
  Issuances of common stock in
     acquisitions................     185,661       185     2,129,794             --      2,129,979
  Redemption of SSI redeemable
     preferred stock and payment
     of indebtedness to Philip...   1,189,860     1,189    10,598,119             --     10,599,308
  Net loss.......................          --        --            --     (7,499,964)    (7,499,964)
                                   ----------   -------   -----------   ------------   ------------
BALANCE, December 31, 1997.......   7,890,198     7,890    70,212,035    (10,350,620)    59,869,305
  Issuances of common stock in
     acquisitions................   1,749,052     1,749    20,483,297             --     20,485,046
  Exercise of stock options......      25,312        26       265,640             --        265,666
  Net loss.......................          --        --            --     (1,414,973)    (1,414,973)
                                   ----------   -------   -----------   ------------   ------------
BALANCE, December 31, 1998.......   9,664,562     9,665    90,960,972    (11,765,593)    79,205,044
  Makeup amount obligation.......          --        --    (6,516,104)            --     (6,516,104)
  Warrants issued to the
     syndicate of lenders........          --        --       106,101             --        106,101
  Issuances of stock in partial
     payment of makeup
     obligation..................     555,555       555       899,444             --        899,999
  Net loss.......................          --        --            --    (57,138,451)   (57,138,451)
                                   ----------   -------   -----------   ------------   ------------
BALANCE, December 31, 1999.......  10,220,117   $10,220   $85,450,413   $(68,904,044)  $ 16,556,589
                                   ==========   =======   ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31
                                                     ------------------------------------------
                                                         1997           1998           1999
                                                     ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................   $ (7,499,964)  $ (1,414,973)  $(57,138,451)
  Adjustments to reconcile net loss to net cash
     used in operating activities --
     Depreciation and amortization................      1,235,940      4,321,854      4,851,098
     Deferred taxes...............................      4,982,917     (1,690,870)     6,019,892
     Special compensation expense.................      7,613,386             --             --
     Nonrecurring costs...........................             --      1,989,599             --
     Loss on assets held for sale.................             --             --      3,809,712
     Impairment of goodwill.......................             --             --     39,073,380
     Gain on sale of property and equipment.......             --        (18,345)       (18,233)
     (Increase) decrease in --
       Accounts receivable........................     (1,219,537)    (3,600,442)       712,993
       Inventories, net...........................     (4,187,410)    (4,485,014)    (2,299,053)
       Prepaid expenses and other current
          assets..................................        424,535       (755,654)    (1,386,958)
       Other noncurrent assets, net...............      1,141,616     (1,208,550)       527,218
     Increase (decrease) --
       Accounts payable and accrued expenses......     (2,806,726)    (5,518,177)     2,886,275
                                                     ------------   ------------   ------------
       Net cash used in operating activities......       (315,243)   (12,380,572)    (2,962,127)
                                                     ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.............     (1,062,366)    (4,707,457)    (2,391,516)
  Proceeds from sale of property and equipment....         17,137        168,619        957,762
  Business acquisitions, net of cash acquired of
     $499,436, $818,416 and $ --..................    (51,555,833)   (39,438,029)            --
                                                     ------------   ------------   ------------
          Net cash used in investing activities...    (52,601,062)   (43,976,867)    (1,433,754)
                                                     ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of debt..............................     29,348,272        209,425             --
  Repayments of debt..............................    (27,981,507)    (5,209,853)      (366,316)
  Net borrowings under Credit Facility............     11,750,000     58,820,584      5,734,157
  Repayments of convertible subordinated debt.....             --        (81,396)            --
  Payments on non-compete obligations.............       (152,662)      (134,268)       (20,900)
  Repayment of debt of Philip.....................     (2,981,789)            --             --
  Proceeds from sale/exercise of SSI common stock
     warrant......................................      1,216,855             --             --
  Proceeds from exercise of Invatec stock
     options......................................             --        208,497
  Proceeds from sale of common stock, net of
     offering costs...............................     44,021,906             --             --
  Preferred stock dividends.......................       (156,957)            --             --
                                                     ------------   ------------   ------------
          Net cash provided by financing
            activities............................     55,064,118     53,812,989      5,346,941
                                                     ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH...................      2,147,813     (2,544,450)       951,060
CASH, beginning of period.........................        396,637      2,544,450             --
                                                     ------------   ------------   ------------
CASH, end of period...............................   $  2,544,450   $         --   $    951,060
                                                     ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Innovative Valve Technologies, Inc. ("Invatec" or the "Company") was incorporated in Delaware in March 1997 to create the leading single-source provider of comprehensive maintenance, repair, replacement and value-added distribution services for industrial valves and related process-system components throughout North America. Except for its purchase of Steam Supply & Rubber Co., Inc. and three related entities (collectively, "Steam Supply") in July 1997, Invatec conducted no operations of its own prior to the closing on October 28, 1997 of (i) its initial public offering (the "IPO") of its common stock, par value $.001 per share ("Common Stock"), (ii) its purchase of Industrial Controls & Equipment, Inc. and three related entities (collectively, "ICE/VARCO") and Southern Valve Services, Inc. and a related entity (collectively, "SVS") and (iii) a merger (the "SSI Merger") in which The Safe Seal Company, Inc. ("SSI") became its subsidiary. Earlier in 1997, SSI had purchased Harley Industries, Inc. ("Harley"), GSV, Inc. ("GSV") and Plant Specialities, Inc. ("PSI"). SSI and its subsidiaries were affiliates of Invatec prior to the SSI Merger. Subsequent to the IPO, Invatec has acquired thirteen businesses.

RECENT DEVELOPMENTS

     The Company's customers consist primarily of petroleum refining, chemical, petrochemical, power and pulp and paper plants, the businesses of which tend to be cyclical. Margins in those industries are highly sensitive to demand cycles and the Company's customers in those industries have historically tended to delay capital projects, expensive turnarounds and other maintenance projects during slow periods. Commencing with the second quarter of 1998 and continuing through 1999, the Company's business was negatively impacted by significant slowdowns experienced by its customers in the petroleum refining, petrochemical, chemical, and pulp and paper industries.

     As a result of the above-described downturns affecting the Company's customers, the Company's level of business declined during 1998 and 1999 and the Company's earnings for the last three quarters of 1998 fell significantly short of expectations. Consequently, this decline in earnings resulted in a severe reduction in the market price of the Company's Common Stock. Declining earnings also ultimately resulted in the Company defaulting on its credit facility (the "Old Credit Facility") as a result of failing to meet certain financial covenants which required specific levels of earnings in relation to debt. This default left the Company unable to borrow funds for acquisitions. The Company remained in default under the Old Credit Facility from July 20, 1998 through March 25, 1999. The Company's acquisition program has been effectively suspended since July 1998 as a result of the low price of the Company's common stock and its inability to borrow funds under the Old Credit Facility. See further discussion of the Company's Credit Facility at Footnote 6.

     The Company amended its Old Credit Facility on March 26, 1999 to provide for a new credit facility (the "New Credit Facility") expiring on April 20, 2000 and consisting of a $35 million stationary term component and up to a $45 million revolving line of credit from its existing bank group. The New Credit Facility prohibited the Company from making acquisitions and provided for increasingly high overall borrowing costs. As a result, the Company began working with an investment banking firm in April 1999 to develop a financial restructuring plan for the Company and otherwise explore strategic alternatives. After numerous discussions with private investors regarding an infusion of equity capital and with potential acquirors of the Company regarding a sale of stock or assets of the Company or certain of its subsidiaries, on November 18, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Flowserve Corporation ("Flowserve") and a wholly-owned subsidiary of Flowserve. Flowserve is a publicly-traded U.S. corporation. The Merger Agreement provided for the acquisition of Invatec for a price of $1.62 per share in cash pursuant to a tender offer (the "Tender Offer") made by the Flowserve subsidiary for all outstanding shares of Invatec Common Stock, par value $.001 per share (the

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

"Flowserve Transaction"). The Tender Offer commenced on November 22, 1999, and closed on January 6, 2000. See further discussion of the Merger at Footnote 18.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     For financial reporting purposes, SSI is presented as the "accounting acquiror" of Steam Supply, ICE/VARCO, SVS, Harley, GSV and PSI (collectively, the "Initial Acquired Businesses"), and, as used herein, the term "Company" means (i) SSI and its consolidated subsidiaries prior to October 31, 1997 and
(ii) Invatec and its consolidated subsidiaries (including SSI) on that date and thereafter.

     For accounting purposes, the effective dates of the acquisitions of the Initial Acquired Businesses in 1997 are as follows: (i) Harley -- January 31;
(ii) GSV -- February 28; (iii) PSI -- May 31; (iv) Steam Supply -- July 31, and
(v) ICE/VARCO and SVS -- October 31. Following the IPO, the Company acquired thirteen businesses (together with the Initial Acquired Businesses, the "Acquired Businesses") in 1997 and 1998. The Company accounted for the Acquired Businesses in accordance with the purchase method of accounting.

     The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

RECLASSIFICATION

     Certain prior year balances have been reclassified to conform with the current year presentation.

INVENTORY

     Inventories are valued at the lower of cost or market utilizing the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

GOODWILL

     Goodwill represents the excess of the aggregate purchase price paid by the Company in the acquisition of businesses accounted for as purchases over the fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. Goodwill amortization expense was approximately $467,000, $2,163,000, and $2,466,000 for the years ended December 31, 1997, 1998, and 1999 respectively.

     The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as business trends and prospects and market and economic conditions and assuming the acquired business continues to be owned.

     During 1998, Company management designed and implemented a restructuring plan to improve the Company's cost structure, streamline operations and divest the Company of underperforming assets. As part of this initiative, management decided to divest a portion of one of its Acquired Businesses that was

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES incurring significant operating losses. This subsidiary was engaged primarily in the distribution of commodity valve products and related process system components. Management determined that the products distributed by the subsidiary did not fit into its long-term vision of providing high quality repair services and value-added distribution of engineered products. Accordingly, certain assets of this subsidiary were sold effective July 31, 1999. The carrying value of these assets held for sale was reduced to fair value based upon the final negotiated sales price with the buyer, less costs to sell. The resulting adjustment of approximately $3.8 million to reduce assets held for sale to fair value and goodwill related to the assets held for sale was recorded in the June 30, 1999 consolidated statements of operations. The Company applied the proceeds from the sale of the assets to reduce its outstanding balance under the Credit Facility. Pro forma net sales for the operations associated with the impaired assets were approximately $11.3 million, $7.8 million, and $3.1 million in 1997, 1998, and the six month period ended June 30, 1999, respectively. The pro forma operating losses of such operations for the applicable periods were approximately ($0.1) million, ($0.3) million, and ($0.4) million, respectively.

     An analysis in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was performed by comparing the Company's net book value to the price offered in the Tender Offer previously described in Footnote 1. The Tender Offer for all of the outstanding Invatec shares totaled approximately $16.6 million, which is approximately $39.0 million below the Company's historical cost basis in its net assets (total stockholders' equity of $55.6 million as of December 31, 1999, prior to recording the following impact of the goodwill impairment.) Since the Company's evaluation of other long-lived assets for impairment did not indicate that they were impaired, goodwill has been reduced by approximately $39.0 million. This provision is reflected in the December 31, 1999, consolidated statements of operations. The acquisition of Invatec by Flowserve subsequent to December 31, 1999 (see Footnote 18) was accounted for by Flowserve using the purchase method of accounting, which requires an allocation of the purchase price to the assets acquired and liabilities assumed based on fair value as determined by Flowserve. The Company's consolidated financial statements have been prepared on the historical cost basis of accounting in accordance with generally accepted accounting principles which may be greater or less than the fair value of the assets and liabilities as determined by Flowserve. See Footnote 18 for a description of certain terms, conditions and termination events relating to the Merger.

DEBT ISSUE COSTS

     Debt issue costs related to the Company's Credit Facility (see Note 6) are included in other noncurrent assets at December 31, 1998, and in prepaid expenses and other current assets at December 31, 1999, and are amortized to interest expense over the scheduled maturity of the debt. Debt issue costs, net of accumulated amortization were approximately $412,000 and $65,000 at December 31, 1998 and 1999, respectively.

EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and common equivalent shares outstanding.

STOCK-BASED COMPENSATION

     In accordance with SFAS No. 123, the Company has elected to use the method APB Opinion No. 25 prescribes to measure its compensation costs attributable to stock-based compensation and to include in Footnote 10 of these consolidated financial statements the pro forma effect on those costs using the fair value approach that SFAS No. 123 otherwise requires.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

INCOME TAXES

     The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

     Prior to the Acquisitions, certain Acquired Businesses' stockholders were taxed under the provisions of subchapter S of the Internal Revenue Code. Under these provisions, the stockholders paid income taxes on their proportionate share of their companies' earnings. Because the stockholders were taxed directly, their businesses paid no federal income tax and only certain state income taxes. The Company filed consolidated federal income tax returns that include the operations of the Acquired Businesses for periods subsequent to their respective acquisition dates.

REVENUE RECOGNITION

     Revenue is recognized as products are sold and as services are performed.

CASH FLOW RELATED ITEMS

     Cash payments for interest during 1997, 1998 and 1999 were approximately $1,954,000, $4,628,000 and $8,158,000, respectively. Cash payments for taxes during 1997, 1998 and 1999 were $306,000, $1,695,000, and $879,000, respectively. Noncash activities for the year ended December 31, 1997 consisted of approximately $10.6 million of obligations and preferred stock owned by a related party which were converted into Common Stock. Noncash activities for the year ended December 31, 1998 consisted of approximately $1.2 million reduction of convertible subordinated debt in connection with finalization of the purchase consideration of a 1997 acquisition and the issuance of warrants to the Company's syndicate of lenders. Noncash activities for the year ended December 31, 1999 consisted of the issuance of 555,555 shares of Common Stock to former owners of one of the Acquired Businesses as partial payment of a contractual obligation discussed in footnote 3.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SPECIAL COMPENSATION EXPENSE

     In 1997, SSI recorded a special non-cash compensation expense of approximately $2.6 million related to the issuance of 221,595 shares of Common Stock to three members of executive management and to Computerized Accounting & Tax Services, Inc. ("CATS"), a related party, to attract such individuals and CATS to effect the IPO. For financial statement presentation purposes, these shares were valued at approximately $11.70 per share, which was the fair market value of the shares at the time of issuance.

     During 1997, Invatec recorded a special non-cash compensation expense of approximately $5.0 million related to (i) its issuance of 242,839 shares of Common Stock to six members of executive management and CATS to attract them to effect the IPO and (ii) its grant to certain of its officers of options to purchase 202,589 shares of Common Stock at an exercise price of $1.00 per share. For financial statement presentation purposes, the shares were valued at approximately $11.70 per share and the options were valued at approximately $10.70 per option share.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

NONRECURRING COSTS

     During 1998, the Company recorded nonrecurring costs of approximately $1.4 million in write-offs of capitalized costs of abandoned projects, including a friction welding system, and $0.8 million of accrued severance costs.

3. ACQUISITIONS:

1997

     The aggregate consideration paid by the Company to purchase Acquired Businesses in 1997 (as described in Footnote 1) was $52.2 million in cash and assumed debt, $17.2 million in the form of short-term notes and subordinated notes convertible into common shares and 185,661 shares of Common Stock.

     Of the total purchase price paid for the Acquisitions, $23.2 million was allocated to net assets acquired, and the remaining $48.9 million was recorded as goodwill.

1998

     The aggregate consideration paid by the Company to purchase Acquired Businesses in 1998 (as described in Footnote 1) was $38.2 million in cash and assumed debt, $0.4 million in the form of subordinated notes convertible into common shares and 1,749,052 shares of Common Stock.

     Of the total purchase price paid for the Acquisitions, $13.4 million was allocated to net assets acquired, and the remaining $44.9 million was recorded as goodwill. Purchase accounting for these acquisitions has been finalized.

     Three of the acquisition agreements for the Additional Acquired Businesses contain provisions requiring the Company to pay additional amounts (the "Makeup Amount") to the former shareholders of each acquired business on the first anniversary of that acquisition if the price of Invatec Common Stock on that anniversary date is below a certain level. Two of those acquisition agreements were entered into on July 9, 1998, and give Invatec the option of paying up to one-half of the Makeup Amount in cash, with the remainder paid in Common Stock valued at the market price on the anniversary date. The third agreement was entered into on June 29, 1998 and gives Invatec the option of paying the entire Makeup Amount in cash or Common Stock valued at the market price on the anniversary date.

     The Makeup Amount is approximately $6.5 million and was recorded as a liability with a corresponding offset to additional paid in capital. Effective December 13, 1999, 555,555 shares were issued to the former shareholders of one of the Acquired Businesses in partial payment of the Makeup Amount, thereby reducing the Makeup Amount to approximately $5.6 million. As of December 31, 1999, no additional shares of Invatec Common Stock had been issued to the former shareholders of the other two Acquired Businesses, and the Company's management negotiated a discount in the payment of the Makeup Amount with the former shareholders contingent upon such cash payment being made to the shareholders by January 31, 2000. The discounted amount was paid to the former shareholders on January 6, 2000.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                      DECEMBER 31
                                                ESTIMATED     ---------------------------
                                               USEFUL LIVES       1998           1999
                                               ------------   ------------   ------------
Land.........................................          --     $  1,716,839   $  1,390,898
Buildings....................................    30 years        6,635,878      6,254,880
Leasehold improvements.......................    30 years        2,910,874      3,127,346
Furniture and fixtures.......................   3-5 years        4,884,500      4,818,073
Machinery and equipment......................     5 years       23,249,259     24,488,437
                                                              ------------   ------------
                                                                39,397,350     40,079,634
  Less -- Accumulated depreciation...........                  (19,927,546)   (21,867,058)
                                                              ------------   ------------
  Property and equipment, net................                 $ 19,469,804   $ 18,212,576
                                                              ============   ============

5. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts consists of the following:

                                                               DECEMBER 31
                                                   ------------------------------------
                                                      1997         1998         1999
                                                   ----------   ----------   ----------
Balance, at beginning of year....................  $   25,000   $1,079,857   $1,562,104
Additions........................................     102,243      107,787    1,012,572
Deductions.......................................     (80,810)    (413,151)    (396,165)
Allowance for doubtful accounts at acquisition
  dates..........................................   1,033,424      787,611           --
                                                   ----------   ----------   ----------
Balance, at end of year..........................  $1,079,857   $1,562,104   $2,178,511
                                                   ==========   ==========   ==========

     Inventory consists of the following:

                                                            DECEMBER 31
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Finished goods.....................................  $21,785,485   $22,271,942
Work in process....................................    4,222,319     3,819,788
                                                     -----------   -----------
                                                     $26,007,804   $26,091,730
                                                     ===========   ===========

     Accounts payable and accrued expenses consist of the following:

                                                            DECEMBER 31
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Accounts payable, trade............................  $ 8,086,157   $ 9,603,813
Accrued compensation and benefits..................    1,357,717     2,417,973
Accrued insurance..................................    1,733,133       652,365
Interest and fees payable..........................    1,067,020     5,161,722
Other accrued expenses.............................    7,120,560     3,201,935
                                                     -----------   -----------
                                                     $19,364,587   $21,037,808
                                                     ===========   ===========

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

6. CREDIT FACILITY:

     The Company's Old Credit Facility was a $90 million three-year revolving credit facility the Company used for acquisitions and general corporate purposes. Declining earnings during 1998 ultimately resulted in the Company defaulting in July 1998 on its Old Credit Facility as a result of failing to meet certain financial covenants requiring specific levels of earnings in relation to debt. This default left the Company unable to borrow funds for acquisitions. The Company remained in default under the loan agreement from July 20, 1998 through March 25, 1999. The Company's acquisition program has been effectively suspended since July 1998 as a result of the low price of the Company's Common Stock and its inability to borrow funds.

     In March 1999, the Company and its existing syndicate of lenders agreed to amend the Company's credit facility to put into place the New Credit Facility. The Company's credit facility was reduced from $90 million to $80 million and restructured to be comprised of a stationary term component of $35 million and a revolving credit facility of up to $45 million up to a maximum loan amount of $76.5 million, the proceeds of which may be used only for general corporate and working capital purposes. The Company's domestic subsidiaries have guaranteed the repayment of all amounts due under the facility, and repayment is secured by pledges of the capital stock, and all or substantially all of the assets, of those subsidiaries. The New Credit Facility prohibits acquisitions and the payment of cash dividends, restricts the ability of the Company to incur other indebtedness and requires the Company to comply with certain financial covenants. These financial covenants include provisions for maintenance of certain levels of earnings before interest, taxes, depreciation, amortization, certain levels of cash flows as defined by the New Credit Facility and other items specified in the loan agreement. The amount of availability under the New Credit Facility is now governed by a borrowing base which consists primarily of the accounts receivable and inventory of the Company and its subsidiaries, although the amount available under the revolving portion of the credit facility will decrease over time and upon the occurrence of certain specified events, such as a sale of assets outside the ordinary course of business. In addition, the Company and the subsidiaries are now required to (i) meet substantially more stringent reporting covenants, (ii) submit to collateral audits and (iii) deposit all revenues and receipts into lockbox accounts. Interest accrues at the prime rate as in effect from time to time, plus 2%, payable monthly. On October 22, 1999, and in contemplation of the Company's entering into the Merger Agreement, the syndicate of lenders entered into the Third Amendment to Loan Agreement (the "Third Amendment") with the Company, waiving certain defaults and suspending the breach of certain other covenants constituting an event of default until January 31, 2000. The Third Amendment also reduced the maximum aggregate loan amount under the Credit Facility to $76.0 million and revised the maturity date to January 31, 2000. However, at December 31, 1999, the Company exceeded the limit by approximately $0.3 million. In addition, fees accrue each quarter at the rate of 1.5% of the unpaid principal balance under the New Credit Facility. These fees of approximately $4.3 million are accrued at December 31, 1999, but, as provided in the Third Amendment, the fees will be waived if the Company repays all obligations under the Credit Facility by January 31, 2000. The entire Credit Facility was repaid on January 6, 2000, and the contingent fees were waived.

     In connection with the New Credit Facility, the syndicate of lenders were issued warrants to purchase up to 482,262 shares of the common stock of the Company, exercisable at $0.73 per share (10% below the market price of such common stock as of March 25, 1999), and granted certain registration rights with respect to the shares issuable upon exercise of the warrants. The warrants do not have an expiration date. The estimated fair value of the warrants at the date issued was $0.21 per share using a Black-Scholes option pricing model. The fair value of the warrants was recorded as deferred loan costs and is being amortized over the term of the Credit Facility. Under the Third Amendment, if the Company repays all obligations under the Credit Facility by January 31, 2000, the syndicate of lenders has agreed to return these warrants to the Company for cancellation. The entire Credit Facility was repaid on January 6, 2000, and the warrants were returned to the Company.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

     At December 31, 1999 the Company's outstanding borrowings under the Credit Facility were $76.3 million, bearing interest at 10.50%.

7. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Notes payable to former stockholders of Spin Safe, with
  annual installments of $100,000 beginning January 15,
  1998, non-interest bearing, due January 15, 2001,
  unsecured.................................................  $280,906   $200,000
Installment notes payable; interest ranging from 5.09% to
  10%, payable in monthly installments through 2006; secured
  by certain assets.........................................   700,068    433,754
                                                              --------   --------
                                                               980,974    633,754
Less: current maturities....................................   580,140    633,754
                                                              --------   --------
                                                              $400,834   $     --
                                                              ========   ========

     Notes payable outstanding at December 31, 1999, were subsequently paid in January 2000 (see Footnote 18). Therefore, the notes payable are classified as current liabilities in the accompanying December 31, 1999 consolidated balance sheet.

8. CONVERTIBLE SUBORDINATED DEBT:

     At December 31, 1999, outstanding convertible subordinated debt consisted of approximately $5.1 million aggregate principal amount of 5.0% notes due in 2002, $1.6 million aggregate principal amount of 5.5% notes due in 2004, $4.6 million aggregate principal amount of 5.5% notes due in 2002 and $0.4 million aggregate principal amount of 5.0% notes due 2003. These notes are convertible into shares of Common Stock at initial conversion prices ranging from $16.90 to $22.20 per share at the option of the holder in whole at any time. In connection with the proposed Merger, the Company's management negotiated a discount in the payment of the convertible subordinated notes with the holders of the notes if such payment was made by January 31, 2000. The discounted payments were made to the holders on January 6, 2000, therefore, the convertible subordinated debt is classified as current liabilities in the accompanying December 31, 1999 consolidated balance sheet.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

9. INCOME TAXES:

     The provision (benefit) for income taxes consisted of:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1997          1998          1999
                                                -----------   -----------   -----------
Current:
  U.S. Federal................................  $(1,026,565)  $(1,089,396)  $(2,031,653)
  State.......................................      513,854       661,728       284,949
                                                -----------   -----------   -----------
  Total current benefit.......................     (512,711)     (427,668)   (1,746,704)
Deferred:
  U.S. Federal................................     (478,127)      711,237     7,794,214
  State.......................................      (31,884)      136,367       324,860
                                                -----------   -----------   -----------
  Total deferred provision (benefit)..........     (510,011)      847,604     8,119,074
                                                -----------   -----------   -----------
Total income tax provision (benefit)..........  $(1,022,722)  $   419,936   $ 6,372,370
                                                ===========   ===========   ===========

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate to income before income taxes as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
Statutory federal income tax benefit........................   (34)%    (34)%    (34)%
Special compensation charge.................................    22%      --       --
Nondeductible goodwill......................................     2%      43%      25%
Other nondeductible expenses................................     3%      --       (5)%
State taxes, net of federal benefit of 34%..................     4%      33%       1%
Other.......................................................     1%      (1)%      4%
Allowance for valuation of deferred tax assets..............   (10)%     --       21%
                                                               ---      ---      ---
Effective income tax rate...................................   (12)%     41%      12%
                                                               ===      ===      ===

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

     Net deferred tax assets consist of the following:

                                                            DECEMBER 31
                                                     -------------------------
                                                        1998          1999
                                                     ----------   ------------
Current deferred tax assets:
  Accrued liabilities and valuation allowances not
     currently deductible..........................  $4,481,256   $  4,266,563
                                                     ----------   ------------
                                                      4,481,256      4,266,563
Noncurrent deferred tax assets:
  Net operating losses.............................   3,025,914      5,721,664
  Special compensation charge......................     802,050        802,050
  Amortization of intangibles......................          --      1,272,787
  Other............................................          --             --
                                                     ----------   ------------
                                                      3,827,964      7,796,501
Valuation allowance................................          --    (10,589,215)
                                                     ----------   ------------
Total deferred tax assets..........................  $8,309,220   $  1,473,849
                                                     ==========   ============
Noncurrent deferred tax liabilities:
  Depreciation of property, plant and equipment....  $ (700,812)  $   (246,482)
  Amortization of intangibles......................    (206,734)            --
                                                     ----------   ------------
                                                       (907,546)      (246,482)
                                                     ----------   ------------
Net deferred tax assets............................  $7,401,674   $  1,227,367
                                                     ==========   ============

     The Company records a valuation allowance for deferred tax assets when management believes it is more likely than not the asset will not be realized. Management has recorded a valuation allowance for this deferred tax asset as of December 31, 1999. The net operating loss carryforwards of approximately $15.4 million will only be realizable to the extent that the operating facilities generate income in the future.

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences representing deferred tax assets and liabilities result principally from the following:

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                      1997        1998        1999
                                                    ---------   --------   -----------
Deferred tax provision (benefit) during the year
  Net operating loss..............................  $ 644,022   $     --   $        --
  Special compensation charge.....................   (802,050)        --            --
  Depreciation....................................    128,843    302,804    (1,079,422)
  Accrued expenses................................    366,400    544,800    (1,390,719)
  Valuation allowance.............................   (847,226)        --    10,589,215
                                                    ---------   --------   -----------
          Total...................................  $(510,011)  $847,604   $ 8,119,074
                                                    =========   ========   ===========

     Certain deferred tax assets and liabilities were recorded with respect to purchase accounting for the Acquired Business during the year ended December 31, 1998.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

10. STOCKHOLDERS' EQUITY:

REVERSE STOCK SPLIT

     Prior to the SSI Merger, SSI and Invatec each effected a 0.68-for-one reverse stock split of its outstanding common stock. The accompanying financial statements have been prepared as if these splits had been effected as of the beginning of the earliest period presented.

SSI MERGER

     As a result of the SSI Merger: (i) the shares of SSI Common Stock and redeemable preferred stock outstanding as of October 31, 1997 were converted into shares of Common Stock; (ii) outstanding options and a warrant to purchase shares of SSI Common Stock were converted into options to purchase Common Stock; and (iii) SSI's authorized capital stock became 1,000 shares of SSI Common Stock, par value $1.00 per share, all of which have been issued and are outstanding and owned by Invatec. All share and per share information for the periods shown, except authorized shares, have been restated to reflect the merger as of the beginning of the earliest period presented.

INVATEC COMMON STOCK

     Invatec sold 3,852,500 shares of Common Stock in the IPO. The initial price to the public in the IPO was $13.00, and Invatec's proceeds from the IPO, net of an underwriting discount of $3.5 million and IPO expenses of $2.6 million, including approximately $1.5 million of expenses which were initially funded through advances obtained from Philip Services Corp. (collectively, with its subsidiaries), totaled $44.0 million.

     At December 31, 1999, the Company had reserved 600,769 shares of Common Stock for issuance on conversion of its outstanding convertible subordinated notes described in Note 8, 1,650,000 shares of Common Stock for issuance on the exercise of stock options under Invatec's 1997 Incentive Plan, of which options to purchase a total of 1,145,670 shares then were exercisable at exercise prices ranging from $1.00 per share to $17.00 per share and 482,262 for warrants issued to the Company's syndicate of lenders. The Company has not reserved a specific number of shares of Common Stock for issuance in payment of any Makeup Amount that may be due to certain former shareholders of the three 1998 Additional Acquired Businesses discussed in Note 3 because the Company has the option of paying the obligation in cash.

     Invatec's certificate of incorporation authorizes the issuance of up to
30.0 million shares of Common Stock, of which 10,220,117 shares were issued and outstanding as of December 31, 1999, and 5.0 million shares of preferred stock, none of which has been issued.

STOCK OPTIONS

     In 1996, the Company began a management stock option program that was discontinued in 1997. Under this program, the Company granted both shares of Common Stock and options to purchase shares of Common Stock to certain members of management. The options vested monthly and were exercisable at any time following the six-month period ending June 30 or December 31 in which the options were earned. The Company had reserved 200,000 shares of Common Stock for issuance in this program. During 1996, the Company granted 4,513 shares of Common Stock and options to purchase 71,899 shares of Common Stock. The options had an exercise price of $10.00 per share and are exercisable through July 1, 2001. In 1996, the Company recorded non-cash compensation expense of $26,548 for the 4,513 shares issued with a fair market value of $5.88 per share. No compensation expense was recorded for the options granted in 1996 because their exercise price exceeded the fair market value of the underlying shares ($5.88 per share). Prior to 1996, the Company had, from time to time, granted options to key employees

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES at or above the market value of the Common Stock. The options granted had exercise prices ranging from $5.00 to $20.00 per share. All but 50,000 options expired in 1996. The remaining options were exercised in June 1997.

1997 INCENTIVE PLAN

     The Company has adopted an incentive plan (the "Incentive Plan") that provides for the granting or awarding of stock options and other performance-based awards to key employees, nonemployee directors and independent contractors of the Company and its subsidiaries. The Incentive Plan aims to attract and retain the services of key employees and qualified independent directors and contractors by making stock option and other performance-based awards tied to the growth and performance of the Company. At December 31, 1999, Invatec had reserved 1,500,000 shares of Common Stock for use under the Incentive Plan. Beginning in the second quarter of 1998, the number of shares available for that use became the greater of 1,500,000 or 15% of the number of shares of Common Stock outstanding on the last day of the preceding quarter.

     The following table summarizes the stock options outstanding at December 31, 1999 and changes during the three years then ended:

                                                                      WEIGHTED-
                                                     SHARES UNDER      AVERAGE
                                                        OPTION      EXERCISE PRICE
                                                     ------------   --------------
Balance at December 31, 1996.......................     121,899         $ 7.94
  Warrants converted to options....................      15,000          10.00
  Granted..........................................   1,310,389           9.97
  Exercised........................................     (50,000)          5.00
  Cancelled........................................      (1,540)         10.00
                                                      ---------
Balance at December 31, 1997.......................   1,395,748           9.97
  Granted..........................................     586,236           3.40
  Exercised........................................     (23,500)          8.87
  Cancelled........................................    (502,500)         11.51
                                                      ---------
Balance at December 31, 1998.......................   1,455,984           6.81
  Granted..........................................          --             --
  Exercised........................................          --             --
  Cancelled........................................     (24,500)         11.16
                                                      ---------
Balance at December 31, 1999.......................   1,431,484           6.74
                                                      =========
Available for grant at December 31, 1999...........     195,016
                                                      =========

     The options outstanding at December 31, 1999 have exercise prices from $1.00 to $17.00 per share and a weighted average remaining contractual life of
5.02 years.

     At December 31, 1997, 1998, and 1999, the number of options exercisable was 533,873, 558,198, and 1,145,670, respectively, and the weighted average exercise price of those options was $9.97, $7.96, and $6.70, respectively. Subsequent to December 31, 1999, options with $1 exercise price were redeemed for the value of the options and the remaining options were cancelled.

     The Company accounts for options by applying APB Opinion No. 25, under which no compensation expense (other than described in Footnote 2) has been recognized. No options were granted in 1999.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

     If the Company had recorded 1997, 1998 and 1999 compensation cost for option grants consistent with SFAS No. 123, net loss and loss per share would have been resulted by the following pro forma amounts:

                                                        YEAR ENDED DECEMBER 31
                                               ----------------------------------------
                                                  1997          1998           1999
                                               -----------   -----------   ------------
Net Loss:
  As Reported................................  $(7,499,964)  $(1,414,973)  $(57,138,451)
  Pro forma..................................  $(8,350,661)  $(3,001,219)  $(65,045,306)
Loss Per Share:
  Basic
     As Reported.............................  $     (2.25)  $     (0.16)  $      (5.90)
     Pro forma...............................  $     (2.50)  $     (0.33)  $      (6.71)

     The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1997 and 1998 respectively: dividend yield of 0% and 0%; expected volatility of 48.43% and 50.27%; risk-free interest rate of 6.09% and 4.94%; and expected lives of 6.92 years and 7.0 years.

WARRANTS

     During 1997, Philip exercised warrants to purchase 680,768 shares of SSI Common Stock at an exercise price of $6.32 per share. Consideration for the exercise consisted of approximately $3.3 million of Philip promissory notes and approximately $1.2 million in cash. The Company used the Philip notes as part of the consideration it paid for Harley. See footnote 6 for the information regarding warrants issued to the Company's syndicate of lenders.

11. EARNINGS PER SHARE:

     The computation of earnings (loss) per share of Common Stock is presented in accordance with SFAS No. 128, "Earnings Per Share," based on the following shares of Common Stock outstanding:

                                                         1997        1998        1999
                                                       ---------   ---------   ---------
Issued and outstanding at January 1..................  1,481,919   7,890,198   9,664,562
Issued to acquire businesses (weighted)..............     25,016   1,116,316          --
Issued in connection with the Company's IPO
  (weighted).........................................    726,445          --          --
Issued in redemption of SSI Preferred Stock
  (weighted).........................................    228,192          --          --
Issued in connection with SSI and Invatec merger
  (weighted).........................................    170,105          --          --
Issued in partial payment of the Makeup Amount
  (weighted).........................................         --          --      27,397
Issued for stock options exercised and warrants
  exercised (weighted)...............................    766,303      18,401          --
                                                       ---------   ---------   ---------
Weighted average shares outstanding -- Basic and
  Diluted............................................  3,397,980   9,024,915   9,691,959
                                                       =========   =========   =========

     Common share equivalents including options to purchase 10,301 shares of Common Stock and $12.5 million of subordinated debt convertible into Common Stock at prices ranging from $16.90 to

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

$22.20 per share, outstanding at December 31, 1997, were not included in the computation of diluted EPS as their effect on EPS was antidilutive.

     Common share equivalents including options to purchase 258,583 shares of Common Stock, approximately 2.5 million shares of Common Stock assumed to be issued for guaranteed stock prices, and $11.7 million of subordinated debt convertible into Common Stock at prices ranging between $16.90 and $22.20 per share, outstanding at December 31, 1998, were not included in the computation of diluted EPS as their effect on EPS was antidilutive.

     Common share equivalents including options to purchase 201,589 shares of Common Stock, warrants to purchase 482,262 shares of Common Stock, approximately
3.5 million shares of Common Stock assumed to be issued for guaranteed stock prices, and $11.7 million of subordinated debt convertible into Common Stock at prices ranging between $16.90 and $22.20 per share, outstanding at December 31, 1999, were not included in the computation of diluted EPS as their effect on EPS was antidilutive.

12. REDEEMABLE PREFERRED STOCK:

     In 1995, SSI issued and sold 20,000 shares of its redeemable preferred stock to Philip for $2.0 million ($100 per share). In the SSI Merger in 1997, these shares, together with accrued dividends thereon, were converted into 154,958 shares of Common Stock.

13. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

     The Company leases warehouse space, office facilities and vehicles under noncancelable leases. Rental expense for 1997, 1998 and 1999 was approximately $822,400, $2,765,553, and $3,105,000 respectively. The following represents future minimum rental payments under noncancelable operating leases:

Year ending December 31 --
  2000...................................................  $3,007,486
  2001...................................................   2,382,838
  2002...................................................   1,406,691
  2003...................................................     523,289
  2004...................................................     399,462
  Thereafter.............................................   1,317,372
                                                           ----------
                                                           $9,037,138
                                                           ==========

LITIGATION

     In the ordinary course of its business, the Company has become involved in various legal actions. Management, after consultation with legal counsel, does not believe that the outcome of these legal actions will have a material effect on the Company's financial position or results of operations.

14. CERTAIN TRANSACTIONS:

     The Company had a management agreement with CATS, an entity then related by common ownership. Management fee expense for 1997 was approximately $353,000. This agreement terminated in 1997.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES

15. EMPLOYEE BENEFIT PLANS:

     The Company maintains certain 401(k) plans which allow eligible employees to defer a portion of their income through contributions to the plans. The Company contributed approximately $59,000, $596,000 and $793,000 to its plans during the years ended December 31, 1997, 1998, and 1999 respectively.

16. RELATIONSHIP WITH PHILIP:

     In 1996, Philip agreed to make certain advances to SSI to enable SSI, or its successors, to pursue a possible initial public offering. As a result of Philip's financial support of SSI's acquisition of Harley, Philip became a related party of the Company for financial statement presentation purposes effective January 31, 1997. In June 1997, Invatec entered into a funding arrangement with Philip pursuant to which Philip advanced funds to Invatec to pay costs related to the IPO and Invatec assumed SSI's obligation to repay the Philip advances and the related deferred offering costs funded with these advances.

     In connection with the IPO, Invatec issued 1,036,013 shares of Common Stock to Philip as payment of $8.6 million of indebtedness owed to Philip. Immediately after the IPO, Invatec repaid the remaining $3.0 million of indebtedness owed to Philip in cash.

17. SERVICE AND DISTRIBUTION AGREEMENTS:

     The Company purchases, sells and services various products under service and distribution agreements with its major suppliers. In general, these agreements are cancelable by the suppliers upon 30 to 60 days notice. Management does not anticipate cancellation of these agreements.

18. SUBSEQUENT EVENTS (UNAUDITED):

     On November 18, 1999, the Company entered into an Agreement and Plan of Merger with Flowserve. On November 22, 1999, Flowserve commenced the Tender Offer to purchase all shares of Common Stock at a price of $1.62 per share. The Tender Offer was successfully completed on January 6, 2000 and the Merger was effective as of January 13, 2000.

     In connection with the proposed merger, Company management negotiated discounted amounts (which are not reflected in the accompanying consolidated financial statements) with certain holders of convertible subordinated debt, its syndicate of lenders, holders of preferred stock of one of the Acquired Businesses, and former owners in regard to Makeup Amount obligations. The total amount discounted was approximately $10.8 million as follows: $3.8 million reduction in convertible subordinated debt, $4.3 million in waived bank fees, $2.2 million reduction in the Makeup Amount obligation, and $0.5 million in other obligations. The obligations were discounted contingent upon the discounted payments being made by January 31, 2000. The discounted obligations were paid prior to January 31, 2000. Post-merger costs such as employment agreements, severance and other employee- or restructuring-related costs are not reflected in the accompanying consolidated financial statements. Also, in connection with the Tender Offer, all options with $1 exercise price were redeemed for the value of the options and the remaining options were cancelled.

     Subsequent to December 31, 1999, the Company and two of its principal officers were named as defendants in a lawsuit alleging misrepresentation. Management believes that this lawsuit is without merit and, accordingly, no provision has been made in the accompanying financial statements for this matter. The outcome of this lawsuit is not determinable at this time.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners and Management Committee of
Ingersoll-Dresser Pump Company

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of partners' equity present fairly, in all material respects, the financial position of Ingersoll-Dresser Pump Company and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Florham Park, NJ
February 18, 2000, except for Note 1
"Acquisition of Halliburton's Interest" and
Note 16 for which the dates are September 12, 2000 and June 22, 2000, respectively.

                         INGERSOLL-DRESSER PUMP COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
                                      ASSETS

Current assets:
  Cash and cash equivalents.................................  $  49,859   $  28,456
  Marketable securities.....................................      3,268       3,607
  Accounts and notes receivable, less allowance for doubtful
     accounts of $7,928 in 1999 and $6,631 in 1998..........    200,215     209,352
  Due from partners.........................................      1,924      56,293
  Inventories, net of progress payments.....................    110,220     116,055
  Prepaid expenses..........................................      4,888       8,978
  Deferred income taxes.....................................     12,600      10,474
  Other current assets......................................      3,244       3,966
                                                              ---------   ---------
                                                                386,218     437,181
Investments in and advances with partially-owned equity
  companies.................................................     12,279      12,686
Due from partners...........................................         --     227,534
Property, plant and equipment, at cost:
  Land, buildings and improvements..........................    108,574     113,964
  Machinery and equipment...................................    179,924     240,592
  Less -- accumulated depreciation..........................   (114,094)   (243,714)
                                                              ---------   ---------
                                                                174,404     110,842
Intangible assets, net......................................     78,090         381
Goodwill, net...............................................    141,447       8,198
Other assets................................................      4,004       3,730
                                                              ---------   ---------
          Total assets......................................  $ 796,442   $ 800,552
                                                              =========   =========

LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Trade accounts payable and accruals.......................  $ 195,043   $ 224,827
  Due to partners...........................................     14,125       9,602
  Customers' advance payments...............................        886       4,512
  Short-term borrowings.....................................      1,302         733
                                                              ---------   ---------
                                                                211,356     239,674
Deferred income taxes.......................................     25,307       1,914
Postemployment liabilities..................................     67,159      79,727
Other non-current liabilities...............................         99         141
                                                              ---------   ---------
          Total liabilities.................................    303,921     321,456
                                                              ---------   ---------
Commitments and contingencies (Note 8)
  Partners' equity:
     Contributed capital....................................    425,953     377,357
     Accumulated earnings...................................     92,446     131,733
                                                              ---------   ---------
                                                                518,399     509,090
     Accumulated other comprehensive loss...................    (25,878)    (29,994)
                                                              ---------   ---------
          Partners' equity..................................    492,521     479,096
                                                              ---------   ---------
          Total liabilities and partners' equity............  $ 796,442   $ 800,552
                                                              =========   =========

   The accompanying notes are an integral part of these financial statements.

                         INGERSOLL-DRESSER PUMP COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Net sales...................................................  $838,390    $907,168    $865,092
Cost of goods sold..........................................   610,745     661,067     637,173
Selling, general and administrative expenses................   165,031     172,719     166,749
Restructuring charges.......................................       200       3,600      19,500
                                                              --------    --------    --------
  Operating income..........................................    62,414      69,782      41,670
Interest expense............................................     1,362       1,620       1,316
Other income, net...........................................     7,446       7,061       4,202
                                                              --------    --------    --------
  Earnings before income taxes..............................    68,498      75,223      44,556
Provision for income taxes..................................    18,965      16,573      13,228
                                                              --------    --------    --------
  Net earnings..............................................  $ 49,533    $ 58,650    $ 31,328
                                                              ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                         INGERSOLL-DRESSER PUMP COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $ 49,533    $ 58,650    $ 31,328
  Adjustments to arrive at net cash provided by operating
     activities:
     Depreciation and amortization..........................    18,251      18,971      20,096
     Loss(gain) on sale of property, plant and equipment....       508        (695)       (192)
     Equity earnings/losses, net of dividends...............      (284)        136         352
     Deferred income taxes..................................      (214)       (874)     (1,095)
     Other non-cash activity................................     2,500       1,453       1,392
     Changes in assets and liabilities
       (Increase) decrease in:
          Accounts and notes receivable.....................    (2,320)     (9,838)    (19,639)
          Inventories.......................................     4,383        (762)     (4,270)
          Other current and noncurrent assets...............       810         437       5,281
       (Decrease) increase in:
          Accounts payable and accruals.....................   (13,880)      6,030      36,697
          Other current and noncurrent liabilities..........    (5,742)      3,920      (6,645)
                                                              --------    --------    --------
  Net cash provided by operating activities.................    53,545      77,428      63,305
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (18,218)    (20,285)    (16,326)
  Proceeds from sales of property, plant and equipment......        --       1,728         505
  Increase in marketable securities.........................      (178)       (369)       (294)
  Cash (invested in) or advances (to) from equity
     companies..............................................       700         704        (673)
                                                              --------    --------    --------
     Net cash used in investing activities..................   (17,696)    (18,222)    (16,788)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings..............       684        (510)        160
  Increase in Due from partners.............................   (12,643)    (69,320)    (43,138)
                                                              --------    --------    --------
     Net cash used in financing activities..................   (11,959)    (69,830)    (42,978)
                                                              --------    --------    --------
     Effect of exchange rate changes on cash and cash
       equivalents..........................................    (2,487)        680      (4,143)
                                                              --------    --------    --------
     Net increase (decrease) in cash and cash equivalents...    21,403      (9,944)       (604)
Cash and cash equivalents -- beginning of year..............    28,456      38,400      39,004
                                                              --------    --------    --------
Cash and cash equivalents -- end of year....................  $ 49,859    $ 28,456    $ 38,400
                                                              ========    ========    ========
Cash paid during the year for:
  Interest..................................................  $  1,274    $  1,322    $    959
                                                              ========    ========    ========
  Taxes.....................................................  $ 22,591    $ 15,424    $  8,604
                                                              ========    ========    ========

        The accompanying notes are an integral part of these statements.

                         INGERSOLL-DRESSER PUMP COMPANY

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

                                                             ACCUMULATED
                                                                OTHER            TOTAL
                                CONTRIBUTED   ACCUMULATED   COMPREHENSIVE    COMPREHENSIVE
                                  CAPITAL      EARNINGS     INCOME (LOSS)    INCOME (LOSS)      TOTAL
                                -----------   -----------   --------------   --------------   ---------
                                                            (IN THOUSANDS)
At January 1, 1997............   $ 377,357     $ 41,755        $(18,066)                      $ 401,046
Net income....................                   31,328                         $ 31,328         31,328
Other comprehensive income
  Foreign currency translation
     adjustment...............                                  (16,018)         (16,018)       (16,018)
                                                                                --------
Total comprehensive income....                                                    15,310
                                 ---------     --------        --------         --------      ---------
At December 31, 1997..........     377,357       73,083         (34,084)                        416,356
Net income....................                   58,650                           58,650         58,650
Other comprehensive loss
  Foreign currency translation
     adjustment...............                                    4,090            4,090          4,090
                                                                                --------
Total comprehensive income....                                                    62,740
                                 ---------     --------        --------         --------      ---------
At December 31, 1998..........     377,357      131,733         (29,994)                        479,096
Net income....................                   49,533                           49,533         49,533
Offset of Due from partners...    (282,312)                                                    (282,312)
Other comprehensive income
  Foreign currency translation
     adjustment...............                                  (20,747)         (20,747)       (20,747)
                                                                                --------
Total comprehensive income....                                                  $ 28,786
                                                                                ========
Effect of push-down accounting
  for Ingersoll-Rand's
  purchase of Halliburton's
  interest....................     330,908      (88,820)         24,863                         266,951
                                 ---------     --------        --------                       ---------
At December 31, 1999..........   $ 425,953     $ 92,446        $(25,878)                      $ 492,521
                                 =========     ========        ========                       =========

        The accompanying notes are an integral part of these statements.

                         INGERSOLL-DRESSER PUMP COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. SUMMARY OF FORMATION AND OPERATIONS

BACKGROUND AND FORMATION

     On October 1, 1992, Ingersoll-Rand Company ("Ingersoll-Rand") and Dresser Industries, Inc. ("Dresser Industries") (collectively the "Original Partners") entered into a partnership agreement for the formation of Ingersoll-Dresser Pump Company (the "Company"), a general partnership owned 51 percent by Ingersoll-Rand Company and 49 percent by Dresser Industries, Inc. Upon formation, the Original Partners contributed substantially all of the operating assets (excluding domestic cash) and certain related liabilities which comprised their worldwide centrifugal and reciprocating pumps businesses. The Original Partners retained certain liabilities arising prior to the formation of the partnership and guaranteed receivables contributed at inception. In September 1998, Dresser Industries completed a merger with Halliburton Company ("Halliburton") and transferred its interest in the Company to Halliburton.

     On December 30, 1999, IDP Acquisition, LLC, a wholly-owned subsidiary of Ingersoll-Rand, acquired Halliburton's interest in the Company. Indirectly, Ingersoll-Rand wholly-owns the Company. During 1999, Ingersoll-Rand announced its plans to sell the Company.

OPERATIONS

     The Company principally serves the oil production and refining, chemical process, marine, agricultural, electric utility and general manufacturing industries. The Company was managed by a committee, on which, prior to the acquisition of the Halliburton interest, the partners had proportionate representation, based on their respective interest in the Company.

ACQUISITION OF HALLIBURTON'S INTEREST

     As described above, on December 30, 1999, IDP Acquisition, LLC, a wholly-owned subsidiary of Ingersoll-Rand, acquired Halliburton's interest in the Company for $377,480. The cost of this acquisition in excess of the book value of Halliburton's 49% interest, $266,951, has been recorded by the Company using push-down accounting. Accordingly, the excess of the purchase price over the book value of Halliburton's interest was allocated to the net tangible and identifiable intangible assets based on their respective fair values and the balance charged to goodwill. In addition, Halliburton's 49% interest in accumulated earnings and foreign currency translation adjustment were eliminated and charged to contributed capital.

     The excess of Ingersoll-Rand's basis over the book value of Halliburton's 49% interest has been allocated to the assets and liabilities of the Company as follows:

Total consideration......................................   $377,480
Book value of Halliburton's 49% interest.................    110,529
                                                            --------
  Basis in excess of book value..........................    266,951
Fair value greater(less) than book value of Halliburton's
  49% interest:
  Inventory..............................................      3,430
  Other current assets...................................       (572)
  Property, plant and equipment..........................     71,276
  Intangible assets......................................     76,884
  Non-current liabilities................................    (17,528)
                                                            --------
     Goodwill............................................   $133,461
                                                            ========

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

PROFORMA INFORMATION (UNAUDITED)

     If Ingersoll-Rand had acquired Halliburton's interest in the Company as of January 1, 1999 or January 1, 1998, operating income would have been decreased by $11,146 per year due to increased depreciation and amortization expense. There would be no effect on net sales.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

     The consolidated financial statements of the Company include all domestic and foreign wholly-owned and majority-owned subsidiaries. All material intercompany transactions and balances have been eliminated. Partially-owned equity companies are accounted for under the equity method.

USE OF ESTIMATES

     In conformity with generally accepted accounting principles, management has used estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

     The Company considers all highly liquid investments consisting primarily of treasury bills and notes, time deposits and commercial paper with a maturity of three months or less when purchased, to be cash equivalents. Marketable securities consist primarily of treasury bills, which are carried at cost, which approximates market value.

INVENTORIES

     Inventories are generally stated at cost, which is not in excess of market. Cost is based on the first-in, first-out (FIFO) method or average cost.

PROPERTY AND DEPRECIATION

     Property, plant and equipment is recorded at cost. The Company principally uses accelerated depreciation methods for assets placed in service prior to December 31, 1994 and the straight-line method for assets acquired subsequent to that date. Property, plant and equipment are depreciated over the assets' useful lives of 3-40 years. See Note 1 for a discussion of IDP Acquisition, LLC's acquisition of the 49% interest owned by Halliburton and its impact on property, plant and equipment. Depreciation expense was $17,910, $18,580 and $19,859 in 1999, 1998 and 1997, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, short-term borrowings, and accounts payable are a reasonable estimate of their fair value due to the short-term maturities of these instruments. See Note 13 for fair value of foreign exchange contracts.

INTANGIBLE ASSETS AND GOODWILL

     Goodwill, which is the excess of the purchase price of acquisitions over the fair value of the net assets acquired, is being amortized on a straight-line basis over various periods not exceeding 40 years. Intangible assets represent costs allocated to patents, tradenames, drawings, assembled workforce and other specifically identifiable assets arising from business acquisitions. These assets are amortized on a straight-

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

line basis over their estimated useful lives ranging from 9 to 40 years, with a weighted average life of 20 years. Goodwill and intangible assets relate primarily to the acquisition by IDP Acquisition, LLC of the 49% interest in the Company owned by Halliburton as described in Note 1. Intangible assets are evaluated for impairment whenever circumstances indicate that the carrying amounts may not be recoverable. Any impairment would be recognized when the expected future operating cash flows derived from such intangible asset is less than their carrying value.

INCOME TAXES

     The Company is a partnership and generally does not provide for U.S. federal and state income taxes since all partnership income and losses are allocated to the partners for inclusion in their respective income tax returns. Income taxes are provided on the taxable earnings of foreign subsidiaries. The Company applies Statement of Financial Accounting Standards ("SFAS") No. 109 for determining deferred income taxes. Deferred taxes are provided on temporary differences between assets and liabilities for financial reporting and tax purposes as measured by enacted tax rates expected to apply when temporary differences are settled or realized. A valuation allowance is established for deferred tax assets for which realization is not likely.

ENVIRONMENTAL COSTS

     Environmental expenditures relating to current operations are expensed or capitalized as appropriate. Expenditures relating to existing conditions caused by past operations, which do not contribute to current or future revenues, are expensed. Costs to prepare environmental site evaluations and feasibility studies are accrued when the Company commits to perform them. Any liabilities for remediation costs would be recorded when they are probable and reasonably estimable, generally the earlier of completion of feasibility studies or the Company's commitment to a plan of action. The assessment of the liability is calculated based on existing technology, does not reflect any offset for possible recoveries from insurance companies and is not discounted. The only environmental liabilities known to exist were caused prior to formation of the partnership and remain the responsibility of the Original Partners.

RESEARCH, ENGINEERING AND DEVELOPMENT COSTS

     Research and development expenditures, including some engineering costs, are expensed when incurred and amounted to $2,984, $3,768 and $3,602 in 1999, 1998 and 1997, respectively.

FOREIGN CURRENCY

     Assets and liabilities of foreign entities, where the local currency is the functional currency, have been translated at year-end exchange rates, and income and expenses have been translated using weighted average-for-the-year exchange rates. Adjustments resulting from translation have been recorded in partners' equity and are included in net earnings only upon sale or liquidation of the underlying foreign investment.

     For foreign subsidiaries where the U.S. dollar is the functional currency, inventory and property balances and related income statement accounts have been translated using historical exchange rates and resulting gains and losses have been credited or charged to net earnings.

     Foreign currency transactions and translations increased (decreased) other income by $86, $(1,094) and $887 in 1999, 1998 and 1997, respectively.

     The Company hedges certain foreign currency transactions and firm foreign currency commitments by entering into forward foreign exchange contracts (forward contracts). Gains and losses associated with currency rate changes on forward contracts hedging foreign currency transactions are recorded currently in

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

income. Gains and losses on forward contracts hedging firm foreign currency commitments are deferred off-balance sheet and included as a component of the related transaction; however, a loss is not deferred if deferral would lead to the recognition of a loss in future periods. Cash flows resulting from forward contracts are accounted for as hedges of identifiable transactions or events and classified in the same category as the cash flows from the items being hedged.

REVENUE RECOGNITION AND WARRANTIES

     Sales of products are recorded for financial reporting purposes generally when the products are shipped. Estimated provisions for warranties are recorded based on known problems and past experience.

STOCK-BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires companies to measure employee stock compensation plans based on the fair value method of accounting or to continue to apply APB No. 25, "Accounting for Stock Issued to Employees," and provide pro forma footnote disclosures under the fair value method in SFAS No. 123. The Company continues to apply the principles of APB No. 25 and has provided pro forma fair value disclosures in Note 14.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As amended, this Statement will become effective for the Company beginning January 1, 2001. The Statement requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in the fair value of derivatives will be recognized in earnings or other comprehensive income, depending on the designated purpose of the derivative. The Company is currently evaluating the impact of adopting the standard and will comply as required.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." As amended in June 2000, this bulletin will become effective in the fourth quarter of 2000. SAB 101 expresses the SEC staff's view regarding the application of generally accepted accounting principles to revenue recognition in financial statements. The Company is currently evaluating the impact of adopting the bulletin and will comply as required.

SUPPLEMENTAL CASH FLOW INFORMATION

     Non-cash investing activity of $266,951 for the year ended December 31, 1999 relates to the acquisition by IDP Acquisition, LLC of Halliburton's interest in the Company as described in Note 1. Non-cash financing activity for the year ended December 31, 1999 relates to the reclassification of the Due from Partners of $282,312 to equity as a result of the announced plans to sell the Company.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. INVENTORIES

     At December 31, inventories were as follows:

                                                                1999       1998
                                                              --------   --------
Raw materials and supplies..................................  $ 17,430   $ 19,348
Work-in-process.............................................    46,671     50,806
Finished goods..............................................    46,119     45,901
                                                              --------   --------
          Total.............................................  $110,220   $116,055
                                                              ========   ========

     Work-in-process inventory is stated after deducting customer progress payments of $11,498 and $12,177 in 1999 and 1998, respectively.

4. INTANGIBLES AND GOODWILL

     At December 31, intangibles were as follows:

                                                               1999      1998
                                                              -------   ------
Assembled Workforce.........................................  $18,400   $   --
Computer Software...........................................    4,100       --
Drawings....................................................   31,100       --
Distribution Network........................................    7,100       --
Trademarks..................................................   15,800       --
Other.......................................................    2,362    1,248
Less -- amortization........................................     (772)    (867)
                                                              -------   ------
          Total.............................................  $78,090   $  381
                                                              =======   ======

     Amortization of intangible assets was $133, $183 and $29 in 1999, 1998 and 1997, respectively.

     At December 31, goodwill was as follows:

                                                                1999      1998
                                                              --------   -------
Goodwill....................................................   142,661     9,214
Less -- amortization........................................    (1,214)   (1,016)
                                                              --------   -------
          Total.............................................  $141,447   $ 8,198
                                                              ========   =======

     Amortization of goodwill was $208 in 1999, 1998 and 1997.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

5. TRADE ACCOUNTS PAYABLE AND ACCRUALS

     At December 31, trade accounts payable and accruals were as follows:

                                                                1999       1998
                                                              --------   --------
Trade accounts payable......................................  $ 81,268   $ 98,695
Accrued:
  Compensation..............................................    35,622     33,912
  Vacation..................................................    10,433     11,084
  Income taxes..............................................     9,693     10,758
  Taxes other than income...................................     6,719      8,294
  Warranty expense..........................................    11,255     13,178
  Commissions...............................................    10,786     13,540
  Other.....................................................    29,267     35,366
                                                              --------   --------
                                                              $195,043   $224,827
                                                              ========   ========

6. INVESTMENTS IN PARTIALLY-OWNED EQUITY COMPANIES

     The Company has three investments, 50 percent in Niigata Worthington, 36.6 percent in Industrias Medina and 25 percent in Thompsons, Kelly & Lewis Pty. Ltd., which operate in similar lines of business. The Company's investments in and amounts due (to) from partially-owned equity companies amounted to $12,409 and $(130), respectively, at December 31, 1999 and $12,125 and $561, respectively, at December 31, 1998. The Company's investment in Industrias Medina is valued at zero at December 31, 1999 and 1998. The Company's equity in the net earnings of its partially-owned equity companies was $756, $286, and $795 in 1999, 1998 and, 1997, respectively. The Company received dividends based on its equity interests in these companies of $472, $422, and $1,147 in 1999, 1998, and 1997, respectively. The Company received royalties from partially-owned equity companies, included in other income, of $992, $875 and $1,200 in 1999, 1998 and 1997, respectively.

     In 1997, the Company established a reserve of $2.5 million for the estimated impact on outstanding receivables of the economic crisis in the Asia-Pacific region. During 1999, this reserve was released and recorded as other income as management believes the situation has now sufficiently improved and no reserve is considered necessary.

     Summarized financial information for these partially-owned equity companies at December 31, was:

                                                               1999      1998
                                                              -------   -------
Current assets..............................................  $42,189   $43,317
Property, plant and equipment, net..........................   23,567    24,317
Other assets................................................    3,365       750
                                                              -------   -------
          Total assets......................................  $69,121   $68,384
                                                              =======   =======
Current liabilities.........................................  $26,934   $32,048
Long-term debt..............................................    5,933     2,813
Other liabilities...........................................    1,222       821
          Total shareowners' equity.........................   35,032    32,702
                                                              -------   -------
          Total liabilities and shareowners' equity.........  $69,121   $68,384
                                                              =======   =======

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1999        1998         1997
                                                         ---------   ---------   ----------
Net sales..............................................   $84,349     $82,380     $104,308
                                                          =======     =======     ========
Gross profit...........................................   $19,489     $18,788     $ 24,650
                                                          =======     =======     ========
Net earnings...........................................   $ 2,617     $ 1,536     $  2,449
                                                          =======     =======     ========

7. CREDIT FACILITIES

     Credit facilities have been arranged with banks outside the United States under which the Company's foreign operating units may borrow on an overdraft or short-term note basis. Available foreign lines of credit were $14,827, of which $13,525 was unused at December 31, 1999.

8. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various litigation, claims and administrative proceedings, including environmental matters, arising in the normal course of business. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that recovery or liability with respect to these matters would not have a material effect on the financial condition or the results of operations of the Company for any year.

     In the normal course of business, the Company has issued several direct and indirect guarantees, including performance letters of credit, totaling approximately $97,308 at December 31, 1999. Management believes these guarantees will not adversely affect the consolidated financial statements.

     As of December 31, 1999 and 1998, the Company had no significant concentrations of credit risk in trade receivables due to the large number of customers which comprise its receivable base and their dispersion across different industries and countries.

     All principal manufacturing facilities are owned by the Company. Certain office and warehouse facilities, transportation vehicles and data processing equipment are leased. Total rental expense was $4,067, $5,033 and $5,375 in 1999, 1998 and 1997, respectively. Minimum lease payments required under noncancellable operating leases with terms in excess of one year for the next five years and thereafter, are as follows: $3,005 in 2,000, $1,794 in 2001, $1,471 in 2002, $919 in 2003, $591 in 2004 and $256 thereafter.

     The Company has entered into employment contracts with a number of its key executives and employees providing severance and stay bonuses, which become effective upon the sale of the Company by Ingersoll-Rand.

9. INCOME TAXES

     Earnings before income taxes for the years ended December 31 were attributable to the following jurisdictions:

                                                           1999      1998      1997
                                                          -------   -------   -------
United States...........................................  $30,808   $48,315   $17,461
Foreign.................................................   37,690    26,908    27,095
                                                          -------   -------   -------
          Total.........................................  $68,498   $75,223   $44,556
                                                          =======   =======   =======

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The provision for income taxes is summarized for the years ended December 31 as follows:

                                                           1999      1998      1997
                                                          -------   -------   -------
Current tax expense:
  United States.........................................  $   195   $   516   $   572
  Foreign...............................................   18,984    16,931    13,751
                                                          -------   -------   -------
  Total current.........................................   19,179    17,447    14,323
                                                          -------   -------   -------
Deferred tax expense (benefit):
  Foreign...............................................    2,106      (874)   (1,095)
  Valuation allowance...................................   (2,320)       --        --
                                                          -------   -------   -------
  Total deferred........................................     (214)     (874)   (1,095)
                                                          -------   -------   -------
  Total provision for income taxes......................  $18,965   $16,573   $13,228
                                                          =======   =======   =======

     During the year, the Company experienced a change in circumstances regarding the realizability of the net operating loss carryforward deferred tax asset associated with the Company's German operations. As a result of a significant, positive trend in the level of profitability of these German operations, a full reversal of the $2,320 valuation allowance against this deferred tax asset was deemed appropriate.

     The provision for income taxes differs from the amount of income taxes determined by applying the applicable U.S. statutory income tax rate to pretax income as a result of the following differences:

                                                              PERCENT OF PRETAX INCOME
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
Statutory U.S. rates........................................   35.0%    35.0%    35.0%
Increase (decrease) in rates resulting from:
  U.S. tax on partnership earnings not provided.............  (15.2)   (22.1)   (11.8)
  Foreign operations........................................   11.2      9.1      6.5
  Valuation allowance.......................................   (3.3)      --       --
                                                              -----    -----    -----
Effective tax rate..........................................   27.7%    22.0%    29.7%
                                                              =====    =====    =====

     The primary reason for the difference is that no U.S. federal or state taxes are levied upon the Company because it is a partnership for U.S. tax purposes. Under U.S. tax law, such taxes are levied upon the partners rather that the partnership.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     A summary of the deferred tax accounts at December 31 follows:

                                                                1999      1998
                                                              --------   -------
Current deferred assets and (liabilities):
  Differences between book and tax bases in inventory and
     receivables............................................  $    (73)  $   587
  Differences between book and tax expense for other
     employee related benefits and allowances...............       560       902
  Other reserves and valuation allowances in excess of tax
     deductions.............................................     6,876     3,339
  Other differences between tax and financial statement
     values.................................................     5,237     5,646
                                                              --------   -------
          Gross current deferred net tax assets.............    12,600    10,474
                                                              --------   -------
Noncurrent deferred tax assets and (liabilities):
  Book depreciation in excess of tax depreciation...........    (2,413)   (2,925)
  Difference between book and tax basis in plant and
     equipment and identifiable intangibles resulting from
     pushdown accounting....................................   (23,458)       --
  Net operating loss carryforwards..........................       564     3,331
                                                              --------   -------
     Gross noncurrent deferred net tax (liabilities) and
       assets...............................................   (25,307)      406
     Less: deferred tax valuation allowances................        --    (2,320)
                                                              --------   -------
          Total net deferred tax (liabilities) and assets...  $(12,707)  $ 8,560
                                                              ========   =======

10. RESTRUCTURING

     In the first quarter of 1996, the Company decided to close a steel foundry at one of its operations. In connection with this restructuring of its operations, the Company charged $4,500 to operating income for the year ended December 31, 1996, primarily for severance payments and pension benefits associated with work force reductions of 43 foundry employees, of which 35 were hourly and 8 were salaried. Other exit costs associated with the shutdown of $100, $500 and $200 were charged to operating income in 1997, 1998 and 1999, respectively.

Operational restructuring reserve at March 31, 1996.......   $ 4,500
  Payments applied against restructuring reserve in
     1996.................................................      (405)
                                                             -------
Operational restructuring reserve at December 31, 1996....     4,095
  Payments applied against restructuring reserve in
     1997.................................................    (4,095)
                                                             -------
Operational restructuring reserve at December 31, 1997....   $    --
                                                             =======

     In the first quarter of 1997, the Company approved a restructuring plan to close the pattern makers operations and to consolidate the administration of two of its operations. Pattern maker and administrative personnel were reduced by 18 employees, of which 6 were hourly and 12 were salaried. Restructuring expense of $1,600 was charged to operating income for the year ended December 31, 1997. The main components of the restructuring were termination benefits of $1,300 and other expenses of $300, all of which was paid during 1997.

     In the fourth quarter of 1997, the Company approved another restructuring plan to reduce administrative and sales personnel, consolidate repair and service operations and discontinue certain product lines. Personnel were reduced by 226 employees, of which 127 were hourly and 99 were salaried. The Company recognized charges of $17,800 to operating income for the year ended December 31, 1997, primarily for severance payments, pension and medical payments and $1,200 for inventory write-offs. Other exit costs associated with the shutdown of $3,100 and $2,400 of inventory write-offs were charged to

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

operating income in 1998. The inventory write-offs have been included in cost of goods sold in the respective years.

     In connection with the plan described above, the Company has incurred expenses associated with the operational restructuring as follows:

Operational restructuring reserve at November 20, 1997....  $ 17,800
  Payments applied against restructuring reserve in
     1997.................................................    (1,045)
                                                            --------
Operational restructuring reserve at December 31, 1997....    16,755
  Payments applied against restructuring reserve in
     1998.................................................   (15,385)
                                                            --------
Operational restructuring reserve at December 31, 1998....     1,370
  Payments applied against restructuring reserve in
     1999.................................................    (1,370)
                                                            --------
Operational restructuring reserve at December 31, 1999....  $     --
                                                            ========

11. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     The Company sponsors both pension and postretirement plans that cover most domestic employees and certain employees in other countries.

PENSION

     The Company's domestic salaried pension plans principally provide benefits based on a career-average earnings formula. The Company's domestic hourly pension plans provide benefits under flat-benefit formulas. Foreign plans provide benefits based on earnings and years of service. Some of the foreign plans require employee contributions based on the employee's earnings. The Company's policy is to fund an amount which could be in excess of the pension cost expensed, subject to the limitations posed by current statutes or tax regulations.

     Assets of the domestic pension plans are invested in equity securities, cash equivalents and debt securities. Assets of foreign pension plans are invested principally in equity securities.

OTHER POSTRETIREMENT BENEFITS

     The Company funds other postretirement benefit costs principally on a pay-as-you-go basis, with the retiree paying a portion of the costs. In situations where full-time employees retire from the Company between age 55 and 65, most are eligible to receive, at a cost to the retiree, certain health care benefits identical to those available to active employees. After attaining age 65, an eligible retiree's health care benefit coverage becomes coordinated with Medicare, with the retiree paying a portion of the cost of the coverage.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     Summary information on the Company's plans at December 31, was as follows:

                                              PENSION BENEFITS       OTHER BENEFITS
                                             -------------------   -------------------
                                               1999       1998       1999       1998
                                             --------   --------   --------   --------
Change in benefit obligation
  Benefit obligation at beginning of
     year..................................  $ 92,830   $ 84,096   $ 37,923   $ 30,083
  Service cost.............................     6,920      6,584        891        822
  Interest cost............................     6,332      5,957      2,587      2,478
  Plan participants' contributions.........     1,041      1,111        207        168
  Amendments...............................        20        915         --         --
  Plan transfers...........................     1,348         --         --         --
  Actuarial (gain) loss....................    (1,532)    (1,689)    (2,339)     6,582
  Benefits paid............................    (4,353)    (4,330)    (2,417)    (2,210)
  Expenses paid............................      (265)      (288)        --         --
  Special termination benefit..............        --         39         --         --
  Foreign exchange translation.............    (2,613)       435         --         --
                                             --------   --------   --------   --------
  Benefit obligation at end of year........    99,728     92,830     36,852     37,923
                                             --------   --------   --------   --------
Change in plan assets
  Fair value of plan assets at beginning of
     year..................................    68,096     54,489         --         --
  Actual return on plan assets.............     7,454      8,496         --         --
  Employer contribution....................    11,203      7,046         --         --
  Plan participants' contributions.........     1,041      1,111         --         --
  Benefits paid............................    (3,530)    (2,451)        --         --
  Expenses paid............................      (265)      (288)        --         --
  Foreign exchange translation.............      (561)      (307)        --         --
                                             --------   --------   --------   --------
  Fair value of plan assets at end of
     year..................................    83,438     68,096         --         --
  Funded status............................   (16,290)   (24,734)   (36,852)   (37,923)
  Unrecognized net actuarial (gain)........    (4,797)    (7,763)    (3,902)    (5,407)
  Unrecognized prior service cost..........     4,470      8,780     (3,603)    (7,695)
  Unrecognized transition obligation.......     1,660      3,798         --         --
                                             --------   --------   --------   --------
  Net amount recognized....................  $(14,957)  $(19,919)  $(44,357)  $(51,025)
                                             ========   ========   ========   ========
Amounts recognized in the balance sheet
  consist of:
  Prepaid (accrued) benefit cost...........  $    408   $ (2,244)  $     --   $     --
  Accrued benefit liability................   (16,049)   (17,918)   (44,357)   (51,025)
  Intangible asset.........................       684        243         --         --
                                             --------   --------   --------   --------
  Net amount recognized....................  $(14,957)  $(19,919)  $(44,357)  $(51,025)
                                             ========   ========   ========   ========

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     Weighted-average assumptions as of December 31 were as follows:

                                                        PENSION BENEFITS    OTHER BENEFITS
                                                        ----------------    --------------
                                                         1999      1998     1999     1998
                                                        ------    ------    -----    -----
Discount rate
  U.S. plans..........................................   7.5%      6.8%      7.5%     6.8%
  Foreign plans.......................................   6.0%      6.3%       --       --
Expected return on plan assets
  U.S. plans..........................................   9.0%      9.0%       --       --
  Foreign plans.......................................   7.8%      8.0%       --       --
Rate of compensation increase
  U.S. plans..........................................   5.3%      4.5%       --       --
  Foreign plans.......................................   3.5%      3.9%       --       --

     For measurement purposes, the per capita cost of covered health care benefits was assumed to increase at 6.0 percent for pre-65 benefits and 5.7 percent for post-65 benefits from 1999 to 2000. The rate was assumed to decrease gradually to 4.5 percent by 2003 and remain at that level thereafter.

                                      PENSION BENEFITS              OTHER BENEFITS
                                 ---------------------------   ------------------------
                                  1999      1998      1997      1999     1998     1997
                                 -------   -------   -------   ------   ------   ------
Components of net periodic
  benefit cost
  Service cost.................  $ 6,920   $ 6,584   $ 6,327   $  891   $  822   $  630
  Interest cost................    6,332     5,957     5,420    2,587    2,478    2,024
  Expected return on net
     assets....................   (6,020)   (5,015)   (3,609)      --       --       --
  Amortization of transition
     obligation................      701       713       709       --       --       --
  Amortization of prior service
     cost......................    1,232     1,016     1,063     (589)    (589)    (589)
  Recognized net actuarial
     gain......................      (42)     (162)      (52)     (96)    (232)    (790)
                                 -------   -------   -------   ------   ------   ------
  Net periodic benefit cost....  $ 9,123   $ 9,093   $ 9,858   $2,793   $2,479   $1,275
                                 =======   =======   =======   ======   ======   ======

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $73,203, $60,456, and $50,284, respectively, as of December 31, 1999, and $70,258, $59,916, and $41,871, respectively, as of
December 31, 1998.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percent-point change in assumed health care cost trend rates would have the following effects:

                                                            1-PERCENTAGE      1-PERCENTAGE
                                                           POINT INCREASE    POINT DECREASE
                                                           --------------    --------------
Effect on total of service and interest cost
  components.............................................      $  250            $  186
Effect on postretirement benefit obligation..............      $2,948            $2,690

     Most of the Company's domestic employees are covered by savings and other defined contribution plans. Employer contributions are determined based on criteria specific to the individual plans and amounted to $3,301, $3,384 and $3,367 in 1999, 1998 and 1997, respectively.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The Company's contribution relating to foreign defined contribution plans, insured plans and other foreign benefit plans were $1,726, $2,514 and $2,320 in 1999, 1998 and 1997 respectively.

12. RELATED PARTY TRANSACTIONS

     In the normal course of business, the Company engaged in sales and purchases of manufactured products with the Original Partners. Ingersoll-Rand provides services, such as accounting, legal and tax services to the Company. For this the Company paid a flat fee of $3,600 in 1999, 1998 and 1997. The fee was determined by mutual agreement of the Original Partners based on the estimated costs of the services provided. Management believes that the fee is reasonable, but may not necessarily be indicative of the costs that would have been incurred had the Company performed these functions.

     The Company recorded sales of $1,185, $1,979 and $3,124 and purchases of $5,087, $5,550 and $4,409 with the Original Partners and their affiliates in 1999, 1998 and 1997, respectively. They received rent from the Original Partners and their affiliates of $688, $749 and $668 in 1999, 1998 and 1997, respectively. The Company performs accounting services for several foreign locations of Ingersoll-Rand for a fee of $647, $1,003 and $1,197 in 1999, 1998 and 1997, respectively.

     Due to Ingersoll-Rand's intent to sell the Company, Ingersoll-Rand does not plan to reimburse the Company for advances and loans from the Company. Therefore the advances and loans due from Ingersoll-Rand have been offset and charged to Contributed Capital at December 31, 1999.

     Amounts due (to) from Original Partners are summarized as follows:

                                                               DECEMBER 31, 1999
                                                    ---------------------------------------
                                                    INGERSOLL-RAND   HALLIBURTON    TOTAL
                                                    --------------   -----------   --------
Trade accounts receivable.........................     $  1,885       $     39     $  1,924
                                                       ========       ========     ========
Accounts payable..................................     $(14,125)      $     --     $(14,125)
                                                       ========       ========     ========

                                                               DECEMBER 31, 1998
                                                    ---------------------------------------
                                                    INGERSOLL-RAND   HALLIBURTON    TOTAL
                                                    --------------   -----------   --------
Trade accounts receivable.........................     $  1,406       $     64     $  1,470
Advances and loans................................     $ 35,834       $ 18,989     $ 54,823
                                                       --------       --------     --------
                                                       $ 37,240       $ 19,053     $ 56,293
                                                       ========       ========     ========
Advances -- non-current...........................     $109,098       $118,436     $227,534
                                                       ========       ========     ========
Accounts payable..................................     $ (9,602)      $     --     $ (9,602)
                                                       ========       ========     ========

     Foreign loans, included in advances above, bear interest at rates from 2.5% to 4.75%. Interest income from these advances of $2,696, $4,601 and $3,025 have been included in other income in 1999, 1998 and 1997. Other third party interest income, also included in other income, was $1,315, $2,130 and $2,437 in 1999, 1998 and 1997.

13. FINANCIAL INSTRUMENTS

     The Company maintains significant operations in foreign countries. As a result of these global activities, the Company is exposed to changes in foreign currency exchange rates, which affect the results of operations and financial condition. The Company manages exposure to changes in foreign currency exchange rates through its normal operating and financing activities, as well as through the use of financial instruments.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     Generally, the only financial instruments the Company utilizes are forward exchange contracts.

     The purpose of the Company's hedging activities is to mitigate the impact of changes in foreign currency exchange rates. The Company attempts to hedge transaction exposures through natural offsets. To the extent that this is not practicable, major exposure areas considered for hedging include foreign currency denominated receivables and payables, intercompany loans, firm committed transactions, anticipated sales and purchases, and dividends relating to foreign subsidiaries. The following table summarizes by major currency the contractual amounts of the Company's forward contracts in U.S. dollars. Foreign currency amounts are translated at year-end rates at the respective reporting date. The "buy" amounts represent the U.S. equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the U.S. equivalents of commitments to sell foreign currencies. Some of the forward contracts involve the exchange of two foreign currencies according to local needs in foreign subsidiaries.

     At December 31, the contractual amounts were:

                                                        1999               1998
                                                  ----------------   -----------------
                                                    BUY      SELL      BUY      SELL
                                                  -------   ------   -------   -------
British pounds..................................  $26,719   $3,359   $12,647   $ 4,112
Deutsche marks..................................      748       --     3,501       878
Dutch guilders..................................       --       --       969       969
French francs...................................    2,105       --        --       313
Italian lire....................................   11,797       --     9,785        --
Euros...........................................   26,649    3,096        --        --
Spanish pesetas.................................    4,421    1,386       540     4,571
Others..........................................    5,191       --       398     2,654
                                                  -------   ------   -------   -------
          Total.................................  $77,630   $7,841   $27,840   $13,497
                                                  =======   ======   =======   =======

     Forward contracts utilized by the Company had maturities of one to twelve months.

     The Company's forward contracts that hedge transactions or firm commitments do not subject the Company to risk due to foreign exchange rate movement, since gains and losses on these contracts generally offset losses and gains on the assets, liabilities or other transactions being hedged. Contracts purchased to mitigate the variability of future cash flows of foreign subsidiaries bear market risk to the extent actual transacted amounts vary from the forecasted amounts. All gains and losses on these contracts have been included in earnings.

     The counterparties to the Company's forward contracts consist of a number of major international financial institutions. The credit ratings and concentration of risk of these financial institutions are monitored on a continuing basis and present no significant credit risk to the Company.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     The following table summarizes the estimated fair value of the Company's remaining financial instruments at December 31:

                                                               1999      1998
                                                              -------   -------
Forward contracts
  Contract (notional) amounts:
     Buy contracts..........................................  $77,630   $27,840
     Sell contracts.........................................    7,841    13,497
  Fair (market) values:
     Buy contracts..........................................   77,910    21,312
     Sell contracts.........................................    7,884    14,493

     Fair value of forward contracts are based on dealer quotes at the respective reporting dates.

14. STOCK BASED COMPENSATION PLANS

     The Company offers two stock based compensation plans to certain eligible employees. These programs -- the Ingersoll-Dresser Pump Phantom Stock Option Plan (the "Phantom Stock Plan") and the Ingersoll-Dresser Pump Long-Term Incentive Performance Plan (the "Long-Term Incentive Plan") -- are designed to reward the executive management of the Company for their contribution to the long term success of the Company and its Original Partners.

     Under the terms of the Phantom Stock Plan eligible employees receive phantom options, the exercise price of which is based on the fair market value of the common stock of the Original Partners. These phantom options vest ratably over a three-year period and expire 10 years after the date of the grant. Upon exercise, the phantom option holder is entitled to a cash payment equal to the difference between the fair market value of the Original Partners' common stock at the date of grant and the date the phantom option is exercised. The Company made an initial grant of phantom options to eligible employees on January 1, 1995, although the grant was deemed to have taken place on January 1, 1994 for vesting purposes. The maximum number of shares of common stock, with respect to which phantom options may be exercised pursuant to the Phantom Stock Option Plan, is 5,000,000 each of Ingersoll-Rand and Halliburton (formerly Dresser Industries). The phantom options based on the fair market value of the Ingersoll-Rand common stock can be exercised independently of the phantom options based on the Halliburton common stock, and vice versa. The Phantom Stock Plan does not issue shares, or options to purchase shares, in the common stock of the Original Partners. Subsequent to the purchase of Halliburton's interest in the Company by IDP Acquisition, LLC, the Phantom Stock Plan continues to be based on the common stock values of the Original Partners.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     Changes in phantom options outstanding under the Phantom Stock Plan were as follows:

                                    SHARES ON WHICH PHANTOM               OPTION PRICE
                                       OPTIONS ARE BASED                RANGE PER SHARE
                                  ----------------------------   ------------------------------
                                  INGERSOLL-RAND   HALLIBURTON   INGERSOLL-RAND    HALLIBURTON
                                  --------------   -----------   --------------   -------------
As of December 31, 1996.........      241,905        340,226     $21.25-$23.25    $19.13-$24.32
  Granted.......................      155,296        127,886             29.88            31.19
  Exercised.....................     (134,254)      (197,395)     21.25- 23.25     19.13- 24.32
                                     --------       --------
As of December 31, 1997.........      262,947        270,717     $21.25-$29.88    $19.13-$31.19
  Granted.......................      147,917        169,463             40.69            41.81
  Exercised.....................     (100,270)       (89,440)     21.25- 29.88     19.13- 31.19
                                     --------       --------
As of December 31, 1998.........      310,594        350,740     $21.25-$40.69    $19.13-$41.81
  Granted.......................       90,007         84,899             47.31            29.66
  Exercised.....................     (133,331)       (51,316)     21.25- 40.69     19.13- 41.81
                                     --------       --------
As of December 31, 1999.........      267,270        384,323     $21.25-$47.31    $19.13-$41.81
                                     ========       ========

     The following table summarizes information concerning currently outstanding and exercisable phantom options:

                    INGERSOLL-RAND
------------------------------------------------------
            OPTIONS       OUTSTANDING      OPTIONS
         OUTSTANDING AT     OPTIONS     EXERCISABLE AT
OPTION    DECEMBER 31,     REMAINING     DECEMBER 31,
PRICE         1999           LIFE            1999
------   --------------   -----------   --------------
$21.25        4,473            5             4,473
 23.25       21,049            6            21,049
 29.88       38,037            7             2,800
 40.69      113,704            8            19,848
 47.31       90,007            9            29,972

                     HALLIBURTON
------------------------------------------------------
            OPTIONS       OUTSTANDING      OPTIONS
         OUTSTANDING AT     OPTIONS     EXERCISABLE AT
OPTION    DECEMBER 31,     REMAINING     DECEMBER 31,
PRICE         1999           LIFE            1999
------   --------------   -----------   --------------
$19.13        4,637            5             4,637
 24.31       60,868            6            60,868
 31.19       70,324            7            44,221
 41.81      163,595            8            50,741
 29.66       84,899            9            28,271

     Under the terms of the Long-Term Incentive Plan, qualifying employees were awarded Ingersoll-Dresser Performance Units, which were based upon the value of one share of Ingersoll-Rand common stock and one share of Halliburton common stock. Cash payments were awarded to participants based on increases in the value of the Original Partners' common stock, and the return on invested capital of the Company. The Plan was based on a four-year cycle that ended on December 31, 1998. An interim payment was made after two years and the final payment was paid in February 1999. In the period between payouts, the increase in the value of the units was credited to individual participant accounts in the form of so-called common stock equivalents. The number of common stock equivalents credited to participants' accounts at December 31, 1998, was 42,238. The Long-Term Incentive Plan does not issue shares, or options to purchase shares, in the common stock of the Original Partners.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     As permitted by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Company continues to account for its stock-based compensation plans in accordance with Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. Accordingly, compensation expense of $4,163, $4,257 and $10,100 has been recognized in operating income for the years ended December 31, 1999, 1998 and 1997, respectively. Due to the nature of the plans, as described above, the Company determined that had compensation cost been determined consistent with the methodology presented under SFAS 123, there would be no impact on the Company's net income.

15. BUSINESS SEGMENT INFORMATION

     Effective January 1, 1998, the Company adopted SFAS No. 131 "Disclosure About Segments of an Enterprise and Related Information.," SFAS No. 131 requires disclosure of certain financial and descriptive information about operating segments. In addition, SFAS No. 131 requires disclosures about products and services, and geographic areas. Operating segments are defined as components of a Company engaging in business activities for which separate financial information is available and evaluated regularly by the chief operating decision maker in assessing performance and allocating resources.

     The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that the operating segments results are prepared on a management basis that is consistent with the manner in which the Company desegregates financial information for internal review and decision making. The Company evaluates performance based on operating income contribution rates.

INDUSTRIAL PRODUCTS

     The Industrial Products Segment refers to operations that produce standard products typically furnished to customers requiring a low level of customization. These pumps are largely sold through distributors and serve a variety of general manufacturing applications.

ENGINEERED PRODUCTS

     The Engineered Products Segment refers to operations that produce custom engineered pumps based on client specifications. These pumps service the oil production and refining, chemical process, marine, agricultural and electric utility markets.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     A summary of operations by reportable segments for the years ended December 31, was as follows:

                                                         1999       1998       1997
                                                       --------   --------   --------
INDUSTRIAL PRODUCTS
  Sales..............................................  $268,656   $330,084   $331,075
                                                       ========   ========   ========
  Operating income...................................  $ 11,907   $ 30,331   $ 33,973
                                                       ========   ========   ========
  Operating income as a percentage of sales..........       4.4%       9.2%      10.3%
                                                       ========   ========   ========
  Depreciation and amortization......................  $ 11,184   $  7,802   $  8,078
                                                       ========   ========   ========
ENGINEERED PRODUCTS
  Sales..............................................  $569,734   $577,084   $534,017
                                                       ========   ========   ========
  Operating income...................................  $ 48,431   $ 47,522   $ 31,121
                                                       ========   ========   ========
  Operating income as a percentage of sales..........       8.5%       8.2%       5.8%
                                                       ========   ========   ========
  Depreciation and amortization......................  $  7,067   $ 11,169   $ 12,018
                                                       ========   ========   ========
TOTAL
  Sales..............................................  $838,390   $907,168   $865,092
                                                       ========   ========   ========
  Operating income from reportable segments..........    60,338     77,853     65,094
  Restructuring expense..............................       200      3,600     19,500
  Unallocated corporate (income) expenses............    (2,276)     4,471      3,924
                                                       --------   --------   --------
  Total operating income.............................  $ 62,414   $ 69,782   $ 41,670
                                                       ========   ========   ========
  Operating income as a percentage of sales..........       7.4%       7.7%       4.8%
                                                       ========   ========   ========
  Depreciation and amortization......................  $ 18,251   $ 18,971   $ 20,096
                                                       ========   ========   ========

     Geographic customer sales by destination for the years ended December 31 were as follows:

                                                         1999       1998       1997
                                                       --------   --------   --------
SALES
  United States......................................  $353,756   $344,923   $291,100
  Foreign............................................   484,634    562,245    573,992
                                                       --------   --------   --------
          Total......................................  $838,390   $907,168   $865,092
                                                       ========   ========   ========

     Long-lived asset information by geographic area as of December 31 was as follows:

                                                                1999       1998
                                                              --------   --------
Long-lived assets
  United States.............................................  $268,214   $ 68,337
  Foreign...................................................   142,010     67,500
  Due from partners.........................................        --    227,534
                                                              --------   --------
          Total.............................................  $410,224   $363,371
                                                              ========   ========

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

16. GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS

     On August 8, 2000, Flowserve Corporation ("Flowserve") acquired the Company from the Partners. In connection with its purchase of the Company, Flowserve issued unsecured senior subordinated notes. The notes will be unconditionally guaranteed, jointly and severally, by certain subsidiaries of Flowserve, including its existing and subsequently acquired domestic subsidiaries.

     Accordingly, the following condensed consolidating financial information presents:

          (1) Condensed consolidating financial statements at December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997, of (a) the guarantor subsidiaries ("domestic"); (b) the nonguarantor subsidiaries ("foreign"); and (c) the Company on a consolidated basis, and

          (2) Elimination entries necessary to consolidate the guarantor and nonguarantor subsidiaries.

     Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor and nonguarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     Separate financial statements for the guarantor subsidiaries and the nonguarantor subsidiaries are not presented because management believes that such financial statements would not be meaningful to investors.

CONDENSED CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31, 1999
                                                  ----------------------------------------------
                                                  DOMESTIC   FOREIGN    ELIMINATIONS     TOTAL
                                                  --------   --------   ------------   ---------
                                             ASSETS

Current assets:
  Cash and cash equivalents.....................  $  6,038   $ 43,821   $         --   $  49,859
  Marketable securities.........................        --      3,268             --       3,268
  Accounts and notes receivable, net............    81,168    119,047             --     200,215
  Accounts receivable from affiliates...........     3,765     50,984        (54,749)         --
  Due from partners.............................     1,547        377             --       1,924
  Inventories, net of progress payments.........    61,930     47,240          1,050     110,220
  Other current assets..........................     2,724     18,008             --      20,732
                                                  --------   --------   ------------   ---------
                                                   157,172    282,745        (53,699)    386,218
Investment in affiliates........................   180,437         --       (180,437)         --
Property, plant and equipment, at cost:.........   145,237    143,330            (69)    288,498
  Less -- accumulated depreciation..............   (55,248)   (58,869)            23    (114,094)
                                                  --------   --------   ------------   ---------
                                                    89,989     84,461            (46)    174,404
Intangibles.....................................    65,943     12,147             --      78,090
Goodwill........................................   112,783     28,664             --     141,447
Other assets....................................    11,064      3,666          1,553      16,283
                                                  --------   --------   ------------   ---------
          Total assets..........................  $617,388   $411,683   $   (232,629)  $ 796,442
                                                  ========   ========   ============   =========

LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Trade accounts payable and accruals...........  $ 72,292   $122,593   $        158   $ 195,043
  Accounts payable from affiliates..............    48,589      5,245        (53,834)         --
  Due to partners...............................    13,538        587             --      14,125
  Other current liabilities.....................        --      2,188             --       2,188
                                                  --------   --------   ------------   ---------
                                                   134,419    130,613        (53,676)    211,356
Deferred income taxes...........................        --     25,307             --      25,307
Postemployment liabilities......................    50,689     16,470             --      67,159
Other non-current liabilities...................        99         --             --          99
                                                  --------   --------   ------------   ---------
          Total liabilities.....................   185,207    172,390        (53,676)    303,921
                                                  --------   --------   ------------   ---------
Partners' equity:
  Capital Stock.................................        --     96,374        (96,374)         --
  Contributed capital...........................   377,562    121,032        (72,641)    425,953
  Accumulated earnings..........................    54,619     37,657            170      92,446
                                                  --------   --------   ------------   ---------
                                                   432,181    255,063       (168,845)    518,399
  Accumulated other comprehensive loss..........        --    (15,770)       (10,108)    (25,878)
                                                  --------   --------   ------------   ---------
          Partners' equity......................   432,181    239,293       (178,953)    492,521
                                                  --------   --------   ------------   ---------
          Total liabilities and partners'
            equity..............................  $617,388   $411,683   $   (232,629)  $ 796,442
                                                  ========   ========   ============   =========

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATED BALANCE SHEET

                                                               DECEMBER 31, 1998
                                                ------------------------------------------------
                                                DOMESTIC     FOREIGN    ELIMINATIONS     TOTAL
                                                ---------   ---------   ------------   ---------
                                             ASSETS

Current assets:
  Cash and cash equivalents...................  $      --   $  28,456    $      --     $  28,456
  Marketable securities.......................         --       3,607           --         3,607
  Accounts and notes receivable, net..........     86,460     122,892           --       209,352
  Accounts receivable from affiliates.........    (16,314)     39,343      (23,029)           --
  Due from partners...........................      1,246      55,047           --        56,293
  Inventories, net of progress payments.......     64,921      50,541          593       116,055
  Other current assets........................      4,897      18,521           --        23,418
                                                ---------   ---------    ---------     ---------
                                                  141,210     318,407      (22,436)      437,181
Investment in affiliates......................    180,437                 (180,437)           --
Due from partners.............................    227,534          --           --       227,534
Property, plant and equipment, at cost:.......    175,499     179,125          (68)      354,556
  Less -- accumulated depreciation............   (117,743)   (126,017)          46      (243,714)
                                                ---------   ---------    ---------     ---------
                                                   57,756      53,108          (22)      110,842
Other assets..................................     14,471       8,972        1,552        24,995
                                                ---------   ---------    ---------     ---------
          Total assets........................  $ 621,408   $ 380,487    $(201,343)    $ 800,552
                                                =========   =========    =========     =========

                                LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Trade accounts payable and accruals.........  $  86,544   $ 138,443    $    (160)    $ 224,827
  Accounts payable to affiliates..............     30,410      (8,548)     (21,862)           --
  Due to partners.............................      8,963         639           --         9,602
  Other current liabilities...................         --       5,245           --         5,245
                                                ---------   ---------    ---------     ---------
                                                  125,917     135,779      (22,022)      239,674
Postemployment liabilities....................     57,529      22,198           --        79,727
Other non-current liabilities.................        112       1,943           --         2,055
                                                ---------   ---------    ---------     ---------
          Total liabilities...................    183,558     159,920      (22,022)      321,456
                                                ---------   ---------    ---------     ---------
Partners' equity:
  Capital Stock...............................         --      96,374      (96,374)           --
  Contributed capital.........................    360,301      89,195      (72,139)      377,357
  Accumulated earnings........................     77,549      54,884         (700)      131,733
                                                ---------   ---------    ---------     ---------
                                                  437,850     240,453     (169,213)      509,090
  Accumulated other comprehensive loss........         --     (19,886)     (10,108)      (29,994)
                                                ---------   ---------    ---------     ---------
          Partners' equity....................    437,850     220,567     (179,321)      479,096
                                                ---------   ---------    ---------     ---------
          Total liabilities and partners'
            equity............................  $ 621,408   $ 380,487    $(201,343)    $ 800,552
                                                =========   =========    =========     =========

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                       FOR THE YEAR ENDED DECEMBER 31, 1999
                                                   ---------------------------------------------
                                                   DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                   --------   --------   ------------   --------
Net sales........................................  $442,593   $430,593     $(34,796)    $838,390
Cost of goods sold...............................   339,526    305,687      (34,468)     610,745
Selling, general and administrative expenses.....    89,994     75,093          (56)     165,031
Restructuring charges............................       200         --           --          200
                                                   --------   --------     --------     --------
  Operating income...............................    12,873     49,813         (272)      62,414
Interest expense.................................        --      1,362           --        1,362
Dividend Income..................................     9,562         --       (9,562)          --
Other income (expense), net......................     7,984       (538)          --        7,446
                                                   --------   --------     --------     --------
  Earnings before income taxes...................    30,419     47,913       (9,834)      68,498
Provision for income taxes.......................       872     18,093           --       18,965
                                                   --------   --------     --------     --------
  Net earnings...................................  $ 29,547   $ 29,820     $ (9,834)    $ 49,533
                                                   ========   ========     ========     ========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1998
                                                   ---------------------------------------------
                                                   DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                   --------   --------   ------------   --------
Net sales........................................  $466,081   $476,693   $    (35,606)  $907,168
Cost of goods sold...............................   353,540    343,093        (35,566)   661,067
Selling, general and administrative expenses.....    94,693     78,026             --    172,719
Restructuring charges............................     2,200      1,440            (40)     3,600
                                                   --------   --------   ------------   --------
  Operating income...............................    15,648     54,134             --     69,782
Interest expense.................................        --      1,620             --      1,620
Dividend Income..................................    27,085         --        (27,085)        --
Other income (expense), net......................     6,501        560             --      7,061
                                                   --------   --------   ------------   --------
  Earnings before income taxes...................    49,234     53,074        (27,085)    75,223
Provision for income taxes.......................       515     16,058             --     16,573
                                                   --------   --------   ------------   --------
  Net earnings...................................  $ 48,719   $ 37,016   $    (27,085)  $ 58,650
                                                   ========   ========   ============   ========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1997
                                                   ---------------------------------------------
                                                   DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                   --------   --------   ------------   --------
Net sales........................................  $443,404   $460,683   $    (38,995)  $865,092
Cost of goods sold...............................   337,637    338,416        (38,880)   637,173
Selling, general and administrative expenses.....    85,735     81,176           (162)   166,749
Restructuring charges............................     4,804     14,696             --     19,500
                                                   --------   --------   ------------   --------
  Operating income...............................    15,228     26,395             47     41,670
Interest expense.................................        --      1,316             --      1,316
Dividend income..................................       713         --           (713)        --
Other income (expense), net......................     2,196      2,006             --      4,202
                                                   --------   --------   ------------   --------
  Earnings before income taxes...................    18,137     27,085           (666)    44,556
Provision for income taxes.......................       572     12,656             --     13,228
                                                   --------   --------   ------------   --------
  Net earnings...................................  $ 17,565   $ 14,429   $       (666)  $ 31,328
                                                   ========   ========   ============   ========

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       FOR THE YEAR ENDED DECEMBER 31, 1999
                                                   ---------------------------------------------
                                                   DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                   --------   --------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings...................................  $ 29,547   $ 29,820     $ (9,834)    $ 49,533
  Adjustments to arrive at net cash provided by
     operating activities:
     Depreciation and amortization...............     9,775      8,476           --       18,251
     Loss (gain) on sale of property, plant and
       equipment.................................       508         --           --          508
     Equity earnings/losses, net of dividends....      (284)        --           --         (284)
     Deferred income taxes.......................        --       (214)          --         (214)
     Other non-cash activity.....................     2,500         --           --        2,500
     Changes in assets and liabilities
       (Increase) decrease in assets.............    (7,836)   (20,554)      31,263        2,873
       (Decrease) increase in liabilities........     3,890      7,479      (30,991)     (19,622)
                                                   --------   --------     --------     --------
     Net cash provided by operating activities...    38,100     25,007       (9,562)      53,545
                                                   --------   --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................    (8,788)    (9,430)          --      (18,218)
  Increase in marketable securities..............        --       (178)          --         (178)
  Cash (invested in) or advances (to) from equity
     companies...................................       (61)       761           --          700
                                                   --------   --------     --------     --------
     Net cash used in investing activities.......    (8,849)    (8,847)          --      (17,696)
                                                   --------   --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings...        --        684           --          684
  Dividends paid by affiliates...................        --     (9,562)       9,562           --
  (Increase) decrease in Due from partners.......   (23,213)    10,570           --      (12,643)
                                                   --------   --------     --------     --------
     Net cash used in financing activities.......   (23,213)     1,692        9,562      (11,959)
                                                   --------   --------     --------     --------
     Effect of exchange rate changes on cash and
       cash equivalents..........................        --     (2,487)          --       (2,487)
                                                   --------   --------     --------     --------
     Net increase (decrease) in cash and cash
       equivalents...............................     6,038     15,365           --       21,403
Cash and cash equivalents -- beginning of year...        --     28,456           --       28,456
                                                   --------   --------     --------     --------
Cash and cash equivalents -- end of year.........  $  6,038   $ 43,821     $     --     $ 49,859
                                                   ========   ========     ========     ========

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       FOR THE YEAR ENDED DECEMBER 31, 1998
                                                   ---------------------------------------------
                                                   DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                   --------   --------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings...................................  $ 48,719   $ 37,016     $(27,085)    $ 58,650
  Adjustments to arrive at net cash provided by
     operating activities:
     Depreciation and amortization...............     9,649      9,322           --       18,971
     Loss(gain) on sale of property, plant and
       equipment.................................      (210)      (485)          --         (695)
     Equity earnings/losses, net of dividends....       136         --           --          136
     Deferred income taxes.......................        --       (874)          --         (874)
     Other non-cash activity.....................       621        832           --        1,453
     Changes in assets and liabilities
       (Increase) decrease in assets.............     7,469    (19,459)       1,827      (10,163)
       (Decrease) increase in liabilities........    26,652    (14,875)      (1,827)       9,950
                                                   --------   --------     --------     --------
     Net cash provided by operating activities...    93,036     11,477      (27,085)      77,428
                                                   --------   --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................    (6,731)   (13,554)          --      (20,285)
  Proceeds from sales of property, plant and
     equipment...................................       518      1,210           --        1,728
  Increase in marketable securities..............        --       (369)          --         (369)
  Cash (invested in) or advances (to) from equity
     companies...................................       329        375           --          704
                                                   --------   --------     --------     --------
     Net cash used in investing activities.......    (5,884)   (12,338)          --      (18,222)
                                                   --------   --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings...        --       (510)          --         (510)
  Dividends paid by affiliates...................        --    (27,085)      27,085           --
  (Increase) decrease in Due from partners.......   (87,500)    18,180           --      (69,320)
                                                   --------   --------     --------     --------
     Net cash used in financing activities.......   (87,500)    (9,415)      27,085      (69,830)
                                                   --------   --------     --------     --------
     Effect of exchange rate changes on cash and
       cash equivalents..........................        --        680           --          680
                                                   --------   --------     --------     --------
     Net increase (decrease) in cash and cash
       equivalents...............................      (348)    (9,596)          --       (9,944)
Cash and cash equivalents -- beginning of year...       348     38,052           --       38,400
                                                   --------   --------     --------     --------
Cash and cash equivalents -- end of year.........  $     --   $ 28,456     $     --     $ 28,456
                                                   ========   ========     ========     ========

                         INGERSOLL-DRESSER PUMP COMPANY

                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       FOR THE YEAR ENDED DECEMBER 31, 1997
                                                   ---------------------------------------------
                                                   DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                   --------   --------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings...................................  $ 17,559   $ 14,435      $ (666)     $ 31,328
  Adjustments to arrive at net cash provided by
     operating activities:
     Depreciation and amortization...............    11,395      8,701          --        20,096
     Loss(gain) on sale of property, plant and
       equipment.................................      (192)        --          --          (192)
     Equity earnings/losses, net of dividends....       352         --          --           352
     Deferred income taxes.......................        --     (1,095)         --        (1,095)
     Other non-cash activity.....................        --      1,392          --         1,392
     Changes in assets and liabilities
       (Increase) decrease in assets.............   (11,133)    (8,304)        809       (18,628)
       (Decrease) increase in liabilities........     8,311     22,567        (826)       30,052
                                                   --------   --------      ------      --------
     Net cash provided by operating activities...    26,292     37,696        (683)       63,305
                                                   --------   --------      ------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................    (9,065)    (7,261)         --       (16,326)
  Proceeds from sales of property, plant and
     equipment...................................       505         --          --           505
  Increase in marketable securities..............        --       (294)         --          (294)
  Sale (purchase) of investment in affiliates,
     net.........................................       640         --        (640)           --
  Cash (invested in) or advances (to) from equity
     companies...................................    (1,788)     1,115          --          (673)
                                                   --------   --------      ------      --------
     Net cash used in investing activities.......    (9,708)    (6,440)       (640)      (16,788)
                                                   --------   --------      ------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings...        --        160          --           160
  Return of affiliate capital....................        --       (610)        610            --
  Dividends paid by affiliates...................        --       (713)        713            --
  (Increase) decrease in Due from partners.......   (16,236)   (26,902)         --       (43,138)
                                                   --------   --------      ------      --------
     Net cash used in financing activities.......   (16,236)   (28,065)      1,323       (42,978)
                                                   --------   --------      ------      --------
     Effect of exchange rate changes on cash and
       cash equivalents..........................        --     (4,143)         --        (4,143)
                                                   --------   --------      ------      --------
     Net increase (decrease) in cash and cash
       equivalents...............................       348       (952)         --          (604)
Cash and cash equivalents -- beginning of year...        --     39,004          --        39,004
                                                   --------   --------      ------      --------
Cash and cash equivalents -- end of year.........  $    348   $ 38,052      $   --      $ 38,400
                                                   ========   ========      ======      ========

                         INGERSOLL-DRESSER PUMP COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              JUNE 30,    DECEMBER 31,
                                                                2000          1999
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................  $  23,566    $  49,859
  Marketable securities.....................................      2,043        3,268
  Accounts and notes receivable, less allowance for doubtful
     accounts of $9,517 in 2000 and $7,928 in 1999..........    178,848      200,215
  Due from partners.........................................      1,965        1,924
  Inventories, net of progress payments.....................    122,117      110,220
  Prepaid expenses..........................................      9,390        4,888
  Deferred income taxes.....................................      8,800       12,600
  Other current assets......................................      4,548        3,244
                                                              ---------    ---------
                                                                351,277      386,218
Investments in and advances with partially-owned equity
  companies.................................................     14,145       12,279
Property, plant and equipment, at cost:.....................    281,546      288,498
  Less -- accumulated depreciation..........................   (116,683)    (114,094)
                                                              ---------    ---------
     Net property, plant and equipment......................    164,863      174,404
Intangible assets, net......................................     75,622       78,090
Goodwill, net...............................................    139,675      141,447
Other assets................................................      3,017        4,004
                                                              ---------    ---------
          Total assets......................................  $ 748,599    $ 796,442
                                                              =========    =========

                           LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Trade accounts payable and accruals.......................  $ 187,420    $ 195,043
  Due to partners...........................................        188       14,125
  Customers' advance payments...............................      2,502          886
  Short-term borrowings.....................................        768        1,302
                                                              ---------    ---------
                                                                190,878      211,356
Deferred income taxes.......................................     24,789       25,308
Postemployment liabilities..................................     67,688       67,158
Other non-current liabilities...............................         90           99
                                                              ---------    ---------
          Total liabilities.................................    283,445      303,921
                                                              ---------    ---------
Partners' equity:
  Contributed capital.......................................    414,558      425,953
  Accumulated earnings......................................     89,982       92,446
                                                              ---------    ---------
                                                                504,540      518,399
  Accumulated other comprehensive loss......................    (39,386)     (25,878)
                                                              ---------    ---------
          Partners' equity..................................    465,154      492,521
                                                              ---------    ---------
          Total liabilities and partners' equity............  $ 748,599    $ 796,442
                                                              =========    =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         INGERSOLL-DRESSER PUMP COMPANY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Net sales...................................................  $363,409   $399,490
Cost of goods sold..........................................   279,792    295,575
Selling, general and administrative expense.................    77,672     81,317
                                                              --------   --------
  Operating income..........................................     5,945     22,598
Interest expense............................................       530        765
Other income, net...........................................       712      3,167
                                                              --------   --------
  Earnings before income taxes..............................     6,127     25,000
Provision for income taxes..................................     8,591     10,005
                                                              --------   --------
  Net earnings (loss).......................................  $ (2,464)  $ 14,995
                                                              ========   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         INGERSOLL-DRESSER PUMP COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).......................................  $ (2,464)  $ 14,995
  Adjustments to arrive at net cash provided by operating
     activities:
     Depreciation and amortization..........................    14,909      9,934
     Loss(gain) on sale of property, plant and equipment....       (52)       (67)
     Equity earnings/losses, net of dividends...............       588        286
     Changes in assets and liabilities:
       (Increase) decrease in assets........................    (2,764)    35,895
       (Decrease) increase in liabilities...................   (11,920)   (34,642)
                                                              --------   --------
     Net cash (used in) provided by operating activities....    (1,703)    26,401
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (4,804)    (5,886)
  Proceeds from sales of property, plant and equipment......       348        243
  Decrease in marketable securities.........................       975      1,470
  Cash (invested in) or advances (to) from equity
     companies..............................................    (2,430)       314
                                                              --------   --------
     Net cash used in investing activities..................    (5,911)    (3,859)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings..............      (532)       145
  Cash transferred to Partners..............................   (16,355)        --
  Increase in Due to (from) partners........................        --    (26,368)
                                                              --------   --------
     Net cash used in financing activities..................   (16,887)   (26,223)
                                                              --------   --------
     Effect of exchange rate changes on cash and cash
      equivalents...........................................    (1,792)    (2,333)
                                                              --------   --------
     Net increase (decrease) in cash and cash equivalents...   (26,293)    (6,014)
Cash and cash equivalents -- beginning of year..............    49,859     28,456
                                                              --------   --------
Cash and cash equivalents -- end of year....................  $ 23,566   $ 22,442
                                                              ========   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         INGERSOLL-DRESSER PUMP COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 1

     The accompanying unaudited interim financial statements and related notes should be read in conjunction with the consolidated financial statements of Ingersoll-Dresser Pump Company (the "Company") and related notes for the year ended December 31, 1999. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (all of which are of a normal recurring nature) necessary to present fairly the consolidated unaudited financial position and results of operations for the six months ended June 30, 2000, and 1999.

NOTE 2

     On December 30, 1999, IDP Acquisition, LLC, a wholly-owned subsidiary of Ingersoll-Rand, acquired Halliburton's interest in the Company for $377,480. The cost of this acquisition in excess of the book value of Halliburton's 49% interest, $266,951, has been recorded by the Company using pushdown accounting. Accordingly, the excess of the purchase price over the book value of Halliburton's interest was allocated to the net tangible and identifiable intangible assets based on their respective fair values and the balance charged to goodwill. In addition, Halliburton's 49% interest in accumulated earnings and foreign currency translation adjustment were eliminated and charged to contributed capital. The step up in the basis of property, plant and equipment as a result of pushdown accounting are being depreciated over the asset's useful lives of 3-40 years. Identifiable intangibles and goodwill resulting from pushdown accounting are being amortized over their useful lives of 9-40 years, with a weighted average life of 20 years for identifiable intangibles.

NOTE 3

     Inventories are generally stated at cost, which is not in excess of market. Cost is based on the first-in, first-out (FIFO) method or average cost. The composition of inventories follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2000         1999
                                                              --------   ------------
Raw materials and supplies..................................  $ 23,944     $ 17,430
Work-in-process.............................................    55,583       46,671
Finished goods..............................................    42,590       46,119
                                                              --------     --------
          Total.............................................  $122,117     $110,220
                                                              ========     ========

     Work-in-process inventory is stated after deducting customer progress payments of $13,902 and $11,498 in 2000 and 1999, respectively.

NOTE 4

     The components of comprehensive income (loss) are as follows:

                                                               FOR THE SIX MONTHS
                                                                 ENDED JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Net earnings................................................  $ (2,464)   $ 14,995
Other comprehensive income -- foreign currency translation
  adjustment................................................   (13,508)    (19,371)
                                                              --------    --------
Comprehensive income (loss).................................  $(15,972)   $ (4,376)
                                                              ========    ========

                         INGERSOLL-DRESSER PUMP COMPANY

                                  (UNAUDITED)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 5

     The decrease in earnings (loss) for the six months ended June 30, 2000 of ($2,464) as compared to the six months ended June 30, 1999 is primarily the result of a decrease in sales for the period and the following:

     - Operating income for the six months ended June 30, 2000 is negatively impacted by a $3,400 adjustment to increase inventory at December 31, 1999 resulting from pushdown accounting for Ingersoll-Rand's acquisition of the remaining 49% interest in the Company.

     - Increased depreciation and amortization expense as a result of applying pushdown accounting as described in Note 2 of $5,573.

     - Increase in effective tax rate as a result of earnings in foreign jurisdictions with higher tax rates and losses in the domestic business, which has no tax impact as a result of the Company being a United States partnership (approximate $6,100 impact).

     - Benefit of the change in the Company's vacation policy, effective January 1, 2000, for certain employees such that vacation is earned ratably over the year. Accordingly, included in administrative, selling and service engineering expense for the six months ended June 30, 2000 is a $2,547 reduction in the vacation accrual recorded at December 31, 1999.

NOTE 6

     A summary of operations by reportable segment is as follows:

                                                               FOR THE SIX MONTHS
                                                                 ENDED JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Sales
  Engineered products.......................................  $235,616    $262,450
  Industrial products.......................................   127,793     137,040
                                                              --------    --------
          Total.............................................  $363,409    $399,490
                                                              ========    ========
Operating Income
  Engineered products.......................................  $  5,936    $ 15,276
  Industrial products.......................................     3,505       7,749
  Unallocated corporate income (expenses)...................    (3,496)       (427)
                                                              --------    --------
          Total.............................................  $  5,945    $ 22,598
                                                              ========    ========

     The increase in the unallocated corporate expense is primarily due to the amortization of goodwill and identifiable intangibles related to the pushdown accounting for Ingersoll-Rand's acquisition of the remaining 49% interest in the Company as described in Note 2.

     No significant changes in assets by geographic area have occurred since December 31, 1999.

NOTE 7

     The Company is involved in various litigations, claims and administrative proceedings, including environmental matters, arising from the normal course of business. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional

                         INGERSOLL-DRESSER PUMP COMPANY

                                  (UNAUDITED)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that recovery or liability with respect to these matters would not have a material effect on the financial condition or the results of operations of the Company for any year.

     The Company has entered into employment contacts with a number of key executive and employees providing severance and stay bonuses, which become effective upon the sale of the Company by Ingersoll-Rand.

NOTE 8

     On August 8, 2000, Flowserve Corporation ("Flowserve") acquired the Company from Ingersoll-Rand for $775,000. In connection with its purchase of the Company, Flowserve issued unsecured senior subordinated notes. The notes will be unconditionally guaranteed, jointly and severally, by certain subsidiaries of Flowserve, including its existing and subsequently acquired domestic subsidiaries.

     Accordingly, the following condensed consolidating financial information presents:

          (1) Condensed consolidating financial statements at June 30, 2000 and December 31, 1999 and for the six months ended June 30, 2000 and 1999, of
     (a) the guarantor subsidiaries ("domestic"); (b) the nonguarantor subsidiaries ("foreign"); and (c) the Company on a consolidated basis, and

          (2) Elimination entries necessary to consolidate the guarantor and nonguarantor subsidiaries.

                         INGERSOLL-DRESSER PUMP COMPANY

                                  (UNAUDITED)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATING BALANCE SHEET

                                                                  JUNE 30, 2000
                                                  ----------------------------------------------
                                                  DOMESTIC   FOREIGN    ELIMINATIONS     TOTAL
                                                  --------   --------   ------------   ---------
                                             ASSETS

Current assets:
  Cash and cash equivalents.....................  $    113   $ 23,453    $      --     $  23,566
  Marketable securities.........................        --      2,043           --         2,043
  Accounts and notes receivable, net............    68,575    110,273           --       178,848
  Accounts receivable from affiliates...........     4,164     43,855      (48,019)           --
  Due from partners.............................     1,756        209           --         1,965
  Inventories, net of progress payments.........    63,003     59,293         (179)      122,117
  Other current assets..........................     4,288     18,450           --        22,738
                                                  --------   --------    ---------     ---------
                                                   141,899    257,576      (48,198)      351,277
Investment in affiliates........................   180,437         --     (180,437)           --
Property, plant and equipment, at cost:.........   146,387    135,227          (68)      281,546
  Less -- accumulated depreciation..............   (60,754)   (55,949)          20      (116,683)
                                                  --------   --------    ---------     ---------
                                                    85,633     79,278          (48)      164,863
Intangibles.....................................    64,152     11,470           --        75,622
Goodwill........................................   111,363     28,312           --       139,675
Other assets....................................    10,655      4,954        1,553        17,162
                                                  --------   --------    ---------     ---------
          Total assets..........................  $594,139   $381,590    $(227,130)    $ 748,599
                                                  ========   ========    =========     =========

                                LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Trade accounts payable and accruals...........  $ 81,908   $107,975    $  (2,463)    $ 187,420
  Accounts payable from affiliates..............    42,561      5,101      (47,662)           --
  Due to partners...............................        18        170           --           188
  Other current liabilities.....................        --      3,270           --         3,270
                                                  --------   --------    ---------     ---------
                                                   124,487    116,516      (50,125)      190,878
Deferred income taxes...........................        --     24,789           --        24,789
Postemployment liabilities......................    51,323     16,365           --        67,688
Other non-current liabilities...................        90         --           --            90
                                                  --------   --------    ---------     ---------
          Total liabilities.....................   175,900    157,670      (50,125)      283,445
                                                  --------   --------    ---------     ---------
Partners' equity:
  Capital Stock.................................        --     96,374      (96,374)           --
  Contributed capital...........................   371,507    119,509      (76,458)      414,558
  Accumulated earnings..........................    46,732     37,319        5,931        89,982
                                                  --------   --------    ---------     ---------
                                                   418,239    253,202     (166,901)      504,540
  Accumulated other comprehensive loss..........        --    (29,282)     (10,104)      (39,386)
                                                  --------   --------    ---------     ---------
          Partners' equity......................   418,239    223,920     (177,005)      465,154
                                                  --------   --------    ---------     ---------
          Total liabilities and partners'
            equity..............................  $594,139   $381,590    $(227,130)    $ 748,599
                                                  ========   ========    =========     =========

                         INGERSOLL-DRESSER PUMP COMPANY

                                  (UNAUDITED)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATING BALANCE SHEET

                                                                DECEMBER 31, 1999
                                                  ----------------------------------------------
                                                  DOMESTIC   FOREIGN    ELIMINATIONS     TOTAL
                                                  --------   --------   ------------   ---------
                                             ASSETS

Current assets:
  Cash and cash equivalents.....................  $  6,038   $ 43,821    $      --     $  49,859
  Marketable securities.........................        --      3,268           --         3,268
  Accounts and notes receivable, net............    81,168    119,047           --       200,215
  Accounts receivable from affiliates...........     3,765     50,984      (54,749)           --
  Due from partners.............................     1,547        377           --         1,924
  Inventories, net of progress payments.........    61,930     47,240        1,050       110,220
  Other current assets..........................     2,724     18,008           --        20,732
                                                  --------   --------    ---------     ---------
                                                   157,172    282,745      (53,699)      386,218
Investment in affiliates........................   180,437         --     (180,437)           --
Property, plant and equipment, at cost:.........   145,237    143,330          (69)      288,498
  Less -- accumulated depreciation..............   (55,248)   (58,869)          23      (114,094)
                                                  --------   --------    ---------     ---------
                                                    89,989     84,461          (46)      174,404
Intangibles.....................................    65,943     12,147           --        78,090
Goodwill........................................   112,783     28,664           --       141,447
Other assets....................................    11,064      3,666        1,553        16,283
                                                  --------   --------    ---------     ---------
          Total assets..........................  $617,388   $411,683    $(232,629)    $ 796,442
                                                  ========   ========    =========     =========

                                LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Trade accounts payable and accruals...........  $ 72,292   $122,593    $     158     $ 195,043
  Accounts payable from affiliates..............    48,589      5,245      (53,834)           --
  Due to partners...............................    13,538        587           --        14,125
  Other current liabilities.....................        --      2,188           --         2,188
                                                  --------   --------    ---------     ---------
                                                   134,419    130,613      (53,676)      211,356
Deferred income taxes...........................        --     25,307           --        25,307
Postemployment liabilities......................    50,689     16,470           --        67,159
Other non-current liabilities...................        99         --           --            99
                                                  --------   --------    ---------     ---------
          Total liabilities.....................   185,207    172,390      (53,676)      303,921
                                                  --------   --------    ---------     ---------
Partners' equity:
  Capital Stock.................................        --     96,374      (96,374)           --
  Contributed capital...........................   377,562    121,032      (72,641)      425,953
  Accumulated earnings..........................    54,619     37,657          170        92,446
                                                  --------   --------    ---------     ---------
                                                   432,181    255,063     (168,845)      518,399
  Accumulated other comprehensive loss..........        --    (15,770)     (10,108)      (25,878)
                                                  --------   --------    ---------     ---------
          Partners' equity......................   432,181    239,293     (178,953)      492,521
                                                  --------   --------    ---------     ---------
          Total liabilities and partners'
            equity..............................  $617,388   $411,683    $(232,629)    $ 796,442
                                                  ========   ========    =========     =========

                         INGERSOLL-DRESSER PUMP COMPANY

                                  (UNAUDITED)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                         FOR THE YEAR ENDED JUNE 30, 2000
                                                   ---------------------------------------------
                                                   DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                   --------   --------   ------------   --------
Net sales........................................  $192,040   $186,730     $(15,361)    $363,409
Cost of goods sold...............................   156,922    138,228      (15,358)     279,792
Selling, general and administrative expenses.....    47,518     35,919       (5,765)      77,672
Restructuring charges............................        --         --           --           --
                                                   --------   --------     --------     --------
  Operating income...............................   (12,400)    12,583        5,762        5,945
Interest expense.................................        --        530           --          530
Dividend Income..................................     2,154         --       (2,154)          --
Other income (expense), net......................     2,626     (1,914)          --          712
                                                   --------   --------     --------     --------
  Earnings before income taxes...................    (7,620)    10,139        3,608        6,127
Provision for income taxes.......................       263      8,328           --        8,591
                                                   --------   --------     --------     --------
  Net earnings...................................  $ (7,883)  $  1,811     $  3,608     $ (2,464)
                                                   ========   ========     ========     ========

                                                         FOR THE YEAR ENDED JUNE 30, 1999
                                                   ---------------------------------------------
                                                   DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                   --------   --------   ------------   --------
Net sales........................................  $214,588   $199,253     $(14,351)    $399,490
Cost of goods sold...............................   168,049    141,877      (14,351)     295,575
Selling, general and administrative expenses.....    44,291     37,463         (437)      81,317
Restructuring charges............................        --         --           --           --
                                                   --------   --------     --------     --------
  Operating income...............................     2,248     19,913          437       22,598
Interest expense.................................        --        765           --          765
Dividend Income..................................     8,993         --       (8,993)          --
Other income (expense), net......................     3,376       (209)          --        3,167
                                                   --------   --------     --------     --------
  Earnings before income taxes...................    14,617     18,939       (8,556)      25,000
Provision for income taxes.......................       669      9,336           --       10,005
                                                   --------   --------     --------     --------
  Net earnings...................................  $ 13,948   $  9,603     $ (8,556)    $ 14,995
                                                   ========   ========     ========     ========

                         INGERSOLL-DRESSER PUMP COMPANY

                                  (UNAUDITED)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

                                                          FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                                       ---------------------------------------------
                                                       DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                       --------   --------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.......................................  $(7,883)   $  1,811     $ 3,608      $ (2,464)
  Adjustments to arrive at net cash provided by
     operating activities:
     Depreciation and amortization...................   10,420       8,308      (3,819)       14,909
     Loss(gain) on sale of property, plant and
       equipment.....................................      (52)         --          --           (52)
     Equity earnings/losses, net of dividends........      588          --          --           588
     Changes in assets and liabilities
       (Increase) decrease in assets.................    9,757      (7,020)     (5,501)       (2,764)
       (Decrease) increase in liabilities............   (7,469)     (8,009)      3,558       (11,920)
                                                       -------    --------     -------      --------
     Net cash provided by operating activities.......    5,361      (4,910)     (2,154)       (1,703)
                                                       -------    --------     -------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............................   (1,044)     (3,760)         --        (4,804)
  Proceeds from sales of property, plant and
     equipment.......................................      272          76          --           348
  Increase in marketable securities..................       --         975          --           975
  Cash (invested in) or advances (to) from equity
     companies.......................................   (2,430)         --          --        (2,430)
                                                       -------    --------     -------      --------
     Net cash used in investing activities...........   (3,202)     (2,709)         --        (5,911)
                                                       -------    --------     -------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings.......       --        (532)         --          (532)
  Dividends paid by affiliates.......................       --      (2,154)      2,154            --
  Cash transferred to Partners.......................   (8,084)     (8,271)         --       (16,355)
                                                       -------    --------     -------      --------
     Net cash used in financing activities...........   (8,084)    (10,957)      2,154       (16,887)
                                                       -------    --------     -------      --------
     Effect of exchange rate changes on cash and cash
       equivalents...................................       --      (1,792)         --        (1,792)
                                                       -------    --------     -------      --------
     Net increase (decrease) in cash and cash
       equivalents...................................   (5,925)    (20,368)         --       (26,293)
Cash and cash equivalents -- beginning of year.......    6,038      43,821          --        49,859
                                                       -------    --------     -------      --------
Cash and cash equivalents -- end of year.............  $   113    $ 23,453     $    --      $ 23,566
                                                       =======    ========     =======      ========

                         INGERSOLL-DRESSER PUMP COMPANY

                                  (UNAUDITED)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

                                                       FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                    ---------------------------------------------
                                                    DOMESTIC   FOREIGN    ELIMINATIONS    TOTAL
                                                    --------   --------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings....................................  $ 13,948   $  9,603     $(8,556)     $ 14,995
  Adjustments to arrive at net cash provided by
    operating activities:
    Depreciation and amortization.................     5,157      4,777          --         9,934
    Loss(gain) on sale of property, plant and
       equipment..................................        --        (67)         --           (67)
    Equity earnings/losses, net of dividends......       286         --          --           286
    Changes in assets and liabilities
       (Increase) decrease in assets..............    (7,560)    41,966       1,489        35,895
       (Decrease) increase in liabilities.........   (16,526)   (16,190)     (1,926)      (34,642)
                                                    --------   --------     -------      --------
    Net cash provided by operating activities.....    (4,695)    40,089      (8,993)       26,401
                                                    --------   --------     -------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................    (3,148)    (2,738)         --        (5,886)
  Proceeds from sales of property, plant and
    equipment.....................................       243         --          --           243
  Increase in marketable securities...............        --      1,470          --         1,470
  Cash (invested in) or advances (to) from equity
    companies.....................................       314         --          --           314
                                                    --------   --------     -------      --------
    Net cash used in investing activities.........    (2,591)    (1,268)         --        (3,859)
                                                    --------   --------     -------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings....        --        145          --           145
  Dividends paid by affiliates....................        --     (8,993)      8,993            --
  Cash transferred to Partners....................        --         --          --
  (Increase) decrease in Due from partners........     7,304    (33,672)         --       (26,368)
                                                    --------   --------     -------      --------
    Net cash used in financing activities.........     7,304    (42,520)      8,993       (26,223)
                                                    --------   --------     -------      --------
    Effect of exchange rate changes on cash and
       cash equivalents...........................        --     (2,333)         --        (2,333)
                                                    --------   --------     -------      --------
    Net increase (decrease) in cash and cash
       equivalents................................        18     (6,032)         --        (6,014)
Cash and cash equivalents -- beginning of year....        --     28,456          --        28,456
                                                    --------   --------     -------      --------
Cash and cash equivalents -- end of year..........  $     18   $ 22,424     $    --      $ 22,442
                                                    ========   ========     =======      ========

              PRINCIPAL EXECUTIVE OFFICE OF FLOWSERVE FINANCE B.V.
                                 Parallelweg 6
                               Etten-Leur 4870 AA
                                The Netherlands

                            INDEPENDENT ACCOUNTANTS

                           PRICEWATERHOUSECOOPERS LLP
                          2001 Ross Avenue, Suite 1800
                              Dallas, Texas 75201

                                 LEGAL ADVISORS

                                 To the Company

                              SHEARMAN & STERLING
                              599 Lexington Avenue
                         New York, New York 10022-6069

                                As to Dutch Law

                       DE BRAUW BLACKSTONE WESTBROEK N.V.
                             LINKLATERS & ALLIANCE
                                  Tripolis 300
                             Burgerweeshuispad 301
                                 Postbus 75084
                       1070 AB Amsterdam, The Netherlands

            TRUSTEE, REGISTRAR, PRINCIPAL PAYING AND TRANSFER AGENT

                              THE BANK OF NEW YORK
                       101 Barclay Street, Floor 21 West
                            New York, New York 10286

                 LISTING AGENT, PAYING AGENT AND TRANSFER AGENT

                    BANQUE INTERNATIONALE A LUXEMBOURG S.A.
                                69 route d'Esch
                               L-1470 Luxembourg

                                 FLOWSERVE LOGO

                               Offer To Exchange
                   12 1/4% Senior Subordinated Notes due 2010
                              for all Outstanding
                   12 1/4% Senior Subordinated Notes due 2010
             ($290,000,000 aggregate principal amount outstanding)

                                      and

                               Offer To Exchange
                   12 1/4% Senior Subordinated Notes due 2010
                              for all Outstanding
                   12 1/4% Senior Subordinated Notes due 2010
             (E100,000,000 aggregate principal amount outstanding)

                               -----------------

                                   PROSPECTUS
                               -----------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FLOWSERVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 722 through 726 of the New York Business Corporation Law (the "BCL) grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

     Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for improper payment of dividends, improper purchase of the shares of the corporation, improper distribution of assets to shareholders after dissolution of the corporation and improper making of any loan, or (iv) for any transaction from which the director receives an improper personal benefit or other advantage.

     Flowserve's Restated Certificate of Incorporation includes the provision permitted by Section 402(b) of the BCL.

     Flowserve's By-Laws provide that Flowserve shall indemnify its present or future directors and officers from and against any and all liabilities and expenses to the maximum extent permitted by the BCL as the same presently exists or to the greater extent permitted by any amendment hereafter adopted.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

          See the index to exhibits appears immediately following the signature pages of this Amendment to the Registration Statement.

     (b) Financial Statement Schedules

          Not applicable

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities securities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrants have duly caused this Amendment to the Registration Statement to be signed on their behalf by the undersigned respectively, thereunto duly authorized, in Irving, Texas on the 27th day of October, 2000.


                                            FLOWSERVE CORPORATION, as Registrant

                                            By:     /s/ C. SCOTT GREER
                                              ----------------------------------
                                                Name: C. Scott Greer
                                                Title: Chairman, President and
                                                       Chief Executive Officer


                                            FLOWSERVE FINANCE B.V.



                                            By:      /s/ JOHN M. NANOS

                                              ----------------------------------

                                                Name: John M. Nanos


                                                Title: Managing Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of October, 2000.



                     SIGNATURES                                                  TITLE
                     ----------                                                  -----
                 /s/ C. SCOTT GREER                      Chairman, President and Chief Executive Officer of
-----------------------------------------------------      Flowserve Corporation (Principal Executive Officer)
                   C. Scott Greer

               /s/ RENEE J. HORNBAKER                    Vice President and Chief Financial Officer of
-----------------------------------------------------      Flowserve Corporation (Principal Financial Officer)
                 Renee J. Hornbaker

                 /s/ RICK L. JOHNSON                     Vice President Business Development and Controller of
-----------------------------------------------------      Flowserve Corporation (Principal Accounting
                   Rick L. Johnson                         Officer)

                          *                              Director, Chairman of Audit/Finance Committee of
-----------------------------------------------------      Flowserve Corporation
                 William C. Rusnack

                          *                              Director, Member Audit/Finance Committee of Flowserve
-----------------------------------------------------      Corporation
                   Diane C. Harris

                     SIGNATURES                                                  TITLE
                     ----------                                                  -----
                          *                              Director, Member Audit/Finance Committee of Flowserve
-----------------------------------------------------      Corporation
                 Charles M. Rampacek

                          *                              Director, Member Audit/Finance Committee of Flowserve
-----------------------------------------------------      Corporation
                  James O. Rollans

                  /s/ JOHN M. NANOS                      Managing Director of Flowserve Finance B.V.
-----------------------------------------------------
                    John M. Nanos

                /s/ M. KATHLEEN MCVAY                    Managing Director of Flowserve Finance B.V.
-----------------------------------------------------
                  M. Kathleen McVay

                  /s/ JAN VAN RENS                       Managing Director of Flowserve Finance B.V.
-----------------------------------------------------
                    Jan van Rens

             *By: /s/ RENEE J. HORNBAKER                 Attorney-in-Fact
  ------------------------------------------------
                 Renee J. Hornbaker

                               INDEX TO EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         2.1*            -- Agreement and Plan of Merger dated as of May 6, 1997,
                            among the Registrant, Bruin Acquisition Corp. and BW/IP,
                            Inc. ("BW/IP") was filed as Annex 1 to the Joint Proxy
                            Statement/Prospectus which is part of the Registration
                            Statement on Form S-4, dated June 19, 1997.
         2.2*            -- Agreement and Plan of Merger among Flowserve Corporation,
                            Forrest Acquisition Sub., Inc. and Innovative Valve
                            Technologies, Inc., dated as of November 18, 1999, was
                            filed as Exhibit 99(c)(1) to the Schedule 14D-1 Tender
                            Offer Statement and Statement on Schedule 13D dated
                            November 22, 1999.
         2.3*            -- Purchase Agreement among the Registrant, Flowserve RED
                            Corporation, IDP Acquisition, LLC and Ingersoll-Rand
                            Company dated as of February 9, 2000 was filed as Exhibit
                            2.1 to the Registrant's Quarterly Report on Form 10-Q for
                            the quarter ended March 31, 2000.
         2.4*            -- Amendment No. 1 dated as of July 14, 2000 to the Purchase
                            Agreement dated as of February 9, 2000 by and among the
                            Registrant, Flowserve Red Corporation, IDP Acquisition,
                            LLC and Ingersoll-Rand Company was filed as Exhibit 2.1
                            to the Registrant's Form 8-A on July 20, 2000
         3.1*            -- 1988 Restated Certificate of Incorporation of The Duriron
                            Company, Inc. was filed as Exhibit 3.1 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1988.
         3.2*            -- 1989 Amendment to Certificate of Incorporation was filed as Exhibit 3.2 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 1989.
         3.3*            -- By-Laws of The Duriron Company, Inc. (as restated) were filed as Exhibit 3.2 to the Registrant's Annual Report on
                            Form 10-K for the year ended December 31, 1987.
         3.4*            -- 1996 Certificate of Amendment of Certificate of
                            Incorporation was filed as Exhibit 3.4 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1995.
         3.5*            -- Amendment No. 1 to Restated Bylaws was filed as Exhibit
                            3.5 to the Registrant's Annual Report on Form 10-K for
                            the year ended December 31, 1995.
         3.6*            -- April 1997 Certificate of Amendment of Certificate of
                            Incorporation was filed as part of Annex VI to the Joint
                            Proxy Statement/Prospectus which is part of the
                            Registration Statement on Form S-4, dated June 19, 1997.
         3.7*            -- July 1997 Certificate of Amendment of Certificate of
                            Incorporation was filed as Exhibit 3.6 to the
                            Registrant's Quarterly Report on Form 10-Q, for the
                            Quarter ended June 30, 1997.
         4.1*            -- Lease agreement and indenture, dated as of January 1,
                            1995 and bond purchase agreement dated January 27, 1995,
                            in connection with an 8% Taxable Industrial Development
                            Revenue Bond, City of Albuquerque, New Mexico. (Relates
                            to a class of indebtedness that does not exceed 10% of
                            the total assets of the Registrant. The Registrant will
                            furnish a copy of the documents to the SEC upon request.)
         4.2*            -- Rights Agreement dated as of August 1, 1986 between the
                            Registrant and BankOne, N.A., as Rights Agent, which
                            includes as Exhibit B thereto the Form of Rights
                            Certificate which was filed as Exhibit 1 to the
                            Registrant's Registration Statement on Form 8-A on August
                            13, 1986.
         4.3*            -- Amendment dated August 1, 1996, to Rights Agreement was filed as Exhibit 4.5 to the Registrant's Quarterly Report
                            on Form 10-Q for the quarter ended June 30, 1996.
         4.4*            -- Amendment No. 2 dated as of June 1, 1998, to the Rights
                            Agreement dated as of August 13, 1986, and amended as of
                            August 1, 1996, was filed as Exhibit 1 to the
                            Registrant's Form 8-A/A dated June 11, 1998.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         4.5*            -- Rate Swap Agreement in the amount of $25,000,000 between the Registrant and National City Bank dated November 14,
                            1996 was filed as Exhibit 4.9 to the Registrant's Annual
                            Report on Form 10-K for the year ended December 31, 1996.
         4.6*            -- Rate Swap Agreement in the amount of $25,000,000 between the Registrant and Key Bank National Association dated
                            October 28, 1996 was filed as Exhibit 4.10 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996.
         4.7*            -- Indenture dated as of August 8, 2000, between the
                            Registrant, the guarantors identified therein and The
                            Bank of New York, as trustee for $290,000,000 aggregate
                            principal amount of 12.25% Senior Subordinated Notes due
                            August 15, 2000 was filed as Exhibit 4.7 to the
                            Registrant's Form S-4 filed on September 27, 2000.
         4.8*            -- Indenture dated as of August 8, 2000, between Flowserve
                            Finance B.V., the guarantors identified therein and The
                            Bank of New York, as Trustee for E100,000,000 aggregate
                            principal amount of 12.25% Senior Subordinated Notes due
                            August 15, 2000 was filed as Exhibit 4.8 to the
                            Registrant's Form S-4 filed on September 27, 2000.
         4.9             -- Form of Exchange Note.
         4.10*           -- Dollar Notes Registration Rights Agreement dated August
                            3, 2000, among the Registrant, the Dollar Notes
                            Guarantors, Credit Suisse First Boston, Bank of America
                            Securities Inc, ABN AMRO Incorporated and Banc One
                            Capital Markets, Inc. was filed as Exhibit 4.10 to the
                            Registrant's Form S-4 filed on September 27, 2000.
         4.11*           -- Euro Notes Registration Rights Agreement dated August 3,
                            2000, among FFBV, the Euro Notes Guarantors, Credit
                            Suisse First Boston (Europe) Limited, Bank of America
                            International Limited, ABN AMRO International Limited and
                            First Chicago Limited was filed as Exhibit 4.11 to the
                            Registrant's Form S-4 filed on September 27, 2000.
         5.1             -- Opinion and Consent of Shearman & Sterling regarding
                            validity of the exchange notes.
         8.1             -- Opinion and Consent of Shearman & Sterling regarding tax matters.
        10.1*            -- Flowserve Corporation Incentive Compensation Plan for
                            Senior Executives, as amended and restated effective
                            January 1, 1994 (the "Incentive Plan"), was filed as
                            Exhibit 10.1 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 1993.
        10.2*            -- Amendment No. 1 to the Incentive Plan was filed as
                            Exhibit 10.2 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 1995.
        10.3*            -- Amendment No. 2 to the Incentive Plan was filed as
                            Exhibit 10.3 to the Registrant's Quarterly Report on Form
                            10-Q for the quarter ended September 30, 1998.
        10.4*            -- Amendment No. 3 to the Incentive Plan was filed as
                            Exhibit 10.4 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 1998.
        10.5*            -- Supplemental Pension Plan for Salaried Employees was
                            filed as Exhibit 10.4 to the Registrant's Annual Report
                            on Form 10-K for the year ended December 31, 1987.
        10.6*            -- Flowserve Corporation amended and restated Director
                            Deferral Plan was filed as Attachment A to the
                            Registrant's definitive 1996 Proxy Statement filed on
                            March 10, 1996.
        10.7*            -- Form of Change in Control Agreement between all executive officers and the Registrant was filed as Exhibit 10.6 to
                            the Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996.
        10.8*            -- First Master Benefit Trust Agreement dated October 1,
                            1987 was filed as Exhibit 10.24 to the Registrant's
                            Annual Report on Form 10-K for the year ended December
                            31, 1987.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
        10.9*            -- Amendment No. 1 to the first Master Benefit Trust
                            Agreement dated October 1, 1987 was filed as Exhibit
                            10.24 to the Registrant's Annual Report on Form 10-K for
                            the year ended December 31, 1993.
        10.10*           -- Amendment No. 2 to First Master Benefit Trust Agreement
                            was filed as Exhibit 10.25 to the Registrant's Annual
                            Report on Form 10-K for the year ended December 31, 1993.
        10.11*           -- Second Master Benefit Trust Agreement dated October 1,
                            1987 was filed as Exhibit 10.12 to the Registrant's
                            Annual Report on Form 10-K for the year ended December
                            31, 1987.
        10.12*           -- First Amendment to Second Master Benefit Trust Agreement
                            was filed as Exhibit 10.26 to the Registrant's Annual
                            Report on Form 10-K for the year ended December 31, 1993.
        10.13*           -- Long-Term Incentive Plan (the "Long-Term Plan"), as
                            amended and restated effective November 1, 1993 was filed
                            as Exhibit 10.8 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 1993.
        10.14*           -- Amendment No. 1 to the Long-Term Plan was filed as
                            Exhibit 10.13 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 1995.
        10.15*           -- Flowserve Corporation 1989 Stock Option Plan as amended and restated effective January 1, 1997 was filed as
                            Exhibit 10.14 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 1996.
        10.16*           -- Flowserve Corporation Second Amendment to the 1989 Stock
                            Option Plan as previously amended and restated was filed
                            as Exhibit 10.14 to the Registrant's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 1998.
        10.17*           -- Flowserve Corporation 1989 Restricted Stock Plan (the
                            "1989 Restricted Stock Plan") as amended and restated
                            effective January 1, 1997 was filed as Exhibit 10.15 to
                            the Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996.
        10.18*           -- Amendment No. 1 to the 1989 Restricted Stock Plan as
                            amended and restated was filed as Exhibit 10.33 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1997.
        10.19*           -- Flowserve Corporation Retirement Compensation Plan for
                            Directors ("Director Retirement Plan") was filed as
                            Exhibit 10.15 to the Registrant's Annual Report to Form
                            10-K for the year ended December 31, 1988.
        10.20*           -- Amendment No. 1 to Director Retirement Plan was filed as
                            Exhibit 10.21 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 1995.
        10.21*           -- The Registrant's Benefit Equalization Pension Plan (the
                            "Equalization Plan") was filed as Exhibit 10.16 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1989.
        10.22*           -- Amendment # 1 dated December 15, 1992 to the Equalization
                            Plan was filed as Exhibit 10.18 to the Registrant's
                            Annual Report on Form 10-K for the year ended December
                            31, 1992.
        10.23*           -- Flowserve Corporation Executive Equity Incentive Plan as
                            amended and restated effective July 21, 1999, was filed
                            as Exhibit 10.2 to the Registrant's Quarterly Report on
                            Form 10-Q for the quarter ended September 30, 1999.
        10.24*           -- Flowserve Corporation Deferred Compensation Plan for
                            Executives was filed as Exhibit 10.19 to the Registrant's
                            Annual Report on Form 10-K for the year ended December
                            31, 1992.
        10.25*           -- Executive Life Insurance Plan of Flowserve Corporation
                            was filed as Exhibit 10.29 to the Registrant's Annual
                            Report on Form 10-K for the year ended December 31, 1995.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
        10.26*           -- Executive Long-Term Disability Plan of The Duriron
                            Company, Inc. was filed as Exhibit 10.30 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1995.
        10.27*           -- Flowserve Corporation 1997 Stock Option Plan was included as Exhibit A to the Registrant's 1997 Proxy Statement
                            which was filed on March 17, 1997.
        10.28*           -- First Amendment to the Flowserve Corporation 1997 Stock
                            Option Plan was filed as Exhibit 10.28 to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1998.
        10.29*           -- Amendment No. 2 to the Flowserve Corporation 1997 Stock
                            Option Plan was filed as Exhibit 10.29 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1999.
        10.30*           -- Flowserve Corporation 1999 Stock Option Plan was included as Exhibit A to the Registrant's 1999 Proxy Statement
                            which was filed on March 15, 1999.
        10.31*           -- Amendment No. 1 to the Flowserve Corporation 1999 Stock
                            Option Plan was filed as Exhibit 10.31 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1999.
        10.32*           -- BW/IP International, Inc. Supplemental Executive
                            Retirement Plan as amended and restated was filed as
                            Exhibit 10.27 to the Registrant's Quarterly Report on
                            Form 10-Q for the quarter entered March 31, 1998.
        10.33*           -- Flowserve Corporation 1998 Restricted Stock Plan was
                            included as Exhibit A to the Registrant's 1999 Proxy
                            Statement which was filed on April 9, 1998.
        10.34*           -- Amendment No. 1 to the Flowserve Corporation 1998
                            Restricted Stock Plan was filed as Exhibit 10 to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarter ended March 31, 1999.
        10.35*           -- Amendment No. 2 to the Flowserve Corporation 1998
                            Restricted Stock Plan was filed as Exhibit 10.1 to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1999.
        10.36*           -- Amendment No. 1 to the amended and restated Director
                            Deferral Plan was filed as Exhibit 10.32 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1997.
        10.37*           -- Amendment No. 2 to the amended and restated Director
                            Deferral Plan was filed as Exhibit 10.34 to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1998.
        10.38*           -- Form of Employment Agreement between the Registrant and certain executive officers was filed as Exhibit 10.31 to
                            the Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1997.
        10.39*           -- Employment Agreement, effective July 22, 1997, between
                            the Registrant and Bernard G. Rethore was filed as
                            Exhibit 10.53 to the Registrant's Quarterly Report on
                            Form 10-Q for the quarter ended September 30, 1997.
        10.40*           -- Amended Employment Agreement, effective November 24,
                            1999, between the Registrant and Bernard G. Rethore.
        10.41*           -- Amendment No. 1 to Amended Employment Agreement,
                            effective February 29, 2000, between the Registrant and
                            Bernard G. Rethore was filed Exhibit 10.41 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 2000.
        10.42*           -- Employment Agreement, effective July 1, 1999, between the
                            Registrant and C. Scott Greer was filed as Exhibit 10.2
                            to the Registrant's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1999.
        10.43*           -- Loan Agreement between the Registrant and C. Scott Greer was filed as Exhibit 10.1 to the Registrant's Quarterly
                            Report on Form 10-Q for the quarter ended September 30,
                            1999.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
        10.44*           -- Amendments to form of change in control agreement between all executive officers and the Registrant was filed as
                            Exhibit 10.44 to the Registrant's Annual Report on Form
                            10-K for the year ended December 31, 2000.
        10.45*           -- Credit Agreement among the Registrant, certain of its
                            subsidiaries referred to therein, the lenders referred to
                            therein, Credit Suisse First Boston, New York branch, as
                            syndication agent, Bank of America, N.A., as
                            administrative agent, collateral agent and swingline
                            lender, and ABN-AMRO Bank N.V., Bank One, N.A. and
                            Salomon Smith Barney, Inc., as co-documentation agents,
                            dated August 8, 2000 was filed as Exhibit 10.45 to the
                            Registrant's Form S-4 filed on September 27, 2000.
        10.46*           -- Security Agreement among the Registrant, certain of its subsidiaries referred to therein and Bank of America,
                            N.A. dated as of August 8, 2000 was filed as Exhibit
                            10.46 to the Registrant's Form S-4 filed on September 27,
                            2000.
        12.1*            -- Statements regarding computation of ratios was filed as
                            Exhibit 12.1 to the Registrant's Form S-4 filed on
                            September 27, 2000.
        13.1*            -- 1999 Annual Report to Shareholders was filed on the
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1998.
        21.1*            -- Subsidiaries of the Registrant was filed as Exhibit 21.1 to the Registrant's Form S-4 filed on September 27, 2000.
        23.1*            -- Consent of Ernst & Young LLP was filed as Exhibit 23.1 to the Registrant's Form S-4 filed on September 27, 2000.
        23.2*            -- Consent of PricewaterhouseCoopers LLP was filed as
                            Exhibit 23.2 to the Registrant's Form S-4 filed on
                            September 27, 2000.
        23.3*            -- Consent of Arthur Andersen was filed as Exhibit 2.3 to
                            the Registrant's Form S-4 filed on September 27, 2000.
        23.4             -- Consent of Shearman & Sterling (included in Exhibit 5.1).
        25.1             -- Statement of Eligibility of the Trustee, on Form T-1.
        27.1*            -- Financial Data Schedule was filed as Exhibit 27 to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 2000.
        99.1*            -- Press Release dated July 24, 2000, was filed as Exhibit
                            99.1 on Form 8-K as filed August 2, 2000.
        99.2*            -- Press Release dated July 28, 2000, was filed as Exhibit
                            99.1 on Form 8-K as filed August 2, 2000.
        99.3             -- Form of Letter of Transmittal.
        99.4             -- Form of Notice of Guaranteed Delivery.
        99.5             -- Form of Exchange Agent Agreement.


---------------

 *  Previously filed.